Exhibit 10.39

SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT

This Settlement and Release of Claims Agreement (“Agreement”) is entered into as of January 13, 2005 by and among each of the Mirant Parties, each of the California Parties and OMOI. Each of the Mirant Parties, the California Parties and OMOI is a “Party,” and collectively are “Parties” to this Agreement. Except as otherwise specified herein, all references in this Agreement to a “Section,” “Article” or “Exhibit” shall mean a Section, Article or Exhibit of this Agreement. Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings specified in Article I.

RECITALS

A.                                   WHEREAS, various of the Parties are engaged in complex and disputed regulatory proceedings, appellate proceedings, litigation and investigations regarding numerous issues and allegations arising from events in the California and western energy markets during the years 2000 and 2001;

B.                                     WHEREAS, in addition to being engaged in the matters referenced above, the Mirant Parties and PG&E also are engaged in additional complex and disputed regulatory proceedings regarding certain rates and potential refunds associated with services and payment obligations provided for in the RMR Agreements;

C.                                     WHEREAS, the Mirant Parties are debtors in possession in the Bankruptcy Proceedings, and (with their affiliated Debtors) are contemplating the Mirant Plans;

D.                                    WHEREAS, a number of the Settling Participants, as well as FERC, the PX and the CAISO, have filed proofs of claims and alleged claims against the Mirant Parties in the Bankruptcy Proceedings;

E.                                      WHEREAS, the Parties and the Additional Settling Participants have determined that it is preferable to settle the disputes addressed herein, rather than continue to litigate; and

F.                                      WHEREAS, this Agreement and the Implementing Agreements contemplate a comprehensive resolution of all disputes and other matters addressed herein (i) through the settlement of the regulatory proceedings, appellate proceedings, litigation, proofs of claims and claims identified herein, and (ii) by effectuating the transactions, granting of rights and benefits, and assumption of obligations specified and provided for herein (such comprehensive resolution and such transactions are referred to herein collectively as the “Settlement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements, and other good and valuable consideration, provided for herein, and subject to and upon the terms and conditions hereof, the Parties agree as follows.

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1                                 Defined Terms. The following capitalized terms, when used in this Agreement, including the Exhibits, shall have the meanings specified in this Section 1.1.

1.1.1                        “2005 RMR FERC Settlement” has the meaning set forth in Section 8.3.

1.1.2                        “Additional Settling Participant” means (i) the entities defined in Article XI who may become bound by the terms of the Settlement and this Agreement and receive benefits hereunder, and (ii) the SWP, which has agreed to become bound by the terms of the Settlement and this Agreement pursuant to the SWP Side Letter.

1.1.3                        “Aggregate Allowed Claim” has the meaning set forth in Section 5.1.1.

1.1.4                        “Aggregate Allowed Claim Benefits” has the meaning set forth in Section 5.1.1.

1.1.5                        “Agreement” means this Settlement and Release of Claims Agreement, including all Exhibits, as the same may be amended, modified, supplemented or replaced from time to time.

1.1.6                        “Allocation Matrix” means the matrix attached as Exhibit F that sets forth the various allocation percentages with respect to certain portions of the MAEM Receivables that are applicable to each Settling Participant pursuant to this Agreement.

1.1.7                        “Bankruptcy Code” means title 11 of the United States Code, as the same may be amended from time to time.

1.1.8                        “Bankruptcy Proceedings” means, collectively, the Mirant Parties’ respective Chapter 11 cases, together with the other Chapter 11 cases of the Mirant Parties’ affiliated Debtors pending in the Mirant Bankruptcy Court or, to the extent of the reference thereto being withdrawn, in the Mirant District Court.

1.1.9                        “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may be amended from time to time.

1.1.10                  “Bankruptcy Rule 9019 Motion” has the meaning set forth in Section 3.2.1.

1.1.11                  “Business Day” has the same meaning as provided in California Civil Code Section 9.

1.1.12                  “CAISO” means the California Independent System Operator Corporation, a California public benefit corporation.

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1.1.13                  “California Attorney General” means the People of the State of California, ex rel. Bill Lockyer, Attorney General of the State of California.

1.1.14                  “California Litigation Escrow” means the escrow identified in and established pursuant to Section 6.1.

1.1.15                  “California Parties” means, collectively, the California State Parties and the California Utilities.

1.1.16                  “California State Parties” means, collectively, the California Attorney General, the CPUC, CERS and the CEOB.

1.1.17                  “California Utilities” means, collectively, PG&E, SCE, and SDG&E.

1.1.18                  “CC8 Alternative Consideration” has the meaning set forth in Section 8.9.

1.1.19                  “CC8 Application” has the meaning set forth in Section 1.1.32(iv).

1.1.20                  “CC8 Assets” has the meaning set forth in Section 8.7.3.

1.1.21                  “CC8 Asset Transfer Agreement” means the asset transfer agreement described in Section 8.7.3 that will be executed by Delta, Mirant Special Procurement, Inc. and PG&E, if at all, by April 30, 2005 (or such later date as may be agreed to pursuant to Section 8.8.1), and shall include for all purposes of this Agreement all ancillary documents and agreements that are provided for in such asset transfer agreement.

1.1.22                  “CC8 Claim” has the meaning set forth in Section 8.9.1.

1.1.23                  “CC8 Claim Plan Securities” has the meaning set forth in Section 8.9.2.

1.1.24                  “CC8 Claim Shortfall” has the meaning set forth in Section 8.9.3.

1.1.25                  “CC8 Claim Shortfall Notice” has the meaning set forth in Section 8.9.3.

1.1.26                  “CC8 Closing Date” means the date of closing of the transfer of the CC8 Assets from Delta and Mirant Special Procurement, Inc. to PG&E in accordance with the terms of the CC8 Asset Transfer Agreement and subject to Section 1.1.32.

1.1.27                  “CC8 Escrow” means the escrow to be established jointly by Delta and PG&E pursuant to the CC8 Escrow Agreement.

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1.1.28                  “CC8 Escrow Agreement” means an escrow agreement to be executed as provided for in Section 8.7.1 by and among Delta, PG&E and the escrow agent thereunder substantially in the form attached hereto as Exhibit C, but with such modifications as may be required by such escrow agent that are not inconsistent with the allocation to Delta and PG&E of the benefits and burdens reflected in Exhibit C.

1.1.29                  “CC8 Execution Triggering Event” has the meaning set forth in Section 8.8.

1.1.30                  “CC8 Petition for Modification” has the meaning set forth in Section 1.1.32(iv).

1.1.31                  “CC8 Project” has the meaning set forth in Section 8.7.3.

1.1.32                  “CC8 Transfer Approval Date” means, if Delta, Mirant Special Procurement, Inc. and PG&E execute the CC8 Asset Transfer Agreement, the first day on which all of the following approvals have been issued or otherwise obtained and are in effect with respect to the CC8 Asset Transfer Agreement and the transactions included therein:

(i)                                     if approval from the Mirant Bankruptcy Court is required that is separate from the Mirant Bankruptcy Court Approval that is obtained as set forth in Section 2.4, the Mirant Bankruptcy Court has issued an unstayed order authorizing Delta and Mirant Special Procurement, Inc. to transfer and assign the CC8 Assets, and otherwise to perform their obligations under the CC8 Asset Transfer Agreement on the terms and conditions specified therein without material change, modification or condition thereto, or with one or more material changes, modifications or conditions to such approval that are acceptable in its or their sole discretion to the party or parties adversely affected by any such change, modification or condition;

(ii)                                  if PG&E Bankruptcy Court approval is required, the PG&E Bankruptcy Court has issued an unstayed order authorizing PG&E to take assignment, ownership and possession of the CC8 Assets, and otherwise to perform its obligations under the CC8 Asset Transfer Agreement on the terms and conditions specified therein without material change, modification or condition thereto, or with one or more material changes, modifications or conditions to such approval that are acceptable in its or their sole discretion to the party or parties adversely affected by any such change, modification or condition;

(iii)                               if FERC approval is required, FERC has issued an unstayed order authorizing Delta and PG&E to perform their respective obligations under the CC8 Asset Transfer Agreement on the terms and conditions specified therein without material change, modification or condition thereto, or with one or more material changes, modifications or conditions to such approval that are acceptable in its or their sole discretion to the party or parties adversely affected by any such change, modification or condition;

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(iv)                              the CPUC has issued an unstayed decision on PG&E’s separate application (the “CC8 Application”) authorizing PG&E to take assignment, ownership and possession of the CC8 Assets, and otherwise perform its obligations under the CC8 Asset Transfer Agreement on the terms and conditions specified therein and in the CC8 Application without material change, modification or condition thereto, or with one or more material changes, modifications or conditions to such approval that are acceptable in its or their sole discretion to the party or parties to the CC8 Asset Transfer Agreement adversely affected by any such change, modification or condition. PG&E, Delta and Mirant Special Procurement, Inc. shall each advise the CPUC in comments filed on the proposed decision on the CC8 Application (the “Proposed CPUC CC8 Decision”), or, to the extent any change, modification or condition appears in the CPUC’s decision on the CC8 Application (the “Original CPUC CC8 Decision”) but not in the Proposed CPUC CC8 Decision, in a petition for modification of the Original CPUC CC8 Decision that is filed within thirty (30) days of its issuance (“CC8 Petition for Modification”), of any change, modification or condition to such approval contained in the Proposed CPUC CC8 Decision or in the Original CPUC CC8 Decision that PG&E, Delta or Mirant Special Procurement, Inc. considers to be material. Any such change, modification or condition contained in the Proposed CPUC CC8 Decision or in the Original CPUC CC8 Decision which is not so identified to the CPUC as material shall be deemed not to be material. Consent or lack of consent to material changes, modifications or conditions, if any, shall be communicated to the parties to the CC8 Asset Transfer Agreement and the CPUC by the later of (a) ten (10) Business Days after the date of issuance of the Original CPUC CC8 Decision, or (b) ten (10) Business Days after the issuance of the CPUC’s decision on any CC8 Petition for Modification. The failure of an affected party to provide notice in accordance with the foregoing sentence shall be deemed to constitute acceptance by such party of the material change or condition.

In addition, if any of the approvals listed in subparts (i)-(iii) above includes a material change, modification or condition that adversely affects any party to the CC8 Asset Transfer Agreement, each party so affected shall communicate its consent or lack of consent to such change or condition to the other parties to the CC8 Asset Transfer Agreement within ten (10) Business days after the effective date of the approval. The failure of an affected party to provide notice in accordance with the foregoing sentence shall be deemed to constitute acceptance by such party of the material change or condition.

Notwithstanding anything to the contrary herein, the CC8 Transfer Approval Date shall not take place if one or more of the approving authorities listed in subparts (i)-(iv) above condition its or their approvals on changes, modifications or conditions that are inconsistent with the terms and conditions of the approvals granted by one or more other approving authorities, but shall occur at such time, if any, when, by further action of the approving authorities, any such inconsistencies are eliminated.

1.1.33                  “CC8 Triggering Event” has the meaning set forth in Section 8.8.

1.1.34                  “CEOB” means the California Electricity Oversight Board.

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1.1.35                  “CERS” means the California Department of Water Resources acting solely under the authority and powers created by California Assembly Bill 1 from the First Extraordinary Session of 2000-2001, codified in Sections 80000 through 80270 of the California Water Code.

1.1.36                  “CERS Allowed Claim” has the meaning set forth in Section 5.2.

1.1.37                  “CERS Escrow” has the meaning set forth in Section 6.5.8.

1.1.38                  “CPUC” means the California Public Utilities Commission.

1.1.39                  “Debtors” means, collectively, the Mirant Parties and the other affiliated entities in the Bankruptcy Proceedings that are listed in Exhibit E.

1.1.40                  “Deemed Distribution” has the meaning set forth in Section 6.5.5.

1.1.41                  “Deemed Distribution Recipients” has the meaning set forth in Section 6.5.5.

1.1.42                  “Delta” means Mirant Delta, LLC, a Delaware limited liability company.

1.1.43                  “Delta Plan” means the Mirant Plan that governs the disposition of Delta’s estate.

1.1.44                  “Delta Plant Option Agreement” means the agreement under which PG&E would have (i) an option to acquire all existing units of Delta’s Pittsburg Power Plant, and (ii) an option to acquire all existing units of Delta’s Contra Costa Power Plant, and that will be executed by Delta and PG&E, if at all, at the same time as the CC8 Asset Transfer Agreement.

1.1.45                  “Delta Plant Option Application” has the meaning set forth in Section 8.7.4.2(iv).

1.1.46                  “Delta Plant Option Petition for Modification” has the meaning set forth in Section 8.7.4.2(iv).

1.1.47                  “Estimated Receivables” has the meaning set forth in Section 5.3.1.

1.1.48                  “Execution Date” means the date this Agreement has been executed by all Parties.

1.1.49                  “FERC” means the Federal Energy Regulatory Commission.

1.1.50                  “FERC Allowances Determination” means the FERC order directing the payment of Fuel Cost Allowances in the FERC Refund Proceeding,

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regardless of whether such order is subject to requests for stay, rehearing or appeal, provided that such order has not been stayed.

1.1.51                  “FERC Gaming Proceeding” means FERC Docket Nos. EL03-158 and EL03-180, and any related appeals.

1.1.52                  “FERC Investigations” means the investigations conducted by FERC in FERC Docket Nos. PA02-2, PA03-08, IN03-10 and the Physical Withholding Investigation, and any related appeals.

1.1.53                  “FERC Interest Determination” has the meaning set forth in Section 6.5.7.

1.1.54                  “FERC Interest Rate” means the interest rate calculated using FERC’s requirements under 18 C.F.R. § 35.19a(a)(2).

1.1.55                  “FERC Long-Term Contract Proceeding” means FERC Docket Nos. EL02-60 and EL02-62, and any related appeals.

1.1.56                  “FERC MBR Proceedings” means FERC Docket Nos. ER97-4166, ER99-1841, ER99-1842, ER99-1833, ER01-1265, ER0l-1267, ER0l-1270, ER01-1278 and EL02-71, and any related appeals.

1.1.57                  “FERC Proceedings” means, collectively, the FERC Refund Proceeding, the FERC Long-Term Contract Proceeding, the FERC Gaming Proceeding, the FERC RMR Proceedings, the FERC MBR Proceedings, and proceedings conducted before FERC in FERC Docket No. EL01-10, and any related appeals.

1.1.58                  “FERC Receivables Determination” means the FERC order issued in the FERC Refund Proceeding following the Preparatory Rerun establishing the unpaid MAEM Receivables, regardless of whether such order is subject to requests for stay, rehearing or appeal, provided that such order has not been stayed.

1.1.59                  “FERC Refund Determination” means the FERC order establishing the amount of refunds owed by the Mirant Parties to Non-Settling Participants, regardless of whether such order is subject to requests for stay, rehearing or appeal, provided that such order has not been stayed.

1.1.60                  “FERC Refund Proceeding” means the FERC refund proceeding conducted before FERC in FERC Docket Nos. EL00-95 et al., EL00-98 et al., ER01-889, ER01-1455, ER01-3013 and ER03-746, and any related appeals.

1.1.61                  “FERC RMR Proceedings” means the proceedings conducted before FERC in FERC Docket Nos. ER98-495, ER04-227 and ER03-215, and any related appeals.

1.1.62                  “FERC Settlement Order” means the FERC order granting the Required Approval with respect to FERC, in accordance with Section 2.4.1.

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1.1.63                  “First Wraparound Agreement” means the agreement between PG&E and Delta attached hereto as part of Exhibit B that has a term of up to one year ending no later than December 31, 2005 (except as it may be extended pursuant to Section 2.2.1), the effectiveness of which is not subject to approval by the CPUC.

1.1.64                  “Follow-Up Implementing Agreements” means the additional definitive agreements, if any, that implement and set forth certain terms and conditions associated with transactions involving the CC8 Assets and the granting of options with respect to assets associated with the existing Contra Costa Power Plant and the existing Pittsburg Power Plant, and that will be executed, if at all, after the Execution Date, including the CC8 Asset Transfer Agreement and all agreements and documents included therein, and the Delta Plant Option Agreement.

1.1.65                  “Fuel Cost Allowance” means the claim for recovery of fuel costs incurred by generating units during the Refund Period made pursuant to FERC orders in the FERC Refund Proceeding.

1.1.66                  “Governmental Authority” means any “governmental unit” as defined in Section 101 of the Bankruptcy Code.

1.1.67                  “Implementing Agreements” means, collectively, the Initial Implementing Agreements and, to the extent that they have been executed by all required parties, the Follow-Up Implementing Agreements.

1.1.68                  “Initial Implementing Agreements” means the Wraparound Agreements and the CC8 Escrow Agreement, which are additional definitive agreements that implement and set forth certain terms and conditions of the Settlement and this Agreement in greater detail, and that will be executed by the parties thereto as provided in Section 8.7.1 and Section 8.7.2.

1.1.69                  “January PX Transactions” has the meaning set forth in Section 6.6.5.1.

1.1.70                  “Liquidating Trust” has the meaning set forth in Section 3.7.

1.1.71                  “Lockyer Decision” has the meaning set forth in Section 9.10.

1.1.72                “Lockyer v. FERC” means the proceeding described in Section 9.10.

1.1.73                  “Lockyer v. FERC Remand” means proceedings conducted by FERC pursuant to the remand resulting from the Lockyer Decision, and any related appeals.

1.1.74                  “MAEM” means Mirant Americas Energy Marketing, LP, a Delaware limited partnership.

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1.1.75                  “MAEM Plan” means the Mirant Plan that governs the disposition of MAEM’s estate.

1.1.76                  “MAEM Receivables” means all of MAEM’s rights and claims to payment, whether direct or indirect, by, from or through the PX and/or the CAISO for sales of energy and ancillary services into the California power markets administered by the PX and/or the CAISO during the period January 1, 2000 through June 20, 2001, including the amount of interest on unpaid amounts of MAEM Receivables, the right to which attaches to the MAEM Receivables, and before adjustment by FERC in the FERC Refund Proceeding, but excluding receivables owed to or amounts owed by, the Mirant Parties or other Debtors which are accounted for separately under the RMR Agreements.

1.1.77                  “MAG” means Mirant Americas Generation, LLC, a Delaware limited liability company.

1.1.78                  “Market Participants” means those entities that were CAISO Scheduling Coordinators or otherwise directly sold energy to or purchased energy from the CAISO and/or the PX markets during part or all of the Settlement Period, including the SWP. For purposes of clarity, the term Market Participants as used herein does not include the CAISO or the PX.

1.1.79                  “Mirant Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division.

1.1.80                  “Mirant Bankruptcy Court Approval” has the meaning set forth in Section 2.4.2.

1.1.81                  “Mirant-CERS Agreement” means that certain Western Systems Power Pool Agreement effective as of February 1, 2001 (“WSPP Agreement”), the Letter Agreement for Transactions under the WSPP Agreement dated April 24, 2001, and the Confirmation Agreement and Additional Terms and Conditions dated May 22, 2001 (together with any exhibits, schedules, confirmation letters and any written supplements thereto) in each case between MAEM and CERS.

1.1.82                  “Mirant District Court” means the United States District Court for the Northern District of Texas, Fort Worth Division, including where such Court acts on matters as to which it has withdrawn the reference from the Mirant Bankruptcy Court.

1.1.83                  “Mirant Parties” means, collectively, Mirant Corporation, a Delaware corporation, Mirant Americas, Inc., a Delaware corporation, MAEM, Mirant Americas Energy Marketing Investments, Inc., a Georgia corporation, MAG, Mirant California Investments, Inc., a Delaware corporation, Mirant California, LLC, a Delaware limited liability company, Delta, Potrero, Mirant Special Procurement, Inc., a Delaware corporation, Mirant Services, LLC, a Delaware limited liability company, and Mirant Americas Development, Inc., a Georgia corporation.

1.1.84                  “Mirant Plans” means, collectively, Debtors’ plans of reorganization under the Bankruptcy Code.

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1.1.85                  “Mirant Refund Escrow” has the meaning set forth in Section 6.1.

1.1.86                  “Mitigation” means the obligation to pay or account for refunds, adjustments, allowances or charges, as determined in the FERC Refund Proceeding.

1.1.87                  “Net Payers” has the meaning set forth in Section 6.4.1.

1.1.88                  “Net Refund Recipient” has the meaning set forth in Section 6.5.2.

1. 1.89               “Non-Settling Participants” means Market Participants that are not Parties, and that do not elect to become bound by this Agreement in order to participate in the Settlement pursuant to Article XI.

1.1.90                  “Official Committees” means the official committees appointed in the Bankruptcy Proceedings by the United States trustee pursuant to Section 1102 of the Bankruptcy Code.

1.1.91                  “OMOI” means FERC’s Office of Market Oversight and Investigations.

1.1.92                  “Original CPUC CC8 Decision” has the meaning set forth in Section 1.1.32(iv).

1.1.93                  “Original CPUC Delta Plant Option Decision” has the meaning set forth in Section 8.7.4.2(iv).

1.1.94                  “Original Purchase and Sale Agreement” has the meaning set forth in Section 4.2.1.

1.1.95                  “Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

1.1.96                  “PG&E” means Pacific Gas and Electric Company, a California corporation.

1.1.97                  “PG&E Bankruptcy Court” means the United States District Bankruptcy Court for the Northern District of California.

1.1.98                  “PG&E Plan Escrow” means the escrow established by PG&E pursuant to PG&E’s plan of reorganization and other ancillary agreements for payment of its outstanding debts to the PX and to the CAISO.

1.1.99                  “Physical Withholding Investigation” means FERC’s undocketed fact-finding investigation regarding alleged withholding by entities that controlled generation selling into the California wholesale energy and ancillary services markets.

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1.1.100            “Plan” means a plan of reorganization under the Bankruptcy Code.

1.1.101            “Plan Settlement Solution” has the meaning set forth in Section 2.8.2.

1.1.102            “Post-January 17 Period” means the period January 18, 2001 through June 20, 2001.

1.1.103            “Potrero” means Mirant Potrero, LLC, Delaware limited liability company.

1.1.104            “Potrero Plan” means the Mirant Plan that governs the disposition of Potrero’s estate.

1.1.105            “Pre-January 18 Period” means the period October 2, 2000 through January 17, 2001.

1.1.106          “Pre-October Period” means the period January 1, 2000 through October 1, 2000.

1.1.107            “Preparatory Rerun” means the CAISO and PX settlements rerun process for the period October 2, 2000 through June 20, 2001, conducted pursuant to FERC Docket No. ER03-746, before and without regard to the calculation of any refunds or mitigation.

1.1.108            “Proposed CPUC CC8 Decision” has the meaning set forth in Section 1.1.32(iv).

1.1.109            “Proposed CPUC Delta Plant Option Decision” has the meaning set forth in Section 8.7.4.2(iv).

1.1.110            “PX” means the California Power Exchange Corporation, a California public benefits corporation.

1.1.111            “PX Settlement Clearing Account” means the account maintained and held by the PX containing funds relating to the PX and CAISO markets that have not yet been distributed.

1.1.112            “Receivables Excess” has the meaning set forth in Section 6.6.1.

1.1.113            “Receivables Shortfall” has the meaning set forth in Section 6.6.1.

1.1.114            “Refund Excess” has the meaning set forth in Section 6.6.2.

1.1.115            “Refund Period” means the period October 2, 2000 through June 20, 2001.

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1.1.116            “Refund Shortfall” has the meaning set forth in Section 6.6.2.

1.1.117            “Related Parties” means, collectively, as to any Party entitled to receive a release of claims or other rights in accordance with this Agreement, such Party’s present and former managers (to the extent that such managers are individuals), directors, officers, employees, and agents, and as further specified in Section 9.1. Each Debtor is a Related Party as to any Mirant Party.

1.1.118            “Required Approvals” has the meaning set forth in Section 2.4.1.

1.1.119            “RMR Agreements” means, collectively (i) that certain Must-Run Service Agreement dated as of June 1, 1999, between Southern Energy Potrero, L.L.C. (now known as Mirant Potrero, LLC) and the CAISO pertaining to the facility commonly known as the Potrero Power Plant, as amended from time to time, (ii) that certain Must-Run Service Agreement dated as of June 1, 1999, between Southern Energy Delta, L.L.C. (now known as Mirant Delta, LLC) and the CAISO pertaining to the facility commonly known as the Contra Costa Power Plant, as amended from time to time, and (iii) that certain Must-Run Service Agreement dated June 1, 1999, between Southern Energy Delta, L.L.C. (now known as Mirant Delta, LLC) and the CAISO pertaining to the facility commonly known as the Pittsburg Power Plant, as amended from time to time. Each of the foregoing agreements also may be referred to individually herein as an “RMR Agreement.”

1.1.120            “RMR Claim” has the meaning set forth in Section 8.5.

1.1.121            “RMR Claim Plan Securities” has the meaning set forth in Section 8.5.

1.1.122            “RMR Claim Shortfall” has the meaning set forth in Section 8.5.

1.1.123            “RMR Claim Shortfall Notice” has the meaning set forth in Section 8.5.

1.1.124            “RMR Order” has the meaning set forth in Section 8.1.

1.1.125            “RSBA” has the meaning set forth in Section 8.2.

1.1.126            “Rule 9019 Supplemental Solution” has the meaning set forth in Section 2.4.2.

1.1.127            “SCE” means Southern California Edison Company, a California corporation.

1.1.128            “SDG&E” means San Diego Gas & Electric Company, a California corporation.

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1.1.129            “Second Wraparound Agreement” means the agreement between PG&E and Delta attached hereto as part of Exhibit B that has a term beginning on January 1, 2006 (or, if the First Wraparound Agreement is extended pursuant to Section 2.2.1, beginning on January 1, 2007) and continuing through December 31, 2012, and that shall not be effective until the CPUC has provided the Required Approval in accordance with Sections 2.4.1 and 2.5.

1.1.130            “Settlement” has the meaning set forth in Recital F to this Agreement.

1.1.131            “Settlement Effective Date” has the meaning set forth in Section 2.3.

1.1.132            “Settling Participants” means the California Parties and the Additional Settling Participants.

1.1.133            “Settlement Period” means the period January 1, 1998 through July 14, 2003. This Settlement Period reflects the unique circumstances presented by the Mirant Parties’ Bankruptcy Proceedings.

1.1.134            “SO2 Claim” has the meaning set forth in Section 8.6.

1.1.135            “SO2 Claim Plan Securities” has the meaning set forth in Section 8.6.

1.1.136            “SO2 Claim Shortfall” has the meaning set forth in Section 8.6.

1.1.137            “SO2 Claim Shortfall Notice” has the meaning set forth in Section 8.6.

1.1.138            “Stay Period” has the meaning set forth in Section 10.1.

1.1.139            “SWP” means the California Department of Water Resources, acting in its capacity as the State Water Resources Development System and the State Water Project.

1.1.140            “SWP Side Letter” has the meaning set forth in Section 2.2.2.

1.1.141            “Termination Event” has the meaning set forth in Section 2.8.1.

1.1.142            “Unsatisfied Bankruptcy Condition” has the meaning set forth in Section 8.9.l(i).

1.1.143            “Unsettled Mirant Refund Amounts” has the meaning set forth in Section 6.9.4

1.1.144            “Unsettled Participant Refund Amount” has the meaning set forth in Section 6.9.4.1.

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1.1.145            “Voting Support Requirements” has the meaning set forth in Section 3.3.3.2.

1.1.146            “Wraparound Agreements” means, collectively, the First Wraparound Agreement and the Second Wraparound Agreement.

1.1.147            “WSPP Agreement” has the meaning set forth in Section 1.1.81.

1.2                                 Rules of Interpretation. The following rules of interpretation shall apply to this Agreement, including all Exhibits.

1.2.1                        Singular; Plural. Unless the context otherwise requires, words used in this Agreement shall include in the singular number the plural and in the plural number the singular.

1.2.2                        Self Reference; Incorporation by Reference; Cross Reference. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement, including the Exhibits, shall, unless otherwise specified, refer to this Agreement as a whole and not to any particular Article, Section, Exhibit or provision of this Agreement, and all references to Articles, Sections or Exhibits shall be to all subparts of such Articles, Sections or Exhibits. All Exhibits shall be deemed to be incorporated by reference and made a part of this Agreement.

1.2.3                        Inclusive of Permitted Successors. Unless otherwise stated, any reference in this Agreement to any person shall include its permitted successors and assigns and, in the case of any Governmental Authority, any entity succeeding to its functions and capabilities.

1.2.4                        Gender. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine and neuter forms.

1.2.5                        Inclusive References. When used herein, the words “include,” “includes” and “including” shall not be limiting and shall be deemed in all instances to be followed by the phrase “without limitation.”

1.2.6                        Conflicts. In the event of any conflict between the terms of this Agreement and any Implementing Agreement, the terms of such Implementing Agreement shall, as among the parties to such Implementing Agreement only, control over the corresponding provisions of this Agreement; provided, however, that the provisions of Section 1.1.32, Section 2.5, Section 2.6, Section 2.8.4 and Article VIII of this Agreement shall control over any conflicting provisions contained in any Implementing Agreement, and further provided that nothing in any Implementing Agreement may effect an amendment to this Agreement.

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ARTICLE II

BINDING OBLIGATIONS; CONDITIONS TO EFFECTIVENESS;

TERMINATION

2.1                                 Binding Obligations.

2.1.1                        Parties.  Except (i) as provided in Section 2.2, under which various of the Parties’ rights and obligations hereunder are subject to the occurrence of the Settlement Effective Date, and (ii) as to OMOI, whose obligations under this Agreement shall not be effective until the issuance of the FERC Settlement Oder, this Agreement shall be a binding obligation of all Parties immediately upon the Execution Date; provided, however, that prior to approval of this Agreement by the Mirant Bankruptcy Court and the PG&E Bankruptcy Court, or the granting by the Mirant Bankruptcy Court and the PG&E Bankruptcy Court of authorization for the Mirant Parties and PG&E, respectively, to enter into this Agreement, (a) the obligations of the Mirant Parties and PG&E hereunder shall be limited to those matters for which no prior approval of the Mirant Bankruptcy Court and the PG&E Bankruptcy Court, respectively, is required, and (b) the other Parties shall be bound to this Agreement only to the extent that all of the Mirant Parties and PG&E are bound to this Agreement.

2.1.2                        Additional Settling Participants. For purposes of clarity, each Additional Settling Participant shall be bound to the terms of the Settlement and this Agreement as a Settling Participant as of the time set forth in Article XI, but shall not be a party to this Agreement.

2.1.3                        Cooperation. Until such time as (i) the CAISO and the PX have been directed by FERC to take and have taken the actions specified in this Agreement as being applicable to them through the effect of the FERC Settlement Order, whether by effect of the FERC Settlement Order or otherwise, and (ii) FERC has approved the Settlement and this Agreement by issuing the FERC Settlement Order, the Parties shall use reasonable efforts to persuade the CAISO and the PX each (a) to cooperate with the Parties to facilitate the occurrence of the Settlement Effective Date at the earliest feasible time, including by joining in any stay or extension thereof that may be requested by the Parties., and in any actions taken by the Parties to enable the Mirant Bankruptcy Court to approve the Bankruptcy Rule 9019 Motion, any Rule 9019 Supplemental Solution, or any Plan Settlement Solution, in each case in accordance with the terms hereof, and (b) to refrain from any action that would be inconsistent with this Agreement.

2.2                                 Conditions Precedent Certain Obligations.

2.2.1                        Occurrence of the Settlement Effective Date. The obligation of any Party to assign receivables, agree to the designation of allowed claims (other than for voting and feasibility purposes as provided in Section 5.1.1.2 and Section 8.12), transfer assets or take any actions in connection with the planned transfer of assets, make payments or deposit or transfer funds, perform any of its obligations under any Implementing Agreement other than the First Wraparound Agreement, assume liabilities or release or withdraw liabilities, defenses, claims or proofs of claim hereunder, or waive

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rights to file claims, appeals, or rehearing requests, and all releases, waivers, and withdrawals of claims and defenses specified herein, as well as any other undertakings under Article IX, shall not be effective until the occurrence of the Settlement Effective Date. For clarity, this Section 2.2.1 shall not delay the effectiveness of the Parties’ obligations to take the actions specified in Sections 3.2 and 3.3 to facilitate the Mirant Bankruptcy Court’s approval of the Bankruptcy Rule 9019 Motion, any Rule 9019 Supplemental Solution or any Plan Settlement Solution, all of which shall be effective as of the Execution Date. Notwithstanding anything to the contrary in this Agreement, if the Settlement Effective Date has not occurred on or before December 31, 2005, and no Termination Event has occurred, then (i) the First Wraparound Agreement shall be extended through December 31, 2006, (ii) the parties to the First Wraparound Agreement shall seek any necessary FERC authorization to extend the 2005 RMR FERC Settlement through December 31, 2006, and (iii) the Second Wraparound Agreement shall not become effective until January 1, 2007, provided that the CAISO has agreed to such extension of the 2005 RMR FERC Settlement and provided further that this Section 2.2.1 shall not cause any extension of the First Wraparound Agreement if the First Wraparound Agreement has terminated pursuant to its terms prior to December 31, 2005 or if FERC does not authorize the extension of the 2005 RMR FERC Settlement through December 31, 2006. For the avoidance of doubt, if a Termination Event occurs after December 31, 2005, and the First Wraparound Agreement has been extended in accordance with the preceding sentence, then the First Wraparound Agreement shall remain in effect through December 31, 2006, but the Second Wraparound Agreement shall not become effective.

2.2.2                        SWP Side Letter. In addition to the condition precedent specified in Section 2.2.1, the obligations of the Mirant Parties as specified in Section 2.2.1 shall be effective only if the SWP has executed and delivered a letter agreement in the form attached as Exhibit I in which the SWP has committed to be bound by the terms of the Settlement and this Agreement as an Additional Settling Participant (the “SWP Side Letter”). CERS shall use reasonable efforts to obtain a supplemental letter agreement executed by SWP that (i) requires SWP’s prompt opt-in to this Agreement as an Additional Settling Participant, (ii) provides for a stay of litigation while SWP’s opt-in is pending that is consistent with the stays to which CERS has agreed, and (iii) limits SWP’s claims for voting and feasibility purposes in the Bankruptcy Proceedings to SWP’s share under the Allocation Matrix.

2.3                                 Settlement Effective Date. The “Settlement Effective Date” shall occur on the first day on which all of the Required Approvals with respect to this Agreement and the Initial Implementing Agreements have been entered, issued or otherwise obtained and are in full force and effect and not then stayed, notwithstanding that a request for stay, rehearing or appeal may then be pending as to one or more of the Required Approvals; provided, however, that the First Wraparound Agreement shall be effective upon its execution to the maximum extent permitted by applicable law.

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2.4                                 Required Approvals.

2.4.1                        List. The Settlement made pursuant to this Agreement shall be subject to approval by the Mirant Bankruptcy Court, the PG&E Bankruptcy Court as to PG&E, FERC in the FERC Settlement Order, and the CPUC (except with respect to the First Wraparound Agreement), of all terms and conditions of this Agreement and the Initial Implementing Agreements in their entirety without material change or condition unacceptable to any adversely affected Party (collectively, the “Required Approvals” and each a “Required Approval”). If any Required Approval (including the Required Approval from the Mirant Bankruptcy Court), or, if the Settlement Effective Date has not then occurred, any order resulting from a request for rehearing or an appeal of any of the Required Approvals, includes a material change or condition that adversely affects any Party, then each Party so affected shall communicate its consent or lack of consent to such change or condition in writing to the other Parties within five (5) Business Days after the date on which the decision, order, or ruling constituting the Required Approval, or any order resulting from a request for rehearing or appeal of any Required Approval, was issued. The failure of an affected Party to provide written notice in accordance with the foregoing sentence shall constitute acceptance by such Party of the material change or condition.

2.4.2                        For the avoidance of doubt, the Mirant Bankruptcy Court shall be deemed to have given the Required Approval (the “Mirant Bankruptcy Court Approval”) upon the earliest to occur of: (i) the date on which an order is entered by it approving the Bankruptcy Rule 9019 Motion in a manner that meets the specifications set forth in Section 2.4.1; (ii) if a Rule 9019 Supplemental Solution is initiated, the date on which such Rule 9019 Supplemental Solution results in an approval that meets the specifications set forth in Section 2.4.1; or (iii) the confirmation date of Mirant Plans that fully incorporate the Settlement and this Agreement in accordance with Section 3.3 if the Settlement or any portion of the Settlement is approved as a result of a Plan Settlement Solution. As used herein, the term “Rule 9019 Supplemental Solution” means any action, motion or combination thereof that the Parties agree should be taken or filed in addition to the Bankruptcy Rule 9019 Motion for purposes of seeking the Required Approval from the Mirant Bankruptcy Court, and to address any deficiencies identified by the Mirant Bankruptcy Court in its order or decision on the Bankruptcy Rule 9019 Motion or any concerns of the Mirant Bankruptcy Court regarding the Bankruptcy Rule 9019 Motion that are perceived by the Parties, and includes any supplemental, renewed or amended motion, the form of any pleadings to be filed, and the process to be followed. For the avoidance of doubt, the Mirant Bankruptcy Court Approval may be achieved in whole or in part by an order of the Mirant District Court. The Parties agree to negotiate in good faith to agree upon a Rule 9019 Supplemental Solution, if necessary, and to pursue any Rule 9019 Supplemental Solution that may be agreed upon.

2.4.3                        Division of Responsibilities. The following Parties shall be responsible for preparing and filing the filings, applications and other documentation necessary to obtain the Required Approvals, which filings, applications and other documentation shall be in form and substance satisfactory, in the reasonable exercise of their judgment, to all affected Parties: (i) the Mirant Parties as to the Mirant Bankruptcy

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Court Approval, as further specified in Sections 3.2 and 3.3; (ii) PG&E as to the Required Approval from the PG&E Bankruptcy Court; and (iii) the Mirant Parties and the California Parties as to the Required Approval from FERC. All Parties shall cooperate in good faith expeditiously to prepare, approve and file all such filings, applications and other documentation as soon as reasonably practicable following the Execution Date. Immediately after the Execution Date, the Parties shall, at their own cost and expense, expeditiously seek the Required Approvals and shall take all other actions as reasonably necessary to achieve the Settlement Effective Date, except that nothing in this Agreement shall obligate any Party to appeal an order that fails to approve this Agreement.

2.5                                 CPUC Required Approval. The CPUC’s execution of this Agreement as a Party (i) shall constitute the Required Approval from the CPUC for all purposes of this Agreement and the Initial Implementing Agreements, (ii) shall constitute authorization and permission for SCE to consummate the Settlement and perform its obligations under this Agreement, (iii) shall constitute authorization for PG&E either to (a) acquire and take ownership of the CC8 Assets and to effectuate the other ancillary transactions included or intended to be addressed in the CC8 Asset Transfer Agreement, whether or not the Delta Plant Option Agreement is executed, upon the occurrence of the CC8 Transfer Approval Date if such date should occur, or (b) receive the CC8 Alternative Consideration in lieu of the CC8 Assets and the other ancillary transactions included or intended to be addressed in the CC8 Asset Transfer Agreement as reasonable consideration in full payment and satisfaction of the claims and liabilities that were intended to be satisfied by the transfer of the CC8 Assets and the other ancillary transactions included or intended to be addressed in the CC8 Asset Transfer Agreement, consistent with Section 8.10, (iv) shall not in any way affect or limit the CPUC’s review of, or determination with respect to, the consummation of the transactions included in the CC8 Asset Transfer Agreement or the Delta Plant Option Agreement, and nothing herein shall be viewed as a pre-judgment or predetermination by the CPUC of such transactions, and (v) shall constitute both authorization for PG&E to enter into the Second Wraparound Agreement and approval of the reasonableness of PG&E entering into the Second Wraparound Agreement. If the CPUC subsequently determines, for any reason, not to approve PG&E’s acquisition of the CC8 Assets, or not to authorize PG&E to consummate any of the ancillary transactions included or intended to be addressed in the CC8 Asset Transfer Agreement, or otherwise fails to grant such approval and authorization, then the Settlement, this Agreement and the Initial Implementing Agreements shall be preserved in full force and effect as to all aspects hereof and thereof and a CC8 Triggering Event shall be deemed to have occurred. Notwithstanding anything to the contrary in this Agreement, (1) the Settlement, this Agreement and the Initial Implementing Agreements shall be preserved in full force and effect as to all aspects hereof and thereof regardless of whether the CPUC approves the Delta Plant Option Agreement or PG&E exercises the options that are intended to be provided for therein, (2) if the CPUC approves the CC8 Asset Transfer Agreement but not the Delta Plant Option Agreement, no CC8 Triggering Event will be deemed to have occurred and the Delta Plant Option Agreement shall be terminated without further obligation or liability of any party thereto, and (3) in no event shall PG&E be entitled (A) to both acquire the CC8 Assets and receive the CC8 Alternative Consideration, or (B) to both acquire the CC8 Alternative Consideration and receive the options intended to be provided for in the Delta Plant Option Agreement,

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including in the event that the CC8 Asset Transfer Agreement is not executed or is rejected but the Delta Plant Option Agreement is executed and approved. For the avoidance of doubt, the Parties agree that (x) the consideration received by the Parties under this Agreement is adequate and reasonable even if the Delta Plant Option Agreement is not executed or never becomes effective, or if the options granted thereunder are not exercised, and (y) neither the failure of the applicable Parties to execute the Delta Plant Option Agreement, nor termination of the Delta Plant Option Agreement after it is executed, in each case for any reason, will result in any failure of consideration for purposes of the Settlement or this Agreement.

2.6                                 CC8 Transfer Approval Date. The occurrence of the CC8 Transfer Approval Date shall be a condition precedent to the respective obligations of Delta, Mirant Special Procurement, Inc. and PG&E to effectuate the actual transfer and assignment of the CC8 Assets under and in accordance with, and to consummate the other ancillary transactions included or intended to be addressed in, the CC8 Asset Transfer Agreement, but shall not otherwise be a condition to the effectiveness of this Agreement or any Initial Implementing Agreement, or otherwise affect the rights or obligations of any Party, including any Mirant Party or PG&E, hereunder or thereunder. If PG&E receives the CC8 Alternative Consideration pursuant to the terms of this Agreement, such CC8 Alternative Consideration shall be in lieu of any and all rights to the CC8 Assets and the consummation of all other ancillary transactions included or intended to be addressed in the CC8 Asset Transfer Agreement.

2.7                                 FERC Settlement Order.

2.7.1                        Effect. FERC’s approval of the Settlement and this Agreement through the issuance of the FERC Settlement Order shall constitute FERC’s direction:

(i)                                     to each of the CAISO and the PX, as of the Settlement Effective Date, to (a) implement this Agreement in accordance with its terms, and to refrain from taking any actions that are inconsistent herewith, (b) conform their books and records to reflect the terms of this Agreement, as specified in Section 6.9, (c) waive, release and withdraw with prejudice all claims and proofs of claim filed by them as to any Debtor in the Bankruptcy Proceedings that seek to recover amounts or otherwise obtain relief on behalf of or for the benefit of any Settling Participant with respect to any claim that is duplicative of the claims released in this Agreement or that, with respect to any Settling Participant, otherwise pertains to conduct, acts or omissions that are encompassed within the releases set forth in this Agreement, and (d) release and return all collateral provided by any Mirant Party, and forego or otherwise withdraw all requests for additional collateral from any Mirant Party, in each case to the extent that such collateral or request for collateral applies to liabilities that are released by this Agreement, or involves an amount of collateral that is calculated taking into account such liabilities;

(ii)                                  without limiting the generality of subpart (i)(c) above, to the CAISO, as of the Settlement Effective Date, to waive, release and withdraw

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with prejudice Proof of Claim Nos. 7203, 7205, 7801 and 7836 in the Bankruptcy Proceedings, and all other claims arising out of or relating to the RMR Agreements with respect to all periods prior to and including September 30, 2004, whether known or unknown, contingent, fixed or inchoate, whether liquidated or unliquidated and however and whenever arising;

(iii)                               to the PX (a) that the PX shall, effective as of the Settlement Effective Date, (1) assign to each Non-Settling Participant any and all rights and claims that the PX holds with respect to claims asserted in the Bankruptcy Proceedings on behalf of such Non-Settling Participant, with the effect that such assignee Non-Settling Participants shall be entitled to assume the positions established by the PX in the Bankruptcy Proceedings, subject to all of the rights, defenses and offsets that the Mirant Parties and other Debtors may have against the PX and directly as to such Non-Settling Participants, (2) be relieved of any further obligation to prosecute claims in the Bankruptcy Proceedings on behalf of Non-Settling Participants, (3) file notices of assignment in the Bankruptcy Proceedings in compliance with Bankruptcy Rule 3001 (e) and otherwise effectuate the transfer of the rights and claims that are required to be assigned pursuant to this subpart (a), and (4) cease all activities and actions associated with prosecuting or litigating claims on behalf of any Non-Settling Participant in the Bankruptcy Proceedings unless and until the PX has received an executed agreement from such Non-Settling Participant confirming that the Non-Settling Participant will assume and reimburse the PX for all costs and expenses (including attorneys’ fees) associated with such activities and actions by the PX, and (b) that after the entry of the FERC Settlement Order no Market Participants (including any Mirant Party) other than the Non-Settling Participants shall be liable for any costs or expenses (including attorneys’ fees) of the PX incurred thereafter that are associated with prosecuting or litigating claims on behalf of the Non-Settling Participants in the Bankruptcy Proceedings, or otherwise with participating in the Bankruptcy Proceedings, and among the Non-Settling Participants, the only Non-Settling Participants that shall be liable for such PX costs and expenses (including attorneys’ fees) are those Non-Settling Participants that notify the PX in writing of their agreement to pay such PX costs and expenses (including attorneys’ fees);

(iv)                              that all claims and proofs of claim filed by FERC as to any Debtor in the Bankruptcy Proceedings that seek to recover payments, impose penalties, or otherwise obtain relief based on or arising out of conduct, acts or omissions that are the subject of the releases set forth in this Agreement, or that otherwise would be waived, released and/or withdrawn under this Agreement if asserted by a Settling Participant, shall be deemed to be waived, released and withdrawn with prejudice effective as of the Settlement Effective Date; and

(v)                                 that all FERC Investigations insofar as they relate to alleged conduct, acts or omissions by any Mirant Party shall be terminated and extinguished as of the Settlement Effective Date without any penalty or

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consequence to, or other obligation or liability of, any Mirant Party or its Related Parties that is not provided for in this Agreement.

2.7.2                        Duplicative Claims. The Parties agree that all claims asserted in proofs of claim filed by the CAISO and the PX as of the Settlement Effective Date against any Mirant Party or other Debtor in the Bankruptcy Proceedings shall be deemed to be duplicative of the claims released in this Agreement except (i) as such claims relate specifically to services (including the PX wind-up activities such as those at issue in FERC Docket No. ER02-2234) provided by the CAISO or the PX to a Mirant Party for which the CAISO or the PX is entitled to receive a payment for its own account and to cover its own costs and expenses, as specified in the FERC-approved tariff of the CAISO or the PX, and which remain unpaid, (ii) as specified in Exhibit A, or (iii) to the extent that such claim is found to be for the benefit of a Non-Settling Participant.

2.8                                 Termination and Effect.

2.8.1                        Termination Events. If the Settlement Effective Date has not yet occurred, and unless otherwise agreed to by the Parties in writing, the Settlement and this Agreement shall terminate (each of the events specified in subparts (i)-(vii) below shall be a “Termination Event”):

(i)                                     at the option of any Party, if FERC issues an order denying approval of the Settlement or this Agreement in whole or in part;

(ii)                                  at the option of any Party, if, except under the circumstances specified in Section 2.8.2, the Mirant Bankruptcy Court enters an order denying the Bankruptcy Rule 9019 Motion in whole or in part;

(iii)                               at the option of any Party, if the Mirant Bankruptcy Court enters an order denying confirmation of Mirant Plans that incorporate a Plan Settlement Solution;

(iv)                              at the option of any Party, if the Settlement Effective Date has not occurred by March 31, 2006;

(v)                                 at the option of the California Parties, if the Mirant Parties at any time become proponents of, or advocate in any court of competent jurisdiction the confirmation of, Mirant Plans that do not fully incorporate the terms of the Settlement and this Agreement, including the requirements of Section 3.3.3, in accordance with the terms hereof;

(vi)                              at the option of the Mirant Parties, if any California Party becomes a proponent of, or advocates in any court of competent jurisdiction the confirmation of, Mirant Plans that do not fully incorporate the terms of the Settlement and this Agreement in accordance with the terms hereof, or (provided that the Mirant Parties are in compliance with their obligations under Sections 3.3.3.2(i) and (ii)) if any California Party opposes or objects to Mirant Plans in violation of the Voting Support Requirements; or

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(vii)                           at the option of the California Party against whom an action referenced in subparts (a)-(d) below is filed if, at any time prior to the later to occur of the Settlement Effective Date or the effective date of the Mirant Plan(s) applicable to any Mirant Parties in which any aspect of the Settlement or this Agreement is approved or implemented, and provided that another Termination Event has not then occurred, any party has commenced any action or proceeding in the Bankruptcy Proceedings against a California Party (a) under any of sections 542, 544, 545, 547, 548, 549, or 553 of the Bankruptcy Code to avoid any alleged transfer to or seek turnover from such California Party, (b) under section 550 of the Bankruptcy Code to recover any such alleged transfer, (c) under section 510(c) of the Bankruptcy Code to subordinate any claim of such California Party, or (d) under section 502(d) of the Bankruptcy Code to disallow any claim of any California Party based upon any alleged avoidable transfer and, if commenced by a party other than one of the Debtors, such action is not dismissed within 90 days. Any statute of limitations, defense of laches or other deadline for the filing of any actions or proceedings referenced in subparts (a) through (d) above shall be extended and tolled until sixty (60) days after the occurrence of any Termination Event, and the Mirant Parties agree that they will not seek a further or other extension or tolling of their affected rights with respect to the California Parties beyond or in addition to that provided for in this sentence. If any action or proceeding referenced in subparts (a) through (d) above is commenced by a party other than a Debtor, or if any party other than a Debtor seeks authority to commence such an action or proceeding, the Mirant Parties agree to oppose any such action, proceeding or request, provided that a Termination Event has not occurred. Alternatively, if the Settlement Effective Date does not occur or any Termination Event occurs, the Parties intend that no Mirant Party or any other Debtor shall be prejudiced as to any such claims by reason of such delay by the Mirant Parties in the enforcement of any such claims in the Bankruptcy Proceedings. Notwithstanding the foregoing, nothing herein shall be deemed to release, waive or adversely affect any right or defense by any Mirant Party as to any right of setoff or recoupment claimed by any California Party (or any other person or entity), including without limitation under Section 553, that is not released hereunder.

Any Party declaring a Termination Event under this Section 2.8.1 shall provide written notice to all other Parties. Any Termination Event so declared shall not be effective until five (5) Business Days after all Parties have received such notice.

2.8.2                        Rule 9019 Supplemental Solution; Plan Settlement Solution. Notwithstanding anything to the contrary in this Agreement, if the Mirant Bankruptcy Court denies or does not approve the Bankruptcy Rule 9019 Motion in whole or in part, then a Termination Event shall not be deemed to have occurred as long as the Mirant Bankruptcy Court’s oral or written order or associated decision does not deny the Settlement in whole or in part on grounds that the Settlement is not fair and equitable and in the best interests of the Mirant Parties’ respective estates under applicable Fifth Circuit precedent governing approval of compromises under Bankruptcy Rule 9019; and either: (i) the Parties agree to seek a Rule 9019 Supplemental Solution; or (ii) the Mirant Parties (a) file disclosure statements with respect to Mirant Plans or amendments to Mirant Plans within a reasonable time under the circumstances (including, when

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appropriate, in light of the Mirant Parties’ independent negotiations with the Official Committees and other key creditors in the Bankruptcy Proceedings) after the later to occur of the entry of the Mirant Bankruptcy Court’s order on the Bankruptcy Rule 9019 Motion, or its order on any motion seeking a Rule 9019 Supplemental Solution, but in no event later than June 1, 2005, that seek Mirant Bankruptcy Court Approval of the Settlement, or any portion of the Settlement for which approval was not obtained through the Bankruptcy Rule 9019 Motion or any motion seeking the Rule 9019 Supplemental Solution, and (b) thereafter at all times pursue approval of such Mirant Plans in a reasonable manner under the circumstances, considering the various other constituencies in the Bankruptcy Proceedings and the need to obtain approval and implementation of Mirant Plans for all of the Debtors (a “Plan Settlement Solution”).

2.8.3                        Effect of Termination. Upon the occurrence of a Termination Event, (i) this Agreement, except for the provisions set forth in this Section 2.8.3, in Section 2.8.1(vii) (but only with respect to the extension and tolling of the statute of limitations, defense of laches or other deadline for filing any action or proceeding referenced in subparts(a)-(d) thereof, as such extension and tolling is provided for therein), and in Sections 2.8.4, 4.4, 8.3 and 8.4 (including the 2005 RMR FERC Settlement as to calendar year 2005, and as to calendar year 2006 if the 2005 RMR FERC Settlement is extended pursuant to Section 2.2.1), and all Implementing Agreements (except the First Wraparound Agreement), shall be null and void and of no further force or effect, with all rights, claims, defenses, duties and obligations of the Parties thereafter restored as if the Agreement and such Implementing Agreements had never been executed, and (ii) no Party shall have any further obligation hereunder with respect to any Initial Implementing Agreements or Follow-Up Implementing Agreements that have not yet been executed.

2.8.4                        First Wraparound Agreement and 2005 RMR FERC Settlement. Notwithstanding anything to the contrary herein, the provisions of Sections 8.3 and 8.4, including the 2005 RMR FERC Settlement as to calendar year 2005, and as to calendar year 2006 if the 2005 RMR FERC Settlement is extended pursuant to Section 2.2.1, and the First Wraparound Agreement shall not be affected by a termination of this Agreement or any other Implementing Agreement, and the rights, obligations, covenants and agreements of each of the Mirant Parties, PG&E and the CAISO as set forth in Sections 8.3 and 8.4, including the 2005 RMR FERC Settlement as to calendar year 2005, and as to calendar year 2006 if the 2005 RMR FERC Settlement is extended pursuant to Section 2.2.1, and under the First Wraparound Agreement shall continue in full force and effect in accordance with the terms thereof.

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ARTICLE III

IMPLEMENTATION

3.1                                 Implementing Agreements. Certain terms of the Settlement and this Agreement shall be further memorialized in, and implemented in accordance with, the Implementing Agreements; provided, however, that the relevant Parties’ failure to execute the Follow-Up Implementing Agreements shall not have any effect on the effectiveness of the Settlement, this Agreement or any Initial Implementing Agreement.

3.2                                 Mirant Bankruptcy Court Approval.

3.2.1                        Bankruptcy Rule 9019 Motion. The Mirant Parties shall prepare and file a motion with the Mirant Bankruptcy Court pursuant to Bankruptcy Rule 9019, which motion and related pleadings shall be in form and substance satisfactory to each of the Parties in the reasonable exercise of its judgment, seeking: (i) approval of the Settlement, as embodied in this Agreement and the Initial Implementing Agreements, or in the alternative, if such approval is not obtained, confirmation of the Mirant Parties’ authority to execute this Agreement and be bound to the terms hereof, except to the extent provided in Section 2.2; (ii) a good faith finding under Section 363(m) of the Bankruptcy Code with respect to the asset transfers provided for herein, including in Article V, Article VIII and Section 9.3.6; and (iii) an order granting the foregoing approvals and findings that becomes effective immediately upon entry notwithstanding the ten (10) day stay provided for in Bankruptcy Rule 6004(g) (such motion is referred to herein as the “Bankruptcy Rule 9019 Motion”). To expedite approval of all Implementing Agreements, the Parties shall seek authorization in the Bankruptcy Rule 9019 Motion for all Mirant Parties that are parties to the Follow-Up Implementing Agreements to execute and perform their obligations under such Follow-Up Implementing Agreements without further order of the Mirant Bankruptcy Court, as long as the terms of such Follow-Up Implementing Agreements are consistent with the terms of this Agreement and any other documentation that is submitted to the Mirant Bankruptcy Court in connection with this Agreement. The Mirant Parties shall file, together with the Bankruptcy Rule 9019 Motion, a form of order approving the Bankruptcy Rule 9019 Motion that also shall be in form and substance satisfactory to each of the Parties in the reasonable exercise of its judgment. As soon as practicable after the Execution Date, but in no event later than thirty (30) days after the Execution Date, the Mirant Parties shall: (a) prepare and circulate the Bankruptcy Rule 9019 Motion and related pleadings and form of order to the other Parties to ensure that all Parties have adequate time to review in advance of filing the form and substance of the Bankruptcy Rule 9019 Motion and form of order and resolve disagreements, if any, regarding the same; (b) file the Bankruptcy Rule 9019 Motion and form of order; and (c) seek support for the Bankruptcy Rule 9019 Motion and form of order from the Official Committees and other key creditors of the Debtors. The Bankruptcy Rule 9019 Motion shall not be part of the withdrawn reference proceedings. The Parties shall not seek to withdraw from the Mirant Bankruptcy Court the reference for the Bankruptcy Rule 9019 Motion and shall jointly oppose any effort by a third party to withdraw the reference as to the Bankruptcy Rule 9019 Motion.

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3.2.2                        Cooperation.

3.2.2.1               In allowing this Agreement and the Implementing Agreements to become effective before the effective date of the applicable Mirant Plans, the Parties each agree to cooperate reasonably (and shall seek to persuade each of the CAISO, the PX and FERC to cooperate reasonably) in connection with obtaining approval and confirmation of Mirant Plans that are consistent with and in compliance with this Agreement and the Implementing Agreements. Notwithstanding the foregoing, nothing in this Section 3.2.2.1 shall in any way limit any Party’s exercise of its fiduciary or other duties by, among other things, voting for, preferring, cooperating in connection with or otherwise supporting any competing or alternative plan or plans of reorganization, provided that (i) the Party is in compliance with the requirements of Section 3.3.3, and (ii) such competing or alternative plans fully incorporate and effectuate the entire Settlement and all provisions of this Agreement and the Implementing Agreements in all respects. If the Mirant Bankruptcy Court approves part, but not all, of the Settlement in the Bankruptcy Rule 9019 Motion and the Mirant Parties pursue a Rule 9019 Supplemental Solution or a Plan Settlement Solution, then any portion of the Settlement, this Agreement or the Implementing Agreements that may have been approved as part of the Bankruptcy Rule 9019 Motion and that is specified in Section 2.2.1 as becoming effective only upon the occurrence of the Settlement Effective Date is, notwithstanding any other provision of this Agreement, not effective until the Settlement Effective Date.

3.2.2.2               If, as a condition to granting the Mirant Bankruptcy Court Approval or making such approval effective, the Mirant Bankruptcy Court requires some further action or accomplishment by the Parties, then the Parties agree to cooperate with each other, and the Parties agree to use reasonable efforts to seek to persuade the CAISO, PX and FERC to cooperate with the Parties, to arrive at a mutually satisfactory Rule 9019 Supplemental Solution; provided, however, that if the Mirant Bankruptcy Court requires that any proceedings pending before the Mirant District Court identified in Exhibit D, and/or any pending motion to withdraw the reference filed in the Bankruptcy Proceedings that concerns any of the matters identified in Exhibit D, be referred or restored in whole or part to the Mirant Bankruptcy Court, the Parties’ obligation to cooperate does not require the California Parties to dismiss or withdraw such proceedings or motions.

3.3                                 Mirant Plans.

3.3.1                        Incorporation. If the Mirant Bankruptcy Court enters an order approving the Bankruptcy Rule 9019 Motion or any Rule 9019 Supplemental Solution, then the Mirant Plans shall incorporate fully the provisions of this Agreement, unless a Termination Event has occurred or later occurs, it being understood that the Mirant Plans themselves shall not be considered part of this Agreement or the Implementing Agreements. As long as a Termination Event has not occurred, if the Mirant Bankruptcy Court denies or does not approve the Bankruptcy Rule 9019 Motion in its entirety,

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including as a result of any Rule 9019 Supplemental Solution, then (i) the Parties shall remain bound by the Settlement and this Agreement, and (ii) the Mirant Parties shall seek through confirmation of the Mirant Plans to obtain Mirant Bankruptcy Court approval of those portions of this Agreement, the Implementing Agreements, and the Settlement for which approval has not yet been granted, and shall request approval of such unapproved portions of the Settlement, this Agreement and the Implementing Agreements as part of the Mirant Plans, provided that the effectiveness of any portion of the Settlement, this Agreement or the Implementing Agreements that may have been approved as part of the Bankruptcy Rule 9019 Motion or through any Rule 9019 Supplemental Solution, and that is specified in Section 2.2.1 as becoming effective only upon the occurrence of the Settlement Effective Date, shall not become effective until the Settlement Effective Date. If all or a portion of the Settlement must be approved in a Plan Settlement Solution, then the Mirant Plans shall incorporate fully the provisions of this Agreement and the Implementing Agreements and shall authorize and require the applicable Debtors’ performance hereof and thereof, it being understood that the Mirant Plans themselves shall not be considered part of this Agreement or the Implementing Agreements.

3.3.2                        Limitation of Debtor Obligations. The payment obligations associated with the Aggregate Allowed Claim and the CERS Allowed Claim are limited to MAEM, and the obligations associated with the consideration exchanged in Article VIII are limited to Delta, Potrero and Mirant Special Procurement, Inc. Notwithstanding anything to the contrary in this Agreement, this Agreement is not intended to affect obligations between or among any of the Debtors. The provisions of the Mirant Plans that are not covered by this Agreement or the Implementing Agreements are the subject of separate negotiations with the Official Committees. Neither this Agreement nor any Implementing Agreement shall affect the rights of the Debtors to negotiate and propose the terms and structure of the Mirant Plans, provided that, in the event that all or a portion of this Agreement and the Implementing Agreements are incorporated into the Mirant Plans, the Mirant Plans shall incorporate fully this Agreement (including Section 3.3.3.2) and the Implementing Agreements, and shall authorize and require the Parties’ execution, delivery, implementation and performance hereof and thereof as conditions precedent to the effectiveness of the Mirant Plans.

3.3.3                        Classification and Plan Objections.

3.3.3.1               Because the Mirant Parties may make compromises now if the Bankruptcy Rule 9019 Motion or any Rule 9019 Supplemental Solution is approved before the Mirant Plans are confirmed, the Settling Participants acknowledge that it would be inequitable if a Settling Participant (or FERC, the CAISO or the PX) were subsequently to use its rights and entitlements under the Settlement, this Agreement or any Implementing Agreement and other rights to obtain additional benefits under the Mirant Plans in exchange for not defeating or obstructing the confirmation of the Mirant Plans, and, in consequence, the Settling Participants agree not to do so.

3.3.3.2               For purposes of this Agreement, the “Voting Support Requirements” shall mean the requirements of this Section 3.3.3.2. The Parties

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agree that:

(i)                                     for all Plans of any Debtor affecting the claims and rights granted to PG&E under this Agreement in the Bankruptcy Proceedings, (a) such Plans shall fully and completely include and incorporate the terms of the Settlement and this Agreement applicable to PG&E and shall not contain any provisions which condition, limit or restrict PG&E’s ability to receive the full benefits of the Settlement with respect to the RMR Claim, the SO2 Claim and either the CC8 Asset Transfer Agreement, or, if applicable, the CC8 Alternative Consideration, (b) the claims and rights comprising the RMR Claim, the SO2 Claim and the CC8 Claim shall each be classified in a separate class under the Delta Plans, the Potrero Plans, and any Plan that governs or purports to affect the disposition of the estate of any other Mirant Party that is a party to the CC8 Asset Transfer Agreement or that purports to dispose of or resolve the RMR Claim, the SO2 Claim or the CC8 Claim, (c) PG&E shall be provided the benefits of such claims in accordance with the terms of this Agreement, which treatment PG&E hereby acknowledges to be the equivalent of payment in full of the RMR Claim, the SQ2 Claim and, subject to the occurrence of a CC8 Triggering Event, the CC8 Claim, and (d) so long as subparts (a) through (c) above are satisfied, and following such review by PG&E of approved disclosure statements and solicitation packages pertaining to such Plans as may be required by applicable law for such purpose, and considering the existing knowledge and information already possessed by PG&E, PG&E shall vote the RMR Claim, the SO2 Claim and the CC8 Claim to accept such Plans; provided, however, that, subject to Section 3.3.3.1, PG&E shall retain its right to object to such Plans on grounds not related to the treatment of the RMR Claim, the SO2 Claim or the CC8 Claim;

(ii)                                  for any Plan of any Debtor affecting the secured claim of the California Parties with respect to the MAEM Receivables set out in Section 5.1.1.2, (a) such Plan shall fully and completely include and incorporate the terms of the Settlement and this Agreement between and among the California Parties and MAEM and shall not contain any provisions which condition, limit or restrict the California Parties’ ability to receive the full benefits of the Settlement with respect to the MAEM Receivables, (b) the claim and rights comprising the MAEM Receivables shall be classified in a separate class under such Plan, (c) the California Parties shall be provided the benefits of such claim in accordance with the terms of this Agreement, which treatment the California Parties hereby acknowledge to be the equivalent of payment in full of the MAEM Receivables, and (d) so long as subparts (a) through (c) above are satisfied, and following such review by the California Parties of approved disclosure statements and solicitation packages pertaining to such Plan as may be required by applicable law for such purpose, and considering the existing knowledge and information already possessed by the California Parties, the California Parties shall vote their secured claim in respect of the MAEM Receivables to accept such Plan; provided, however, that, subject to Section 3.3.3.1, the California Parties shall retain their right to object to such Plan on grounds not related to the treatment of the secured

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claim in respect of the MAEM Receivables; and

(iii)                               Nothing in this Section 3.3.3.2 or elsewhere in this Agreement shall prevent or otherwise limit the California Parties from raising good faith objections to the Mirant Plans as they relate to the Aggregate Allowed Claim or the CERS Allowed Claim, or voting the Aggregate Allowed Claim and the CERS Allowed Claim, as decided by the California Parties and CERS in their sole discretion.

3.3.3.3               Notwithstanding anything to the contrary in Section 3.3.3.2, to the extent required by applicable law, including Section 1125 of the Bankruptcy Code, an additional component of the Voting Support Requirements applicable to each California Party shall be that such California Party must have been provided with a disclosure statement approved by the Mirant Bankruptcy Court for the Mirant Plans that contains information that is materially consistent with, and that is not materially inconsistent with, the information that was provided or otherwise available to such California Party prior to the issuance of such disclosure statement, including in connection with the knowledge acquired by the California Parties in connection with the process of negotiating and documenting the Settlement.

3.3.3.4               The Settling Participants agree to meet and confer with the Mirant Parties regarding any objections they may have to the Mirant Plans, and to attempt to resolve their objections with the Mirant Parties prior to filing such objections with the Mirant Bankruptcy Court.

3.4                                 PG&E Bankruptcy Court Approval. Within fifteen (15) Business Days after the Execution Date, PG&E shall file with the PG&E Bankruptcy Court a motion under Bankruptcy Rule 9019 seeking approval of whatever part of the Settlement is still required to be approved by the PG&E Bankruptcy Court, and PG&E shall diligently prosecute that motion.

3.5                                 Timetable. The Parties shall use their reasonable efforts to accomplish the following results by the following dates, provided that a failure to achieve such results by the dates specified below shall not entitle any Party to terminate or modify this Agreement or any Implementing Agreement, or otherwise affect any Party’s rights or obligations hereunder or thereunder in any respect:

3.5.1                        Obtaining approval of this Agreement and the Implementing Agreements by the Mirant Bankruptcy Court through the Bankruptcy Rule 9019 Motion or through any Rule 9019 Supplemental Solution to the extent possible, and subject to the provisions of Sections 2.8.2, 3.2 and 3.3, by April 30, 2005;

3.5.2                        Obtaining approval of this Agreement and the Implementing Agreements, to the extent required, by the PG&E Bankruptcy Court by February 28, 2005;

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3.5.3                        Filing the Agreement with FERC for approval within fifteen (15) days after the Execution Date and obtaining the FERC Settlement Order within ninety (90) days after the filing of this Agreement for approval by FERC; and

3.5.4                        If the Settlement is implemented, in whole or in part, through any Mirant Plans as provided for in Section 3.3, then filing of the applicable Mirant Plans and accompanying disclosure statement(s) that fully incorporate this Agreement and the Implementing Agreements by June 1, 2005, approval of such disclosure statement(s) by December 1, 2005, and confirmation of the applicable Mirant Plans by February 1, 2006.

3.6                                 Plan Rights Preserved. Except with respect to the Mirant Parties’ obligation to incorporate fully the terms of this Agreement and the Implementing Agreements into the Mirant Plan(s) to the extent specified in Section 3.3.1, and their obligation not to include anything in the Mirant Plans that would deprive the Settling Participants of the rights and entitlements of the Settlement, nothing in this Agreement shall directly or indirectly control, dictate, limit or otherwise adversely affect the rights of the Debtors to propose and negotiate one or more Mirant Plans with the Official Committees, including the right to place unsecured claims in different classes in accordance with the requirements of the Bankruptcy Code, provided that the treatment of the Aggregate Allowed Claim and the CERS Allowed Claim shall be the same as the treatment generally accorded other allowed general unsecured claims against MAEM and any other Debtors consolidated with MAEM for purposes of the MAEM Plan (in the event MAEM and one or more other Debtors are substantively consolidated) (as distinguished from “administrative convenience classes” permitted higher recoveries under Section 1122(b) of the Bankruptcy Code or other priority or special claims entitled to unique treatment pursuant to Section 1122 of the Bankruptcy Code).

3.7                                 Conventional Liquidating Trust. Without restricting the Debtors’ ability or right to reorganize by converting debt into equity in reorganized Debtors, the Mirant Parties shall cooperate with the California Parties, upon their request, to create a conventional liquidating trust in the Mirant Plans to hold any equity securities distributable on account of the Aggregate Allowed Claim and the CERS Allowed Claim that is in form and substance reasonably satisfactory to the California Parties (the “Liquidating Trust”).

3.8                                 Exclusion. Nothing in this Agreement shall be deemed to revive any claim of any Party or other person or entity that is barred by any bar date order of the Mirant Bankruptcy Court, whether now or in the future and whether applicable to prepetition or postpetition claims. Debtors reserve all of their rights and defenses under all such bar date orders, as well as under any Mirant Plan or confirmation order discharging any claims under Section 1141 of the Bankruptcy Code or otherwise. The foregoing exclusions and reservation of rights and defenses (i) shall not prevent any person or entity from becoming an Additional Settling Participant in accordance with the process specified in Article XI, and (ii) shall not impair, diminish or otherwise affect the rights and entitlements of SDG&E or any other Settling Participant pursuant to this Agreement and the Settlement with respect to the Aggregate Allowed Claim, the CERS

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Allowed Claim, the MAEM Receivables or otherwise, in each case as applicable under this Agreement.

ARTICLE IV
SETTLEMENT AND ACKNOWLEDGEMENT

4.1                                 Settlement.

4.1.1                        Settlement of All Claims. As described with more particularity in Article IX, and subject to the limitations set forth therein and in Section 4.2.1 (ii), all claims against the Mirant Parties and their Related Parties by the Settling Participants, and all claims against the Settling Participants and their Related Parties by the Mirant Parties, for damages, refunds, disgorgement of profits, revocation of market-based rate authority, or other monetary or non-monetary remedies, in the FERC Refund Proceeding, the FERC Long-Term Contract Proceeding, the FERC Gaming Proceeding, the FERC RMR Proceedings, the FERC MBR Proceedings, FERC Docket No. EL01-10, Lockyer v. FERC, the Lockyer v. FERC Remand, the litigation matters addressed in Article IX and Exhibit D, and the Bankruptcy Proceedings (excepting only those claims identified in Exhibit A and those claims asserted by Additional Settling Participants that are not released in Section 8.2, Section 11.2 or Article IX) shall be deemed settled and resolved upon the occurrence of the Settlement Effective Date, provided that none of the FERC Refund Proceeding, the FERC Gaming Proceeding, FERC Docket No. EL01-10, Lockyer v. FERC, the Lockyer v. FERC Remand, or other claims shall be deemed settled as to Non-Settling Participants. The Settlement and this Agreement also fully resolve and satisfy completely each of the following: (i) any and all claims that the Mirant Parties have or may have against PG&E with respect to the power purchase agreement between MAEM and PG&E made under the Western Systems Power Pool Master Agreement and the “Master Netting, Close-out Netting and Margin Agreement” dated October 25, 2000, and the Mirant Parties hereby waive and release PG&E and its Related Parties from any such claim; (ii) any and all claims that the Mirant Parties have or may have against PG&E as a result of PG&E’s June 15, 2003 draw on the Letter of Credit issued by Wachovia Bank, N.A. on behalf of MAEM (Number LC870-131459), and the Mirant Parties hereby waive and release PG&E and its Related Parties from any such claim; and (iii) any and all claims that PG&E may have against MAEM or any Mirant Party or any of their Related Parties for the early termination of or otherwise with respect to the power purchase agreement between MAEM and PG&E made under the Western Systems Power Pool Master Agreement and the “Master Netting, Close-Out Netting and Margin Agreement” dated October 25, 2000, and PG&E hereby waives and releases the Mirant Parties and their Related Parties from any such claim.

4.1.2                        Exclusions. No provision of this Agreement shall affect any rights, claims, counterclaims, offsets or defenses of any kind that the Mirant Parties or the Settling Participants have or may claim to have against Non-Settling Participants and other third parties, or with respect to the claims identified in Exhibit A.

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4.2                                 Withdrawal and Dismissal of Claims and Actions.

4.2.1                        California Party Claims. Effective as of the Settlement Effective Date, except as to (i) claims identified in Exhibit A, and (ii) claims and proofs of claim related to indemnity obligations filed by PG&E in the Bankruptcy Proceedings or by any Debtor in PG&E’s bankruptcy proceedings, in each case arising under the Purchase and Sale Agreements between Delta and PG&E and between Potrero and PG&E dated November 24, 1998 pursuant to which Delta and Potrero acquired their existing generating facilities from PG&E (collectively, the “Original Purchase and Sale Agreement”), it being understood that all claims identified in subparts (i)-(ii) above are not affected by this Agreement; (a) all proofs of claim filed by any California Party against the Mirant Parties or other Debtors in the Bankruptcy Proceedings, and all other claims asserted by the California Parties against any Mirant Party or other Debtor that are within the scope of the releases provided in Article IX, shall be withdrawn with prejudice and deemed satisfied in their entirety by the consideration provided for in this Agreement; and (b) all proofs of claim filed by the Mirant Parties against PG&E in PG&E’s bankruptcy proceedings, and all other claims asserted by the Mirant Parties against PG&E within the scope of the releases provided in this Agreement, shall be withdrawn with prejudice and deemed satisfied in their entirety by the consideration provided for in this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement or any Implementing Agreement shall (1) release PG&E or any Debtor from the terms of the Original Purchase and Sale Agreement, or (2) obligate any Debtor to assume the Original Purchase and Sale Agreement as part of the Bankruptcy Proceedings. The Parties agree to cooperate with each other to the extent necessary to effectuate the intent of this Section 4.2.1, including by supporting an order of the Mirant Bankruptcy Court directing the clerk of the Mirant Bankruptcy Court or any authorized claims agent to expunge from the record all such claims that are so withdrawn and actually accomplishing such withdrawal.

4.2.2                        Additional Settling Participant Claims. Effective as of the Settlement Effective Date, except as to claims and proofs of claim by Additional Settling Participants against the Mirant Parties that are not within the scope of the releases provided in this Agreement, it being understood that such claims are not affected by this Agreement, all proofs of claim filed by any Additional Settling Participant against the Mirant Parties or other Debtors in the Bankruptcy Proceedings, and all other claims asserted by any Additional Settling Participant against any Mirant Party or other Debtor, in each case that are within the scope of the releases provided in Article IX or Section 11.2 of this Agreement, shall be withdrawn with prejudice and deemed satisfied in their entirety by the consideration provided for in this Agreement. The Additional Settling Participants agree to cooperate with the Mirant Parties to the extent reasonably necessary to effectuate the intent of this Section 4.2.2, including by supporting an order of the Mirant Bankruptcy Court directing the clerk of the Mirant Bankruptcy Court or any authorized claims agent to expunge from the record all such claims that are so withdrawn and actually accomplishing such withdrawal.

4.2.3                        CAISO, PX and FERC Claims. Effective as of the Settlement Effective Date, the Parties shall use reasonable efforts to seek the prompt dismissal or

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withdrawal with prejudice of (i) all proofs of claim filed by the CAISO and the PX against the Mirant Parties or other Debtors in the Bankruptcy Proceedings that seek to recover amounts or otherwise obtain relief on behalf of or for the benefit of any Settling Participant with respect to any claim that is duplicative of the claims released in this Agreement or that otherwise pertains to conduct, acts or omissions by the Mirant Parties that are the subject of the releases set forth in this Agreement, and (ii) all claims and proofs of claim filed by FERC as to any Debtor in the Bankruptcy Proceedings that seek to recover payments, impose penalties, or otherwise obtain relief based on or arising out of conduct, acts or omissions that are the subject of the releases set forth in this Agreement, or that otherwise would be waived, released and/or withdrawn under this Agreement if asserted by a Settling Participant, in each case in accordance with the FERC Settlement Order and this Agreement. Each Settling Participant hereby agrees to join the Mirant Parties in any argument before the Mirant Bankruptcy Court that all claims released in this Agreement actually belong to the Settling Participants as the beneficiaries, real parties in interest and/or responsible parties, and not to the CAISO or the PX.

4.2.4                        Settling Participant Covenants and Responsibilities. For the purpose of avoiding a duplicative recovery by any Settling Participant, and subject to the occurrence of the Settlement Effective Date, each Settling Participant hereby: (i) assigns to the Mirant Parties all of its rights to recover from the CAISO and/or the PX any amounts recovered by the CAISO and/or the PX on claims filed in the Bankruptcy Proceedings that fall within the scope of the waiver, release, and withdrawal provided in Section 2.7.1(i)(c); and (ii) agrees to pay and transfer to the Mirant Parties any such duplicative amounts that may be received by such Settling Participant from the CAISO and/or the PX immediately upon receipt of such payment.

4.2.5                        PG&E Additional Covenants and Responsibilities. Without limiting the generality of Section 4.2.4, PG&E also agrees that (i) to the extent that the CAISO recovers any amounts in the Bankruptcy Proceedings in connection with Proof of Claim Nos. 7203, 7205, 7801 and 7836 in the Bankruptcy Proceedings, or any other proofs of claim filed by the CAISO against any Debtor that arise out of or relate to the RMR Agreements with respect to any period prior to and including September 30, 2004, PG&E assigns to the Mirant Parties all of its rights to recover from the CAISO all such amounts, and agrees to pay and transfer to the Mirant Parties all such amounts that may be received by PG&E from the CAISO immediately upon PG&E’s receipt thereof, and (ii) PG&E will support the Mirant Parties in any argument before the Mirant Bankruptcy Court that all claims referred to in subpart (i) above that have been or may be filed or otherwise asserted by the CAISO in the Bankruptcy Proceedings actually belong to PG&E as the beneficiary, real party in interest and/or responsible party under the RMR Agreements.

4.2.6                        Dismissal of Certain Actions. Within five (5) Business Days after the Settlement Effective Date, (i) the Mirant Parties shall withdraw or seek to dismiss, to the extent not already done pursuant to Section 3.2.2.2, in each case with prejudice, the adversary proceedings and contested matters identified in Exhibit D as to the Settling Participants, and any other objections to, or motions to estimate, the claims of

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the Settling Participants filed in the Bankruptcy Proceedings that are the subject of the releases provided by the Mirant Parties in this Agreement, and any other pleadings initiated by any of the Debtors against any of the Settling Participants that are contrary to the terms of the Settlement and this Agreement, except to the extent that such claims have been previously dismissed or finally disposed of by the orders of FERC or the Mirant Bankruptcy Court, and (ii) the Settling Participants shall withdraw or seek to dismiss, in each case with prejudice, all pending claims asserted by them against the Mirant Parties or their Related Parties that are the subject of the releases granted in this Agreement, except to the extent that such claims have been previously dismissed or finally disposed of by the orders of FERC or the Mirant Bankruptcy Court. Notwithstanding the foregoing, the Mirant Parties shall not be required to withdraw or dismiss any adversary proceeding or contested matter with respect to the CAISO and the PX (a) until such time as each of the CAISO and the PX has effectuated the full and complete waiver, release, withdrawal and dismissal of all claims against all Mirant Parties and their Related Parties that, if asserted by a Settling Participant, would be waived, released, withdrawn and dismissed under the Settlement and this Agreement, or a FERC Settlement Order has been issued and become effective that accomplishes the same result to the Mirant Parties’ reasonable satisfaction, or (b) that addresses a claim that is not the subject of the releases provided by the Mirant Parties in this Agreement.

4.3                                 Acknowledgement of Compromise. The Parties acknowledge and agree that the consideration and other covenants and obligations set forth in this Agreement and the Implementing Agreements settle and compromise the claims of the Settling Participants as set forth in the releases contained in this Agreement.

4.4                                 No Admission of Liability. In executing this Agreement and, if applicable, the Implementing Agreements, no Party is admitting any liability or culpability with respect to any of the claims against it released in this Agreement, or any other matter addressed herein or in any Implementing Agreement. Each Party expressly denies any wrongdoing or culpability with respect to the claims against it released in this Agreement, or any other matter addressed in this Agreement or any Implementing Agreement, and does not, by execution of this Agreement or any Implementing Agreement, admit or concede any actual or potential fault, wrongdoing or liability in connection with any facts or claims that have been or could have been alleged against it with respect thereto. Neither this Agreement nor any Implementing Agreement, nor any act performed or document executed pursuant to or in furtherance of this Agreement or any Implementing Agreement: (i) is or may be deemed to be, or may be used by a Settling Participant or a Mirant Party as, an admission of, or evidence of, the validity of any released claim, or of any wrongdoing or liability of any of the Parties; (ii) is or may be deemed to be, or may be used by a Settling Participant or a Mirant Party as, an admission of, or evidence of, any fault or omission of any of the Parties in any civil, criminal, regulatory or administrative proceeding in any court, administrative agency, regulatory authority, or other tribunal; or (iii) shall be offered in evidence or alleged in any pleading by any Settling Participant or any Mirant Party, except to obtain approval of the Bankruptcy Rule 9019 Motion or any Rule 9019 Supplemental Solution, to confirm the Mirant Plans, to obtain other Required Approvals, or to enforce the terms of and obtain the benefits of this Agreement or any Implementing Agreement. In no event shall

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this Agreement or any Implementing Agreement, any of their provisions or any negotiations, statements or court proceedings relating to them or the Settlement in any way be construed as, offered as, received as, used as or deemed to be evidence of any kind in any action, or in any judicial, administrative, regulatory or other proceeding, except in a proceeding to enforce the terms or obtain the benefits of this Agreement, any Implementing Agreement or any Mirant Plan or to obtain the Required Approvals.

ARTICLE V
ALLOWED CLAIMS; ASSIGNMENT OF MAEM RECEIVABLES

5.1                                 Aggregate Allowed Claim.

5.1.1                        Aggregate Allowed Claim. As of the Settlement Effective Date, the California Parties collectively shall have an allowed, prepetition, non-priority general unsecured claim against MAEM in its Bankruptcy Proceeding in the aggregate, fixed, liquidated amount of $175,000,000 (the “Aggregate Allowed Claim”). The Mirant Parties and all Settling Participants hereby irrevocably waive any rights they may otherwise have under Section 502(j) of the Bankruptcy Code with respect to the Aggregate Allowed Claim. MAEM shall be entitled under any applicable Mirant Plan to pay and distribute all benefits to be paid on the Aggregate Allowed Claim (the “Aggregate Allowed Claim Benefits”) that are not distributed to the Liquidating Trust, to the Mirant Refund Escrow established pursuant to Section 6.1, or to such other escrow account as the California Parties may designate. The holders of the Aggregate Allowed Claim shall be impaired and entitled to vote on the MAEM Plan. The allocation of the Aggregate Allowed Claim Benefits among the California Parties shall also be subject to the satisfaction of the following conditions:

5.1.1.1               The allocation shall be without prejudice to the rights of the Mirant Parties and other Debtors to challenge claims asserted by Non-Settling Participants or other parties that do not accept the obligations of the Settlement by becoming Additional Settling Participants in accordance with Article XI, or by the CAISO or the PX, including on the grounds that the claims of such parties are duplicative of the claims settled hereunder; and

5.1.1.2               Upon request of the Mirant Parties, and provided that the Settlement is approved as part of the Bankruptcy Rule 9019 Motion or pursuant to any Rule 9019 Supplemental Solution filed in accordance with Section 3.2, the California Parties shall promptly, so as not to delay the Bankruptcy Proceedings (and, in any event, prior to the conclusion of the hearing on the MAEM disclosure statement), allocate the Aggregate Allowed Claim Benefits on an interim basis for purposes of voting on the MAEM Plan and for purposes of evaluating the feasibility of the MAEM Plan, and shall provide advance notice of such allocation to the Mirant Parties at least ten (10) Business Days before the voting period with respect to the MAEM Plan begins. If the Settlement is not approved as part of a Bankruptcy Rule 9019 Motion or a Rule 9019 Supplemental Solution filed in accordance with Section 3.2, or if the Bankruptcy Rule 9019 Motion or a Rule 9019 Supplemental Solution has been approved but the Settlement Effective

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Date has not occurred, and so long as a Termination Event has not occurred, then the Parties agree that the California Parties shall have (i) on account of their asserted offset rights pursuant to Section 553 of the Bankruptcy Code, and pursuant to Section 506 of the Bankruptcy Code, an allowed secured claim equal to the amount of $283,231,269 and (ii) an allowed unsecured claim of $175,000,000, each against MAEM solely for voting and feasibility purposes (and shall have no other allowed claim for such purposes, except in connection with the CERS Allowed Claim as to CERS, the allowed administrative expense claim provided for in Section 5.3.6, and, if allowed, the claims listed in Exhibit A, if any), and the California Parties shall promptly, so as not to delay the Bankruptcy Proceedings (and, in any event, prior to the conclusion of the hearing on the MAEM disclosure statement), allocate such secured claim and such unsecured claim on an interim basis solely for purposes of voting on the MAEM Plan and for purposes of evaluating feasibility, and shall provide advance notice of such allocation to the Mirant Parties at least ten (10) Business Days before the voting period with respect to the MAEM Plan begins. So long as a Termination Event has not occurred, the California Parties shall make no other voting or feasibility objections as to any Mirant Plan with respect to the claims released or withdrawn in this Agreement, including with respect to the duplicate claims of the CAISO and the PX, provided that this Section 5.1.1.2 shall not affect the California Parties’ rights with respect to claims not released or withdrawn under this Agreement. Notwithstanding the foregoing, nothing in this Section 5.1.1.2 shall alter or limit the scope or amount of the MAEM Receivables to be assigned to the California Parties pursuant to Section 5.3.2.

5.1.2                        Gaming Settlement Consideration Excluded. The Aggregate Allowed Claim does not include, and is in addition to, the proposed $332,411 payment and the $3,665,811.59 prepetition claim against MAEM provided for in the proposed settlement reached by certain of the Mirant Parties with FERC trial staff in the FERC Gaming Proceeding, which is pending before FERC for its approval. Notwithstanding the foregoing, the Parties agree that any and all claims of the Settling Participants against the Mirant Parties based upon acts or omissions that are the subject of the FERC Gaming Proceeding shall, upon the Settlement Effective Date, be deemed to be settled in accordance with Article IX, provided that nothing in this Agreement shall limit or otherwise affect the rights of any Settling Participant to seek a portion of the amounts received by FERC in connection with the settlement reached by certain of the Mirant Parties with FERC trial staff in the FERC Gaming Proceeding. Within five (5) Business Days after the Execution Date, the Mirant Parties and the California Parties will jointly request that FERC stay and take no further action in the FERC Gaming Proceeding pending the issuance of the Required Approvals and the occurrence of the other conditions precedent to the Settlement Effective Date. Within ten (10) Business Days after the Settlement Effective Date, the California Parties will withdraw their objections to the settlement between certain of the Mirant Parties and FERC trial staff in the FERC Gaming Proceeding, and will request approval of that settlement as proposed by certain of the Mirant Parties and FERC trial staff without change or modification thereto. Nothing in this Agreement or FERC’s approval thereof shall be deemed to affect the allocation of the payments made by certain of the Mirant Parties pursuant to FERC’s

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orders in the FERC Gaming Proceeding or to prejudice the right of any Settling Participant to advocate any particular method for allocating such payments among potential recipients.

5.1.3                        Satisfaction of Aggregate Allowed Claim and CERS Allowed Claim. Unless the Parties agree otherwise, and subject to Section 3.6, the Aggregate Allowed Claim and the CERS Allowed Claim shall be satisfied in the same manner, at the same time, and to the same extent as, and not less favorably than, the allowed claims of other general unsecured MAEM creditors and any other Debtors consolidated with MAEM for purposes of the MAEM Plan (in the event that one or more other Debtors are substantively consolidated with MAEM).

5.1.4                        Distributions. The Mirant Parties shall ensure that the Aggregate Allowed Claim Benefits are distributed to the Liquidating Trust, the Mirant Refund Escrow or such other escrow fund as the California Parties may designate pursuant to this Agreement, but shall otherwise have no responsibility for ensuring that the California Parties obtain their allocated shares of any distributions on account of the Aggregate Allowed Claim Benefits. Distributions under the MAEM Plan for or on account of the Aggregate Allowed Claim and the CERS Allowed Claim shall be without offset, defense or reduction on account of any claim or counterclaim of the Mirant Parties against any of the California Parties.

5.2                                 CERS Allowed Claim. As of the Settlement Effective Date, CERS shall have, in addition to its allocated share of the Aggregate Allowed Claim, an allowed, prepetition, non-priority general unsecured claim against MAEM in its Bankruptcy Proceeding in the aggregate, fixed, liquidated amount of $2,250,000 (the “CERS Allowed Claim”). CERS and the Mirant Parties acknowledge and agree that Proof of Claim Nos. 7,549 through 7,555 filed by CERS in the Bankruptcy Proceedings shall be deemed satisfied in their entirety by the CERS Allowed Claim insofar as they assert claims for “overcharges on short term purchases due to billing or accounting errors” or otherwise relate to reconciliation of payments reflected on invoices for transactions conducted during 2000 and 2001, and the remaining portions of such proofs of claim shall be released pursuant to Article IX, subject to the terms and conditions specified therein.

5.2.1                        If the CERS Allowed Claim is not approved as part of a Bankruptcy Rule 9019 Motion or any Rule 9019 Supplemental Solution filed in accordance with Section 3.2, and a Termination Event has not occurred and does not occur, then the Parties agree that CERS shall have an allowed unsecured claim of $2,250,000 against MAEM solely for voting and feasibility purposes (and shall have no other allowed claim for such purposes, except in connection with the Aggregate Allowed Claim and the allowed administrative expense claim provided for in Section 5.3.6). CERS shall be impaired and entitled to vote on the MAEM Plan as the holder of the CERS Allowed Claim.

5.2.2                        Each of the Mirant Parties and CERS hereby irrevocably waives any rights they may otherwise have under Section 502(j) of the Bankruptcy Code with respect to the CERS Allowed Claim.

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5.2.3                        Distributions under the MAEM Plan for or on account of the CERS Allowed Claim shall be made to the Liquidating Trust or such other trust, account or person as may be directed by CERS.

5.3                                 Assignment of Receivables To California Parties.

5.3.1                        Estimated Receivables. The Parties acknowledge that, as of the Execution Date, the PX holds in the PX Settlement Clearing Account certain undistributed funds relating to transactions in the markets of the PX and the CAISO. As of the Execution Date, MAEM has a claim to unpaid receivables due from the CAISO and PX markets, before interest and potential subsequent adjustments by FERC in the FERC Refund Proceeding, in the PX Settlement Clearing Account for transactions in or through the PX and the CAISO during the period January 1, 2000 through June 20, 2001 equal to $283,231,269, which reflects a reversal of offsets of $815,238 in estimated PX wind-up expenses and application of the soft cap (as calculated in accordance with FERC’s order of April 26, 2001 in the FERC Refund Proceeding), plus $36,691,563, which reflects a reversal of the soft cap, thereby increasing the $283,231,269 to $319,922,833 (“Estimated Receivables”).

5.3.2                        Assignment of MAEM Receivables. Effective as of the Settlement Effective Date and notwithstanding anything to the contrary in Section 5.1.1.2, (i) the Mirant Parties shall, and do hereby, assign, sell, transfer, convey and deliver to the California Parties and (ii) the California Parties shall, and do hereby, assume, purchase, acquire and accept all of the Mirant Parties’ right, title and interest in and to the MAEM Receivables and all claims, rights of action and defenses otherwise available to the Mirant Parties or the other Debtors arising from or relating to the MAEM Receivables, whether in the Preparatory Rerun process, in the FERC Refund Proceeding, or through any other CAISO or PX settlements adjustment permitted under the applicable CAISO or PX tariffs, provided that nothing in this Article V shall affect any rights, obligations, claims or defenses, to the extent they exist, between or among any of the Mirant Parties or the other Debtors related to the MAEM Receivables, and provided further that the rights, obligations, claims and defenses retained under the preceding proviso shall not include any rights, obligations, claims or defenses that could result in any claim against the California Parties related to the MAEM Receivables or diminish the value of the MAEM Receivables to the California Parties. The Mirant Parties’ transfer of all their rights, title and interest in and to the MAEM Receivables is “as is” and without recourse, and is free and clear of all liens, claims, encumbrances and interests of any kind whatsoever in accordance with Section 363(f) of the Bankruptcy Code, and the California Parties’ interest in the MAEM Receivables shall be automatically perfected by the order of the Mirant Bankruptcy Court granting the Required Approval. The term “without recourse” in the foregoing sentence shall not limit or be construed as limiting in any way any rights the California Parties have with respect to the Mirant Parties pursuant to the express written provisions, representations and warranties of this Agreement. The Mirant Parties and the other Debtors shall have no obligation to take any action to collect any MAEM Receivables after the MAEM Receivables are assigned to the California Parties apart from cooperating in the release of data and providing any releases or waivers that are reasonably necessary to implement the FERC Settlement Order. The Parties

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acknowledge and agree that the assignment of the MAEM Receivables includes the right to interest on such MAEM Receivables pursuant to the FERC Interest Determination. The Mirant Parties, including MAEM, shall have no liability or obligation for paying or otherwise ensuring the payment of any interest amount to any Settling Participant with respect to the MAEM Receivables.

5.3.3                        Scope of Assigned Receivables. Except as otherwise expressly provided herein, the MAEM Receivables shall include any and all positive or negative allocations of charges or credits that may be made by the CAISO or the PX that cause an adjustment positive or negative to the MAEM Receivables as a result of or on account of the CAISO and PX transactions by or with respect to MAEM during the period January 1, 2000 through June 20, 2001. Other than in the circumstances described in Section 6.6.3, to the extent that the CAISO or the PX is determined in any future proceeding or for any reason to owe any additional amounts to MAEM or be owed any additional amounts by MAEM for such period, such amounts are, subject to the provisions of Section 6.6.6, assigned to or become the responsibility of the California Parties, provided that nothing in this sentence shall be construed as relieving MAEM of its responsibility for PX wind-up expenses for the period specified below. Charges or credits that pertain to transactions by the Mirant Parties or their affiliates in the CAISO or the PX during periods outside the period January 1, 2000 through June 20, 2001 are not MAEM Receivables assigned to the California Parties, and shall not in any way affect the MAEM Receivables. MAEM will remain obligated for any PX wind-up expenses associated with PX work performed prior to the Settlement Effective Date, as may be determined in FERC Docket Nos. ER02-2234, et al., and such amounts shall not constitute a part of the MAEM Receivables or be deductible from the MAEM Receivables, and shall be entitled to treatment in the Bankruptcy Proceedings as an allowed administrative expense claim under Section 503(b) of the Bankruptcy Code without the need to file a request for payment under Section 503(a) of the Bankruptcy Code. The California Parties will assume MAEM’s share, as may be determined by FERC, of all PX wind-up expenses associated with PX work performed after the Settlement Effective Date. FERC’s approval of this Agreement in the FERC Settlement Order shall constitute its direction (i) to the CAISO and the PX to recognize and implement the assignment of the MAEM Receivables and the treatment of PX wind-up expenses in accordance with this Agreement, and (ii) to the PX to reverse any offsets previously made to the MAEM Receivables to reflect PX wind-up expenses payable by MAEM under this Agreement.

5.3.4                        Representations and Warranties. The Mirant Parties represent and warrant that the full amount of the Estimated Receivables was reflected on the CAISO and PX accounts as they stood before and without regard to the Preparatory Rerun and Mitigation, and without regard to any interest owing to or by the Mirant Parties. The Mirant Parties further represent and warrant that (i) as of the Execution Date, the Mirant Parties are not aware of any material issue that is likely to arise that is unique to one or more of the Mirant Parties, as opposed to issues that are likely to be common to Market Participants generally, and that is expected to have a material adverse effect on the amount of the Estimated Receivables, and (ii) as of the Settlement Effective Date, none of the MAEM Receivables will have been pledged, hypothecated,

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encumbered, sold, transferred or otherwise assigned, whether voluntarily or involuntarily or by way of setoff or offset, in whole or in part.

5.3.5                        Definitions. For purposes of the representation in subpart (i) of Section 5.3.4, (i) a material issue is an issue (or collection of issues) with a cumulative likely adverse impact of $3,000,000 or more on the actual amount of the Estimated Receivables, and (ii) issues that are likely to be common to Market Participants generally include any market, penalty or charge type adjustment that is administered across (a) the CAISO market or the PX market as a whole, even if the Mirant Parties are the only Market Participants affected for a particular time interval, or (b) all resources, including reliability must-run generating units, regarding energy or ancillary service deviation or other type of correction, even if a Mirant Party’s resource may be the only adjustment during a particular time interval.

5.3.6                        Authorized Disclosures: Interim Distributions. The Mirant Parties authorize the CAISO and the PX to disclose to the California Parties, subject to customary and appropriate confidentiality requirements limiting disclosure to third parties that are reasonably satisfactory to the Mirant Parties, data necessary to verify the amount of the MAEM Receivables, and the existence and amount of all liens or encumbrances thereon. After the Execution Date, the Mirant Parties shall advise the California Parties of any further receipts or payments, or obligations or charges, received from or due to the CAISO or the PX before final distributions under this Agreement. If any part of the Estimated Receivables is paid to the Mirant Parties after the Execution Date, then the Mirant Parties receiving such Estimated Receivables shall pay an equal amount, plus associated interest at the FERC Interest Rate, into the Mirant Refund Escrow, or such other escrow fund as the California Parties may designate, within two (2) Business Days after the Settlement Effective Date. The obligation of the Mirant Parties under the preceding sentence shall be entitled to treatment in the Bankruptcy Proceedings as an allowed administrative expense claim under Section 503(b) of the Bankruptcy Code without the need to file a request for payment under Section 503(a) of the Bankruptcy Code.

5.4                                 Allocation Matrix. No Mirant Party has any obligation to ensure that the consideration provided for under this Agreement is actually allocated in the manner specified in the Allocation Matrix, including on account of distributions through the PX, the CAISO or the PG&E Plan Escrow, provided that, in addition to fulfilling their duty of cooperation pursuant to Section 6.9.8, the Mirant Parties will provide data and releases and waivers to the extent necessary to implement this Agreement, in each case under reasonable terms and conditions and subject to confidentiality protections that are reasonably acceptable to the Mirant Parties.

ARTICLE VI
ALLOCATION AND DISPOSITION OF MAEM RECEIVABLES AND
AGGREGATE ALLOWED CLAIM BENEFITS

6.1                                 Escrow Accounts. No later than ten (10) Business Days after the Settlement Effective Date, the California Parties shall establish an escrow account (the

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“Mirant Refund Escrow”) for the purpose of receiving, holding and transferring the MAEM Receivables and other funds, including any funds received from the Liquidating Trust, to the extent provided for herein. The California Parties shall also establish a separate escrow account (the “California Litigation Escrow”) for the purpose of receiving, holding and transferring such portion of the MAEM Receivables and other funds, including any funds received from the Liquidating Trust, required or permitted herein to be transferred to the California Litigation Escrow as they may agree upon among themselves. The costs of creating and maintaining the Mirant Refund Escrow, the California Litigation Escrow, and any other escrow accounts created in connection with this Agreement shall be the responsibility of the California Parties. In the event that both the Mirant Refund Escrow and the California Litigation Escrow are not available to begin receiving funds ten (10) Business Days after the Settlement Effective Date, then all time periods provided in this Agreement for the payment of funds that include payments to or from the Mirant Refund Escrow or the California Litigation Escrow shall be extended by the number of days between the tenth (10th) Business Day after the Settlement Effective Date and the date on which both the Mirant Refund Escrow and the California Litigation Escrow are available to begin receiving funds.

6.2                                 Transfer and Disposition of MAEM Receivables.

6.2.1                        Notice to the CAISO and the PX. No later than six (6) Business Days after the Settlement Effective Date, the California Parties shall advise the CAISO and the PX that the full amount of the MAEM Receivables that have been assigned to the California Parties pursuant to Section 5.3, as well as the associated interest on such amount, shall be applied to the funding of the consideration provided for in this Agreement, including Deemed Distributions, as provided for in Section 6.3.

6.2.2                        Transfer to Mirant Refund Escrow. No later than ten (10) Business Days after the Settlement Effective Date, the PX shall transfer a cash payment from the PX Settlement Clearing Account to the Mirant Refund Escrow, equal to the Estimated Receivables, excluding interest thereon, (i) less an amount equal to the total of all Deemed Distributions pursuant to Section 6.5.5, (ii) less an amount equal to all distributions of funds relating to the period January 1, 2000 through June 20, 2001 (including interest thereon) that have been paid by the CAISO or the PX to the Mirant Parties after the Execution Date but prior to such cash transfer, (iii) less the amount set forth in Section 6.2.3, (iv) plus the amounts owed by Market Participants with negative allocations shown on the Allocation Matrix. The Mirant Parties will comply with their obligations as specified in other provisions of this Agreement, but shall have no additional obligations with respect to the amount referenced in this Section 6.2.2, including with respect to whether such amount is actually transferred or deposited into the Mirant Refund Escrow.

6.2.3                        Transfer to California Litigation Escrow. Concurrently with the transfer of funds to the Mirant Refund Escrow that is required under Section 6.2.2, the PX shall transfer a cash payment in the amount of $112,036,394 from the PX Settlement Clearing Account to the California Litigation Escrow, which payment shall comprise the following amounts: (i) $35,836,394 to be allocated as the California Parties may agree

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among themselves, with such amount not to be considered to be a refund attributable to the Refund Period for purposes of the allocation of shortfalls and excesses among the California Parties; plus (ii) $76,200,000 for bilateral claims made by CERS against MAEM, to be allocated to CERS. Upon a final determination of the amount of the MAEM Receivables, the PX shall transfer and deposit into the California Litigation Escrow the amount, if any, by which the MAEM Receivables exceed the amounts transferred pursuant to Section 6.2.2 and this Section 6.2.3. The Mirant Parties will comply with their obligations as specified in other provisions of this Agreement, but shall have no additional obligations with respect to the amount referenced in this Section 6.2.3, including with respect to whether such amount is actually transferred or deposited into the California Litigation Escrow.

6.2.4                        Stay of Distribution. The FERC Settlement Order shall constitute FERC’s direction that, notwithstanding any orders issued by FERC requiring or authorizing distributions by the CAISO or the PX, or directing the payment of refunds, the CAISO and the PX shall make no distribution or transfer of all or any portion of the MAEM Receivables, and no refunds associated with sales by the Mirant Parties in the CAISO and the PX markets shall be effectuated with respect to any Settling Participant, whether by payment or accounting adjustment, prior to the earlier of (i) the termination of this Agreement pursuant to Section 2.8, or (ii) the Settlement Effective Date.

6.3                                 Attribution of Receivables to Time Periods. The California Parties will agree among themselves which portions of the Estimated Receivables relate to the Pre-October Period, to the Refund Period, and, within the Refund Period, to the Pre- January 18 Period and the Post-January 17 Period for the purpose of adjusting their recoveries in the event of any shortfall or excess referenced in Section 6.6. The Allocation Matrix contains an allocation to these three time periods of refunds available for Settling Participants. The amounts shown in the Allocation Matrix reflect, among other things, an allowance of 50 percent of the Fuel Cost Allowance claims previously submitted by the Mirant Parties in the FERC Refund Proceeding.

6.4                                 Fuel Cost Allowance Claim.

6.4.1                        Fuel Cost Allowances. The Mirant Parties shall not seek any additional Fuel Cost Allowance as against the Settling Participants for the period beginning January 1, 2000 through June 20, 2001. The Fuel Cost Allowance provided for herein shall, as to the total amounts applicable to the market as a whole, remain fixed as to the Parties and Additional Settling Participants. The proposed allocation of charges for such allowance to individual Market Participants, which is currently based on gross load, shall be subject to adjustment and “true up” to comply with the FERC Allowances Determination. Because the charges for Fuel Cost Allowances can exceed the refunds due to a Market Participant, some Market Participants may be shown as owing money in the allocation. Such Market Participants that become Settling Participants (“Net Payers”) will not receive or be liable for payment until the date that FERC requires Market Participants to pay such allowances in the FERC Refund Proceeding, at which time the payments owed to or owing from such Net Payers will be adjusted based on FERC’s determinations concerning allocation of the Fuel Cost Allowances.

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6.4.2                        Non-Settling Participants. The Settling Participants agree that they will not challenge or oppose any Mirant Party’s defense of its Fuel Cost Allowance claim as against Non-Settling Participants, will not seek discovery or other relief against any Mirant Party’s claims against Non-Settling Participants and will not assist any other party’s claim or defense against any Mirant Party with respect to a Mirant Party’s Fuel Cost Allowance claims. Nothing in this Section 6.4.2 shall affect the Settling Participants’ rights to advocate any particular method for allocating a Mirant Party’s Fuel Cost Allowance among Market Participants.

6.4.3                        FERC Filing. The California Parties agree to support a joint filing, if the Mirant Parties elect to make one, requesting that FERC waive application of FERC’s December 20, 2004 order in the Refund Proceeding, 109 FERC ¶61,297, with respect to any Mirant Party’s obligation to file an audited Fuel Cost Allowance claim until after FERC issues the FERC Settlement Order, and to not require the Mirant Parties to submit an audited Fuel Cost Allowance claim if FERC approves this Agreement in the FERC Settlement Order. All Additional Settling Participants that opt into the Settlement and this Agreement pursuant to Article XI agree to comply with the provisions of this Section 6.4 to the same extent as is required of the California Parties.

6.4.4                        Continued Defense of Fuel Cost Allowance Claim. If and to the extent that FERC does not grant either motion made pursuant to Section 6.4.3, the Mirant Parties shall continue to defend their Fuel Cost Allowance claims as to Non-Settling Participants, notwithstanding any other provision of this Agreement, and the Mirant Parties shall, at their own expense, submit their fuel cost data and claim to the auditor. Subject to the occurrence of the Settlement Effective Date, the California Parties shall reimburse the Mirant Parties for the auditor costs (including amounts invoiced by the auditor in connection with the collecting and receiving of the Mirant Parties’ fuel cost data and claims as directed by the auditor), and any other reasonable third-party costs that the Mirant Parties incur in defense of their Fuel Cost Allowance claims following the Execution Date. Reimbursements required of the California Parties under this Section 6.4.4 shall be made on an ongoing basis upon the later to occur of five (5) Business Days after the Settlement Effective Date, or fifteen (15) Business Days after the California Parties’ receipt from the Mirant Parties of invoices and supporting documentation showing the amount of such reimbursable costs that have been incurred by the Mirant Parties following the Execution Date. After the submittal of the initial invoice or series of invoices, the Mirant Parties shall submit invoices for reimbursement under this Section 6.4.4 on a monthly basis. The California Parties may, at their sole discretion, determine the level of expenses that they are willing to bear under this provision, in which case (i) the California Parties shall deliver notice to the Mirant Parties that they no longer intend to pursue the defense of the Fuel Cost Allowance claim, and shall bear all reasonable costs and expenses incurred or accrued through the date on which the Mirant Parties receive such notice, and (ii) the Mirant Parties shall not be obligated to continue the defense of the Fuel Cost Allowance claim after the date of their receipt of such notice from the California Parties, and shall not be obligated to incur or pay any costs or expenses associated with the Fuel Cost Allowance claim that are not paid or reimbursed by the California Parties. By providing the notice referenced in subpart (i) of the preceding sentence, the California Parties may, subject to the terms of

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the preceding sentence, discontinue funding of the defense of Fuel Cost Allowance claims relating to specific time periods, in which case the Mirant Parties will be obligated to continue to defend their Fuel Cost Allowance claims only as to time periods for which the California Parties are providing continued funding.

6.4.5                        Assignment of Recoveries. In addition to the transfer of the MAEM Receivables to the California Parties, as provided in this Agreement, the Mirant Parties hereby assign, sell, transfer, convey and deliver to the California Parties, free and clear of all liens, claims, encumbrances, or interests of any kind or nature whatsoever, pursuant to Section 363(f) of the Bankruptcy Code, and effective on the Settlement Effective Date, any recoveries of their Fuel Cost Allowance claims from Non-Settling Participants. Such recoveries shall be attributed to, and divided between, the Pre-January 18 Period and the Post-January 17 Period by the California Parties. Nothing in this Section 6.4 shall restrict the ability of the California Parties to continue to participate in any existing proceeding, or to initiate or participate in any future proceeding, insofar as such proceeding concerns a Fuel Cost Allowance claim made by a supplier other than any Mirant Party.

6.5                                 Allocation to Refund Recipients.

6.5.1                        Refunds. Subject to the adjustments set forth herein, each Settling Participant shall be allocated the net refund amounts shown for that Settling Participant on the Allocation Matrix.

6.5.2                        Net Refund Recipients. Except as provided for Deemed Distribution Recipients, the net refunds to be paid to each Settling Participant that is owed net refunds after consideration of amounts that the particular Settling Participant may itself owe to the market in the form of refunds as calculated in exhibits CPX 51 and CAISO 30 in the FERC Refund Proceeding (such Settling Participants are referred to herein as “Net Refund Recipients”) shall be paid from the Mirant Refund Escrow in the form of cash.

6.5.3                        Allocation of Aggregate Allowed Claim Benefits. The Aggregate Allowed Claim Benefits shall be allocated by separate agreement among the California Parties. The share of the Aggregate Allowed Claim Benefits allocated to each California Party, shall be paid (i) to the California Party, (ii) to an escrow fund designated by the California Party, or (iii) to the Liquidating Trust in accordance with the election of that California Party, notice of which shall be provided in writing to the Mirant Parties no later than five (5) Business Days after receiving written notice from the Mirant Parties that the Aggregate Allowed Claim Benefits are available for distribution as provided in Section 5.1.4.

6.5.4                        Anomalous Bidding Investigation. Within five (5) Business Days after the transfer provided for in Section 6.2.2, a portion of the cash payments transferred pursuant to Section 6.2.2 equal to the total of all Non-Settling Participants’ allocable shares of the $24,000,000 in refunds for the Pre-October Period as shown on the Allocation Matrix shall be transferred to an account specified by OMOI

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contemporaneously with the distributions required in Section 6.2.2. Such consideration shall be allocated by FERC as part of its resolution of the anomalous bidding investigation in Docket No. IN03-10. Nothing herein shall preclude any Party from advocating any particular refund allocation or methodology with respect to this amount.

6.5.5                        Deemed Distributions. PG&E and other Settling Participants (if any) having an outstanding payable to the PX, or owing net refunds as calculated in exhibits CPX 51 and CAISO 30 in the evidentiary hearing in Docket Nos. EL00-95, et al. (“Deemed Distribution Recipients”), shall not receive a cash payment from the Mirant Refund Escrow but shall instead receive their refund share as shown in the Allocation Matrix through an offset to their outstanding payable to the PX or net refund obligation (a “Deemed Distribution”). The Parties agree, and the FERC Settlement Order shall constitute FERC’s determination, that the PG&E Plan Escrow may be reduced in an amount equal to PG&E’s Deemed Distributions under this Agreement. Other Settling Participants who do not qualify as Net Refund Recipients shall also receive their allocable refunds in the form of an offset against their outstanding market obligations. Exhibit H contains a list of parties in addition to PG&E that will be Deemed Distribution Recipients if they become Additional Settling Participants in accordance with Article XL.

6.5.6                        Timing. Except as provided in Sections 6.5.5, 6.5.6 and 6.5.7, principal payments on refunds reflecting the amount shown in the Allocation Matrix, either in the form of cash from the transferred Estimated Receivables or through the offset of payables provided for in the case of Deemed Distributions, shall be effectuated for Settling Participants, including Additional Settling Participants, no later than twenty (20) Business Days after the Settlement Effective Date. Distributions of the Aggregate Allowed Claim Benefits shall be effectuated no later than twenty (20) Business Days after the distribution from the MAEM Plan to the California Litigation Escrow or Liquidating Trust as designated by the California Parties pursuant to Section 5.1.4.

6.5.7                        Interest. The PX shall pay to the Mirant Refund Escrow interest payable with respect to the MAEM Receivables within ten (10) Business Days after the later of (i) the Settlement Effective Date, and (ii) the date on which FERC issues an order finally determining interest and shortfalls associated with the CAISO and PX settlement reruns and refund calculations regardless of whether such order is subject to requests for stay, rehearing or appeals provided that such order has not been stayed (“FERC Interest Determination”), and interest amounts will be paid from the Mirant Refund Escrow to the Settling Participants within ten (10) Business Days after such distribution to the Mirant Refund Escrow. The amount of interest to be paid to Settling Participants associated with the refunds provided pursuant to this Agreement shall be determined in the FERC Interest Determination, provided that, to the extent amounts are held in the Mirant Refund Escrow, Settling Participants shall be paid interest on such amounts at the interest rate earned by that escrow account. Funds held in the California Litigation Escrow shall earn the rate of interest applicable to that escrow account. Funds held in the Liquidating Trust shall earn the rate of interest applicable thereto. To the extent that the Settling Participants are entitled to payment from the Liquidating Trust, the Mirant Refund Escrow, or the California Litigation Escrow, each will be entitled to a proportionate share of interest at the escrow or trust interest rate to the extent interest has been earned on such

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funds while in the escrow account or Liquidating Trust and, in the case of the funds held in the Liquidating Trust, the terms of the Liquidating Trust so provide. The refunds for the Pre-October Period shall not bear any interest except for any pro rata share of interest that is earned on those amounts in the Mirant Refund Escrow itself. Nothing in this Agreement requires any Mirant Party to pay any interest to any Settling Participant at any time on the Aggregate Allowed Claim or the CERS Allowed Claim.

6.5.8                        CERS Amount. From the amount of refunds that otherwise are due to CERS pursuant to Sections 6.5.1 or 6.5.3 (excluding any refunds allocated to short term bilateral sales made to CERS by MAEM), an amount determined solely by CERS shall be withheld in the Mirant Refund Escrow, or other escrow specified by CERS, in order to pay any claims against CERS arising under Section 6.6.5.2 and any of Sections 6.8.1 through 6.8.5 (amounts held in escrow pursuant to this Section 6.5.8 are denoted as the “CERS Escrow”). CERS may withdraw funds from the CERS Escrow (i) from time to time with the prior written consent of the California Utilities if CERS can demonstrate to the reasonable satisfaction of the California Utilities that, after giving effect to such withdrawal, the CERS Escrow shall have sufficient funds on deposit to satisfy in full the aforementioned obligations, and (ii) in whole or in part following the later to occur of the following, provided that all claims of CERS arising under Section 6.6.5.2 or any of Sections 6.8.1 through 6.8.5 have been paid in full: (a) issuance by FERC of the FERC Receivables Determination and the final resolution of any requests for rehearing or any appeals thereof, or, if no such requests for rehearing or appeals are filed, the lapse of any period within which such requests or appeals must be filed; (b) issuance by FERC of the FERC Refund Determination and the final resolution of any requests for rehearing or any appeals thereof, or, if no such requests for rehearing or appeals are filed, the lapse of any period within which such requests or appeals must be filed; (c) issuance by FERC of the FERC Interest Determination and the final resolution of any requests for rehearing or any appeals therefrom or, if no such requests for rehearing or appeals are filed, the lapse of any period within with such requests for rehearing or appeals must be filed; or (d) issuance by FERC of the FERC Allowances Determination and the final resolution of any requests for rehearing or appeals therefrom or, if no such requests for rehearing or appeals are filed, the lapse of any period within which such requests for rehearing or appeals must be filed.

6.5.9                        Funds in the California Litigation Escrow. All funds in the California Litigation Escrow shall be distributed in accordance with a separate agreement among the California Parties. Distributions from the California Litigation Escrow will accrue interest only from the date the California Litigation Escrow is funded and at the rate of interest earned on the funds held therein.

6.5.10                  Non-Settling Participants. Subject to Section 6.6.6, the California Parties shall pay to the CAISO and/or the PX, from the Mirant Refund Escrow, the California Litigation Escrow or otherwise, any refunds due to Non-Settling Participants by the Mirant Parties in connection with transactions in the CAISO or the PX markets during the Refund Period, as determined by FERC in the FERC Refund Proceeding. Notwithstanding the foregoing, Non-Settling Participants shall not receive any accelerated payment of the Mirant Parties’ refunds under the Settlement or this

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Agreement and shall not be guaranteed any specific level of refunds. Debtors reserve all of their rights, defenses and offsets with respect to each Non-Settling Party.

6.5.11                  Mirant Parties. None of the Mirant Parties or other Debtors shall be a claimant for any of the funds to be allocated to the Settling Participants pursuant to the terms of this Agreement or the Implementing Agreements, except as specified in Article VIII and/or the CC8 Escrow Agreement.

6.6                                 Shortfalls and Excesses. Subject to the limitations and allocations of responsibility set forth in this Section 6.6, the California Parties shall be at risk for adjusting their own recoveries under this Agreement in light of shortfalls arising from the Mirant Parties’ transactions in the CAISO or the PX markets for the Refund Period, as determined in the FERC Refund Proceeding, and shall be entitled to the benefit of any additional amounts, including as a result of the FERC Refund Determination, that are found to be owing to the Mirant Parties for such transactions in the Refund Period.

6.6.1                        Receivables Shortfall and Receivables Excess. The amount, if any, by which the MAEM Receivables for any time period is less than the appropriate portion of the Estimated Receivables allocated to that period shall be referred to herein as a “Receivables Shortfall.” The amount if any, by which the MAEM Receivables for any time period exceeds the appropriate portion of the Estimated Receivables allocated to that period shall be referred to herein as a “Receivables Excess.”

6.6.2                        Refund Shortfall and Refund Excess. The amount, if any, by which the total of the amounts allocated in the Allocation Matrix to Non-Settling Participants for a particular time period is insufficient to satisfy refund obligations payable by the Mirant Parties to Non-Settling Participants, as determined in the FERC Refund Determination, for the same time period shall be referred to herein as a “Refund Shortfall.” The amount, if any, by which the total of the amounts allocated in the Allocation Matrix to Non-Settling Participants for a particular time period exceed the amounts needed to satisfy refund obligations payable by the Mirant Parties to Non-Settling Participants, as determined in the FERC Refund Determination, for the same time period shall be referred to herein as a “Refund Excess.”

6.6.3                        MAEM Responsibility. MAEM is solely responsible to Non-Settling Participants for Refund Shortfalls relating to the Pre-October Period, and shall solely be entitled to Refund Excesses relating to the Pre-October Period. None of the Mirant Parties, including MAEM, shall be responsible to Settling Participants or to Non-Settling Participants for a Receivables Shortfall or a Refund Shortfall relating to the Pre-January 18 Period or Post-January 17 Period, and the Mirant Parties shall not be entitled to claim any interest or right to a Receivables Excess or a Refund Excess relating to the Pre-January 18 Period or Post-January 17 Period. Additionally, none of the Mirant Parties, including MAEM, shall be responsible to Settling Participants or to Non-Settling Participants for a Receivables Shortfall relating to the Pre-October Period, and shall not be entitled to claim any interest or right to a Receivables Excess relating to the Pre-October Period.

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6.6.4                        Distributions to Non-Settling Participants. As set forth in more detail in Section 6.6.5, and subject to the limitations of Section 6.6.6, the California Parties shall pay to the CAISO and/or the PX, from the Mirant Refund Escrow, the California Litigation Escrow or otherwise, the Refund Shortfall for each Non-Settling Participant for the Pre-January 18 Period and the Post-January 17 Period. Such payment shall be made within the time period FERC establishes for the payment of refunds in the FERC Refund Proceeding. The CAISO and/or PX shall distribute the Refund Shortfall to each Non-Settling Participant in the manner provided in the FERC Refund Determination.

6.6.5                        Responsibility for Shortfalls and Excesses. Subject to the provisions of Section 6.6.6, Refund Shortfalls and Receivables Shortfalls associated with the Pre-January 18 Period and Post-January 17 Period will be paid by the California Parties as provided in Section 6.6.5.1 and 6.6.5.2. To the extent there is a Receivables Excess or Refund Excess for the Pre-January 18 Period and Post-January 17 Period, such Receivables Excess or Refund Excess shall be transferred to the California Litigation Escrow and shall be allocated as provided in Sections 6.6.5.1 and 6.6.5.2. Receivables Shortfalls associated with the Pre-October Period will be paid by the California Parties as provided in Section 6.6.5.3. To the extent there is a Receivables Excess for the Pre-October Period, such Receivables Excess shall be transferred to the California Litigation Escrow and shall be allocated as provided in Sections 6.6.5.3.

6.6.5.1               Pre-January 18 Period. Each of the California Utilities shall be responsible for its share of any Refund Shortfall or Receivables Shortfall allocated to the Pre-January 18 Period, as well as for its share of any Refund Shortfall or Receivables Shortfall attributable to transactions in the PX during the period beginning on January 18, 2001 and ending on January 31, 2001 (such transactions, the “January PX Transactions”). Any such responsibility shall be deemed to be a reversal of amounts allocated to the California Utilities under this Agreement and shall be paid to the CAISO and/or the PX from the amounts allocated to the California Utilities, on a pro rata basis determined with reference to the principal amount of the refunds (including Deemed Distributions) allocated to each of the California Utilities under this Agreement for that period. The California Utilities shall be entitled to payment of any Refund Excess or Receivables Excess allocated to the Pre-January 18 Period and January PX Transactions. Said amount shall be paid on a pro rata basis determined with reference to the total principal amount of the refunds (including Deemed Distributions) allocated to each of the California Utilities under this Agreement for that period.

6.6.5.2               Post-January 17 Period. Except with respect to the January PX Transactions, which shall be governed by Section 6.6.5.1, CERS shall be responsible for any Refund Shortfall or Receivables Shortfall allocated to the Post-January 17 Period, and shall be entitled to payment of any Refund Excess or Receivables Excess allocated to the Post-January 17 Period.

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6.6.5.3               Pre-October Period. Each of the California Utilities shall be responsible for its share of any Receivables Shortfall allocated to the Pre-October Period. Any such responsibility shall be deemed to be a reversal of amounts allocated to the California Utilities under this Agreement and shall be paid to the CAISO and/or the PX from the amounts allocated to the California Utilities, on a pro rata basis determined with reference to the principal amount of the refunds (including Deemed Distributions) allocated to each of the California Utilities under this Agreement for that period. The California Utilities shall be entitled to payment of any Receivables Excess allocated to the Pre-October Period. Said amount shall be paid on a pro rata basis determined with reference to the total principal amount of the refunds (including Deemed Distributions) allocated to each of the California Utilities under this Agreement for that period.

6.6.6                        Limitations on California Parties’ Obligations.

6.6.6.1               Limitation as to Amounts Owed. Notwithstanding any other provision of this Agreement, (i) the obligation of any California Party to pay money to Non-Settling Participants shall be limited to payment of claims in the FERC Refund Proceeding and the Lockyer v. FERC Remand arising from the Mirant Parties’ transactions in the CAISO or the PX markets during the Refund Period, and shall not encompass payment of claims arising from other transactions or in any other proceeding, and (ii) the obligation of any California Party to pay money under this Agreement (excluding Article VIII) shall not, in any event exceed the total amount of MAEM Receivables and/or Deemed Distributions allocated to that California Party pursuant to this Agreement for the applicable period.

6.6.6.2               Settlement with Non-Settling Participants. The Mirant Parties retain the right to negotiate with and enter into settlements of claims with Non-Settling Participants, and such settlements may, subject to any necessary approvals, establish the amount of refunds payable to such Non-Settling Participants by the Mirant Parties, but, absent written consent of each of the California Parties, acting in their sole discretion, the amount of any such settlement that will be paid from the Mirant Refund Escrow, the California Litigation Escrow, or otherwise by the California Parties may not exceed the amount that would have been allocated to that Non-Settling Participant if it had become an Additional Settling Participant.

6.7                                 Sales Addressed. Without limiting the foregoing provisions of Section 6.6, nothing in this Agreement shall require the California Parties to bear any liability to any party relating to the Mirant Parties’ sales outside of the CAISO and the PX markets.

6.8                                 Effect of Subsequent FERC Orders and Appeals.

6.8.1                        If, as a result of a FERC order on rehearing, reconsideration, or remand, or an order by a court of appeals (in each case that is a final order that is no

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longer subject to appeal), the FERC Interest Determination is changed in a way that changes the amount of interest owed to Market Participants in the CAISO and/or the PX markets with respect to the MAEM Receivables, then the amount of interest paid on such receivables shall be trued-up among the CAISO, the PX and the California Parties, by way of refund or surcharge, with interest at the FERC Interest Rate or such other rate as FERC may determine to be applicable, to give full effect to the change from the FERC Interest Determination.

6.8.2                        If, as a result of a FERC order on rehearing, reconsideration, or remand, or an order by a court of appeals (in each case that is a final order that is no longer subject to appeal), the FERC Interest Determination is changed in a way that changes the interest amount paid to Settling Participants associated with refunds and other distributions pursuant to this Agreement, then the amount of such interest paid to Settling Participants shall be trued-up among the Settling Participants or between the Settling Participants and the Mirant Refund Escrow, by way of refund or surcharge, with interest at the FERC Interest Rate or such other rate as FERC may determine to be applicable, to give full effect to the change from the FERC Interest Determination.

6.8.3                        If, as a result of a FERC order on rehearing, reconsideration, or remand, or an order by a court of appeals (in each case that is a final order that is no longer subject to appeal), the FERC Allowances Determination is changed in a way that changes the allocation of Fuel Cost Allowances among the Settling Participants, then the amount of Fuel Cost Allowances paid to or by each Settling Participant pursuant to this Agreement shall be trued-up among such Settling Participants, by way of refund or surcharge, with interest at the FERC Interest Rate or such other rate as FERC may determine to be applicable, to give full effect to the change from the FERC Allowances Determination.

6.8.4                        If, as a result of a FERC order on rehearing, reconsideration, or remand, or an order by a court of appeals (in each case that is a final order that is no longer subject to appeal), the FERC Receivables Determination is changed in a way that changes the amount of the MAEM Receivables, then the amount of MAEM Receivables paid by the CAISO and the PX to the California Parties pursuant to this Agreement shall be trued-up among the CAISO, the PX and the California Parties, by way of refund or surcharge, with interest at the FERC Interest Rate or such other rate as FERC may determine to be applicable, to give full effect to the change from the FERC Receivables Determination.

6.8.5                        If, as a result of a FERC order on rehearing, reconsideration, or remand, or an order by a court of appeals (in each case that is a final order that is no longer subject to appeal), the FERC Refund Determination is changed in a way that increases or decreases the amount of refunds owed by MAEM to any particular Non-Settling Participant for the Pre-January 18 Period or the Post-January 17 Period, then the amount paid to or received from such Non-Settling Participant for the Pre-January 18 Period and the Post-January 17 Period shall be trued-up among the California Parties and such Non-Settling Participant, by way of refund or surcharge, with

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interest at the FERC Interest Rate or such other rate as FERC may determine to be applicable, to give full effect to the change to the FERC Refund Determination.

6.8.6                        All payments pursuant to this Section 6.8 shall be made at the time and in the manner specified by FERC or the court or appeals. If neither FERC nor the court of appeals specifies the time and manner for such payments, then such payments shall be made by wire transfer within twenty (20) Business Days after the issuance of the FERC or court of appeals order (in each case that is a final order no longer subject to appeal) changing the FERC Interest Determination, the FERC Allowances Determination, the FERC Receivables Determination, or the FERC Refund Determination, as applicable.

6.8.7                        None of the true-ups in this Section 6.8 shall affect or apply to the Mirant Parties.

6.9                                 FERC-Directed Compliance. The FERC’s approval of this Agreement in the FERC Settlement Order shall constitute its direction to each of the CAISO and the PX to do all of the following:

6.9.1                        General Accounting Treatment. The CAISO and the PX shall conform their books and records to reflect the distributions, transfers and status of accounts as provided for in this Agreement.

6.9.2                        Accounting Treatment of Assigned MAEM Receivables. The CAISO and the PX shall reflect on their books and records all distributions from the PX Settlement Clearing Account to the Mirant Refund Escrow and to the California Litigation Escrow that represent payments of amounts owed by the CAISO for the MAEM Receivables. The CAISO shall recognize, as a reduction in the amounts payable to it by the PX, all distributions from the PX Settlement Clearing Account under this Agreement that represent payments of amounts owed by the CAISO for the MAEM Receivables.

6.9.3                        Calculation of MAEM Receivables. The CAISO and PX shall calculate the amount of the MAEM Receivables, and submit those calculations for approval to FERC at the same time that they submit their calculations of receivables for other Market Participants. Within ten (10) Business Days after the FERC Receivables Determination, the CAISO and the PX shall divide the unpaid MAEM Receivables as determined in the FERC Receivables Determination between the Pre-October Period, the Pre-January 18 Period and the Post-January 17 Period, to the extent such division between time periods is not provided in the FERC Receivables Determination.

6.9.4                        Calculation and Accounting Treatment of Distributions To Settling Participants and Non-Settling Participants. The CAISO and the PX shall calculate the amount, if any, that the Mirant Parties would owe in refunds pursuant to FERC’s orders in the FERC Refund Proceeding for each of three time periods, the Pre-October Period, the Pre-January 18 Period and the Post-January 17 Period (“Unsettled

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Mirant Refund Amounts”), and shall submit those calculations for approval to FERC at the same time that they submit their calculations of refunds for other Market Participants.

6.9.4.1               Calculation of Refund Amounts For Individual Market Participants. Following the date of the FERC Refund Determination, but prior to the date on which refunds are to be paid pursuant to the FERC Refund Determination, the CAISO and the PX shall determine the portion of the Unsettled Mirant Refund Amounts that, absent this Agreement, would be deemed to be owed to each Settling Participant and Non-Settling Participant that is entitled to receive refunds (“Unsettled Participant Refund Amount”). The CAISO and the PX shall determine the Unsettled Participant Refund Amount for each Settling Participant and Non-Settling Participant by multiplying the Unsettled Mirant Refund Amounts for each respective time period by each such Participant’s percentage share of total refunds in the combined CAISO and PX markets for that time period.

6.9.4.2               Accounting Treatment of Distributions to Settling Participants. The CAISO and the PX shall reflect on their books and records that Settling Participants have, through this Agreement, been paid in full their share of all refunds allocated to them under this Agreement and shall not be entitled to receive the Unsettled Participant Refund Amount if different from the amount of refunds allocated to each respective Settling Participant under this Agreement.

6.9.4.3               Accounting Treatment of Deemed Distributions. The CAISO and the PX shall reflect Deemed Distributions on the books and records of the CAISO and the PX as reductions in the amounts owed to the CAISO or the PX by any Settling Participant that receives a Deemed Distribution.

6.9.5                        Adjustments. Any adjustments to the amounts shown in the Allocation Matrix pursuant to Section 6.4.1 or Section 6.8 will be reflected on the books and records of the CAISO and the PX when these amounts become known. Any such changes will be implemented through a compliance filing with, or order by, FERC.

6.9.6                        Interest Accrual. The CAISO and the PX shall reflect in their books and records, with respect to Settling Participants, that the accrual of interest at the FERC-established rate on principal amounts subject to the FERC Interest Determination as provided for in Section 6.5.5 ceases upon the distribution of funds from the PX or the CAISO to the Mirant Refund Escrow or to the California Litigation Escrow pursuant to this Agreement, or as may be accomplished through the implementation of Deemed Distributions, and, for purposes of the accounts of the PX and the CAISO, no interest on such funds shall accrue after distribution or crediting as a Deemed Distribution.

6.9.7                        Mirant Parties’ Collateral. The California Parties acknowledge and agree that (i) upon the Settlement Effective Date, all of the Mirant Parties’ liabilities in the PX with respect to the Settling Participants will be deemed billed and settled for purposes of the PX tariff, and (ii) within fifteen (15) Business Days of the Settlement Effective Date, the Mirant Parties shall be entitled to a release by the PX of any and all

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collateral posted by any of the Mirant Parties. FERC’s approval of this Agreement in the FERC Settlement Order shall constitute its direction to the PX to release and return all collateral provided by any Mirant Party, and to forego or otherwise withdraw all requests for additional collateral from any Mirant Party, in each case to the extent that such collateral or request for collateral applies to liabilities that are released by this Agreement, or involves an amount of collateral that is calculated taking into account such liabilities.

6.9.8                        Duty of Cooperation. Each Party shall reasonably and in good faith cooperate and take all reasonable steps to secure (i) the release of funds from the PX Settlement Clearing Account to the Mirant Refund Escrow or the California Litigation Escrow, as contemplated by this Agreement, (ii) the accounting treatment contemplated under this Article VI, and (iii) any other acts of the PX or the CAISO necessary to effectuate the terms of this Agreement. This duty of cooperation shall include making individual or joint requests to the PX or the CAISO, executing appropriate waivers, providing data, and providing other assistance to the PX and the CAISO as necessary to implement this Agreement.

6.9.9                        Tariff Waivers. FERC approval of this Agreement in the FERC Settlement Order shall constitute a grant of such waivers of the CAISO and the PX tariffs as may be necessary for the CAISO and the PX to disburse such funds as required by this Agreement, to account for transfers, allocations and distributions of funds as required by this Agreement, and to otherwise implement this Agreement.

6.10                           Mirant Refund Escrow Balance. Any amounts not distributed to Settling Participants pursuant to this Agreement that remain in the Mirant Refund Escrow after all refunds and associated interest have been paid to Settling Participants and Non-Settling Participants, as provided in this Agreement, shall be transferred to the California Litigation Escrow.

ARTICLE VII
MIRANT PARTIES’ COOPERATION AND PROSPECTIVE COMMITMENTS

7.1                                 FERC Market Behavior Rules. The Mirant Parties will comply with FERC’s market behavior rules as established in FERC Docket No. EL01-118, as those rules may be applicable and amended from time to time. The Mirant Parties agree that, as of the Settlement Effective Date, they will not pursue a challenge, by means of objection, rehearing, appeal or otherwise, of market behavior rules adopted or implemented pursuant to FERC’s Order of November 17, 2003 in Docket No. EL01-118, 105 FERC ¶ 61,218 (2003) and the May 19, 2004 order on rehearing, 107 FERC ¶ 61,175 (2004). This undertaking shall not preclude the Mirant Parties from (i) opposing any party’s challenges or objections that seek to modify the above-referenced orders, (ii) defending its behavior in specific enforcement actions or other FERC proceedings, or (iii) intervening in future proceedings to comment on how the market behavior rules should be interpreted or applied.

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7.2                                 CAISO Tariff Provisions. The Mirant Parties shall comply with applicable CAISO tariff provisions concerning must-offer obligations unless and until such time that FERC approves the termination of such obligation(s), as applicable, provided that all Parties are free to advocate changes in or interpretations of those tariff provisions.

7.3                                 Cooperation with the California Parties. The Mirant Parties shall cooperate with the California Parties in pursuing claims against suppliers other than the Mirant Parties and their Related Parties in the FERC Refund Proceeding relating to the period January 1, 2000 through June 20, 2001, by making available to the California Parties within a reasonable time, at the reasonable expense of the California Parties, who shall be obligated to pay the Mirant Parties’ reasonable out-of-pocket expenses associated with their cooperation under this Section 7.3, other than attorneys’ fees, and without obligating any Mirant Party to bear any expense under this Section 7.3, such information and documents as they may reasonably specify that are (i) relevant to such claims, (ii) in the Mirant Parties’ possession or control, and (iii) not privileged; provided that, if any such information or document contains proprietary and sensitive commercial material, such material will be provided under an agreement requiring that such information or document not be disclosed by the California Parties to any market participant’s “competitive duty personnel” (as that term is generally defined for purposes of protective orders entered in proceedings before FERC). As part of their ongoing cooperation obligations, the Mirant Parties shall make witnesses available for interviews and depositions by the California Parties at mutually convenient times and locations. The California Parties will seek information in a focused manner, and will work with the Mirant Parties to streamline information and requests as appropriate. The witness interviews, depositions and all documents disclosed will be subject to the existing or future confidentiality agreements and protective orders between the Mirant Parties and the California Parties and the confidentiality provisions of California Government Code Section 11180, et seq. OMOI shall be permitted to attend and ask questions at any such interview or deposition, and, at its request, shall be provided with copies of any written information provided through such cooperative efforts.

7.4                                 Cooperation with the California Attorney General. The Mirant Parties shall continue to cooperate with the California Attorney General’s investigations and litigation related to the California energy crisis, provided that (i) such cooperation shall not obligate the Mirant Parties to waive any privileges, and (ii) wherever possible, the California Attorney General shall ensure that the Mirant Parties’ obligations under this Section 7.4 are not duplicative of their obligations under Section 7.3. As part of their ongoing cooperation obligations, the Mirant Parties shall make witnesses available for interviews and depositions by the California Attorney General at mutually convenient times and locations and to produce documents as requested. The California Attorney General will seek information in a focused manner, and will work with the Mirant Parties to streamline information requests as appropriate. The witness interviews, depositions, and all documents disclosed pursuant to this Section 7.4 will be subject to the existing or future confidentiality agreements and protective orders between the California Attorney General and the Mirant Parties and the confidentiality provisions of California Government Code Section 11180, et seq. The documents produced by the Mirant Parties

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to the California Attorney General under this Section 7.4 or pursuant to subpoenas can be used by the California Attorney General in litigation against third parties (not including any Debtor) pursuant to a court approved protective order. The California Attorney General shall give reasonable notice to the Mirant Parties of its intent to use such documents in litigation which notice shall specify the terms of the protective order under which they may be used.

ARTICLE VIII
RELIABILITY MUST-RUN CONSIDERATION

8.1                                 Issuance of RMR Order. PG&E and the Mirant Parties agree to cooperate to request, promptly after the Settlement Effective Date, that FERC issue an order in FERC Docket Nos. ER98-495, ER98-1614, ER98-2145 and ER99-3603 regarding the initial decision of the Administrative Law Judge in those proceedings, 91 FERC ¶ 63,008 (2000) (“RMR Order”) at the earliest possible date thereafter. PG&E and the Mirant Parties further agree that the RMR Order shall have no effect upon any charges, including refunds, under the RMR Agreements incurred before January 1, 2005. PG&E and the Mirant Parties agree that each shall have the right to seek rehearing and appeal or modification of the RMR Order to the extent that it has any effect upon any such Party.

8.2                                 Settlement and Release. As of the Settlement Effective Date, PG&E and the Mirant Parties hereby waive and release all rights to any refunds or other claims of any kind (except for those specifically allowed herein) under or in connection with any RMR Agreement, arising from any circumstances existing prior to and including September 30, 2004, whether then owing or accrued and whether fixed, inchoate, contingent, liquidated or unliquidated, known or unknown, including those alleged in or arising from the FERC RMR Proceedings; provided, however, that neither this release of claims for refunds, nor any other provision of this Agreement, shall affect the rates set under the 2005 RMR FERC Settlement. The waiver set forth in Section 9.14 shall apply equally to the release provided for in this Section 8.2 as to the release of unknown claims. FERC’s issuance of the FERC Settlement Order shall constitute authority for PG&E to account for and dispose of all claims to any refunds or any other claims of any kind  (besides those specifically allowed herein) under or in connection with any RMR Agreement through the Reliability Services Balancing Account under PG&E’s Transmission Owner Tariff on file with FERC (the “RSBA”), as the RSBA or its application may be modified or superseded with authorization of the FERC, arising from any circumstances existing prior to the effective date of the FERC Settlement Order, whether then owing or accrued and whether fixed, inchoate, contingent, liquidated or unliquidated, including those alleged in or arising from the FERC RMR Proceedings.

8.3                                 Prospective RMR Rates. Nothing in this Agreement shall bar the Mirant Parties from seeking to change the RMR rate methodology in the future or arguing that a different methodology should be used in other proceedings involving similar rate issues. Notwithstanding any other provision of this Agreement, the Annual Fixed Revenue Requirement and other rate components in Schedule F of each RMR Agreement shall be established and fixed for the period January 1, 2005 through December 31, 2005 in accordance with the settlement among PG&E, the CAISO and certain Mirant Parties, as

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set forth in Exhibit G (the “2005 RMR FERC Settlement”), provided that (i) the 2005 RMR FERC Settlement shall be extended to include the period January 1, 2006 through December 31, 2008 if and when the CPUC has provided the Required Approval by entering into this Agreement as a Party in accordance with Sections 2.4.1 and 2.5 and the Settlement Effective Date has occurred, and (ii) the 2005 RMR FERC Settlement shall be extended by one year under the circumstances provided for in Section 2.2.1. The Mirant Parties and PG&E acknowledge and agree that, and the FERC Settlement Order shall constitute FERC’s direction that, during the period January 1, 2005 through December 31, 2008, subject to the condition in the preceding sentence as to the last three years of that period, the 2005 RMR FERC Settlement shall supercede and replace in its entirety the filing that certain Mirant Parties are required to file with FERC pursuant to Schedule F of the RMR Agreements.

8.4                                 Filing of the 2005 RMR FERC Settlement. PG&E and certain Mirant Parties shall, no later than January 31, 2005, jointly with the CAISO (i) file the 2005 RMR FERC Settlement with FERC, and (ii) request that FERC approve the 2005 RMR FERC Settlement in lieu of the filing that certain Mirant Parties are required to submit to FERC pursuant to Schedule F of the RMR Agreements. All Parties agree that they shall not oppose the 2005 RMR FERC Settlement. Subject to approval by the Mirant Bankruptcy Court, the 2005 RMR FERC Settlement (as applied only to calendar year 2005 and, subject to Section 2.2.1, to calendar year 2006) shall become effective and shall remain in effect regardless of whether or not the Settlement Effective Date ever occurs.

8.5                                 RMR Claim. PG&E shall receive an allowed, prepetition, non-priority general unsecured claim against Delta in its Bankruptcy Proceedings in an amount that will result in a total aggregate distribution to PG&E of $43,000,000 in cash and/or securities under the Delta Plan (the “RMR Claim”). The RMR Claim shall be free of offset, defense, reduction, claim or counterclaim of any kind whatsoever. Upon the effective date of the Delta Plan, and in accordance with the plan of distribution under the Delta Plan, Delta shall promptly deliver to PG&E cash and/or securities that are in proportions and have characteristics at least equal to the most favorable combination of cash and/or securities that are delivered under the relevant Mirant Plan to any holder of the MAG senior notes due in 2006 (“RMR Claim Plan Securities”) (provided, however, that if such notes are reinstated, Delta shall promptly deliver to PG&E cash and/or securities that are in proportions and have characteristics at least equal to the most favorable combination of cash and/or securities that are delivered to any holder of the highest quality MAG senior notes not reinstated) having an aggregate then-current value of $43,000,000, which value shall be determined using the Mirant Bankruptcy Court’s valuation of the RMR Claim Plan Securities in its confirmation order for the Delta Plan or other applicable Mirant Plan. As soon as practicable after its receipt of the RMR Claim Plan Securities from Delta, and subject to any limitations that may be specified in the Mirant Bankruptcy Court’s confirmation order for the Delta Plan or other applicable Mirant Plan, PG&E shall sell or cause the sale of the RMR Claim Plan Securities for cash. PG&E shall use commercially reasonable efforts to liquidate the RMR Claim Plan Securities in a manner that will maximize their liquidated value and minimize the effect on the market value of the RMR Claim Plan Securities. To the extent that the aggregate

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value of the cash proceeds, net of third-party transaction costs, from PG&E’s sale of the RMR Claim Plan Securities, as determined on the date on which PG&E has sold all of the RMR Claim Plan Securities, plus the cash received by PG&E in payment of the RMR Claim (if any), is less than $43,000,000, such shortfall (“RMR Claim Shortfall”) shall be recovered by PG&E in the manner specified below. PG&E shall notify Delta in writing of the amount of the RMR Claim Shortfall, and shall simultaneously provide Delta with documentation that demonstrates the value of the cash proceeds, net of third-party transaction costs, realized by PG&E from the sale of the RMR Claim Plan Securities (“RMR Claim Shortfall Notice”). PG&E thereafter shall be entitled to recoup the RMR Claim Shortfall by applying a monthly credit in each month after Delta’s receipt of the RMR Claim Shortfall Notice against amounts otherwise owing by PG&E to Delta during such month under the Wraparound Agreement in effect at the time an installment is credited, and such right of offset shall be secured by Delta’s right to receive payments under the Wraparound Agreements. Delta shall be entitled to accelerate the payment of any RMR Claim Shortfall at any time in its sole discretion by paying in cash whatever amounts have not been recovered through the crediting mechanism described in the preceding sentence, provided that if the RMR Claim Shortfall is not recovered in its entirety through such crediting mechanism within three (3) months after Delta’s receipt of the RMR Claim Shortfall Notice, PG&E shall notify Delta and MAG in writing of the outstanding amount of the RMR Claim Shortfall and MAG shall be obligated to make a cash payment to PG&E within two (2) Business Days following MAG’s receipt of such notice in the full amount of the remaining RMR Claim Shortfall. Delta or MAG, if applicable, shall pay PG&E interest on the outstanding amount of the RMR Claim Shortfall that remains unpaid within 30 days after Delta’s receipt of the RMR Claim Shortfall Notice, with such interest to be calculated at the FERC Interest Rate. All cash received by PG&E pursuant to this Section 8.5 shall be credited by PG&E to the RSBA contemporaneously with its receipt by PG&E and shall benefit PG&E’s ratepayers through a prospective reduction in reliability must-run costs.

8.6                                 SO2 Claim. PG&E shall receive an allowed, prepetition, non-priority general unsecured claim against Delta in its Bankruptcy Proceedings in an amount that will result in a total aggregate distribution to PG&E of $20,000,000 in cash and/or securities under the Delta Plan (the “SO2 Claim”). The SO2 Claim shall be free of offset, defense, reduction, claim or counterclaim of any kind whatsoever. The SO2 Claim shall be in full and complete satisfaction of Proof of Claim No. 6504 in the Bankruptcy Proceedings and PG&E shall release, withdraw and dismiss with prejudice Proof of Claim No. 6504 in accordance with Section 4.2.1. Upon the effective date of the Delta Plan, and in accordance with the plan of distribution under the Delta Plan, Delta shall promptly deliver to PG&E cash and/or securities that are in proportions and have characteristics at least equal to the most favorable combination of cash and/or securities that are delivered under the relevant Mirant Plan to any holder of the MAG senior notes due in 2006 (“SO2 Claim Plan Securities”) (provided, however, that if such notes are reinstated, Delta shall promptly deliver to PG&E cash and/or securities that are in proportions and have characteristics at least equal to the most favorable combination of cash and/or securities that are delivered to any holder of the highest quality MAG senior notes not reinstated) having an aggregate then-current value of $20,000,000, which value shall be determined using the Mirant Bankruptcy Court’s valuation of the SO2 Claim

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Plan Securities in its confirmation order for the Delta Plan or other applicable Mirant Plan. As soon as practicable after its receipt of the SO2 Claim Plan Securities from Delta, and subject to any limitations that may be specified in the Mirant Bankruptcy Court’s confirmation order for the Delta Plan or other applicable Mirant Plan, PG&E shall sell or cause the sale of the SO2 Claim Plan Securities for cash. PG&E shall use commercially reasonable efforts to liquidate the SO2 Claim Plan Securities in a manner that will maximize their liquidated value and minimize the effect on the market value of the SO2 Claim Plan Securities. To the extent that the aggregate value of the cash proceeds, net of third-party transaction costs, from PG&E’s sale of the SO2 Claim Plan Securities, as determined on the date on which PG&E has sold all of the SO2 Claim Plan Securities, plus the cash received by PG&E in payment of the SO2 Claim (if any), is less than $20,000,000, such shortfall (“SO2 Claim Shortfall”) shall be recovered by PG&E in the manner specified below. PG&E shall notify Delta in writing of the amount of the SO2 Claim Shortfall, and shall simultaneously provide Delta with documentation that demonstrates the value of the cash proceeds, net of third-party transaction costs, realized by PG&E from the sale of the SO2 Claim Plan Securities (“SO2 Claim Shortfall Notice”). PG&E thereafter shall be entitled to recoup the SO2 Claim Shortfall by applying a monthly credit in each month after Delta’s receipt of the SO2 Claim Shortfall Notice against amounts otherwise owing by PG&E to Delta in each such month under the Wraparound Agreement in effect at the time an installment is credited, as such amounts are determined after the credit for the RMR Claim Shortfall, if any, is applied, and such right of offset shall be secured by Delta’s right to receive payments under the Wraparound Agreements. Delta shall be entitled to accelerate the payment of any SO2 Claim Shortfall at any time in its sole discretion by paying in cash whatever amounts have not been recovered through the crediting mechanism described in the preceding sentence, provided that if the SO2 Claim Shortfall is not recovered in its entirety through such crediting mechanism within three (3) months after Delta’s receipt of the SO2 Claim Shortfall Notice, PG&E shall notify Delta and MAG in writing of the outstanding amount of the SO2 Claim Shortfall and MAG shall be obligated to make a cash payment to PG&E within two (2) Business Days following MAG’s receipt of such notice in the full amount of the remaining SO2 Claim Shortfall. Delta or MAG, if applicable, shall pay PG&E interest on the outstanding amount of the SO2 Claim Shortfall that remains unpaid within 30 days after Delta’s receipt of the SO2 Claim Shortfall Notice, with such interest to be calculated at the FERC Interest Rate. All cash received by PG&E pursuant to this Section 8.6 shall be treated consistently with section 11.7.3 of CPUC Decision No. 97-11-074, subject to any subsequent CPUC ratemaking determination.

8.7                                 Implementing Agreements.

8.7.1                        CC8 Escrow Agreement. Prior to the effective date of the Delta Plan, Delta, PG&E and the escrow agent thereunder shall execute the CC8 Escrow Agreement.

8.7.2                        Wraparound Agreements. As of the Execution Date, Delta and PG&E shall have executed, or shall execute, the Wraparound Agreements.

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8.7.3                        CC8 Transfer Agreement. PG&E, Delta and Mirant Special Procurement, Inc. shall use good faith, commercially reasonable efforts to negotiate and execute the CC8 Asset Transfer Agreement (including all agreements and documents included therein) on or before April 30, 2005. Subject to the terms and conditions of the CC8 Asset Transfer Agreement, as they may be modified pursuant to Section 1.1.32, and if the conditions precedent thereunder, as they may be modified pursuant to Section 1.1.32, to a transfer of the CC8 Assets are satisfied, Delta and Mirant Special Procurement, Inc. shall transfer and assign the CC8 Assets to PG&E or its designee, and PG&E or its designee shall receive and take assignment of the CC8 Assets, in each case in accordance with the terms and conditions to be specified in the CC8 Asset Transfer Agreement, as they may be modified pursuant to Section 1.1.32; provided that the transfer of the CC8 Assets to any such designee of PG&E shall be subject to the approval of the CPUC and the CPUC’s failure to approve the transfer of the CC8 Assets to such designee shall not be deemed to be a material change to the terms of the CC8 Asset Transfer Agreement for purposes of Section 1.1.32. The “CC8 Assets” shall include certain permits, facilities, contracts, equipment and real property owned or held by Delta, Mirant Special Procurement, Inc., or other subsidiaries of Mirant Corporation in connection with Delta’s planned development and construction of the nominally rated 530 megawatt Contra Costa Unit 8 Power Project (“CC8 Project”). As more specifically identified in the CC8 Asset Transfer Agreement, the CC8 Assets will consist of (i) two natural gas-fired combustion turbines and generators, one steam turbine and generator, associated heat recovery steam generator equipment, main step-up and auxiliary transformers, steam turbine condenser, certain permit and engineering work performed to date, the existing engineering, procurement and construction contract, the existing long-term service agreement, and queue assignments for electric and natural gas transmission interconnections, and (ii) real property rights or interests that are sufficient for the reliable and economic construction, ownership, operation and maintenance of the CC8 Project, as agreed by Delta, Mirant Special Procurement, Inc., and PG&E in the CC8 Asset Transfer Agreement. Notwithstanding anything to the contrary herein, the CC8 Assets shall not include (a) the existing generating units at the existing Pittsburg Power Plant or the existing generating units at the existing Contra Costa Power Plant, (b) other property and assets specified in the CC8 Asset Transfer Agreement, consistent with this Agreement, or (c) land that will be reserved for Delta and not transferred or leased, as specified in the CC8 Asset Transfer Agreement.

8.7.4                        Delta Plant Option Agreement. PG&E and Delta shall use good faith, commercially reasonable efforts to negotiate and execute the Delta Plant Option Agreement on or before April 30, 2005. The Delta Plant Option Agreement and the respective obligations of Delta and PG&E thereunder shall be subject to the following conditions and requirements.

8.7.4.1               If the Delta Plant Option Agreement is not executed by April 30, 2005, no CC8 Triggering Event shall be deemed to have occurred and neither Delta nor PG&E shall have any further liability or obligation with respect to Section 8.7.4 or the Delta Plant Option Agreement.

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8.7.4.2               If the Delta Plant Option Agreement is executed by April 30, 2005, neither the Delta Plant Option Agreement nor the respective obligations of Delta and PG&E thereunder shall be effective until the first day on which all of the following approvals have been issued or otherwise obtained and are in effect with respect thereto:

(i)                                     if approval from the Mirant Bankruptcy Court is required that is separate from the Mirant Bankruptcy Court Approval that is obtained as set forth in Section 2.4, the Mirant Bankruptcy Court has issued an unstayed order authorizing Delta to perform its obligations under the Delta Plant Option Agreement on the terms and conditions specified therein without material change, modification or condition thereto, or with one or more material changes, modifications or conditions to such approval that are acceptable in its or their sole discretion to the party or parties adversely affected by any such change, modification or condition;

(ii)                                  if PG&E Bankruptcy Court approval is required, the PG&E Bankruptcy Court has issued an unstayed order authorizing PG&E to perform its obligations under the Delta Plant Option Agreement on the terms and conditions specified therein without material change, modification or condition thereto, or with one or more material changes, modifications or conditions to such approval that are acceptable in its or their sole discretion to the party or parties adversely affected by any such change, modification or condition;

(iii)                               if FERC approval is required, FERC has issued an unstayed order authorizing Delta and PG&E to perform their respective obligations under the Delta Plant Option Agreement on the terms and conditions specified therein without material change, modification or condition thereto, or with one or more material changes, modifications or conditions to such approval that are acceptable in its or their sole discretion to the party or parties adversely affected by any such change, modification or condition; and

(iv)                              the CPUC has issued an unstayed decision on PG&E’s separate application (“Delta Plant Option Application”) authorizing PG&E to perform its obligations under the Delta Plant Option Agreement on the terms and conditions specified therein and in the Delta Plant Option Application without material change, modification or condition thereto, or with one or more material changes, modifications or conditions to such approval that are acceptable in its or their sole discretion to the party or parties to the Delta Plant Option Agreement adversely affected by any such change, modification or condition. PG&E and Delta shall each advise the CPUC in comments filed on the proposed decision on the Delta Plant Option Application (the “Proposed CPUC Delta Plant Option Decision”), or, to the extent any change, modification or condition appears in the CPUC’s decision on the Delta Plant Option Application (the “Original CPUC Delta Plant Option Decision”) but not in the Proposed CPUC Delta Plant Option Decision, in a petition for modification of the Original CPUC Delta Plant

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Option Decision that is filed within thirty (30) days after its issuance (“Delta Plant Option Petition for Modification”), of any change, modification or condition to such approval contained in the Proposed CPUC Delta Plant Option Decision or in the Original CPUC Delta Plant Option Decision that PG&E or Delta considers to be material. Any such change, modification or condition contained in the Proposed CPUC Delta Plant Option Decision or in the Original CPUC Delta Plant Option Decision which is not so identified to the CPUC as material shall be deemed not to be material. Consent or lack of consent to material changes, modifications or conditions, if any, shall be communicated to the parties to the Delta Plant Option Agreement and the CPUC by the later of (a) ten (10) Business Days after the date of issuance of the Original CPUC Delta Plant Option Decision, or (b) ten (10) Business Days after the issuance of the CPUC’s decision on any Delta Plant Option Petition for Modification. The failure of an affected party to provide notice in accordance with the foregoing sentence shall be deemed to constitute acceptance by such party of the material change or condition.

In addition, if any of the approvals listed in subparts (i)-(iii) above includes a material change, modification or condition that adversely affects any party to the Delta Plant Option Agreement, each party so affected shall communicate its consent or lack of consent to such change or condition to the other parties to the Delta Plant Option Agreement within ten (10) Business days after the effective date of the approval. The failure of an affected party to provide notice in accordance with the foregoing sentence shall be deemed to constitute acceptance by such party of the material change or condition.

Notwithstanding anything to the contrary herein, neither the Delta Plant Option Agreement nor the respective obligations of Delta or PG&E thereunder shall become effective if one or more of the approving authorities listed in subparts (i)-(iv) above condition its or their approvals on changes, modifications or conditions that are inconsistent with the terms and conditions of the approvals granted by one or more other approving authorities, but shall occur at such time, if any, when, by further action of the approving authorities, any such inconsistencies are eliminated.

8.7.4.3               If (i) any of the approvals required under Section 8.7.4.2 are not granted in accordance with the terms of Section 8.7.4.2, or (ii) a CC8 Triggering Event occurs, then the Delta Plant Option Agreement shall terminate automatically, and neither Delta nor PG&E shall have any further liability or obligation under Section 8.7.4 or with respect to the Delta Plant Option Agreement.

8.8                                 CC8 Triggering Events. A “CC8 Triggering Event” shall be deemed to have occurred upon the occurrence of any of the events specified in Sections 8.8.1 through 8.8.7 below, provided that the occurrence of the CC8 Triggering Event specified in Section 8.8.1 or the occurrence of the CC8 Triggering Event specified in Section 8.8.2 each additionally shall be referred to herein as a “CC8 Execution Triggering Event”:

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8.8.1                        Delta, Mirant Special Procurement, Inc., PG&E, or any Mirant Party or any affiliate of a Mirant Party that is a necessary party to the CC8 Asset Transfer Agreement in order to effectuate the transfer of the CC8 Assets has not executed the CC8 Asset Transfer Agreement for any reason regardless of fault on the part of any party by April 30, 2005 (provided that this date may be extended by the mutual written agreement of Delta, Mirant Special Procurement, Inc. and PG&E);

8.8.2                        the CC8 Asset Transfer Agreement has been executed by April 30, 2005 (or such later date as may be agreed to pursuant to Section 8.8.1) by Delta, Mirant Special Procurement, Inc., PG&E, and each Mirant Party and each affiliate of a Mirant Party that is a necessary party to the CC8 Asset Transfer Agreement in order to effectuate the transfer of the CC8 Assets, and the Settlement Effective Date has occurred, but some additional approval of the Mirant Bankruptcy Court is required to make the CC8 Asset Transfer Agreement binding and effective as to Delta, Mirant Special Procurement, Inc. or any such Mirant Party or affiliate of a Mirant Party in accordance with the terms of the CC8 Asset Transfer Agreement, as they may be modified pursuant to Section 1.1.32, and the Mirant Bankruptcy Court has failed or refused to provide such additional approval by the confirmation date of the Delta Plan (“Unsatisfied Bankruptcy Condition”);

8.8.3                        PG&E has given Delta notice by January 31, 2006 that it is not satisfied, for any reason in its sole discretion, with the condition of the equipment, facilities, property or contracts to be assumed as part of the CC8 Assets under the CC8 Asset Transfer Agreement, provided that if PG&E fails to give Mirant such notice by January 31, 2006, PG&E’s satisfaction or dissatisfaction with the condition of the equipment, facilities, property or contracts to be assumed as part of the CC8 Assets shall not be an excuse for any failure to close on the transfer of the CC8 Assets, provided that Mirant has met its obligations under the CC8 Asset Transfer Agreement;

8.8.4                        the CPUC has issued an order that has become final either (i) rejecting the CC8 Asset Transfer Agreement or the transactions contemplated therein in whole or in material part, or (ii) approving the CC8 Asset Transfer Agreement and the transactions contemplated therein on conditions that do not satisfy the requirements of Section 1.1.32;

8.8.5                        the CPUC has not approved the CC8 Asset Transfer Agreement and the transactions contemplated therein on terms and conditions that satisfy the requirements of Section 1.1.32 by December 31, 2006;

8.8.6                        the CC8 Closing Date has not occurred for any reason, regardless of fault on the part of any party, by June 30, 2008; or

8.8.7                        such other events as may be specified in the CC8 Asset Transfer Agreement.

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8.9                                 CC8 Alternative Consideration. PG&E’s right to receive distribution of the CC8 Claim in accordance with this Section 8.9 and the CC8 Escrow Agreement shall be referred to herein as the “CC8 Alternative Consideration.”

8.9.1                        PG&E shall receive an allowed, prepetition, non-priority general unsecured claim (the “CC8 Claim”) against Delta in its Bankruptcy Proceedings in an amount that will result in a total aggregate distribution to PG&E of either:

(i)                                     $70,000,000 in cash and/or securities under the Delta Plan if (a) PG&E, Delta, Mirant Special Procurement, Inc., and each Mirant Party and each affiliate of a Mirant Party that is a necessary party to the CC8 Asset Transfer Agreement in order to effectuate the transfer of the CC8 Assets have executed the CC8 Asset Transfer Agreement by April 30, 2005 (or such later date as may be agreed to pursuant to Section 8.8.1), and (b) no Unsatisfied Bankruptcy Condition exists or could exist with the passage of time, such that a CC8 Execution Triggering Event no longer could occur; or

(ii)                                  $85,000,000 in cash and/or securities under the Delta Plan if (a) a CC8 Execution Triggering Event has occurred, (b) PG&E, Delta, Mirant Special Procurement, Inc., and each Mirant Party and each affiliate of a Mirant Party that is a necessary party to the CC8 Asset Transfer Agreement in order to effectuate the transfer of the CC8 Assets have not yet executed the CC8 Asset Transfer Agreement and April 30, 2005 (or such later date as may be agreed to pursuant to Section 8.8.1) has not yet passed, or (c) an Unsatisfied Bankruptcy Condition exists or could exist with the passage of time, such that a CC8 Execution Triggering Event still could occur, which CC8 Claim shall be payable to PG&E in accordance with the provisions of this Agreement and the CC8 Escrow Agreement.

8.9.2                        Upon the effective date of the Delta Plan, and in accordance with the plan of distribution under the Delta Plan, Delta shall promptly deliver to PG&E cash and/or securities that are in proportions and have characteristics at least equal to the most favorable combination of cash and/or securities that are delivered under the relevant Mirant Plan to any holder of the MAG senior notes due in 2006 (“CC8 Claim Plan Securities”) (provided, however, that if such notes are reinstated, Delta shall promptly deliver to PG&E cash and/or securities that are in proportions and have characteristics at least equal to the most favorable combination of cash and/or securities that arc delivered to any holder of the highest quality MAG senior notes not reinstated) having an aggregate then-current value of $70,000,000 if the provisions of subpart (i) of Section 8.9.1 are applicable, or having an aggregate then-current value of $85,000,000 if the provisions of subpart (ii) of Section 8.9.1 are applicable, which value shall be determined in either case using the Mirant Bankruptcy Court’s valuation of the CC8 Claim Plan Securities in its confirmation order for the Delta Plan or other applicable Mirant Plan. PG&E shall deposit all cash received from Delta in respect of the CC8 Claim (if any) into the CC8 Escrow within two (2) Business Days after PG&E’s receipt of such cash. As soon as practicable after its receipt of the CC8 Claim Plan Securities from Delta, and subject to any limitations that may be specified in the Mirant Bankruptcy Court’s confirmation order for the Delta Plan or other applicable Mirant Plan, PG&E shall sell or cause the sale

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of the CC8 Claim Plan Securities for cash and shall deposit all proceeds from such sale, net of third-party transaction costs and net of any income taxes that may be due on any gain on the sale of the CC8 Claim Plan Securities (it being understood that any such gain will be determined by any difference between the value of the CC8 Claim Plan Securities when received by PG&E and the value when sold by PG&E, and that the netting of income taxes for deposit into the CC8 Escrow shall be without prejudice to subsequent CPUC retail ratemaking determinations of tax treatment), into the CC8 Escrow in accordance with the provisions of the CC8 Escrow Agreement. PG&E shall use commercially reasonable efforts to liquidate the CC8 Claim Plan Securities in a manner that will maximize their liquidated value and minimize the effect on the market value of the CC8 Claim Plan Securities.

8.9.3                        To the extent that the aggregate value of the cash proceeds, net of third party transaction costs and net of any income taxes that may be due on any gain on the sale of the CC8 Claim Plan Securities (it being understood that any such gain will be determined by any difference between the value of the CC8 Claim Plan Securities when received by PG&E and the value when sold by PG&E, and that the netting of income taxes for deposit into the CC8 Escrow shall be without prejudice to subsequent CPUC retail ratemaking determinations of tax treatment) from PG&E’s sale of the CC8 Claim Plan Securities, as determined on the date on which PG&E has sold all of the CC8 Claim Plan Securities, plus the cash received by PG&E in payment of the CC8 Claim (if any), is less than the value of the CC8 Claim, as determined according to subpart (i) or subpart (ii) of Section 8.9.1, as applicable, such shortfall (“CC8 Claim Shortfall”) shall be recovered by PG&E in the manner specified below. PG&E shall notify Delta in writing of the amount of the CC8 Claim Shortfall, and shall simultaneously provide Delta with documentation that demonstrates the value of the cash proceeds, net of third party transaction costs and net of any income taxes that may be due on any gain on the sale of the CC8 Claim Plan Securities (it being understood that any such gain will be determined by any difference between the value of the CC8 Claim Plan Securities when received by PG&E and the value when sold by PG&E, and that the netting of income taxes for deposit into the CC8 Escrow shall be without prejudice to subsequent CPUC retail ratemaking determinations of tax treatment), realized by PG&E from the sale of the CC8 Claim Plan Securities (“CC8 Claim Shortfall Notice”). After its receipt of the CC8 Claim Shortfall Notice, Delta shall provide for recovery of the CC8 Claim Shortfall by either (i) depositing additional cash in the amount of the CC8 Claim Shortfall into the CC8 Escrow, to the extent that Delta determines such additional cash to be available for such deposit, or (ii) crediting the outstanding CC8 Claim Shortfall against any amounts otherwise owing in each month following Delta’s receipt of the CC8 Claim Shortfall Notice under the Wraparound Agreement in effect at the time an installment is credited, as such amounts are determined after the credits for the RMR Claim Shortfall, if any, and the SO2 Claim Shortfall, if any, are applied, with such right of offset to be secured by Delta’s and Potrero’s rights to receive payments under the Wraparound Agreements. After PG&E’s receipt of an invoice from Delta showing the amount of any such credit, PG&E shall deposit into the CC8 Escrow cash equivalent to the full amount of such credit in lieu of making the corresponding payment in such amount and on the date such amount would have been due under the applicable Wraparound Agreement. Delta shall be entitled to accelerate the payment of the CC8 Claim Shortfall at any time in its sole

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discretion by depositing cash into the CC8 Escrow in an amount equal to whatever amounts have not been recovered through Delta’s prior payment of cash, or through the crediting mechanism described in the preceding sentence, provided that if the CC8 Claim Shortfall is not recovered in its entirety through such crediting mechanism within three (3) months after Delta’s receipt of the CC8 Claim Shortfall Notice, PG&E shall notify Delta and MAG in writing of the outstanding amount of the CC8 Claim Shortfall and (a) MAG shall make a cash payment to PG&E within two (2) Business Days following MAG’s receipt of such notice in the full amount of the remaining CC8 Claim Shortfall plus any interest due under the next sentence, and (b) PG&E shall deposit the full amount of such cash payment into the CC8 Escrow within two (2) Business Days after PG&E receipt of such cash payment from MAG. Delta or MAG, as applicable, shall pay to PG&E interest on the outstanding amount of the CC8 Claim Shortfall that remains unpaid thirty (30) days after Delta’s receipt of the CC8 Claim Shortfall Notice, with such interest to be calculated at the FERC interest rate.

8.9.4                        All cash deposited into the CC8 Escrow pursuant to this Section 8.9 shall remain in the CC8 Escrow until such time as it is subject to disbursement to PG&E or Delta, as the case may be, in accordance with this Agreement and the CC8 Escrow Agreement.

8.10                           Occurrence of a CC8 Triggering Event. Upon the occurrence of any CC8 Triggering Event: (i) except as to those CC8 Triggering Events that only a specified party is entitled to declare upon the giving of notice to the other party (as such CC8 Triggering Events are designated in Section 8.8 or in the CC8 Asset Transfer Agreement), Delta and Mirant Special Procurement, Inc. on the one hand, and PG&E on the other hand, may give notice to the other party or parties that a CC8 Triggering Event has occurred; (ii) to the extent that they have been executed, the CC8 Asset Transfer Agreement, the Delta Plant Option Agreement, and all transactions contemplated thereby shall be terminated and abandoned, without further action by Delta, Mirant Special Procurement, Inc. or PG&E, and no party shall have any further obligations or liabilities with respect thereto; (iii) the obligations of Delta, Mirant Special Procurement, Inc. and any other subsidiary of Mirant Corporation under the CC8 Asset Transfer Agreement shall be replaced in their entirety with Delta’s obligation to transfer and pay to PG&E the CC8 Alternate Consideration; (iv) Delta shall be obligated to pay, transfer, convey and deliver to PG&E the CC8 Alternative Consideration in the manner and subject to the procedures, terms and conditions specified herein and in the CC8 Escrow Agreement; and (v) PG&E shall receive, acquire and accept from Delta the CC8 Alternative Consideration in accordance with the terms and conditions of this Agreement and the CC8 Escrow Agreement. All cash received by PG&E pursuant to this Section 8.10 shall be credited by PG&E to the RSBA contemporaneously with its receipt by PG&E and shall benefit PG&E’s ratepayers through a prospective reduction in reliability must-run costs.

8.11                           Acknowledgement. Each of PG&E and the Mirant Parties acknowledge and agree that the payment and receipt of the CC8 Alternative Consideration: (i) fully satisfies and discharges the respective rights and obligations they would otherwise have under the CC8 Asset Transfer Agreement; (ii) provides full and adequate consideration

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that is equivalent for all purposes of this Agreement to the transactions contemplated by the CC8 Asset Transfer Agreement; and (iii) satisfies all claims, including any portions thereof, that were intended to be satisfied by the transactions contemplated in the CC8 Asset Transfer Agreement. The payment of the CC8 Alternative Consideration, and the termination of the CC8 Asset Transfer Agreement and the Delta Plant Option Agreement shall have no consequence or impact on this Agreement, its effectiveness, or the Parties’ respective rights and obligations hereunder. For the avoidance of doubt, the Parties agree that (x) the consideration received by the Parties under this Agreement is adequate and reasonable even if the Delta Plan Option Agreement is not executed or never becomes effective, or if the options granted thereunder are not exercised, and (y) neither the failure of the applicable Parties to execute the Delta Plan Option Agreement, nor termination of the Delta Plan Option Agreement after it is executed, in each case for any reason, will result in any failure of consideration for purposes of the Settlement or this Agreement.

8.12                           Voting Rights. If the Settlement is not approved as part of the Bankruptcy Rule 9019 Motion or a Rule 9019 Supplemental Solution filed in accordance with Section 3.2, or if a Bankruptcy Rule 9019 Motion or a Rule 9019 Supplemental Solution has been approved but the Settlement Effective Date has not occurred, and provided that a Termination Event has not occurred and does not occur, then the Parties agree that PG&E shall have (i) an allowed unsecured claim of $43,000,000, (ii) an allowed unsecured claim of $20,000,000, and (iii) an allowed unsecured claim of $70,000,000 if the provisions of subpart (i) of Section 8.9.1 are then applicable, or $85,000,000 if the provisions of subpart (ii) of Section 8.9.1 are then applicable, each against Delta solely for voting and feasibility purposes (and PG&E shall have no other allowed claim for such purposes). So long as a Termination Event has not occurred, PG&E shall make no other voting or feasibility objections as to any Mirant Plan with respect to the claims released or withdrawn in this Article VIII, including with respect to the duplicate claims of the CAISO or the PX, provided that this Section 8.12 shall not affect PG&E’s rights with respect to claims not released or withdrawn under this Article VIII.

8.13                           Retention of Certain Claims. Notwithstanding anything to the contrary herein, the Mirant Parties shall retain all claims, defenses and rights to appeal with respect to any entity or party that is not a Settling Participant and with respect to all matters not covered by the releases and waivers set forth in this Article VIII and Article IX.

8.14                           Effect on Other Parties. Except as provided in Section 8.4, nothing in this Article VIII shall create any rights, obligations or duties as to Parties other than PG&E, the CPUC and the Mirant Parties, provided that this Section 8.14 shall not diminish, expand, or otherwise have any effect on the releases that are provided in Article IX.

ARTICLE IX
RELEASES AND WAIVERS

In exchange for the consideration specified herein, on the Settlement Effective Date, the Parties shall effectuate the following.

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9.1                                 Applicability. The releases set forth in this Article IX shall run to, benefit and be enforceable by each Party and each Additional Settling Participant. In addition, with respect to each Party, each release given in this Article IX to such Party shall extend to, benefit and be enforceable by the Related Parties of such Party, regardless of whether such release, by its express terms, refers to such Related Parties. Notwithstanding the foregoing, Vastar Resources, Inc. and any present or former subsidiary of Vastar Resources, Inc. that directly or indirectly held an ownership interest in Southern Company Energy Marketing L.P. (the predecessor to MAEM) is a Related Party as to MAEM, but only with respect to claims arising out of the acts or omissions of MAEM or its present or former managers (to the extent that such managers are individuals), directors, officers, employees, or agents relating to periods prior to and including September 2000. The release and discharge of individuals effectuated by this Section 9.1 is not intended to expand the number or identity of corporate or organizational entities released or discharged by the releases set forth in this Article IX, except as specified above. No persons or entities that are not Parties, Related Parties or Settling Participants shall be entitled to the benefits of, or entitled to enforce, the releases set forth in this Article IX.

9.2                                 Effectiveness. The releases, waivers, and undertakings in this Article IX shall become effective upon the Settlement Effective Date.

9.3                                 Proceedings and Issues Settled as Between Mirant Parties and the Settling Participants.

9.3.1                        In return for the consideration specified elsewhere in this Agreement, all claims of any Settling Participant against the Mirant Parties for damages, refunds, disgorgement of profits, revocation of market-based rate authority, or other monetary or non-monetary remedies, whether arising in law or equity, in the FERC Refund Proceeding, the FERC RMR Proceedings, the FERC Long-Term Contract Proceedings, the FERC MBR Proceedings, the FERC Gaming Proceeding, FERC Docket No. EL01-10, Lockyer v. FERC, the Lockyer v. FERC Remand, and the litigation matters referenced in this Article IX, or as they otherwise relate to sales by the Mirant Parties in the CAISO and PX markets, sales by Mirant to CERS, or bilateral contracts with any California Party, in each case during the Settlement Period (and, (i) with respect to the FERC RMR Proceedings, during all periods prior to and including September 30, 2004, and (ii) with respect to each of the other proceedings identified above, for such additional periods as are, as of the Execution Date, covered by the allegations made in such proceedings) shall be deemed settled and released, provided that none of the proceedings identified above in this Section 9.3.1 shall be deemed settled by this Agreement as to Non-Settling Participants. Nothing in this Section 9.3.1 shall restrict in any other way the ability of (a) the Settling Participants to prosecute and pursue the aforementioned proceedings as against parties other than the Mirant Parties and their Related Parties, or (b) the Mirant Parties to litigate and assert defenses in the aforementioned proceedings as against parties other than the Parties or the Additional Settling Participants. For the avoidance of doubt, the Settlement and this Agreement are intended to resolve all claims of any Settling Participant against the Mirant Parties for damages, refunds, disgorgement of profits, revocation of market-based rate authority, or other monetary or non-monetary

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remedies, whether arising in law or equity, that have been asserted or alleged in the proceedings listed in Exhibit D, and all such claims are released.

9.3.2                        Each Settling Participant releases, acquits and forever discharges the Mirant Parties from any and all claims, obligations, losses, causes of action, allegations, demands and liabilities, for refunds, forfeiture or disgorgement of profits, payments, penalties, credits, or other monetary or non-monetary remedies, relief, compensation or consideration of any kind, asserted in or arising from the proofs of claims and claims filed or otherwise asserted in the Bankruptcy Proceedings that are required to be withdrawn pursuant to Article IV. Each Mirant Party releases, acquits and forever discharges the Settling Participants from any and all claims, obligations, losses, causes of action, allegations, demands and liabilities, for refunds, forfeiture or disgorgement of profits, payments, penalties, credits, or other monetary or non-monetary remedies, relief, compensation or consideration of any kind, asserted in or arising from (i) the adversary proceedings and contested matters identified in Exhibit D, and (ii) the claims that are required to be withdrawn pursuant to Article IV; provided, however, that the foregoing release by the Mirant Parties shall not release or otherwise adversely affect any of the claims, rights or defenses asserted by the Mirant Parties therein against or with respect to any person or entity that is not a Settling Participant.

9.3.3                        The Mirant Parties and the Settling Participants will not contest the amount of refund liability or offsets attributable to the Mirant Parties in the FERC Refund Proceeding, except as may be specifically provided in this Agreement.

9.3.4                        The Settling Participants will not dispute, challenge, seek rehearing, or pursue appeal of the outcome of the FERC Investigations or FERC’s investigations in Docket No. EL01-10, as they relate to the Mirant Parties, and will, within five (5) Business Days after the Settlement Effective Date, withdraw their challenges and not submit any new challenges to the outcome of the FERC Investigations or FERC’s investigations in Docket No. EL01-10 as they relate to the Mirant Parties. Without limiting the foregoing, the California Parties shall withdraw with prejudice as to the Mirant Parties their petition for rehearing of their motion for clarification and request for additional procedures in FERC’s Anomalous Bidding Investigation in San Diego Gas & Elec. Co. v. Sellers, et al., Docket Nos. EL00-95-000 et al., (Aug. 18, 2004).

9.3.5                        The Settling Participants will not dispute, challenge, object to, seek rehearing of, or pursue appeal of the settlement between FERC trial staff and the Mirant Parties in the FERC Gaming Proceeding, and the Settling Participants will, within five (5) Business Days after the Settlement Effective Date, withdraw any claim that the amount of that settlement should have been increased based on the treatment of replacement reserves, an issue that was addressed in comments on such settlement in the FERC Gaming Proceeding. The amounts that the Mirant Parties agreed to pay as part of the settlement of the FERC Gaming Proceeding between certain Mirant Parties and FERC trial staff shall not be part of the Aggregate Allowed Claim, as specified in Section 5.1.2.

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9.3.6                        The Mirant Parties forgo any claim for refunds resulting from any mitigation of CERS’ sales of electricity into the CAISO or the PX markets, as well as surcharges associated with such sales, that may be required pursuant to FERC’s May 12, 2004 Order on Requests for Rehearing and Clarification in Docket Nos. EL00-95-087 and EL00-98-074, or its order dated November 23, 2004 in the same dockets, or subsequent orders. To implement the terms of this Section 9.3.6, the Mirant Parties hereby assign, sell, transfer, convey and deliver to CERS, effective as of the Settlement Effective Date, all of their right, title and interest in and to any such refunds and surcharges, whether now existing or hereafter arising, free and clear of all liens, encumbrances and interests of any kind whatsoever in accordance with Section 363(f) of the Bankruptcy Code, as automatically perfected by order of the Mirant Bankruptcy Court.

9.3.7                        The Mirant Parties shall, within five (5) Business Days after the Settlement Effective Date, withdraw all outstanding challenges to the orders in the FERC Refund Proceeding and the FERC Gaming Proceeding, provided that (i) the Mirant Parties and other Debtors may continue to challenge any matter involving prospective mitigation for periods after the Settlement Period, and may pursue any claims or defenses or assert any position with respect to Non-Settling Participants or other Market Participants or entities that are not bound by this Agreement, and (ii) the Settling Participants may, subject to the releases contained in this Agreement, continue to assert their respective positions on the issue of prospective mitigation for periods after the Settlement Period, and may continue to assert any position on refunds as related to suppliers other than the Mirant Parties and their Related Parties.

9.3.8                        Each Settling Participant releases, acquits and forever discharges the Mirant Parties from any and all claims for refunds, forfeiture of profits, payments, penalties, credits, or other monetary or non-monetary remedies, relief, penalties, compensation or consideration of any kind, based on, or arising out of, in whole or in part, the RMR Agreements and all transactions conducted thereunder prior to and including September 30, 2004, including all claims that were or could have been asserted in the FERC RMR Proceedings, provided that any rates determined in the 2005 RMR FERC Settlement to apply on a going forward basis shall not be released by this Agreement.

9.3.9                        Each Settling Participant releases, acquits and forever discharges the Mirant Parties, and each Mirant Party releases, acquits and forever discharges the Settling Participants, from any and all claims for refunds, forfeiture of profits, payments, penalties, credits, or other monetary or non-monetary remedies, relief, penalties, compensation or consideration of any kind, based on, or arising out of the Mirant-CERS Agreement. Nothing in this section shall restrict in any way the ability of the California Parties to prosecute the FERC Long-Term Contract Proceeding as to parties other than the Mirant Parties and their Related Parties.

9.3.10                  This Settlement is not settling any claims of Non-Settling Participants, or of other Market Participants and entities who are not Parties or Additional Settling Participants. The Mirant Parties and other Debtors shall not be deemed to have

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waived their right or ability to assert any and all claims and defenses they may have against Non-Settling Participants, and the Mirant Parties and other Debtors shall not be deemed to have waived their right or ability to make any claims, defenses, arguments or take any positions in any proceedings, including the FERC Proceedings, the FERC Investigations, and any other proceeding before FERC, and to resist claims by or pursue claims against such Non-Settling Participants or other entities who are not Parties or Additional Settling Participants. Nothing in the Settlement or this Agreement shall preclude or in any way limit the Mirant Parties’ and other Debtors’ defenses against any claims by any parties that the Mirant Parties owe obligations to the CAISO, the PX or any Market Participant or any other entity who is not a Party or an Additional Settling Participant, outside of the obligations arising under this Agreement, with respect to the California and western wholesale electricity markets during the Settlement Period.

9.3.11                  Nothing herein shall affect the rights of the Mirant Parties to assert any and all defenses to claims of FERC, the SWP, the CAISO and the PX to the extent that such claims are not released and withdrawn with prejudice as a result of this Agreement.

9.3.12                  The FERC Settlement Order shall constitute confirmation that the Mirant Parties’ obligations to make any payment to any entity under the FERC Proceedings, the FERC Investigations, or under other proceedings before FERC with respect to any claim released under the terms of this Article IX, are hereby settled in their entirety, as provided in this Agreement.

9.3.13                  The FERC Settlement Order shall constitute authorization for the allocation of any payments provided for in this Agreement, in the manner specified herein, to the California Utilities and CERS in their respective capacities as Scheduling Coordinators of record in the CAISO and/or as participants in the PX.

9.3.14                  No Party may seek rehearing of, or appeal, the FERC Settlement Order.

9.4                                 Release of Receivables Disputes. Effective upon the Settlement Effective Date, the Mirant Parties hereby waive and release any disputes regarding existing CAISO and PX settlements for the Settlement Period. As assignee of the MAEM Receivables, the California Parties may pursue, at their expense, any disputes regarding any future CAISO or PX settlement or invoicing adjustments affecting the consideration that they receive under this Agreement.

9.5                                 FERC, Federal Power Act and Natural Gas Act Releases. Subject to Section 9.11, the Mirant Parties on the one hand, and the Settling Participants on the other hand, hereby, as of the Settlement Effective Date, mutually release and discharge one another from any and all past, existing and future claims, obligations, losses, causes of action, allegations, demands and liabilities arising at FERC and/or under the Federal Power Act or the Natural Gas Act, whether known or unknown, whether asserted or unasserted, for refunds, forfeiture or disgorgement of profits, payments, penalties, or

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other monetary or non-monetary remedies, to the extent that any of the foregoing concern, pertain to, or arise from allegations that:

9.5.1                        Any of the Mirant Parties or the Settling Participants directly or indirectly charged or collected unjust, unreasonable or otherwise unlawful rates, prices, terms or conditions for electric energy, ancillary services, transmission congestion or natural gas in the western electricity markets or in western natural gas markets during the Settlement Period;

9.5.2                        Any of the Mirant Parties or the Settling Participants directly or indirectly manipulated the western electricity or western natural gas markets in any fashion (including, but not limited to, claims of economic or physical withholding, gaming, forms of market manipulation discussed in the Final FERC Staff Report in Docket PA02-2, the misreporting of information to trade publications that publish price indices, or any other forms of market manipulation), or otherwise engaged in any unjust or illegal trading practices, or otherwise violated any applicable tariff, regulation, law, rule or order relating to the western electricity or western natural gas markets during the Settlement Period; or

9.5.3                        Any of the California Parties are liable for payments to the Mirant Parties for congestion charges or for sales of energy or ancillary services during the Settlement Period.

9.5.4                        The releases set forth in Sections 9.5.1 through 9.5.3 do not affect any of the Parties’ rights and obligations in FERC proceedings pertaining to the Mirant Parties’ market-based rate authority insofar as and to the extent that those proceedings may relate to transactions undertaken, any Mirant Party’s behavior, or requests for relief, during or concerning a period outside the Settlement Period.

9.6                                 Civil Claims Releases. Subject to Section 9.11, the Mirant Parties on the one hand, and the Settling Participants on the other hand, mutually release and discharge one another from any and all past, existing and future claims for civil damages and/or equitable relief, whether known or unknown, whether asserted or unasserted, concerning, pertaining to, or arising from allegations that:

9.6.1                        Any of the Mirant Parties or the Settling Participants directly or indirectly charged or collected unjust, unreasonable or otherwise unlawful rates, prices, terms or conditions for electric power, natural gas, ancillary services, or transmission congestion in the western electricity markets or in western natural gas markets during the Settlement Period;

9.6.2                        During the Settlement Period, any of the Mirant Parties or the Settling Participants directly or indirectly manipulated the western electricity or western natural gas markets or prices paid therein, including any published or unpublished price indices, in any fashion (including, but not limited to, claims of economic or physical withholding, gaming, misreporting of prices, forms of market manipulation discussed in the Final FERC Staff Report in Docket PA02-2, or any other forms of market

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manipulation), or otherwise engaged in any unjust or illegal trading practices, or otherwise violated any applicable tariff, regulation, law, rule or order relating to the western electricity or western natural gas markets during the Settlement Period;

9.6.3                        Any of the Mirant Parties or the Settling Participants was unjustly enriched by any conduct giving rise to the claims released in this Agreement;

9.6.4                        Any of the California Parties are liable for payments to the Mirant Parties for congestion charges or for sales of energy or ancillary services during the Settlement Period;

9.6.5                        Any of the Mirant Parties or the Settling Participants during the Settlement Period engaged in illegal acquisitions and/or holdings and/or control of assets, benefits, services or rights related to such assets, under section 7 of the Clayton Act, 15 U.S.C. § 18;

9.6.6                        Any of the Mirant Parties or the Settling Participants engaged in conduct that forms the basis for the claims alleged in the proceedings listed on Exhibit D during any period alleged in such claims; and

9.6.7                        Any of the Mirant Parties engaged in conduct that forms the basis for the claims alleged by the California Attorney General in the following proceedings, in each case with respect to all time periods alleged therein: (i) the proceedings that were originally filed by the California Attorney General in California Superior Court in the County of San Francisco, and which was subsequently removed to the United States District Court for the Northern District of California, California ex rel. Lockyer v. Mirant Corp., et al., Northern District of California Docket No. 02-1914, et al.; (ii) the proceedings originally filed by the California Attorney General in the California Superior Court in the County of San Francisco, and which was subsequently removed to the United States District Court for the Northern District of California, California ex rel. Lockyer v. Mirant Corp., et al., Northern District of California Docket No. 02-2207, et al.; (iii) the proceedings originally filed by the California Attorney General in the California Superior Court in the County of San Francisco, and which was subsequently removed to the United States District Court for the Northern District of California, California ex rel.  Lockyer v. Mirant Corp., et al., Northern District of California Docket No. 04-3924 VRW, et al.; and (iv) the proceedings originally filed by the California Attorney General in the United States District Court for the Northern District of California, California ex rel. Lockyer v. Mirant Corp., et al., Northern District of California Docket No. 02-1787 VRW; provided that the releases provided in the foregoing provisions of this Section 9.6.7 are provided only by the California Attorney General. For the avoidance of doubt, all Parties agree that all of the foregoing proceedings shall be dismissed with prejudice, and that the limitation at the end of the foregoing sentence does not diminish, restrict or otherwise affect the releases provided in other provisions of this Article IX.

9.7                                 CERS Invoice Disputes. Effective upon the Settlement Effective Date, CERS hereby releases, acquits and forever discharges the Mirant Parties, and the Mirant

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Parties hereby release, acquit and forever discharge CERS, from any and all claims for refunds, payments, penalties, credits, or other monetary or non-monetary remedies, compensation or consideration of any kind, whether known or unknown, whether asserted or unasserted, and whether contingent, fixed or inchoate, based on, or arising out of, in whole or in part, the reconciliation of payments as reflected on invoices from MAEM to CERS for bilateral sales conducted during 2000 and 2001, including claims asserted in Proof of Claim Nos. 7,549 through 7,555.

9.8                                 Scope of FERC, Federal Power Act and Civil Claim Releases. The scope of releases provided in Sections 9.5 and 9.6 shall include releases, subject to Section 9.11, of the following with respect to the Settlement Period;

9.8.1                        All claims against the Mirant Parties for refunds or other price adjustments arising from sales of electricity and natural gas by the Mirant Parties into the western electricity or natural gas markets;

9.8.2                        To the extent not encompassed in Section 9.6, all claims against the Mirant Parties for damages and other relief based on federal and/or state antitrust statutes, Section 17200 of the California Business and Professions Code and any similar statutes of any other state, common law torts, and any and all similar civil statutes and causes of action at law or in equity for damages or restitution as such claims or damages would concern any Mirant Party’s sales of electricity or natural gas in the western markets;

9.8.3                        Claims against the Mirant Parties for any transactions in the western electricity or natural gas markets not currently being litigated at FERC but included in rehearing applications pending at FERC, or included in petitions for review, filed by one or more of the Settling Participants; and

9.8.4                        Claims against the Mirant Parties seeking refunds, damages, restitution and/or penalties associated with any allegations that the Mirant Parties manipulated published natural gas or electricity price indices directly (including through misreporting to price index publishers) or indirectly (including through alleged wash trades).

9.9                                 Cooperation with Investigations and Withdrawal from Proceedings. The Settling Participants shall continue to cooperate with all state and federal investigations and to participate in all matters before FERC; provided that, as of the Settlement Effective Date, the Settling Participants shall withdraw from and shall not prosecute any litigation, administrative proceedings or investigations with respect to the Mirant Parties insofar as such prosecution would be inconsistent with the release of claims to be effectuated by this Agreement.

9.10                           Lockyer v. FERC. The releases set forth in this Article IX include any claims, causes of action, demands or defenses of the Settling Participants against the Mirant Parties at FERC that are premised on the factual and legal contentions forming the basis for the appeal to the United States Court of Appeals for the Ninth Circuit in Lockyer

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v. FERC, Case No. 02-73093, 383 F.3d 1006 (9th Cir. 2004) (“Lockyer Decision”).  The California Attorney General and the other Settling Participants agree that, within ten (10) days of the Settlement Effective Date, they will file at FERC to withdraw all claims against the Mirant Parties in Lockyer v. FERC, and the Lockyer v. FERC Remand. FERC’s grant of the relief requested in such filing shall not be a condition precedent to any of the Parties’ obligations under this Agreement. The Mirant Parties expressly reserve the right to seek rehearing of or appeal the Lockyer Decision, and nothing in this Agreement shall constitute a waiver of, or otherwise preclude, foreclose or prejudice such rights in any manner. The California Parties retain all of their rights to oppose any such request for rehearing or appeal.

9.11                           Limitations on Releases.

9.11.1                  The releases set forth in this Article IX do not constitute a waiver or release by the California Attorney General of (i) the right to proceed under California criminal laws against any of the Mirant Parties for any actions of or omissions by the Mirant Parties both before or subsequent to the Settlement Effective Date, except as to criminal statue violations that serve as a predicate for civil claims, including under Section 17200 of California Business and Professions Code, all of which are waived and released, or (ii) for any actions or omissions which were willfully fraudulent; provided, however, that this limitation on the scope of the releases set forth in this Article IX does not apply to any claim that is based solely upon any act or omission of the Mirant Parties that occurred prior to the Settlement Effective Date and either (a) is currently known as of the date of execution of this Agreement by the California Attorney General’s office, or (b) has previously been remediated by the Settlement, this Agreement or otherwise. This Section 9.11.1 is without prejudice to the rights of the Mirant Parties to seek a discharge under any Mirant Plans of the claims preserved by the California Attorney General in this Section 9.11.1, and to the rights of the California Attorney General to object to confirmation of any Mirant Plans because the Mirant Parties seek such discharge.

9.11.2                  All Parties to this Agreement shall remain free to participate in any existing proceeding, or to initiate or participate in any future proceeding, addressing matters not settled in this Agreement, such as generic issues concerning market structure, scheduling rules, generally applicable market rules, and generally applicable price mitigation.

9.12                           No Assistance to Remaining Litigants. No Settling Participant shall subsidize or assist the litigation, discovery,

investigation or analysis of any other party or Market Participant pertaining to the claims, or the subject matter of the claims, released as to the Mirant Parties pursuant to this Agreement, provided that nothing herein shall preclude any Settling Participant from continuing litigation on the same or similar grounds, or related investigatory activities, against suppliers other than the Mirant Parties, their Related Parties, and the other entities released herein in accordance with this Article IX. The Mirant Parties shall not provide assistance to any other litigants in their efforts relating to litigation against the California Parties concerning the matters that are the subject of the releases provided in this Article IX, provided that nothing herein shall preclude the Mirant Parties from participating in proceedings or submitting filings or

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pleadings jointly with other parties in connection with the Mirant Parties’ defense of claims by Non-Settling Participants. Nothing in this Section 9.12 shall preclude Parties from providing information to others as required by law.

9.13                           Waiver of Appeals and Requests for Rehearing.

9.13.1                  Each of the Settling Participants shall (i) forego any rights to seek rehearing of, appeal, or seek reconsideration pursuant to section 502(j) of the Bankruptcy Code with respect to any and all of the claims released and matters settled herein by each of them with respect to any of the Mirant Parties, and (ii) take appropriate steps to withdraw any pending requests for rehearing or appeals (including interventions in appeals) with respect to such released claims as against any Mirant Parties.

9.13.2                  Each of the Mirant Parties shall (i) forego any rights to seek rehearing of, appeal, or seek reconsideration pursuant to section 502(j) of the Bankruptcy Code with respect to, any and all of the claims released and matters settled herein by them with respect to any of the Settling Participants and (ii) take appropriate steps to withdraw any pending requests for rehearing or appeals (including interventions in appeals) with respect to such released claims as against any Settling Participants.

9.13.3                  Nothing in this Settlement shall preclude any of the Settling Participants from participating fully in any request for rehearing or appellate proceeding to the extent those proceedings relate to claims by the Settling Participants against Market Participants other than the Mirant Parties or their Related Parties. Nothing in this Settlement shall preclude any of the Mirant Parties from participating fully in any request for rehearing or appellate proceeding to the extent those proceedings relate to claims by the Mirant Parties against Market Participants other than the Settling Participants or their Related Parties.

9.14                           Effectiveness of Releases; Waiver of Unknown Claims. The Mirant Parties and the Settling Participants

acknowledge and agree that, except as expressly reserved in Section 9.11, it is their intention that the releases granted pursuant to this Article IX and pursuant to Section 8.2 and Section 11.2 shall be effective as a bar to all causes of action and demands for monetary relief, including costs, expenses, attorneys’ fees, damages, losses and liabilities of every kind, known or unknown, suspected or unsuspected, specified in this Article IX and in Section 8.2 and Section 11.2. In furtherance of this intention, the Mirant Parties, on the one hand, and the Settling Participants, on the other hand, with respect to the specific matters released herein, each knowingly, voluntarily, intentionally and expressly waive, as against each other, any and all rights and benefits conferred by California Civil Code Section 1542 and any law of any state or territory of the United States or principle of common law that is similar to Section 1542. Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN

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BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

In connection with such waiver and relinquishment, the Mirant Parties and the Settling Participants each acknowledge that they are aware that they may hereafter discover facts in addition to or different from those which they know or believe to be true and with respect to the subject matter of this Agreement, but that it is their intention hereby, except as expressly reserved in Section 9.11, to fully, finally and forever settle and release all matters, disputes, differences, known or unknown, suspected or unsuspected, that are set forth in this Article IX and in Section 8.2 and Section 11.2. This Agreement is intended to include in its effect, without limitation, other than the limitations set forth in Section 9.11, all claims encompassed within the settlement and releases set forth in this Article IX and in Section 8.2 and Section 11.2, including those which the Mirant Parties and the Settling Participants may not know or suspect to exist at the time of execution of this Agreement, and this Agreement contemplates the extinguishment of all such claims, except as expressly reserved in Section 9.11. The releases set forth in this Article IX and in Section 8.2 and Section 11.2 shall be, and remain in effect as, full and complete releases, notwithstanding the discovery or existence of any such additional or different facts relating to the subject matter of this Agreement. Notwithstanding the waiver of California Civil Code Section 1542, the Mirant Parties and the Settling Participants acknowledge and agree that the releases provided for in this Agreement are specific to the matters set forth in this Article IX and in Section 8.2 and Section 11.2 and are not intended to create general releases as to all claims, or potential claims, between the Settling Participants or any of them and the Mirant Parties. Each Party continues to have its rights and defenses under this Agreement and the Implementing Agreements, none of which are released or impaired.

9.15                           Good Faith Settlement. The Parties agree that the Settlement as set forth in this Agreement is a “good faith settlement” within the meaning of California Code of Civil Procedure section 877.6 (and any similar law of any other applicable jurisdiction) for purposes of eliminating third-party indemnity contribution and arbitration claims against the Debtors. All Parties shall support a finding by the Mirant Bankruptcy Court to that effect as well as in the Required Approvals for this Agreement and the Implementing Agreements.

9.16                           Release By Mirant Parties of Avoiding Power Claims. Effective on the Settlement Effective Date, each of the Mirant Parties, acting on behalf of itself and on behalf of any party (or parties) purporting to act on behalf of the estate of such Mirant Party, releases the California Parties from any and all claims, obligations, causes of action and liabilities (i) under any of sections 542, 544, 545, 547, 548, 549, or 553 of the Bankruptcy Code to avoid any alleged transfer to or seek turnover from a California Party, (ii) under section 550 of the Bankruptcy Code to recover any such alleged transfer, (iii) under section 510(c) to subordinate any claim of a California Party, or (iv) under section 502(d) to disallow any claim of a California Party based upon any alleged avoidable transfer so released. The Mirant Parties shall cause the other Debtors to provide comparable releases to the releases set out in this Section 9.16 to the California Parties in conjunction with obtaining the Mirant Bankruptcy Court’s approval of the

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Settlement and this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to release, waive or adversely affect any right or defense by any Mirant Party as to any right of setoff or recoupment claimed by any California Party (or any other person or entity), including without limitation under Section 553, that is not released hereunder.

ARTICLE X
STAY OF PROCEEDINGS

10.1                           Requests for Stay. As promptly as possible after the Execution Date, but in no event later than January 31, 2005, the Parties shall seek an immediate stay, or an extension of any stay then in effect, of the proceedings set forth on Exhibit D, which stay shall apply with equal force to any Official Committee or other party in interest in the Bankruptcy Proceedings and shall remain in full force and effect until the earlier of (i) termination of this Agreement pursuant to the terms of Section 2.8, or (ii) the Settlement Effective Date (the “Stay Period”). No collateral estoppel or other prejudice to any Party’s rights, claims or defenses shall arise during or on account of the Stay Period. Such stays shall not prejudice any existing stays in effect at such time.

10.2                           No Further Action. Commencing on the Execution Date and continuing throughout the Stay Period, the Parties shall not file any motion or other pleading requesting relief from the Mirant Bankruptcy Court, the Mirant District Court, the other courts before which the stayed actions are pending, or FERC in respect of the stayed actions or proceedings, except as may be necessary to continue the stay or to effectuate the Mirant Plan(s), in a manner consistent with the Settlement and this Agreement.

10.3                           Cooperation. The Parties shall cooperate, at their own expense, to the extent necessary to effectuate and implement all of the terms and conditions of this Article X and shall exercise their reasonable efforts to obtain the stays and deferrals herein described.

10.4                           Rights Reserved. Nothing in this Article X shall preclude any Party from taking such actions in or with respect to the proceedings identified in Exhibit D as may be necessary to preserve or advance its rights or defenses with respect to parties to such proceedings other than the Parties, the Debtors, or Additionally Settling Participants during the Stay Period.

ARTICLE XI
ADDITIONAL SETTLING PARTICIPANTS

11.1                           Election to Participate in Settlement. The Parties acknowledge and agree that upon the filing of this Agreement at FERC, any Market Participant that elects to be bound by this Agreement may become an Additional Settling Participant and shall be bound by the terms hereof by notifying FERC that the Market Participant wishes to become a Settling Participant. Copies of such notice shall be served on the service lists to the FERC Refund Proceeding in accordance with FERC’s rules. Any Market Participant that has not provided such notice on or before the date that is five (5) Business Days following the issuance by FERC of the FERC Settlement Order shall have no right

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to participate in the Settlement contemplated in this Agreement, absent the agreement of the California Parties and the Mirant Parties, and shall be deemed to be a Non-Settling Participant for purposes of this Agreement. For purposes of clarity, any Additional Settling Participant shall have the same rights and obligations under this Agreement that apply to other Settling Participants, even though such Additional Settling Participants shall not be Parties hereto.

11.2                           Releases. Each Market Participant electing to be an Additional Settling Participant bound by this Agreement pursuant to Section 11.1 shall be deemed to have provided all of the waivers and releases of claims against the Mirant Parties and their Related Parties that are set forth in Article IX, and the Mirant Parties shall be deemed to have provided or received the releases set forth in Article IX as they relate to such Additional Settling Participant. Non-Settling Participants shall not be deemed to have provided or received any of the releases set forth in this Agreement.

ARTICLE XII
REPRESENTATIONS AND WARRANTIES

12.1                           Representations and Warranties of the Settling Participants. Each Settling Participant hereby represents and warrants that, except for any approvals or authorizations required by the Bankruptcy Code, approval of FERC under the Federal Power Act, and the expiration of the applicable waiting period in connection with any Hart-Scott-Rodino filing required to effectuate the transfer of the CC8 Assets, (i) the execution, delivery and performance by such Settling Participant of this Agreement has been duly authorized and all necessary action has been taken by such Settling Participant in connection with such authorization; (ii) this Agreement does not and will not require any consent or approval of, notice to or action by, any person or entity in order to be effective and enforceable; (iii) it is the sole owner, actual beneficiary, real party in interest and/or responsible party of the claims which are being resolved and compromised by it pursuant to this Agreement, and there has been no sale, assignment, transfer, pledge, hypothecation or attempted sale, assignment, transfer, pledge or hypothecation, by it of any such actual or beneficial rights or claims, whether directly or indirectly, by operation of law or otherwise; and (iv) when executed and delivered by such Settling Participant, this Agreement and the Initial Implementing Agreements will constitute a legal, valid and binding obligation of such Settling Participant that is enforceable against it in accordance with the terms hereof and thereof. The representations and warranties set forth in this Section 12.1 shall be effective (a) as to all Settling Participants other than Additional Settling Participants, as of the Execution Date, and (b) as to Additional Settling Participants, as of the date of opt-in in accordance with Article XI.

12.2                           Representations and Warranties of the Mirant Parties. Each Mirant Party hereby represents and warrants that, except for any approvals or authorizations required by the Bankruptcy Code, approval of FERC under the Federal Power Act, and the expiration of the applicable waiting period in connection with any Hart-Scott-Rodino filing required to effectuate the transfer of the CC8 Assets, (i) the execution, delivery and performance by such Mirant Party of this Agreement has been duly authorized and all necessary action has been taken by such Mirant Party in connection with such

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authorization; (ii) this Agreement does not and will not require any consent or approval of, notice to or action by, any person or entity in order to be effective and enforceable; (iii) it is the sole owner, actual beneficiary, real party in interest and/or responsible party of the claims which are being resolved and compromised by it pursuant to this Agreement; and (iv) when executed and delivered by such Mirant Party, this Agreement and the Implementing Agreements will constitute a legal, valid and binding obligation of such Mirant Party that is enforceable against it in accordance with the terms hereof and thereof.

ARTICLE XIII
RESOLUTION OF DISPUTES

13.1                           Dispute Resolution. After the effective date of the Mirant Plans, disputes arising under this Agreement or the Implementing Agreements shall be resolved through the following process; provided however, that any dispute or disagreement relating to the requirements or interpretation of any Mirant Plan shall be subject to the jurisdiction of, and shall be brought in the first instance before, the Mirant Bankruptcy Court.

13.2                           Notice. Notice of any dispute arising under this Agreement that is subject to the dispute resolution process provided for in this Article XIII shall be provided to all Parties. Each Party receiving such notice shall, within ten (10) Business Days after such receipt, provide a written response to the Party giving the notice, which response shall indicate the responding Party’s position with respect to the dispute and whether it considers itself to be an affected Party that is entitled to participate in the dispute resolution process.

13.3                           In-Person Meeting. The Parties affected by the dispute shall first participate in an in-person meeting to attempt to resolve the dispute.

13.4                           Mediation. If the dispute remains unresolved after the Parties have participated in an in-person meeting or no meeting has occurred within thirty (30) days after one Party has given the other Parties notice of the dispute, the Parties then shall participate in a non-binding mediation before a neutral mediator mutually agreed upon by the Parties.

13.5                           Binding Arbitration. If the Parties cannot agree upon a mediator or the dispute has not been resolved by non-binding mediation within ninety (90) days after one Party has given the other Parties notice of the dispute, the Parties shall participate in binding arbitration before a single, neutral arbitrator selected from the national panel maintained by the CPR Institute for Dispute Resolution and utilizing the CPR Rules for Non-Administered Arbitration in effect as of the Execution Date. Any arbitration hearing conducted under this Section 13.5 shall commence no later than 180 days after one Party has given the other Parties notice of the dispute, provided that the arbitrator may extend the hearing date at the request of a Party to the dispute upon a showing of good cause.

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ARTICLE XIV
MISCELLANEOUS

14.1                           Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given: (i) when personally delivered; (ii) upon actual receipt (as established by confirmation of receipt or otherwise) during normal business hours, otherwise on the first (lst) Business Day thereafter, if transmitted by facsimile or telecopier with confirmation of receipt; (iii) on the date of receipt when mailed by certified mail, return receipt requested, postage prepaid; or (iv) on the date of receipt when sent by overnight courier; in each case, to the addresses set forth in Section 14.2, or to such other addresses as a Party may from time to time specify by notice to the other Parties given pursuant to this Section 14.1.

14.2                           Parties’ Addresses. Notices required under this Agreement shall be delivered to:

If to the Mirant Parties:

Douglas L. Miller
General Counsel
Mirant Corporation
1155 Perimeter Center West
Atlanta, Georgia 30338
Telephone:	678-579-7924
Facsimile:	678-579-6767
Email:	douglas.miller@mirant.com

With a copy to:

Debra Raggio Bolton
Associate General Counsel
Mirant Corporation
601 Thirteenth St., NW Suite 580
Washington, DC 20005
Telephone:	202-585-3809
Facsimile:	202-678-5942
E-Mail:	debra.bolton@mirant.com

If to PG&E:

Joshua Bar-Lev

Physical address:
PG&E Legal Department
77 Beale Street
San Francisco, CA 94120

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Mailing address:

Mail Code B30A
P.O. Box 7442
San Francisco, CA 94120-7442
Telephone:	(415) 973-4507
Facsimile:	(415) 973-5520
E-Mail:	jxb7@pge.com

With a copy to:

Stan Berman
Heller, Ehrman, White & McAuliffe
701 Fifth Avenue, Suite 6100
Seattle, WA 98104-7098
Telephone:	(206) 389-4276
Facsimile:	(206) 515-8927
E-Mail:	sberman@hewm.com

If to SCE:

Russell Swartz
Southern California Edison Company
2244 Walnut Grove Avenue
Rosemead, CA 91770
Telephone:	(626) 302-3925
Facsimile:	(626) 302-1904
E-Mail:	russell.swartz@sce.com

With a copy to:

Richard Roberts
Steptoe & Johnson LLC
1330 Connecticut Avenue, N.W.
Washington, D.C. 20036-1795
Telephone:	(202) 429-6756
Facsimile:	(202) 429-3902
E-Mail:	RRoberts@Steptoe.com

If to SDG&E:

Don Garber
San Diego Gas & Electric Company
101 Ash Street
San Diego, CA 92101-3017
Telephone:	(619) 696-4539
Facsimile:	(619) 699-5027
E-Mail: dgarber@sempra.com

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With a copy to:

Nicholas W. Fels
Covington & Burling
1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Telephone:	(202) 662-5648
Facsimile:	(202) 662-6291
E-Mail: nfels@cov.com

If to OMOI:

Robert Pease
Office of Market Oversight and Investigations
Federal Energy Regulatory Commission
888 1st Street, NE
Washington, D.C 20426
Telephone:	(202) 502-8131
Facsimile:	(202) 208-0057
E-Mail: Robert.Pease@ferc.gov

With a copy to:

Lee Ann Watson
Office of Market Oversight and Investigations
Federal Energy Regulatory Commission
888 1st Street, NE
Washington, D.C. 20426
Telephone:	(202) 502-6317
Facsimile:	(202) 208-0057
E-Mail: LeeAnn.Watson@ferc.gov

If to CERS:

Peter S. Garris
Deputy Director
California Department of Water Resources
3310 El Camino Avenue, Suite 120
Sacramento, CA 95821
Telephone:	(916) 574-2733
Facsimile:	(916) 574-0301
E-Mail: pgarris@water.ca.gov

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With a copy to:

Office of the Chief Counsel
1416 Ninth Street, Room 1118
Sacramento, CA 95814
Telephone:	(916) 653-7084
Facsimile:	(916) 654-9822
E-Mail: nsaracin@water.ca.gov

If to CEOB:

Erik Saltmarsh
California Electricity Oversight Board
770 L Street, Suite 1250
Sacramento, CA 95814
Telephone:	(916) 322-8601
Facsimile:	(916) 322-8591
E-Mail: esaltmarsh@eob.ca.gov

If to CPUC:

Sean Gallagher
California Public Utilities Commission
Legal Division, Room 5124
505 Van Ness Avenue
San Francisco 94102
Telephone:	(415) 703-2059
Facsimile:	(415) 703-2262
E-Mail: shg@cpuc.ca.gov

If to California Attorney General:

Ken Alex
Supervising Deputy Attorney General
P.O. Box 70550
1515 Clay St., 20th Fl.
Oakland, CA 94612-0550
Telephone:	(510) 622-2137
Facsimile:	(510) 622-2270
E-Mail: ken.alex@doj.ca.gov

14.3                           Non-Severability. The benefits and burdens of this Agreement are intended to balance the interests of the Mirant Parties, the Settling Participants and OMOI.  Therefore, if it should be determined by a court of competent jurisdiction that any material provision herein is invalid, illegal or unenforceable, this entire Agreement shall be invalid, illegal and unenforceable unless the Parties agree otherwise, and all of the Mirant Parties, the Settling Participants and OMOI shall, to the extent possible, be returned to the same position that they were in prior to the execution of this Agreement as

82

if this Agreement had never been executed, provided that Section 2.8.3 shall continue to apply.

14.4                           Governing Law. To the extent not governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.

14.5                           Entire Agreement. This Agreement and the Implementing Agreements contain the entire agreement among the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein. Each of the Parties expressly disclaims any reliance upon any representations or warranties not stated herein.

14.6                           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

14.7                           No Third-Party Beneficiaries; No Admissions. This Agreement is not intended to confer upon any person or entity that is not a Party, a Related Party or a Settling Participant any rights or remedies hereunder, and no one, other than a Party, a Related Party or a Settling Participant, is entitled to rely on any representation, warranty, covenant, release, waiver or agreement contained herein. Moreover, except for the purpose of enforcing the terms and conditions of this Agreement as between and among the Parties, the Related Parties and the Settling Participants, nothing herein shall establish any precedents as between the Parties, the Related Parties, the Settling Participants and any third parties as to the resolution of any dispute that is not resolved in this Agreement.

14.8                           Costs. Except as provided in this Agreement and the Implementing Agreements, each of the Parties shall pay its own costs and expenses, including attorneys’ fees, incurred in connection with the disputes that are settled herein and the negotiation, preparation and implementation of this Agreement and the Implementing Agreements, including costs and expenses incurred in preparing stipulations, making motions and seeking and obtaining the Required Approvals.

14.9                           Execution. This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original and all of which taken together will be deemed to be one and the same instrument. This Agreement may be executed by signature via facsimile transmission, which shall be deemed to be the same as an original signature.

14.10                     Modifications. This Agreement may be modified only if in writing and signed by each of the Parties affected by the proposed modification. No waiver of any provision of this Agreement or departure from any term of this Agreement shall be effective unless in writing and signed by the Party granting the waiver. No modification will be effective unless any approval of the FERC or the Mirant Bankruptcy Court required with respect to such modification, if any, has been received.

14.11                     Assignments. No Party shall assign or transfer this Agreement or its rights or obligations hereunder without the prior written consent of the other affected Parties;

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provided, however, that any Party may, without the consent of the other Parties (and without relieving itself from liability hereunder), transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party, provided that the assignee agrees in writing to be bound by the terms and conditions hereof.

14.12                     Headings. The headings or titles of Articles or Sections used in this Agreement are for convenience only and shall be disregarded in interpreting this Agreement.

14.13                     Parties Represented by Counsel. The Parties acknowledge that they have sought the advice of, and have been advised by, legal counsel of their choice in connection with the negotiation of this Agreement, and that the Parties have willingly entered into this Agreement with a full understanding of the legal and financial consequences of this Agreement.

14.14                     Drafting of Agreement. The Parties acknowledge that (i) this Agreement and each Implementing Agreement is the result of negotiations among, and has been reviewed by, each Party and its respective counsel, and (ii) all Parties contributed to the drafting of this Agreement and each Implementing Agreement. Accordingly, this Agreement and each Implementing Agreement shall be deemed to be the product of each Party, and no ambiguity shall be construed in favor of or against any Party on the basis that it was the drafter.

14.15                     Consents; Acceptance. Unless otherwise expressly provided herein, any consent, acceptance, satisfaction, cooperation or approval required of a Party under this Agreement shall not be unreasonably withheld or delayed.

14.16                     Joint and Several Liability. Nothing in this Agreement or the Implementing Agreements shall be deemed to create any joint and several liability among the California Parties or among the Mirant Parties.

[SIGNATURES APPEAR ON NEXT PAGE]

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Settlement and release of claims agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives. This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original and all of which taken together will be deemed to be one and the same instrument. This Agreement may be executed by signature via facsimile transmission, which shall be deemed to be the same as an original signature.

MIRANT CORPORATION			MIRANT AMERICAS, INC.

By:	/s/ Curtis A. Morgan		By:	/s/ Curtis A. Morgan
	Name:	Curtis A. Morgan		Name:	Curtis A. Morgan
	Title:	Executive Vice President and		Title:	President and Chief
		Chief Operating Officer			Executive Officer
	Date:	January 14, 2005		Date:	January 14, 2005

MIRANT AMERICAS ENERGY MARKETING, LP			MIRANT AMERICAS ENERGY MARKETING INVESTMENTS, INC.

By: Mirant Americas Development, Inc.
Its: General Partner
			By:	/s/ J. William Holden III
				Name:	J. William Holden III
By:	/s/ Curtis A. Morgan			Title:	Sr. Vice President
	Name:	Curtis A. Morgan		Date:	January 14, 2005
	Title:	President and
Chief Executive Officer
	Date:	January 14, 2005

MIRANT AMERICAS GENERATION, LLC			MIRANT CALIFORNIA INVESTMENTS, INC.

By:	/s/ Curtis A. Morgan		By:	/s/ Curtis A. Morgan
	Name:	Curtis A. Morgan		Name:	Curtis A. Morgan
	Title:	President and		Title:	Chief Executive Officer
		Chief Executive Officer		Date:	January 14, 2005
	Date:	January 14, 2005

1

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives. This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original and all of which taken together will be deemed to be one and the same instrument. This Agreement may be executed by signature via facsimile transmission, which shall be deemed to be the same as an original signature.

MIRANT CALIFORNIA, LLC			MIRANT DELTA, LLC

By:	/s/ Curtis A. Morgan		By:	/s/ Curtis A. Morgan
	Name:	Curtis A. Morgan		Name:	Curtis A. Morgan
	Title:	Chief Executive Officer		Title:	Chief Executive Officer
	Date:	January 14, 2005		Date:	January 14, 2005

MIRANT POTRERO, LLC			MIRANT SPECIAL PROCUREMENT,
INC.

By:	/s/ Curtis A. Morgan
	Name:	Curtis A. Morgan	By:	/s/ J. William Holden III
	Title:	Chief Executive Officer		Name:	J. William Holden III
	Date:	January 14, 2005		Title:	Sr. Vice President
				Date:	January 14, 2005

MIRANT SERVICES, LLC			MIRANT AMERICAS DEVELOPMENT,
INC.

By:	/s/ Curtis A. Morgan
	Name:	Curtis A. Morgan	By:	/s/ Curtis A. Morgan
	Title:	Executive Vice President		Name:	Curtis A. Morgan
	Date:	January 14, 2005		Title:	President and
Chief Executive Officer
				Date:	January 14, 2005

2

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives. This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original and all of which taken together will be deemed to be one and the same instrument. This Agreement may be executed by signature via facsimile transmission, which shall be deemed to be the same as an original signature.

THE PEOPLE OF THE STATE OF CALIFORNIA, EX REL. BILL LOCKYER, ATTORNEY GENERAL OF THE STATE OF CALIFORNIA

CALIFORNIA DEPARTMENT OF
WATER RESOURCES, ACTING SOLELY
UNDER THE AUTHORITY AND POWERS
CREATED IN CALIFORNIA ASSEMBLY
BILL 1 FROM THE FIRST
EXTRAORDINARY SESSION OF 2000-
2001, CODIFIED IN SECTIONS 80000

By:	/s/ Ken Alex		THROUGH 80270 OF THE CALIFORNIA
	Name:		WATER CODE
	Title:	ASAAG
	Date:	January 13, 2005

			By:	/s/ Peter S. Garris
				Name:	Peter S. Garris
				Title:	Deputy Director
				Date:	January 14, 2005

CALIFORNIA ELECTRICITY OVERSIGHT BOARD			CALIFORNIA PUBLIC UTILITIES COMMISSION

By:	/s/ [ILLEGIBLE]		By:	/s/ Randolph Wu
	Name:			Name:	Randolph Wu
	Title:			Title:	General Counsel
	Date:	January 14, 2005		Date:	January 14, 2005

3

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives. This Agreement may be executed in any number of counterparts, each of which, when executed, will be deemed to be an original and all of which taken together will be deemed to be one and the same instrument. This Agreement may be executed by signature via facsimile transmission, which shall be deemed to be the same as an original signature.

PACIFIC GAS AND ELECTRIC COMPANY			SOUTHERN CALIFORNIA EDISON COMPANY

By:	/s/ Roger J. Peters		By:	/s/ Stephen E. Pickett
	Name:	Roger J. Peters		Name:	Stephen E. Pickett
	Title:	SVP - General Counsel		Title:	Sr. VP & General Counsel
	Date:	January 13, 2005		Date:	January 14, 2005

SAN DIEGO GAS & ELECTRIC			THE FEDERAL ENERGY REGULATORY
COMPANY			COMMISSION OFFICE OF MARKET
OVERSIGHT AND INVESTIGATIONS

By:	/s/ James P. Avery
	Name:	James P. Avery	By:	/s/ Robert Pease
	Title:	Senior Vice President		Name:	ROBERT PEASE
	Date:	January 13, 2005		Title:	Deputy Director OMOI/FERC
				Date:	January 13, 2005

4

Table of Exhibits

Exhibit A	Proofs Of Claims Not Affected By The Settlement

Exhibit B	Wraparound Agreements

Exhibit C	CC8 Escrow Agreement

Exhibit D	Stayed Litigation And Contested Matters

Exhibit E	List Of Debtors

Exhibit F	Allocation Matrix

Exhibit G	2005 RMR FERC Settlement

Exhibit H	Deemed Distribution Recipients

Exhibit I	Form of SWP Side Letter

i

Exhibit A

Proofs Of Claims Not Affected By The Settlement

1.               Claim No. 7522 on behalf of the California Department of Toxic Substances Control (“CDTSC”) against Delta in the amount of $979.50 for “HWCL Fees.” (hazardous waste generator fees)

2.               Claim No. 7523 on behalf of CDTSC against Delta in the amount of $398,837 for penalties under the Hazardous Waste Control Law for non-compliance with state hazardous waste laws and regulations

3.               Claim No. 7524 on behalf of CDTSC against Potrero in the amount of $107.00 for “HWCL fees.” (hazardous waste generator fees)

4.               Claim No. 7525 on behalf of CDTSC against Potrero in the amount of $110.90 for “consultive services” based on Consulting Services Agreement under California Health and Safety Code section 25201.9

5.              Claim No. 7630 on behalf of CDTSC against Delta in an unliquidated amount for potential future environmental liability

6.               Claim No 7631 on behalf of CDTSC against Potrero in an unliquidated amount for potential future environmental liability

7.               Claim No. 2081 on behalf of the California Department of Health Services against Mirant Potrero, LLC in the amount of $1,602.32

8.               Claim No. 7586 on behalf the Regional Water Quality Control Board for the San Francisco Bay Region against Potrero in an estimated amount of $7,500,000.00 for groundwater contamination at the Potrero Power Plant Site

9.               Claim No. 7587 on behalf the Regional Water Quality Control Board for the San Francisco Bay Region against Delta in an unliquidated amount for potential contamination at the Pittsburg Power Plant and its four class I ponds

10.         Claim No. 7588 on behalf the Regional Water Quality Control Board for the San Francisco Bay Region against Mirant in an estimated amount of $7,500,000.00 for groundwater contamination at Potrero Power Plant and Pittsburg Power Plant.

A-1

Exhibit B

Wraparound Agreements

Attached

B-1

Exhibit C

[FORM OF]

CC8 ESCROW AGREEMENT

This CC8 Escrow Agreement (“Escrow Agreement”) is entered into as of [                       ] [      ], 200[   ], by and among Mirant Delta, LLC (“Delta”), a Delaware limited liability company, Pacific Gas and Electric Company, a California corporation (“PG&E”), and [Deutsche Bank Trust Company Americas, a New York banking corporation, a wholly-owned subsidiary of Deutsche Bank AG], as escrow agent (the “Escrow Agent”).

RECITALS

A.                                   The Mirant Parties (as defined below), PG&E, and others are parties to the Settlement and Release of Claims Agreement (as defined below), pursuant to which, and subject to its terms and conditions, the Mirant Parties, PG&E and the other parties thereto enter into a settlement with respect to certain disputes among them.

B.                                     In accordance with the terms of the Settlement and Release of Claims Agreement, the Mirant Parties and PG&E are negotiating the CC8 Asset Transfer Agreement (as defined in the Settlement and Release of Claims Agreement), including the agreements and other documents that are included therein, by which the Mirant Parties will, subject to the conditions in the CC8 Asset Transfer Agreement being satisfied, transfer and assign to PG&E the CC8 Assets (as such term is defined in the Settlement and Release of Claims Agreement), provide certain services and rights to PG&E in connection with the CC8 Assets and otherwise consummate the transactions provided for in the CC8 Asset Transfer Agreement.

C.                                     In accordance with the terms of the Settlement and Release of Claims Agreement and this Escrow Agreement, if a CC8 Triggering Event (as defined in the Settlement and Release of Claims Agreement) occurs, then PG&E shall be entitled to the CC8 Alternative Consideration (as defined in the Settlement and Release of Claims Agreement) as provided for in the Settlement and Release of Claims Agreement, and as implemented through this Escrow Agreement.

D.                                    Delta and PG&E desire to establish the terms and conditions pursuant to which the Escrow Fund (as defined below) will be established, maintained and disbursed.

NOW, THEREFORE, in consideration of the mutual covenants and agreements, and other good and valuable consideration, provided for herein, and subject to and upon the terms and conditions hereof, the parties hereto agree as follows.

AGREEMENT

1.                                      Defined Terms. As used in this Escrow Agreement, the following terms shall have the meanings set forth below. Capitalized terms used in this Escrow Agreement and not otherwise defined shall have the meanings given them in the Settlement and Release of Claims Agreement.

“Agreement Dispute” has the meaning set forth in Section 7 of this Escrow Agreement.

“Bankruptcy Proceedings” means, collectively, the Mirant Parties’ respective Chapter 11 cases, together with the other Chapter 11 cases of Mirant Parties’ affiliated debtors pending in the Mirant Bankruptcy Court or, to the extent of the reference thereto being withdrawn, in the United States District Court for the Northern District of Texas, Fort Worth Division.

“Cash Proceeds” has the meaning set forth in Section 2(a) of this Escrow Agreement.

“Cash Proceeds Notice” has the meaning set forth in Section 2(a) of this Escrow Agreement.

“CC8 Alternative Consideration” has the meaning set forth in the Settlement and Release of Claims Agreement.

“CC8 Assets” has the meaning set forth in the Settlement and Release of Claims Agreement.

“CC8 Asset Transfer Agreement” has the meaning set forth in the Settlement and Release of Claims Agreement.

“CC8 Claim” has the meaning set forth in the Settlement and Release of Claims Agreement.

“CC8 Claim Plan Securities” has the meaning set forth in the Settlement and Release of Claims Agreement.

“CC8 Claim Shortfall” has the meaning set forth in the Settlement and Release of Claims Agreement.

“CC8 Claim Value” means the aggregate value of the cash and/or CC8 Claim Plan Securities required to be distributed to PG&E by the CC8 Claim pursuant to Section 8.9 of the Settlement and Release of Claims Agreement, which shall be either $70,000,000 or $85,000,000, as determined in accordance with subpart (i) or subpart (ii) of Section 8.9.1 of the Settlement and Release of Claims Agreement.

“CC8 Execution Triggering Event” has the meaning set forth in the Settlement and Release of Claims Agreement.

“CC8 Triggering Event” has the meaning set forth in the Settlement and Release of Claims Agreement.

“Closing” means the date of closing of the transfer of the CC8 Assets to PG&E and the other transactions provided for in the CC8 Asset Transfer Agreement, in accordance with the terms thereof.

“CPUC” has the meaning set forth in Section 7 of this Escrow Agreement.

“Debtor” has the meaning set forth in the Settlement and Release of Claims Agreement.

“Delta” has the meaning set forth in the introductory paragraph of this Escrow Agreement.

“Delta Plan” has the meaning set forth in the Settlement and Release of Claims Agreement.

“Effective Date” has the meaning set forth in Section 2 of this Escrow Agreement.

“Escrow Account” has the meaning set forth in Section 2(a) of this Escrow Agreement.

“Escrow Agent” has the meaning set forth in the introductory paragraph of this Escrow Agreement.

“Escrow Fund” has the meaning set forth in Section 2(a) of this Escrow Agreement.

“Mirant Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division.

“Mirant Parties” has the meaning set forth in the Settlement and Release of Claims Agreement.

“PG&E” has the meaning set forth in the introductory paragraph of this Escrow Agreement.

“Settlement and Release of Claims Agreement” means the Settlement and Release of Claims Agreement executed January 13, 2005 among the Mirant Parties, PG&E and the other parties thereto.

2.                                      Effective Date; Appointment of Escrow Agent. This Escrow Agreement and the parties’ obligations hereunder shall not become effective until the effective date of the Delta Plan (“Effective Date”).  Effective as of the Effective Date, Delta and PG&E hereby appoint the Escrow Agent to act in accordance with the terms and conditions of this Escrow Agreement, and the Escrow Agent hereby accepts such appointment.

a)              Deposit of Cash Proceeds. PG&E shall deposit all cash received from Delta as part of the CC8 Claim, if any, into the escrow established jointly by PG&E and Delta pursuant to this Escrow Agreement (“Escrow Account”) within two (2) Business Days following PG&E’s receipt of any such cash. As soon as practicable after PG&E’s sale of the CC8 Claim Plan Securities that are delivered to it by Delta as part of the CC8 Claim pursuant to Section 8.9.2 of the Settlement and Release of Claims Agreement, PG&E shall deposit in the Escrow Account all cash proceeds from such sale, net of third party transaction costs and net of any income taxes that may be due on any gain on the sale of the CC8 Claim Plan Securities (it being understood that any such gain will be determined by any difference between the value of the CC8 Claim Plan Securities when received by PG&E and the value when sold by PG&E, and that the netting of income taxes for deposit into the CC8 Escrow shall be without prejudice to subsequent CPUC retail ratemaking determinations of tax treatment). The Escrow Agent shall promptly thereafter advise Delta and PG&E in writing in the manner specified in Section 11(f) of this Escrow Agreement (“Cash Proceeds Notice”) of the total amount of cash in the Escrow Account, including any cash received from Delta as part of the CC8 Claim and the net proceeds realized by PG&E from its sale of the CC8 Claim Plan Securities (collectively, the “Cash Proceeds”). The Cash Proceeds and any additional monies that are deposited into the Escrow Account in accordance with this Escrow Agreement shall constitute part of the “Escrow Fund”.

b)              Treatment of Cash Proceeds.

i.                 CC8 Claim Shortfall. In the event of a CC8 Claim Shortfall, Delta and PG&E shall deposit the payments required under Section 8.9.3 of the Settlement and Release of Claims Agreement into the Escrow Account.

ii.             Cash Proceeds in Excess of the CC8 Claim Value. If the total of the Cash Proceeds in the Escrow Account as of the date of the Cash Proceeds Notice exceeds the CC8 Claim Value, the Escrow Agent shall transfer to Delta in the manner directed by Delta all Cash Proceeds constituting the Escrow Fund that are in excess of the CC8 Claim Value.

c)              Interest on Escrow Fund. Any interest earned on the Escrow Fund, when invested as provided in Section 4 of this Escrow Agreement shall be applied FIRST, to pay all fees and expenses of the Escrow Agent and to any amounts already claimed by the Escrow Agent under Section 6 of this Escrow Agreement, and SECOND, to be added to the Escrow Fund held by the Escrow Agent under this Escrow Agreement. Notwithstanding anything to the contrary in this Escrow Agreement, to the extent that Delta pays any expenses, disbursements, advances, legal or other fees, taxes, penalties, losses, damages, or any other charge, cost or expenditure provided for under Section 6 or Section 8 of this Escrow Agreement, to or on behalf of the Escrow Agent, any interest earned on the Escrow Fund, including interest already accrued as of the date that Delta incurs such expenditures and any future interest, shall be paid, when interest becomes available to do so, to Delta in an amount sufficient to reimburse Delta in full for all of the foregoing expenditures.

3.                                      Disbursement of the Escrow Fund. The Escrow Agent shall disburse the Escrow Fund as provided below, as instructed in a writing executed by Delta and PG&E and delivered to the Escrow Agent, or as otherwise authorized by the terms of this Escrow Agreement.

a)              Termination. If the Settlement and Release of Claims Agreement is terminated for any reason as provided for therein, this Escrow Agreement also shall be immediately terminated, without further liability or obligation of any party. Upon termination of this Escrow Agreement, either Delta or PG&E may deliver a certificate signed by an officer thereof to the other party and to the Escrow Agent. Upon receipt of such certificate, the Escrow Agent shall distribute the Escrow Fund, including all Cash Proceeds, interest and all other money and property in the Escrow Account, to Delta in the manner directed by Delta.

b)              CC8 Triggering Event. Upon the occurrence of a CC8 Triggering Event, PG&E shall notify Delta in writing that PG&E is declaring a CC8 Triggering Event, and also shall deliver a certificate signed by PG&E’s general counsel or a person designated by such counsel to that effect to the Escrow Agent and Delta.  If the CC8 Triggering Event is one that a Mirant Party is authorized to declare pursuant to the terms of the Settlement and Release of Claims Agreement or the CC8 Asset Transfer Agreement, Delta shall have the right to deliver an equivalent notice and certificate to PG&E and the Escrow Agent, and such notice and certificate shall have the same force and effect as if it had been delivered by PG&E.

i.                 If a CC8 Triggering Event that is a CC8 Execution Triggering Event has occurred before the Effective Date, then, as of the Effective Date, (a) Delta and PG&E shall comply with the applicable requirements of Section 8.9 of the Settlement and Release of Claims Agreement, and (b) Delta, PG&E and the Escrow Agent shall comply with the provisions of Section 2 of this Escrow Agreement. As soon as practicable after the total amount of the Escrow Fund is equal to $85,000,000 (calculated after deduction of the Escrow Agent’s fees and expenses in accordance with Section 4 and Section 6 of this Escrow Agreement), the Escrow Agent shall distribute $85,000,000 in cash to PG&E, plus any interest that has accrued on the $85,000,000 and that remains in the Escrow Account after deduction of the Escrow Agent’s fees and expenses in accordance with Section 4 of this Escrow Agreement, and after deduction of any amount required to be paid pursuant to Section 6 of this Escrow Agreement. All Cash Proceeds and other monies thereafter remaining in the Escrow Account shall be paid to Delta.

ii.             If a CC8 Triggering Event that is not a CC8 Execution Triggering Event has occurred before the Effective Date, then, as of the Effective Date, (a) Delta and PG&E shall comply with the applicable requirements of Section 8.9 of the Settlement and Release of Claims Agreement, and (b) Delta, PG&E and the Escrow Agent shall comply with the provisions of Section 2 of this Escrow Agreement.  As soon as practicable after the total amount of the Escrow Fund is equal to $70,000,000 (calculated after deduction of the Escrow Agent’s fees and expenses in accordance with Section 4 and Section 6 of this Escrow Agreement), the Escrow Agent shall distribute $70,000,000 in cash to PG&E, plus any interest that has accrued on the $70,000,000 and that remains in the Escrow Account after deduction of the Escrow Agent’s fees and expenses in accordance with Section 4 of this Escrow Agreement, and after deduction of any amount required to be paid pursuant to Section 6 of this Escrow Agreement. All Cash Proceeds in excess of $70,000,000, all interest that has accrued on such Cash Proceeds in excess of $70,000,000, and all other monies thereafter remaining in the Escrow Account shall be paid to Delta.

iii.         If a CC8 Triggering Event that is a CC8 Execution Triggering Event occurs after the Effective Date but before PG&E has liquidated the CC8 Claim Plan Securities, then, (a) PG&E shall promptly liquidate the CC8 Claim Plan Securities in accordance with Section 8.9.2 of the Settlement and Release of Claims Agreement, (b) Delta and PG&E shall comply with the applicable requirements of Section 8.9 of the Settlement and Release of Claims Agreement, and (c) Delta, PG&E and the Escrow Agent shall comply with the provisions of Section 2 of this Escrow Agreement As soon as practicable after the total amount of the Escrow Fund is equal to $85,000,000 (calculated after deduction of the Escrow Agent’s fees and expenses in accordance with Section 4 and Section 6 of this Escrow Agreement), the Escrow Agent shall distribute $85,000,000 in cash to PG&E, plus any interest that has accrued on the $85,000,000 and that remains in the Escrow Account after deduction of the Escrow Agent’s fees and expenses in accordance with Section 4 of this Escrow Agreement, and after deduction of any amount required to be paid pursuant to Section 6 of this Escrow Agreement. All Cash Proceeds and other monies thereafter remaining in the Escrow Account shall be paid to Delta.

iv.            If a CC8 Triggering Event that is not a CC8 Execution Triggering Event occurs after the Effective Date but before PG&E has liquidated the CC8 Claim Plan Securities, then, (a) PG&E shall promptly liquidate the CC8 Claim Plan Securities in accordance with Section 8.9.2 of the Settlement and Release of Claims Agreement, (b) Delta and PG&E shall comply with the applicable requirements of Section 8.9 of the Settlement and Release of Claims Agreement, and (c) Delta, PG&E and the Escrow Agent shall comply with the provisions of Section 2 of this Escrow Agreement.  As soon as practicable after the total amount of the Escrow Fund is equal to $70,000,000 (calculated after deduction of the Escrow Agent’s fees and expenses in accordance with Section 4 of this Escrow Agreement and Section 6 of this Escrow Agreement), the Escrow Agent shall distribute $70,000,000 in cash to PG&E, plus any interest that has accrued on the $70,000,000 and that remains in the Escrow Account after deduction of the Escrow Agent’s fees and expenses in accordance with Section 4 of this Escrow Agreement, and after deduction of any amount required to be paid pursuant to Section 6 of this Escrow Agreement. All Cash Proceeds in excess of $70,000,000, all interest that has accrued on such Cash Proceeds in excess of $70,000,000, and all other monies thereafter remaining in the Escrow Account shall be paid to Delta.

v.                If a CC8 Triggering Event that is a CC8 Execution Triggering Event occurs after the Effective Date and after PG&E has liquidated the CC8 Claim Plan Securities in accordance with Section 8.9.2 of the Settlement and Release of Claims Agreement, then (a) Delta and PG&E shall comply with the applicable requirements of Section 8.9 of the Settlement and Release of Claims Agreement, and (b) Delta, PG&E and the Escrow Agent shall comply with the provisions of Section 2 of this Escrow Agreement. As soon as practicable after the total amount of the Escrow Fund is equal to $85,000,000 (calculated after deduction of the Escrow Agent’s fees and expenses in accordance with Section 4 and Section 6 of this Escrow Agreement), the Escrow Agent shall distribute $85,000,000 in cash to PG&E, plus any interest that has accrued on the $85,000,000 and that remains in the Escrow Account after deduction of the Escrow Agent’s fees and expenses in accordance with Section 4 of this Escrow Agreement, and after deduction of any amount required to be paid pursuant to Section 6 of this Escrow Agreement. All Cash Proceeds and other monies thereafter remaining in the Escrow Account shall be paid to Delta.

vi.            If a CC8 Triggering Event that is not a CC8 Execution Triggering Event occurs after the Effective Date and after PG&E has liquidated the CC8 Claim Plan Securities in accordance with Section 8.9.2 of the Settlement and Release of Claims Agreement, then (a) Delta and PG&E shall comply with the applicable requirements of Section 8.9 of the Settlement and Release of Claims Agreement, and (b) Delta, PG&E and the Escrow Agent shall comply with the provisions of Section 2 of this Escrow Agreement. As soon as practicable after the total amount of the Escrow Fund is equal to $70,000,000 (calculated after deduction of the Escrow Agent’s fees and expenses in accordance with Section 4 and Section 6 of this Escrow Agreement), the Escrow Agent shall distribute $70,000,000 in cash to PG&E, plus any interest that has accrued on the $70,000,000 and that remains in the Escrow Account after deduction of the Escrow Agent’s fees and expenses in accordance with Section 4 of this Escrow Agreement, and after deduction of any amount required to be paid pursuant to Section 6 of this Escrow Agreement. All Cash Proceeds in excess of $70,000,000, all interest that has accrued on such Cash Proceeds in excess of $70,000,000, and all other monies thereafter remaining in the Escrow Account shall be paid to Delta.

c)              The Date of Closing. Following the occurrence of the Closing, PG&E will deliver a certificate signed by PG&E’s general counsel or a person designated by such counsel to that effect to the Escrow Agent and Delta. If PG&E has not delivered the foregoing certificate within two (2) Business Days after the Closing, Delta shall have the right to deliver an equivalent notice and certificate to PG&E and the Escrow Agent, and such notice and certificate shall have the same force and effect as if it had been delivered by PG&E. Upon receipt of any such certificate from PG&E or Delta, the Escrow Agent shall promptly disburse the Escrow Fund, including all Cash Proceeds and all other money and assets held in the Escrow Account, after deduction of the Escrow Agent’s fees and expenses in accordance with Section 4 of this Escrow Agreement, and after deduction of any amount required to be paid pursuant to Section 6 of this Escrow Agreement, to Delta in accordance with Delta’s instructions.

This Escrow Agreement shall terminate upon the distribution of the Escrow Fund, including all Cash Proceeds and all other money and assets held in the Escrow Account. The provisions of Sections 6, 8 and 9 of this Escrow Agreement shall survive the termination of this Escrow Agreement and the earlier resignation or removal of the Escrow Agent.

4.                                      Investment of Escrow Cash. The Escrow Agent shall invest or reinvest the Cash Proceeds as directed in writing by Delta in any of the following:

a)              direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States and have an original maturity of no more than 180 days;

b)              certificates of deposit of or interest bearing accounts with national banks or corporations endowed with trust powers, having capital and surplus in excess of $100,000,000, provided that such certificates or accounts have an original maturity of no more than 90 days;

c)              commercial paper (having original maturities of no more than 90 days) that at the time of investment is rated A-1 by Standard and Poor’s Corporation or P-1 by Moody’s Investor Service;

d)              repurchase agreements with any bank or corporation described in subpart (b), above, fully secured by obligations described in subpart (a), above, collateralized by 102 percent, and having a term of no more than 90 days; or

e)              any money market fund registered under the Investment Company Act of 1940, as amended.

The Escrow Agent shall have no obligation to invest or reinvest the Escrow Fund if deposited with the Escrow Agent after 11:00 a.m. (E.S.T.) on such day of deposit. Instructions received after 11:00 a.m. (E.S.T.) will be treated as if received on the following business day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Fund. Any interest or other income received on such investment and reinvestment of the Escrow Fund shall become part of the Escrow Fund and any losses incurred on such investment and reinvestment of the Escrow Fund shall be debited against the Escrow Fund. If a selection is not made and a written direction not given to the Escrow Agent, the Escrow Fund shall remain uninvested with no liability for interest therein. It is agreed and understood that the entity serving as Escrow Agent may earn fees associated with the investments outlined above in accordance with the terms of such investments. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Fund pursuant to Section 3 of this Escrow Agreement. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder.

5.                                      Access to Escrow Documents. During the term of this Escrow Agreement, Delta and PG&E shall have access to the documents delivered to or by the Escrow Agent.

6.                                      Fees and Expenses of Escrow Agent; Indemnification.

a)              The Escrow Agent shall be entitled to payment as provided in this Section 6 for customary fees and expenses for all services rendered by it hereunder in accordance with the fee schedule attached as Exhibit A hereto (as such fees may be adjusted from time to time, with such adjustments to be effective 60 days after receipt of notice by Delta and PG&E). It is understood by all parties that the annual fee will be deducted when it becomes due from amounts constituting interest or earnings on the Escrow Fund then on deposit with the Escrow Agent under this Escrow Agreement, and all such interest and earnings shall be applied first to pay the Escrow Agent’s fees and expenses before being allocated to any other purpose. To the extent such interest is insufficient to pay such fees in full, and upon written notice providing a reasonable accounting from the Escrow Agent, Delta shall pay the Escrow Agent fees, and any out-of-pocket expenses, fees and expenses of counsel, or other charges by the Escrow Agent incurred in connection with its obligations under this Escrow Agreement. Delta shall reimburse the Escrow Agent on demand for all loss, liability, damage, disbursements, advances or expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all reasonable counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges. At all times, the Escrow Agent will have a right of set off and first lien on the funds in the Escrow Fund for payment of customary fees and expenses and all such loss, liability, damage or expenses. Such fees and expenses shall be paid from the Escrow Fund to the extent not otherwise paid hereunder. The obligations contained in this Section 6 shall be the obligation of Delta, and shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

b)              Delta shall indemnify, defend and hold harmless the Escrow Agent and its officers, directors, employees, representatives and agents, from and against and reimburse the Escrow Agent for any and all claims, expenses, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, stamp or other similar taxes, actions, suits, judgments, reasonable costs and expenses (including reasonable attorney’s fees and expenses) of whatever kind or nature regardless of their merit, demanded, asserted or claimed against the Escrow Agent by any third party directly or indirectly relating to, or arising from, claims against the Escrow Agent by reason of its participation in the transactions contemplated hereby, including without limitation all reasonable costs required to be associated with claims for damages to persons or property, and reasonable attorneys’ and consultants’ fees and expenses and court costs except to the extent caused by the Escrow Agent’s gross negligence or willful misconduct. The provisions of this Section 6(b) shall survive the termination of this Agreement or the earlier resignation or removal of the Escrow Agent.

7.                                      Resolution of Conflicts. After the Effective Date, except as otherwise limited by law, resolution of any and all controversies, disputes and claims arising out of, relating to, in connection with or resulting from this Escrow Agreement (or any transaction contemplated hereby), including as to the interpretation, performance, non-performance, validity, breach or termination of this Escrow Agreement, whether the claim is based on contract, tort, regulation, rule, statute or constitution and any claims raising questions of law, whether arising before or after termination of this Escrow Agreement (each an “Agreement Dispute”), shall be exclusively governed by and settled in accordance with the provisions of this Section 7. Unless otherwise agreed in writing, the Parties shall continue to perform their obligations under the provisions of this Escrow Agreement during the course of dispute resolution pursuant to the provisions of this Section 7. Notice of an Agreement Dispute shall be provided to the parties to this Escrow Agreement and to the California Public Utilities Commission (“CPUC”). The CPUC may participate in the resolution of an Agreement Dispute by participating in the dispute resolution process provided for below as a party.

a)              Negotiation and Mediation.

i.                 Negotiation. The parties shall make a good faith attempt to resolve any Agreement Dispute through negotiation. Within 30 days after notice of an Agreement Dispute is given by a party to another party or parties, each such party shall select one or more representatives who are vice presidents of such party or, in the case of the CPUC, an employee with authority to bind the CPUC, which representatives shall meet and make a good faith attempt to resolve such Agreement Dispute and shall continue to negotiate in good faith in an effort to resolve the Agreement Dispute.

ii.             Mediation. If such representatives fail to resolve an Agreement Dispute within 30 days after the first meeting of the representatives or fail to meet within 30 days after the date of the applicable notice of an Agreement Dispute (such date, the “Mediation Trigger Date”), the affected parties shall seek resolution of the Agreement Dispute through mediation, with a mediator mutually acceptable to the affected parties. The representatives of the affected parties selected pursuant to Section 7(a)(i) of this Escrow Agreement shall be in attendance at the mediation.

iii.         Settlement. If a settlement is mutually agreed upon as a result of the negotiation or mediation, then such settlement shall be recorded in writing, signed by the affected parties, and shall be binding on them.

b)              Arbitration.

i.                 Selection of Arbitrator. In the event that (1) the affected parties fail to mutually agree upon a mediator pursuant to Section 7(a)(ii) of this Escrow Agreement within 30 days after the Mediation Trigger Date or (2) any Agreement Dispute is not settled by the affected parties within sixty (60) days after the Mediation Trigger Date, a party may initiate arbitration by sending written notice to the other party or parties requesting arbitration and describing the Agreement Dispute and any proposed remedy. Within ten (10) Business Days after receipt of such notice, the affected parties shall meet to select a single arbitrator. If the affected parties cannot agree on the selection of an arbitrator or such parties fail to meet within ten (10) Business Days, the arbitrator shall be selected by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitrator selected under these procedures shall be a lawyer or retired judge with at least ten years’ experience arbitrating complex commercial disputes.

ii.             Location. The arbitration shall be conducted in the City and County of San Francisco, California and shall be governed by the Commercial Arbitration Rules of the American Arbitration Association, except as modified herein or as agreed by the affected Parties in writing.

iii.         Discovery. The affected parties shall have the right to conduct discovery in accordance with California Code of Civil Procedure Section 1283.05, including the right to two depositions of each opposing party, 20 interrogatories, 25 requests for admissions, and requests for the production of documents and other items. If additional discovery is necessary because of the complexity or importance of the issues, the parties shall negotiate in good faith regarding additional discovery and, if such negotiations fail, the arbitrator upon a showing of good cause may allow for additional reasonable discovery, giving due consideration to the complexity and importance of the issues, efficiency lost and prevention of undue intrusiveness and harassment.

iv.            Hearing. After giving the affected parties due notice of hearing, the arbitrator shall hear the Agreement Dispute submitted for arbitration and shall provide a reasoned, written decision within 90 days after the completion of the hearing or such other date selected by agreement of the affected parties. The decision shall conform to applicable law. The procedural and substantive law applied in the arbitration shall be the law of the State of California without regard to its conflict of law principles, unless the claims or defenses raise issues of federal law in which case federal substantive law shall apply to those particular claims or defenses. The arbitrator shall be bound to apply the law, including the rules of evidence, and shall be empowered to hear and determine dispositive motions, including motions to dismiss and motions for summary judgment. The arbitrator shall have no authority to alter the terms of this Escrow Agreement or the Settlement and Release of Claims Agreement.

v.                “Baseball Style” Arbitration. The arbitration shall be a “baseball style” arbitration. Each party shall submit a proposed resolution of the Agreement Dispute.  The arbitrator shall choose one of the proposed resolutions without modification, provided that the arbitrator shall not choose any resolution that is inconsistent with the terms of this Escrow Agreement or the Settlement and Release of Claims Agreement. The decision of the arbitrator shall be final and binding upon the parties, and a party may petition a court to correct or vacate the decision only upon grounds that an award contained therein was procured by corruption, fraud or other undue means and may not petition a court to correct or vacate the decision for failure of the arbitrator to apply the law or any other grounds or reasons. Judgment may be entered on the decision in any court of competent jurisdiction upon the application of any affected party.

vi.            Injunctions. The arbitrator shall have the right to issue temporary restraining orders, preliminary injunctions and final injunctions.

vii.        Fees and Costs. The arbitrator may award costs and reasonable attorneys’ fees to the prevailing party. If more than one party prevails in part, such fees may be allocated among the parties in such amounts as may be determined by the arbitrator based on the relative merits and amounts of each party’s claims.

c)              Specific Performance. Notwithstanding Sections 7, 7(a) and 7(b) of this Escrow Agreement, the parties agree that irreparable damage may occur in the event that the provisions of this Escrow Agreement are not performed in all material respects in accordance with their specific terms or are otherwise breached in any material respect.  It is accordingly agreed that a party shall be entitled to seek a temporary restraining order or preliminary injunction from any court of competent jurisdiction to maintain the status quo or otherwise to prevent a material breach of this Escrow Agreement and to enforce specifically the terms and provisions hereof until an arbitration proceeding can be commenced or an injunction hearing held.

8.                                      The Escrow Agent.

[Provisions will be added to address the duties and responsibilities of the Escrow Agent based on discussions with the Escrow Agent. PG&E and Delta agree that Delta will be responsible for fees, expenses and indemnification obligations imposed by the Escrow Agent, subject to the reimbursement provision in Section 2(c) of this Escrow Agreement.]

9.                                      Resignation and Removal of Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving thirty (30) calendar days’ prior written notice of such resignation to Delta and PG&E. Delta and PG&E may remove the Escrow Agent at any time by giving thirty (30) calendar days’ prior written notice to the Escrow Agent. Upon such notice, a successor escrow agent shall be appointed by Delta and PG&E, who shall provide written notice of such to the resigning or removed Escrow Agent. Such successor escrow agent shall become the escrow agent hereunder upon the resignation or removal date specified in such notice and upon its receipt of the Escrow Fund. If Delta and PG&E are unable to agree upon a successor escrow agent within thirty (30) days after such notice, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The costs and expenses (including its reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by Delta. Upon receipt of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Escrow Fund then held hereunder to the successor Escrow Agent, less the Escrow Agent’s fees, costs and expenses or other obligations owed to the Escrow Agent to be paid from any interest earned in respect of the Escrow Fund, or hold any interest earned in respect of the Escrow Fund (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid. Upon its resignation and delivery of the Escrow Fund as set forth in this Section 9, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the Escrow Fund or this Escrow Agreement.

10.                               Taxes. Taxes incurred with respect to the earnings of the Escrow Fund and payments made hereunder shall be borne by the party to whom such earnings are distributed (or to be distributed) or to whom such payment is made.

11.                               Miscellaneous.

a)              Amendments and Waivers. Any term of this Escrow Agreement may be amended or waived with the written consent of the parties hereto or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 11(a) shall be binding upon the parties and their respective successors and assigns.

b)              Successors and Assigns. The terms and conditions of this Escrow Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Escrow Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Escrow Agreement, except as expressly provided in this Escrow Agreement.

c)              Governing Law; Jurisdiction. This Escrow Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Except as specified in Section 7 of this Escrow Agreement, each of the parties to this Escrow Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of San Francisco County, California.

d)              Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

e)              Titles and Subtitles. The titles and subtitles used in this Escrow Agreement are used for convenience only and are not to be considered in construing or interpreting this Escrow Agreement.

f)                Notices. Any notice required or permitted by this Escrow Agreement shall be in writing and shall be deemed to have been duly given: (i) when personally delivered; (ii) upon actual receipt (as established by confirmation of receipt or otherwise), during normal business hours, otherwise on the first (1st) Business Day thereafter, if transmitted by facsimile or telecopier with confirmation of receipt; (iii) on the date of receipt when mailed by certified mail, return receipt requested, postage prepaid; or (iv) on the first (1st) Business Day thereafter when sent by overnight courier; in each case to the addresses set forth below, or to such other addresses as Delta, PG&E or the Escrow

Agent may from time to time specify by notice to the other parties to this Escrow Agreement in accordance with this Section 11(f).

If to Delta:

Mirant Delta, LLC
1155 Perimeter Center West
Atlanta, Georgia 30338
Telephone: 678-579-5000
Attention: General Counsel
Facsimile: 678-579-5001

If to PG&E:

Pacific Gas and Electric Company
77 Beale Street, Suite 3200
San Francisco, California 94105
Attention: General Counsel
Facsimile: (415) 973-0200

If to the Escrow Agent:

Deutsche Bank Trust Company Americas
60 Wall Street, 27th Floor
Mail Stop: NYC60-2710
New York, New York 10005
Facsimile: (212) 797-8623
Attention: Manager, Escrow Team

If to the CPUC:

Sean Gallagher
California Public Utilities Commission
Legal Division, Room 5124
505 Van Ness Avenue
San Francisco 94102
Telephone:	(415) 703-2059
Facsimile:	(415) 703-2262

g)             Severability. If one or more provisions of this Escrow Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Escrow Agreement, (ii) the balance of this Escrow Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Escrow Agreement shall be enforceable in accordance with its terms.

h)             Entire Agreement. This Escrow Agreement is the product of all of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled. In the event of any conflict between the terms of this Escrow Agreement and the terms of the Settlement and Release of Claims Agreement, this Escrow Agreement shall govern.

i)                Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Escrow Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Escrow Agreement. This Escrow Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

IN WITNESS WHEREOF, the Parties have caused this Escrow Agreement to be executed as of the day and year first written above.

MIRANT DELTA LLC

By:
Name:
Title:

PACIFIC GAS AND ELECTRIC COMPANY

By:
Name:
Title:

ESCROW AGENT: [INSERT NAME OF ESCROW AGENT]

By:
Name:
Title:

CC8 Escrow Agreement Exhibit A

FEE SCHEDULE

[To be added based on discussions with the Escrow Agent]

C-A-1

Exhibit D

Stayed Litigation And Contested Matters

1.            Mirant Americas Energy Marketing, LP vs. Pacific Gas & Electric Company, Adv. Proc.No. 04-04240, pending in the Mirant Bankruptcy Court;

2.            Mirant Corp., et al vs. Southern California Edison, Inc., Ad. Proc. No. 04-04241, pending in the Mirant Bankruptcy Court;

3.            Mirant Corp. et al vs. California Department of Water Resources, Adv. Proc. No. 04-04243, pending in the Mirant Bankruptcy Court;

4.            Mirant Americas Energy Marketing, LP v. California Power Exchange Corporation, Adv. No. 04-04242, pending in the Mirant Bankruptcy Court;

5.            Mirant Americas Energy Marketing, LP v. California Independent System Operator Corporation, Adv. No. 04-04244, pending in the Mirant Bankruptcy Court;

6.            Mirant Americas Energy Marketing, L.P. et al. v. Pacific Gas & Electric Company, et al., 4:04-CV-557-A (Consolidated with Nos. 4:04-CV-558-A, 4:04-CV-559-A, 4:04-CV-560-A, & 4:04-CV-561-A), pending in the Mirant District Court;

7.            Initial Objection to Proofs of Claim Filed by California Public Utilities Commission pending in the Mirant Bankruptcy Court;

8.            Debtors’ Second Objection to Proofs of Claim Filed by the California Public Utilities Commission (Claim Nos. 7529, 7530, 7531, 7532, 7533, 7534 and 7535) pending in the Mirant Bankruptcy Court;

9.            Debtors’ Objection to Proofs of Claim Filed by the California Independent System Operator Corporation (Claim Nos. 7203, 7204, 7205, 7801, 7806, 7836) pending in the Mirant Bankruptcy Court;

10.          Debtors’ Objection to Proofs of Claim Filed by Southern California Edison Company (Claim Nos. 5944, 5945, 5946 and 5947) pending in the Mirant Bankruptcy Court;

11.          Debtors’ Objection to Proofs of Claim Filed by the Federal Energy Regulatory Commission (Claim Nos. 7563, 7564, 7565, 7566 and 7567) pending in the Mirant Bankruptcy Court;

12.          Debtors’ Objection to Proofs of Claim Filed by the California Power Exchange Corporation (Claim Nos. 6531 and 6540) pending in the Mirant Bankruptcy Court;

13.          Debtors’ Objection to Proofs of Claim Filed by Pacific Gas & Electric Company (Claim Nos. 6515, 6516, 6518, 6724 and 6725) pending in the Mirant Bankruptcy Court;

D-1

14.          Consolidated Omnibus Objection to Proofs of Claim Filed by the People of the State of California, ex rel. Bill Lockyer, Attorney General of the State of California (Claim Nos. 7536, 7537, 7538, 7539, 7540, 7541 and 7542) pending in the Mirant Bankruptcy Court;

15.          Debtors’ Consolidated Omnibus Objection to Proofs of Claim Filed by the California Department of Water Resources and the State of California (Claim Nos. 7543, 7544, 7545, 7546, 7547, 7548, 7549, 7550, 7551, 7552, 7553, 7554, 7555, 7556, 7557, 7558, 7559, 7560, 7561, 7562) pending in the Mirant Bankruptcy Court;

16.           FERC Proceeding No. ER98-495-000, pending at FERC;

17.           FERC Proceeding No. EL03-158, pending at FERC;

18.          Proceedings originally filed by the California Attorney General in the United States District Court for the Northern District of California, California ex rel. Lockyer v. Mirant Corp., et al., Northern District of California, Docket No. 02-1787 VRW, alleging that certain Mirant Parties engaged in illegal acquisitions and/or holdings and/or control of assets, benefits, services or rights related to such assets, under section 7 of the Clayton Act, 15 U.S.C. § 18 and any pending appeals therefrom;

19.          Proceedings originally filed by the California Attorney General in the California State Court in San Francisco County, California ex rel. Lockyer v. Mirant Corp., et al., Northern District of California, Docket No. 04-3924 VRW, et al., alleging that certain Mirant Parties engaged in unjust and illegal trading practices during the California energy crisis and any appeals therefrom;

20.          Motion for an Order Granting San Diego Gas & Electric Leave to File Proofs of Claim pending in the Mirant Bankruptcy Court;

21.          Debtors’ Objection to Motion of San Diego Gas & Electric for Leave to File Proofs of Claim and Objection to Claim Numbers 8076, 8077, 8078 and 8079 pending in the Mirant Bankruptcy Court; and

22.          PG&E’s Omnibus Objection To ISO And Generator Claims For Reliability Must-Run Service Agreement Charges, with respect to the claims of Mirant Delta LLC (Claim No. 8875) and Mirant Potrero LLC (Claim No. 8876) (hearing currently scheduled for February 9, 2005 at 9:30 a.m.).

D-2

Exhibit E

List of Debtors

Bankruptcy Proceedings Case No.	Debtor Entity
03-46590	Mirant Corporation

03-46591	Mirant Americas Energy Marketing, LP

03-46592	Mirant Americas Generation, LLC

03-46593	Mirant Mid-Atlantic, LLC

03-46594	Mirant Americas, Inc.

03-46595	Hudson Valley Gas Corporation

03-46596	Mint Farm Generation, LLC

03-46597	Mirant Americas Development Capital, LLC

03-46598	Mirant Americas Development, Inc.

03-46599	Mirant Americas Energy Marketing Investments, Inc.

03-46600	Mirant Americas Gas Marketing I, LLC

03-46601	Mirant Americas Gas Marketing II, LLC

03-46602	Mirant Americas Gas Marketing III, LLC

03-46603	Mirant Americas Gas Marketing IV, LLC

03-46604	Mirant Americas Gas Marketing V, LLC

03-46605	Mirant Americas Gas Marketing VI, LLC

03-46606	Mirant Americas Gas Marketing VII, LLC

03-46607	Mirant Americas Gas Marketing VIII, LLC

03-46608	Mirant Americas Gas Marketing IX, LLC

03-46609	Mirant Americas Gas Marketing X, LLC

03-46610	Mirant Americas Gas Marketing XI, LLC

03-46611	Mirant Americas Gas Marketing XII, LLC

03-46612	Mirant Americas Gas Marketing XIII, LLC

03-46613	Mirant Americas Gas Marketing XIV, LLC

03-46614	Mirant Americas Gas Marketing XV, LLC

03-46615	Mirant Americas Procurement, Inc.

03-46616	Mirant Americas Production Company

Bankruptcy Proceedings Case No.	Debtor Entity
03-46617	Mirant Americas Retail Energy Marketing, LP

03-46618	Mirant Bowline, LLC

03-46619	Mirant California Investments, Inc.

03-46620	Mirant California, LLC

03-46621	Mirant Canal, LLC

03-46622	Mirant Capital Management, LLC

03-46623	Mirant Capital, Inc.

03-46624	Mirant Central Texas, LP

03-46625	Mirant Chalk Point Development, LLC

03-46626	Mirant Chalk Point, LLC

03-46627	Mirant D.C. O&M, LLC

03-46628	Mirant Danville, LLC

03-46629	Mirant Delta, LLC

03-46630	Mirant Dickerson Development, LLC

03-46631	Mirant Fund 2001, LLC

03-46632	Mirant Gastonia, LLC

03-46633	Mirant Intellectual Asset Management and Marketing

03-46634	Mirant Kendall, LLC

03-46635	Mirant Las Vegas, LLC

03-46636	Mirant Lovett, LLC

03-46637	Mirant MD Ash Management, LLC

03-46638	Mirant Michigan Investments, Inc.

03-46639	Mirant Mid-Atlantic Services, LLC

03-46640	Mirant New England, Inc.

03-46641	Mirant New York, Inc.

03-46642	Mirant NY-Gen, LLC

03-46643	Mirant Parker, LLC

03-46644	Mirant Peaker, LLC

03-46645	Mirant Piney Point, LLC

03-46646	Mirant Portage County, LLC

03-46647	Mirant Potomac River, LLC

Bankruptcy Proceedings Case No.	Debtor Entity
03-46648	Mirant Potrero, LLC

03-46649	Mirant Services, LLC

03-46650	Mirant Special Procurement, Inc.

03-46651	Mirant Sugar Creek Holdings, Inc.

03-46652	Mirant Sugar Creek Ventures, Inc.

03-46653	Mirant Sugar Creek, LLC

03-46654	Mirant Texas Investments, Inc.

03-46655	Mirant Texas Management, Inc.

03-46656	Mirant Texas, LP

03-46657	Mirant Wichita Falls Investments, Inc.

03-46658	Mirant Wichita Falls Management, Inc.

03-46659	Mirant Wichita Falls, LP

03-46660	Mirant Wyandotte, LLC

03-46661	Mirant Zeeland, LLC

03-46662	Shady Hills Power Company, LLC

03-46663	West Georgia Generating Company, LLC

03-47927	Mirant EcoElectrica Investments I, Ltd.

03-47929	Puerto Rico Power Investments, Ltd.

03-49548	Mirant Wrightsville Investments, Inc.

03-49556	Mirant Wrightsville Management, Inc.

03-46588	MLW Development, LLC

03-49553	Wrightsville Power Facility, LLC

03-91079	Mirant Americas Energy Capital, LP

03-91081	Mirant Americas Energy Capital Assets, LLC

03-49555	Wrightsville Development Funding, L.L.C

Exhibit F

Allocation Matrix

Attached

F-1

Allocation of Refunds from Mirant

Effective date distribution

		REFUND		PI Sell Cap Adjustment		Adjustment [ILLEGIBLE] Call Parties		Total Refund		Gas [ILLEGIBLE]
		Oct 2 - Jan 17		Oct 2 - Jan 17		Oct 2 - Jan 17		Oct 2 - Jan 17		Oct 2 - Jan 17
[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]
Pacific Gas and Electric Company	0.5000	126,742,275	0.5000	21,355,507	0.6118	(26,674,460)	—	121,423,302	0.4074	(13,687,274)
Southern California Edison Company	0.2572	54,509,508	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	—	52,503,154	0.3367	(11,310,840)
San Diego Gas & Electric	?	25,496,614	0.1171	4,296,069	0.1234	(5,362,160)	—	[ILLEGIBLE]	0.0701	(2,354,430)
California Department of Water Resources -CERS	—	—	—	—	—	—	—	—	—	—
Salt River Project	0.0136	4,058,207	0.0126	683,759	—	—	—	4,741,991	0.0181	[ILLEGIBLE]
Aquia Power Corporation	[ILLEGIBLE]	1,659,453	0.0076	279,510	—	—	—	1,939,063	—	—
Arizona Public Service Company	0.0058	1,252,5?5	[ILLEGIBLE]	211,057	—	—	—	1,463,722	0.0038	[ILLEGIBLE]
Automated Power Exchange	0.0058	716,150	0.0030	120,689	—	—	—	836,620	0.0050	(199,907)
New Energy Inc.	0.0021	507,584	0.0023	85,536	—	—	—	583,109	0.0051	(183,005)
American Electric Power Service Corporation	0.0029	532,053	0.0029	106,501	—	—	—	738,559	—	—
California [ILLEGIBLE] Power Bankers LLC	0.0019	419,230	0.0019	10,638	—	—	—	[ILLEGIBLE]	0.0007	(24,224)
COTP / COTB	0.0036	412,569	0.0009	142,032	—	—	—	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]
[ILLEGIBLE] Energy Partners, Inc	0.0050	223,529	0.0010	37,684	—	—	—	261,193	[ILLEGIBLE]	(8,325)
City of [ILLEGIBLE]	—	—	—	—	—	—	—	—	[ILLEGIBLE]	[ILLEGIBLE]
Strategic Energy, LLC	0.0007	146,135	0.0007	24,623	—	—	—	170,758	[ILLEGIBLE]	(24,704)
City of Riverside	0.0004	83,984	0.0004	14,153	—	—	—	38,146	0.0054	(181,379)
City of Pasadena	—	—	—	—	—	—	—	—	[ILLEGIBLE]	(14,475)
Pacific Gas and Electric Energy Services Company	—	—	—	—	—	—	—	—	—	—
[ILLEGIBLE]	0.0002	40,814	0.0002	6,877	—	—	—	47,691	—	—
Sempra Energy Trading Corporation	—	—	—	—	—	—	—	—	—	—
City of [ILLEGIBLE]	0.0001	22,523	0.0001	3,812	—	—	—	26,435	0.0004	(13,379)
El Paso Power Services Company	—	—	—	—	—	—	—	—	—	—
Sacramento Municipal Utility District	—	—	—	—	—	—	—	—	[ILLEGIBLE]	[ILLEGIBLE]
Western Area Power Admin Reding	—	—	—	—	—	—	—	—	—	—
Transita Energy Marketing Inc.	—	—	—	—	—	—	—	—	—	—
Louisville Gas and Electric Company	—	—	—	—	—	—	—	—	—	—
[ILLEGIBLE] Energy Services Inc.	—	—	—	—	—	—	—	—	0.0000	(2)
Puget Sound Energy	—	—	—	—	—	—	—	—	—	—
PECO Energy Company	—	—	—	—	—	—	—	—	—	—
[ILLEGIBLE] on Power Source Inc.	—	—	—	—	—	—	—	—	—	—
City of [ILLEGIBLE], Public Service Department	—	—	—	—	—	—	—	—	—	—
[ILLEGIBLE]	—	—	—	—	—	—	—	—	—	—
[ILLEGIBLE]	—	—	—	—	—	—	—	—	—	—
Public Service Company of Colorado	—	—	—	—	—	—	—	—	—	—
Public Service Company of New Mexico	—	—	—	—	—	—	—	—	—	—
Arizona Electric Power	—	—	—	—	—	—	—	—	—	—
Energy-Kach Energy Trading, Inc.	—	—	—	—	—	—	—	—	—	—
Calpina Energy Services, LP	—	—	—	—	—	—	—	—	—	—
[ILLEGIBLE] Energy Marketing and Trading	—	—	—	—	—	—	—	—	0.0000	(709)
City of Seattle, City [ILLEGIBLE] Department	—	—	—	—	—	—	—	—	0.0004	(14,636)
City of Azusa	0.0000	5,6??	0.0000	?	—	—	—	6,845	0.0010	(34,535)
Idaho Power Company	—	—	—	—	—	—	—	—	0.0009	[ILLEGIBLE]
[ILLEGIBLE]	—	—	—	—	—	—	—	—	0.0010	[ILLEGIBLE]
Coral Power, LLC	—	—	—	—	—	—	—	—	0.0009	[ILLEGIBLE]
Northern California Power Agency	—	—	—	—	—	—	—	—	0.0014	[ILLEGIBLE]
[ILLEGIBLE] Power Marketing Inc	—	—	—	—	—	—	—	—	0.0016	[ILLEGIBLE]
British Columbia Power Exchange Corporation	—	—	—	—	—	—	—	—	0.0057	(190,721)
City of [ILLEGIBLE]	—	—	—	—	—	—	—	—	0.0052	(174,841)
Western Area Power Administration [ILLEGIBLE]	—	—	—	—	—	—	—	—	0.0051	(172,364)
Eron Power Marketing Inc.	—	—	—	—	—	—	—	—	0.0351	(1,177,945)
California Department of Water Resources (SWP)	—	—	—	—	—	—	—	—	0.0391	(1,312,939)

SUM OF REFUND		[ILLEGIBLE]		[ILLEGIBLE]		[ILLEGIBLE]		[ILLEGIBLE]		[ILLEGIBLE]

	TOTAL [ILLEGIBLE]		REFUNDS		Gas [ILLEGIBLE]	TOTAL [ILLEGIBLE]		??? October	TOTAL [ILLEGIBLE]
	Oct 2 - Jan 17		Jan 18 -		Jan 18 -	Jan 18 -		[ILLEGIBLE]	A+B+C
[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]
Pacific Gas and Electric Company	[ILLEGIBLE]	—	—	—	—	[ILLEGIBLE]	0.3767	9,089,043	[ILLEGIBLE]
Southern California Edison Company	[ILLEGIBLE]	—	—	—	—	[ILLEGIBLE]	[ILLEGIBLE]	8,311,465	[ILLEGIBLE]
San Diego Gas & Electric	[ILLEGIBLE]	—	—	—	—	[ILLEGIBLE]	[ILLEGIBLE]	1,594,242	[ILLEGIBLE]
California Department of Water Resources -CERS	[ILLEGIBLE]	0.9694	9,553,558	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	—	—	[ILLEGIBLE]
Salt River Project	[ILLEGIBLE]	—	—	0.0001	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]
Aquia Power Corporation	[ILLEGIBLE]	0.0007	8,547	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
Arizona Public Service Company	[ILLEGIBLE]	—	—	0.0003	(1,138)	[ILLEGIBLE]	[ILLEGIBLE]	119,3?3	[ILLEGIBLE]
Automated Power Exchange	[ILLEGIBLE]	—	—	0.0036	(12,033)	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]
New Energy Inc.	[ILLEGIBLE]	—	—	0.0015	(5,132)	[ILLEGIBLE]	[ILLEGIBLE]	394,067	[ILLEGIBLE]
American Electric Power Service Corporation	[ILLEGIBLE]	0.0013	13,108	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
California [ILLEGIBLE] Power Bankers LLC	[ILLEGIBLE]	—	—	0.0000	(110)	[ILLEGIBLE]	0.0001	18,238	[ILLEGIBLE]
COTP / COTB	[ILLEGIBLE]	—	—	0.0847	(115,787)	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]
[ILLEGIBLE] Energy Partners, Inc	[ILLEGIBLE]	0.0000	238	0.0000	(1)	[ILLEGIBLE]	0.0004	8,949	[ILLEGIBLE]
City of [ILLEGIBLE]	[ILLEGIBLE]			0.0057	(18,917)	[ILLEGIBLE]	[ILLEGIBLE]	222,115	[ILLEGIBLE]
Strategic Energy, LLC	[ILLEGIBLE]	0.0000	242	0.0019	[ILLEGIBLE]	[ILLEGIBLE]	0.0000	951	[ILLEGIBLE]
City of Riverside	[ILLEGIBLE]	—	—	0.0079	(26,382)	[ILLEGIBLE]	[ILLEGIBLE]	205,168	[ILLEGIBLE]
City of Pasadena	[ILLEGIBLE]	—	—	0.0024	[ILLEGIBLE]	[ILLEGIBLE]	0.0043	102,445	[ILLEGIBLE]
Pacific Gas and Electric Energy Services Company	[ILLEGIBLE]	—	—	—	—	[ILLEGIBLE]	0.0025	59,714	[ILLEGIBLE]
[ILLEGIBLE]	[ILLEGIBLE]	—	—	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
Sempra Energy Trading Corporation	[ILLEGIBLE]	—	—	—	—	[ILLEGIBLE]	0.0015	35,345	[ILLEGIBLE]
City of [ILLEGIBLE]	[ILLEGIBLE]	—	—	[ILLEGIBLE]	(7,026)	[ILLEGIBLE]	0.0006	15,073	[ILLEGIBLE]
El Paso Power Services Company	[ILLEGIBLE]	0.0021	21,062	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
Sacramento Municipal Utility District	[ILLEGIBLE]	—	—	0.0000	[ILLEGIBLE]	[ILLEGIBLE]	0.0020	47,265	[ILLEGIBLE]
Western Area Power Admin Reding	[ILLEGIBLE]	0.0004	[ILLEGIBLE]	0.0031	[ILLEGIBLE]	[ILLEGIBLE]	—	—	[ILLEGIBLE]
Transita Energy Marketing Inc.	[ILLEGIBLE]	0.0001	771	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
Louisville Gas and Electric Company	[ILLEGIBLE]	—	—	—	—	[ILLEGIBLE]	0.0000	688	[ILLEGIBLE]
[ILLEGIBLE] Energy Services Inc.	[ILLEGIBLE]	—	—	[ILLEGIBLE]	(1)	[ILLEGIBLE]	0.0000	526	[ILLEGIBLE]
Puget Sound Energy	[ILLEGIBLE]	0.0000	136	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
PECO Energy Company	[ILLEGIBLE]	0.0000	75	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
[ILLEGIBLE] on Power Source Inc.	[ILLEGIBLE]	0.0000	45	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
City of [ILLEGIBLE], Public Service Department	[ILLEGIBLE]	0.0000	12	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
[ILLEGIBLE]	[ILLEGIBLE]	0.0000	7	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
[ILLEGIBLE]	[ILLEGIBLE]	0.0000	2	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
Public Service Company of Colorado	[ILLEGIBLE]	0.0000	2	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
Public Service Company of New Mexico	[ILLEGIBLE]	0.0000	1	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
Arizona Electric Power	[ILLEGIBLE]	0.0000	1	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
Energy-Kach Energy Trading, Inc.	[ILLEGIBLE]	0.0000	1	—	—	[ILLEGIBLE]	—	—	[ILLEGIBLE]
Calpina Energy Services, LP	[ILLEGIBLE]	—	—	0.0000	[ILLEGIBLE]	[ILLEGIBLE]	—	—	[ILLEGIBLE]
[ILLEGIBLE] Energy Marketing and Trading	[ILLEGIBLE]	—	—	0.0000	[ILLEGIBLE]	[ILLEGIBLE]	0.0000	254	[ILLEGIBLE]
City of Seattle, City [ILLEGIBLE] Department	[ILLEGIBLE]	0.0001	[ILLEGIBLE]	0.0001	[ILLEGIBLE]	[ILLEGIBLE]	0.0004	10,515	[ILLEGIBLE]
City of Azusa	[ILLEGIBLE]	—	—	0.0011	[ILLEGIBLE]	[ILLEGIBLE]	0.0011	26,574	[ILLEGIBLE]
Idaho Power Company	[ILLEGIBLE]	0.0006	[ILLEGIBLE]	0.0004	[ILLEGIBLE]	[ILLEGIBLE]	0.00025	12,153	[ILLEGIBLE]
[ILLEGIBLE]	[ILLEGIBLE]	—	—	0.0002	[ILLEGIBLE]	[ILLEGIBLE]	0.0009	21,353	[ILLEGIBLE]
Coral Power, LLC	[ILLEGIBLE]	—	—	0.0014	[ILLEGIBLE]	[ILLEGIBLE]	0.0009	[ILLEGIBLE]	[ILLEGIBLE]
Northern California Power Agency	[ILLEGIBLE]	—	—	0.0015	[ILLEGIBLE]	[ILLEGIBLE]	0.0013	31,158	[ILLEGIBLE]
[ILLEGIBLE] Power Marketing Inc	[ILLEGIBLE]	—	—	0.0009	[ILLEGIBLE]	[ILLEGIBLE]	0.0015	36,031	[ILLEGIBLE]
British Columbia Power Exchange Corporation	[ILLEGIBLE]	0.0033	[ILLEGIBLE]	0.0001	[ILLEGIBLE]	[ILLEGIBLE]	0.0051	[ILLEGIBLE]	[ILLEGIBLE]
City of [ILLEGIBLE]	[ILLEGIBLE]	—	—	0.0066	[ILLEGIBLE]	[ILLEGIBLE]	0.0050	[ILLEGIBLE]	[ILLEGIBLE]
Western Area Power Administration [ILLEGIBLE]	[ILLEGIBLE]	—	—	0.0060	[ILLEGIBLE]	[ILLEGIBLE]	0.0040	[ILLEGIBLE]	[ILLEGIBLE]
Eron Power Marketing Inc.	[ILLEGIBLE]	0.0213	[ILLEGIBLE]	0.0141	[ILLEGIBLE]	[ILLEGIBLE]	0.0308	[ILLEGIBLE]	[ILLEGIBLE]
California Department of Water Resources (SWP)	[ILLEGIBLE]	—	—	0.0131	[ILLEGIBLE]	[ILLEGIBLE]	0.0311	[ILLEGIBLE]	[ILLEGIBLE]

SUM OF REFUND	[ILLEGIBLE]		[ILLEGIBLE]		[ILLEGIBLE]	[ILLEGIBLE]		[ILLEGIBLE]	[ILLEGIBLE]

*       Additional Relief of $175 million [ILLEGIBLE] share will be affected to [ILLEGIBLE] and is not [ILLEGIBLE] in this [ILLEGIBLE].

*       Oct 3 - Jan 17 Refunds includes [ILLEGIBLE] Refunds through January 31, 2001.

*       A [ILLEGIBLE] who aware is the market refunds or payable according to Exhibits ISO-30 and [ILLEGIBLE] in the ELDO-9? [ILLEGIBLE] proceeding shall [ILLEGIBLE] a deemed distributions [ILLEGIBLE]

*       The allocation of gas and emission address [ILLEGIBLE] will be subject to true us based on a fine [ILLEGIBLE] including [ILLEGIBLE] affective of such costs. Participants who own gas or emissions [ILLEGIBLE] their refunds will not be required is pay such access until the date FERC requires participants to pay gas and emissions in the Refund Proceeding.

*       SCE and SOG&E shares in the refund period (October 2, 2000 to January 17, 2001) requires the adjustment for SOG&E’s 20% [ILLEGIBLE] (2.36% increase in SCE’s share and 2.35% increase in [ILLEGIBLE] shares) through the [ILLEGIBLE] Parties Refund [ILLEGIBLE] instructions. This results is an adjustment of $[ILLEGIBLE] by which SCE’s share is increased to [ILLEGIBLE] and SOG&E’s share is increased to [ILLEGIBLE].

*       Allocation percentages [ILLEGIBLE] to fees decimal for display payments only).

F-2

Exhibit G

2005 RMR FERC Settlement

Attached

G-1

Exhibit H

Deemed Distribution Recipients

PARTICIPANTS THAT WOULD QUALIFY AS
DEEMED DISTRIBUTION PARTICIPANTS

Pacific Gas and Electric Company

British Columbia Power Exchange Corporation

Sempra Energy Trading Corporation

Enron Power Marketing, Inc.

Puget Sound Energy

El Paso Power Services Company

Idaho Power Company

City of Pasadena

Transalta Energy Marketing Inc.

Constellation Power Source Inc.

Automated Power Exchange

PECO Energy Company

Western Area Power Admin.-Redding

H-1

Exhibit I

Form of SWP Side Letter

Attached

I-1

POWER PURCHASE AND SALE AGREEMENT

(FIRST WRAPAROUND AGREEMENT)

by and among

MIRANT DELTA, LLC

and

MIRANT POTRERO, LLC

and

PACIFIC GAS AND ELECTRIC COMPANY

December 28, 2004

TABLE OF CONTENTS

1.	DEFINITIONS

2.	TERM; CONDITIONS PRECEDENT; SURVIVAL

3.	RMR AGREEMENTS

4.	OPERATION OF THE FACILITY

5.	CAPACITY; ENERGY; AND ANCILLARY SERVICES

6.	AVAILABILITY

7.	SCHEDULING AND DISPATCH

8.	NOX LIMITATIONS

9.	DELTA DISPATCH

10.	MUST OFFER/RUN

11.	GAS

12.	CHARGES

13.	REPRESENTATIONS AND WARRANTIES

14.	EVENT OF DEFAULT AND REMEDIES

15.	BILLING AND PAYMENT

16.	INDEMNIFICATION

17.	LIMITATION OF LIABILITY

18.	ASSIGNMENT; BINDING EFFECT

19.	CONFIDENTIALITY

20.	NOTICES

21.	SECURITY

22.	FORCE MAJEURE

23.	DISPUTE RESOLUTION

24.	INSURANCE

25.	MATERIAL CHANGE(S)

26.	MISCELLANEOUS

EXHIBIT A: 2005 RMR FERC Settlement

EXHIBIT B: Examples of Applicability of Schedule G vs. Modified Schedule G

EXHIBIT C: OFO Penalties

EXHIBIT D: Notices

EXHIBIT E: Form of Letter of Credit

EXHIBIT F: Payment and Invoicing Estimated Timeline for RMR and Market Payments

EXHIBIT G: Estimated Net Exposure

POWER PURCHASE AND SALE AGREEMENT

THIS POWER PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of the 28th Day of December, 2004, (the “Agreement Date”), by and among Mirant Delta, LLC, a Delaware limited liability company (“Mirant Delta”), Mirant Potrero, LLC, a Delaware limited liability company (“Mirant Potrero”, together with Mirant Delta, “Mirant” or “Seller”), and Pacific Gas and Electric Corporation, a California corporation (“PG&E” or “Buyer”). Seller and Buyer may be individually referred to herein as a “Party” and, collectively, as the “Parties.”

NOW, THEREFORE, the Parties hereby agree as follows:

1.             DEFINITIONS

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed in the RMR Agreements and the Tariff. The following terms shall have the meanings set forth below.

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Person in question.

“Amendment 60” has the meaning set forth in Section 10.1.

“Ancillary Services” has the meaning given in the RMR Agreements.

“Availability Notice” has the meaning set forth in Section 7.2.

“Bankruptcy” means with respect to a Person that such Person (i) ceases doing business as a going concern, files a voluntary petition in bankruptcy or is adjudicated bankrupt or insolvent, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other Governmental Rule, or seeks or consents to or acquiesces in the appointment of any trustee, receiver, custodian or liquidator of said Person or of all or any substantial part of its properties, or makes an assignment for the benefit of creditors; or (ii) a proceeding is initiated against the Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other Governmental Rule and, such proceeding, as described in this Section l.l(4)(ii), is not dismissed within ninety (90) Days after the commencement, or any trustee, receiver, custodian or liquidator of said Person or of all or any substantial part of its properties is appointed without the consent or acquiescence of said Person, and such appointment is not vacated or stayed on appeal or otherwise within ninety

(90) Days after the appointment, or, within ninety (90) Days after the expiration of any such stay, has not been vacated.

“Bankruptcy Court” has the meaning set forth in Section 14.1 (2).

“Btu” means British Thermal Unit which is the standard Unit for measuring the quantity of heat energy, such as the heat content of Fuel.

“Bubble” has the meaning given in Section 8(2).

“Business Day” means a Day other than Saturday, Sunday, a NERC holiday or a Day that is authorized as a holiday by banks in New York, New York.

“Buyer’s Monthly Charges” has the meaning given in Section 12.1(1).

“Buyer’s Monthly Credits” has the meaning set forth in Section 12.4.

“Buyer’s PG&E Citygate Pool” has the meaning given in Section 11.1(2) and applies only to Seller’s provision of Gas to the Non-RMR Delta Units.

“Calculation Date” means any Business Day on or before the fifteenth (15th) Day of a month during the “Condition 1” Term on which Seller makes the determinations referred to in Article 21 of this Agreement.

“Claims” means all claims or actions filed by a Person, including fines or penalties, whether groundless, false or fraudulent, that relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorney’s fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are filed prior to or after the expiration or termination of this Agreement.

“Collateral Requirement” has the meaning set forth in Section 21.2.

“Commercial Interest Rate” means a rate equal to the per annum rate of interest equal to the “Monthly” Federal Funds Rate (as reset on a monthly basis and based on the latest month for which such rate is available) as reported in Federal Reserve Bank Publication H.15-519, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“Condition 1’ Term” means the period commencing pursuant to Section 2.1 through and including hour ending 2400 PPT on the Termination Date.

“Contract Term” means the term of this Agreement beginning on the Agreement Date and ending on the Termination Date.

“Contra Costa Facility” means the natural gas fueled electric generating facility owned by Seller in Contra Costa County, California, including all equipment used to produce the Maximum Net Dependable Capacity, Energy and Ancillary Services, buildings and facilities, facility control systems, fire protection systems, potable, process, and sanitary water supply, treatment, storage, disposal, and transfer systems, the Electrical Interconnection Facilities, the Gas Interconnection Facilities and all related equipment necessary to accept Fuel at the Gas Delivery Point including storage and transfer systems, and ingress and egress to the Facility Site.

“CPUC” means the California Public Utilities Commission or any successor agency.

“Credit Rating” means with respect to a Party or any entity, on any date of determination, the respective ratings then assigned to such Party’s or entity’s unsecured, senior long-term debt (not supported by third party credit enhancement). In the event of any inconsistency in ratings by Moody’s and S&P (a “split rating”), the lower assigned rating shall control. If such entity does not have an unsecured, senior long-term debt rating by either S&P or Moody’s, then “Credit Rating” shall mean the general corporate credit rating or long-term issuer rating, as applicable, assigned by such rating agency to such entity.

“Damages” has the meaning set forth in Section 16.1 (1).

“Day” means the 24-hour period beginning and ending at 12:00 midnight PPT.

“Defaulting Party” has the meaning set forth in Section 14.1(1).

“Delivery Point” means the ‘Delivery Point’ specified for each RMR Unit in the applicable Schedule A, part 4, of the RMR Agreements.

“Delta Units” or “Delta RMR Units” means the electric generating Units owned by Mirant Delta and located in Pittsburg, California, known as Pittsburg 5 and Pittsburg 6 and the electric generating Unit owned by Mirant Delta and located in Antioch, California, known as Contra Costa 7; provided that a Delta Unit shall be a Delta RMR Unit only as long as it remains subject to the applicable RMR Agreement.

“Dispatch Notice” has the meaning set forth in RMR Agreements.

“EFO” has the meaning given in the Gas Transporter’s tariff.

“Electrical Interconnection Agreements” mean the interconnection agreement(s) between Seller and the System Operator providing for the maintenance and operation of the Electrical Interconnection Facilities.

“Electrical Interconnection Facilities” means the equipment necessary to connect the Units to the System Operator’s 115kV and 230 kV transmission system.

“Energy” has the meaning given in the RMR Agreements.

“Energy Meters” means the System Operator’s revenue meters identified in Section 5 of Schedules A of the RMR Agreements.

“Event of Default” has the meaning set forth in Section 14.1(1).

“Exhibit” means any exhibit attached to this Agreement, which is hereby incorporated into this Agreement by reference.

“Facility(ies)” means the Contra Costa Facility, the Pittsburg Facility or the Potrero Facility, as applicable.

“Facility Site” means the parcel of land on which the applicable Facility is located.

“FERC” means the Federal Energy Regulatory Commission, or its successor.

“Filing” has the meaning set forth in Section 14.1(2).

“Force Majeure Event”  has the meaning given in the applicable RMR Agreement(s).

“Forced Outage” has the meaning ascribed in the RMR Agreements.

“Fuel” means Gas and Distillate Fuel and RMR Fuel and Non-RMR Fuel, as applicable.

“GAAP” means Generally Accepted Accounting Principles.

“Gas” means natural gas or any mixture of hydrocarbon gases or hydrocarbon gases and non-combustible gases consisting predominantly of methane.

“Gas Delivery Point” means the point of interconnection between the Gas Transporter’s pipeline and the applicable Facility.

“Gas Exposure” has the meaning set forth in Section 21.3.

“Gas Imbalance Charges” means any pipeline scheduling, imbalance, cashout, operational flow order or other similar pipeline penalties or charges assessed by Gas Transporter resulting from failure to communicate to the pipeline, nominations, nomination changes or failure to adjust nominations to comply with Gas Transporter’s tariffs and imbalance tolerance limits.

“Gas Index” means, for a given Trading Day the two (2) Day rolling average simple average of the Gas Daily, PG&E Citygate Index (midpoint) and the NGI Daily Gas Price Index, PG&E Citygate (average) as shown in Table C1-8 of Schedules C of the RMR Agreements.

“Gas Interconnection Facilities” means the meter owned and operated by the Gas Transporter, which is located at the applicable Facility, and other equipment necessary to connect the Facility with the Gas Transporter’s transportation system.

“Gas Meter” means the Gas the meter owned by the Gas Transporter and located at the applicable Gas Delivery Point.

“Gas Tariff’ has the meaning given in Section 11.3.

“Gas Transmission Service Agreement” or “GTSA” means the interconnection agreement between Seller and the Gas Transporter providing for the operation and maintenance of the Gas Interconnection Facilities.

“Gas Transporter” means Pacific Gas & Electric Company or its successor.

“GSM” has the meaning given in Section 11.5(1).

“Generator Imbalance Fees” means any imbalance fees, penalties or other similar fees, costs or penalties imposed by any System Operator other than Uninstructed Deviation Penalties.

“Good Industry Practice” has the meaning given in the RMR Agreements.

“Governmental Authority” means any federal, state or local governmental body, any governmental, military, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority, jurisdiction or power, any court or governmental tribunal, or any applicable independent system operator, regional transmission organization, regional power pool, reliability council or other regional entity performing similar functions.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code, permit, interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority having the effect and force of law.

“Guarantee” means the instrument or agreement pursuant to which a Guarantor provides credit support for the obligations of a Party; provided, however, that such instrument or agreement shall be in a form reasonably acceptable to the Person receiving such guarantee and extending credit as a result thereof.

“Guarantor” means a Person that has a Credit Rating by S&P and Moody’s of at least BBB- by S&P and Baa3 by Moody’s and that is acceptable, as determined in a commercially reasonable manner, to the Party who would be protected by the Guarantee issued from such Person.

“ISO” means the California Independent System Operator Corporation or its successor.

“kW” means kilowatt.

“kWh” means kilowatt-hour.

“Letter of Credit” means an unconditional, irrevocable, non-transferable, standby letter of credit naming a Party as the sole beneficiary, issued by a United States commercial bank, a United States financial institution, or the United States branch of a foreign commercial bank, with a minimum of one billion U. S. dollars capital and surplus, in each case with a Credit Rating of at least A by S&P and A2 by Moody’s, in the form attached hereto as Exhibit E. The Secured Party shall value the Letter of Credit at its Stated Amount (as defined in the Letter of Credit) for purposes of securing the Posting Party’s Collateral Requirement as long as the Issuing Bank (as defined in the Letter of Credit) maintains a Credit Rating of at least A by S&P and A2 by Moody’s.  If at any time the Issuing Bank does not have a Credit Rating of at least A by S&P and A2 by Moody’s, the Secured Party shall value the Letter of Credit issued by such entity at zero ($ 0).

“Long-term Planned Outage” has the meaning ascribed in the RMR Agreements.

“MMBtu” means one million British Thermal Units.

“Market Exposure” has the meaning set forth in Section 21.3.

“Market Payment” has the meaning set for in Section 15.1(1).

“Maximum Net Dependable Capacity” has the meaning ascribed in the RMR Agreements.

“Moody’s” means Moody’s Investor Services, Inc., or its successor.

“Must Run Dispatch” has the meaning given in Section 10.1.

“MW” means a megawatt. One MW is equal to 1,000 kW.

“MWh” means a megawatt-hour. One MWh is equal to 1, 000 kWh.

“NBAA” has the meaning given in Section 11.1(3).

“Natural Gas Service Agreement” or “NGSA” means the gas service agreement between Seller and the Gas Transporter for the applicable Facility.

“Net Exposure” has the meaning set forth in Section 21.3.

“Non-Conforming Gas” has the meaning set forth in Section 11.3(2).

“Non-Defaulting Party” has the meaning set forth in Section 11.l(l)(a).

“Non-RMR Gas” has the meaning given in Section 11.1(2).

“Non-RMR Unit Gas Meters” has the meaning set forth in Section 11.l(4).

‘‘Non-RMR Unit MDO” has the meaning set forth in Section 11.5(1).

“Non-RMR Units” has the meaning given in Section 7.1.

“Notification Time” means 10:00 am PPT on any Calculation Date.

“OFO” has the meaning given in the Gas Transporter’s tariff.

“Operational Limitations” means the limitations described in Sections 3 and 6 through 11 of Schedule A of the RMR Agreements.

“Pacific Prevailing Time” or “PPT” means the prevailing time (i.e., Standard Time or Daylight Savings Time) on any given Day in the Pacific time zone.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, Governmental Authority, or other type of entity.

“Permit” has the meaning given in Section 9.

“Pittsburg Facility” means the natural gas fueled electric generating facility owned by Seller in Contra Costa County, California, including all equipment used to produce the Maximum Net Dependable Capacity, Energy and Ancillary Services, buildings and facilities, facility control systems, fire protection systems, potable, process, and sanitary water supply, treatment, storage, disposal, and transfer systems, the Electrical Interconnection Facilities, the Gas Interconnection Facilities and all related equipment necessary to accept Fuel at the Gas Delivery Point including storage and transfer systems, and ingress and egress to the Facility Site.

“Planned Maintenance Outage” means Long-term Planned Outages and any other planned curtailment or outage at one or more RMR Units at the Facility for purpose of performing maintenance on the RMR Units, as further described in Section 4.3.

“Posting Party” has the meaning set forth in Section 21.1.

“Potrero Facility” means the natural gas and distillate fueled electric generating facility owned by Seller in San Francisco, California, including all equipment used to produce the Maximum Net Dependable Capacity, Energy and Ancillary Services, buildings and facilities, facility control systems, fire protection systems, potable, process, and sanitary water supply, treatment, storage, disposal, and transfer systems, the Electrical Interconnection Facilities, the Gas Interconnection Facilities and all related equipment necessary to accept Fuel at the Fuel Delivery Point including storage and transfer systems, and ingress and egress to the Facility Site.

“Potrero Units” or “Potrero RMR Units” means the electric generating Units owned by Mirant Potrero and located in San Francisco, California, known as Potrero 3, Potrero 4, Potrero 5 and Potrero 6; provided that a Potrero Unit shall be a Potrero RMR Unit only as long as it remains subject to the applicable RMR Agreement.

“RMR Agreements” are (i) that certain Must-Run Service Agreement, dated June 1, 1999, between MIRANT DELTA, LLC and CALIFORNIA INDEPENDENT SYSTEM OPERATOR CORPORATION, as may be in effect from time to time, pertaining to the facility commonly known as the Pittsburg Power Plant (the “Pittsburg RMR Agreement”); (ii) that certain Must-Run Service Agreement, dated June 1, 1999, between MIRANT DELTA, LLC and CALIFORNIA INDEPENDENT SYSTEM OPERATOR CORPORATION, as may be in effect from time to time, pertaining to the facility commonly known as the Contra Costa Power Plant (the “Contra Costa RMR Agreement”); and (iii) that certain Must-Run Service Agreement, dated June 1, 1999, between MIRANT POTRERO, LLC and CALIFORNIA INDEPENDENT SYSTEM OPERATOR CORPORATION, as may be in effect from time to time, pertaining to the facility commonly known as the Potrero Power Plant (the “Potrero RMR Agreement”, together with the Pittsburg RMR Agreement and the Contra Costa RMR Agreement, the “RMR Agreements”).

“RMR Exposure” has the meaning set forth in Section 21.3.

“RMR Gas” has the meaning given in Section 11.1(1).

“RMR Payment” has the meaning set for in Section 15.1(1).

“RMR Interest Rate” means ‘Interest Rate’ as defined in the RMR Agreement.

“RMR Units” means the Delta Units and Potrero Units, which have been designated as Reliability Must-Run units pursuant to RMR Agreements between the ISO and Mirant Delta, with respect to the Delta Units, and between Mirant Potrero and the ISO, with respect to the Potrero Units; provided that such units remain, at all times during (the Contract Term, subject to the RMR Agreements.

“SC” or “Scheduling Coordinator” has the meaning set forth in the Tariff.

“S&P” means the Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, or its successor.

“Secured Party” has the meaning set forth in Section 21.1.

“Security” means a Letter of Credit or cash in the form of dollars of the United States of America.

“Seller Balancing Account” has the meaning set forth in Section 11.5(2)(A).

“Seller Monthly Imbalance” has the meaning set forth in Section 11.5(2)(B).

“Settlement Amount” means the net losses and costs, if any, expressed in U.S. dollars, which such Non-Defaulting Party incurs as a result of the termination of this Agreement including, at the Non-Defaulting Party’s option, all (i) net losses and costs incurred by the Non-Defaulting Party to (a) purchase or sell, as applicable, capacity, energy and ancillary services equally useful as the Maximum Net Dependable Capacity, Energy and Ancillary Services purchased and sold under this Agreement and (b) maintain, terminate, obtain or re-establish any trading positions entered into by a Party to hedge its obligations under this Agreement, and (ii) reasonable attorney’s fees incurred by the Non-Defaulting Party in connection with the termination of this Agreement.  If Seller is the Non-Defaulting Party, (i) above shall include, but not be limited to, all costs incurred such as the difference between what Seller would have received under Condition 2” versus “Condition 1” as more fully described in Article 12 until such time as the ISO allows Seller to switch to “Condition 2”. If the calculation of the Settlement Amount results in a positive number, that positive number, the Settlement Amount, shall be due to the Non-Defaulting Party from the Defaulting Party. If the Non-Defaulting Party does not incur any net losses and costs as a result of the termination of this Agreement, or if the calculation results in a negative number, the Settlement Amount shall be deemed to be zero (0). In calculating a Settlement Amount, the Non-Defaulting Party shall discount to present value (in a commercially reasonable manner based on the Commercial Interest Rate for the applicable period) any amount that would otherwise have been due at a later date.

“Station Load” means the power required by the auxiliary equipment necessary for the operation of the Facility including, but not limited to, pumps, fans, etc.

“System Operator” means California Independent System Operator Corporation or any successor thereto that provides electric transmission services to support the transmission of Energy or Ancillary Services from the Delivery Point.

“System Operator’s Protocols” means the documents adopted by the System Operator, as amended from time to time, that contain the scheduling, operating, planning, reliability and settlement policies, rules, guidelines, procedures, standards and criteria of the control area.

“Tariff” means the ISO Conformed Tariff, as may be amended from time to time.

“Termination Date” has the meaning set forth in Section 2.1.

“Terminated RMR Unit” has the meaning given in Section 2.1.

“Transmission Ancillary Services” means those ancillary services that Buyer must purchase from the System Operator as necessary to support the transmission of Energy or Ancillary Services from the Delivery Point.

“UDPs” or “Uninstructed Deviation Penalty(ies)” has the meaning set forth in the Tariff.

“Unit(s)” has the meaning given in Section 7.1.

“2005 RMR FERC Settlement” is the settlement to be filed by the Parties with FERC in a form substantially similar to that attached hereto as Exhibit A.

2.             TERM; CONDITIONS PRECEDENT; SURVIVAL

2.1          Term.

(1)           The Contract Term with respect to each of the RMR Units shall commence on the Agreement Date and shall continue through December 31, 2005, unless terminated prior to such date pursuant to this Agreement (the “Termination Date”); provided, however, that if the RMR Agreement for any RMR Unit is terminated or expires before December 31, 2005 (the “Terminated RMR Unit”), then this Agreement shall also terminate automatically with respect to that Terminated RMR Unit subject only to the obligation and liability described in Section 3(4) of this Agreement; and provided further that if such Terminated RMR Unit is subsequently re-designated as a Reliability Must Run Unit while the Contract Term is still in effect, the Terminated RMR Unit shall not be subject to this Agreement. If an RMR Unit becomes a Terminated RMR Unit, Seller shall, within thirty (30) Days of such termination, file to remove the tariff sheets associated with such Terminated RMR Unit.

(2)           The “Condition 1” Term shall commence on the Day the ISO allows Seller to switch to “Condition 1”. Consistent with Section 3.2(d) of the RMR Agreements, the change from “Condition 2” to “Condition 1” shall take place on the first Day of a month. At the request of Buyer, which request Buyer may make prior to the satisfaction of the conditions set forth in section 2.2, Seller shall request from the ISO a change of status of the RMR Units to “Condition 1” and request a waiver of (i) the ninety (90) Day notice requirement for changing the status of the RMR Units to “Condition 1” and (ii) the requirement that an RMR Unit remain in its existing Condition for at least twelve (12) months.

2.2          Conditions Precedent to the Parties’ Performance.

Notwithstanding any other provision of this Agreement, performance under this Agreement of any obligation to provide or pay for the power purchase and sale arrangement shall arise only upon the satisfaction of the following conditions:

(1)           Seller shall obtain approval by the Bankruptcy Court. The approval of the Bankruptcy Court shall include a court order that confers rights to the Buyer under this Agreement that are acceptable to the Buyer. In the event that such approval has not been obtained by January 31, 2005, either Party may terminate this Agreement upon written notice to the other Party with no obligation or liability to either Party as a result of such termination, except, if Seller is unable to obtain this approval and either Party exercises its termination right, Seller agrees to make a limited 205 filing with FERC, based on the formulas set forth in Schedule F of the RMR Agreements, within sixty (60) days of the notice of termination. Seller agrees to pay Buyer a termination fee equal to the difference, for the period from January 1, 2005, until the effective date of the limited 205 filing, between the payments made to Seller under the RMR Agreements and the payments that would have been made to Seller if the rates under the limited 205 filing as finally accepted or approved by FERC, no longer subject to rehearing or appeal, had been in effect as of January 1, 2005.  If Seller has switched to “Condition 1” per Section 2.1(1) prior to receipt of Bankruptcy Court approval, Seller shall operate as if it were under “Condition 2” until the earlier of (a) receipt of Bankruptcy Court approval or (b) the first Day that Seller operates under “Condition 2” pursuant to the ISO’s approval, following a termination under this Section. Furthermore, if Seller has already switched to “Condition 1” and a termination as described in this Section occurs, Buyer agrees to pay Seller the difference between what Seller would have received under “Condition 2” versus

“Condition 1”, as more fully described in Article 12, for the period from the date of the termination through and until the first Day that Seller operates under “Condition 2” pursuant to the ISO’s approval, provided that Seller requests such a change with fifteen (15) Days of the termination.

(2)           The Parties have filed the 2005 RMR FERC Settlement.

2.3          Survival.

As of the Termination Date, the Parties shall no longer be bound by the terms and conditions hereof, except (i) to the extent necessary to enforce any rights and the obligations of the Parties, including, but not limited to, payment obligations, arising under this Agreement prior to such Termination Date; (ii) the obligations of the Parties hereunder with respect to confidentiality, audit and indemnification shall survive any termination of this Agreement and shall continue for a period of two (2) years following such Termination Date; and (iii) the rights and obligations as stated in Section 2.2(1).

3.             RMR AGREEMENTS

(1)           Buyer acknowledges and agrees that (a) its rights under this Agreement are subject to the RMR Agreements, including rights and obligations of Seller and the ISO thereunder, (b) Schedules A, B, C, and D of the RMR Agreements are subject to change annually through Seller’s limited 205 filing with FERC, as provided for in the RMR Agreements, and (c) Seller shall continue to operate the Non-RMR Units and neither such operation nor such Non-RMR Units are subject to this Agreement, except as expressly provided herein.

(2)           The Parties shall file the 2005 RMR FERC Settlement on or before January 7, 2005.

(3)           Seller shall retain all rights and responsibilities under the RMR Agreements relating to Capital Items and Repair, including, but not limited to, submission of Capital Item reports showing proposed Capital Items, installation of Capital Items, submission of Unplanned Repair Notices, making Repairs, and application for recovery of Capital Item and Repair costs through Surcharge Payments or ISO’s Repair Share.

(4)           In the event that an RMR Unit is Closed within six (6) months after the RMR Unit ceases to be subject to the RMR Agreement as a result of termination, pursuant to Sections 2.2 (b) (ii), (iii), (iv) or (v) of the RMR Agreement, or because ISO does not extend the term of the RMR Agreement under Section 2.1 (b) of the RMR Agreements (the “RMR Termination”) and so long as Seller is entitled to receive a Termination Fee, Buyer shall pay Seller, in accordance with the payment schedule in the RMR Agreements, the difference between (a) the Termination Fee calculated pursuant to

Section 2.5 (b) of the RMR Agreement as if the Unit were “Condition 2” at the time of the RMR Termination and (b) any Termination Fee for a “Condition 1” Unit received from the ISO as a result of the RMR Termination.

(5)           All rights available to Seller, pursuant to the RMR Agreements, that are not specifically addressed herein are expressly reserved by Seller and shall not be affected hereby; provided that, Seller shall not have the right to sell any portion of the Maximum Net Dependable Capacity, Energy, or Ancillary Services from any RMR Unit to any third party, other than as provided in Section 5.2.

4.             OPERATION OF THE FACILITY

4.1          Permits.

Seller shall, at its expense, acquire and maintain in effect during the Contract Term, from any and all Governmental Authorities with jurisdiction over Seller or the Facilities, all permits and approvals, in each case necessary for the ownership, operation and maintenance of the Facilities in accordance with this Agreement, the RMR Agreements, and all Governmental Rules. Seller shall be responsible for, and bear all costs of, compliance with all of its permits. Notwithstanding the foregoing, Buyer shall be responsible for all costs associated with emissions credits that may be required for the operation of the Facilities as dispatched by Buyer in excess of dispatches by the ISO.

4.2          Good Industry Practice.

Seller shall cause the Facilities to be operated and maintained in accordance with Good Industry Practice and in accordance with the terms and conditions of this Agreement and the RMR Agreements.

4.3          Maintenance Outages.

Seller shall be responsible for proper maintenance of all Units. Buyer and Seller shall make commercially reasonable efforts, in cooperation with the ISO, to coordinate planned outages such that Seller’s Planned Maintenance Outages do not overlap with Buyer’s refueling outages at Diablo Canyon Nuclear Power Plant.

(1)           Schedule of Planned Maintenance Outages.

(a)           Planned Maintenance Outages for RMR Units shall be scheduled and performed in accordance with Section 7.2 of the RMR Agreements. Seller shall not be obligated to deliver Energy or Ancillary Services from an RMR Unit pursuant to this Agreement during Planned Maintenance Outages affecting such RMR Unit.

(b)           Buyer agrees that Seller must perform Planned Maintenance Outages at the RMR Units in an effort to reduce and prevent Forced Outages and to maintain the efficiency of the RMR Units. Such Planned Maintenance Outages include, but are not limited to, the RMR Unit manufacturer’s recommended and required maintenance and any preventive maintenance that maintains or improves the reliability of the RMR Unit.  The Planned Maintenance Outage schedule shall be based on (i) the RMR Unit manufacturer’s equivalent start and runtime guidelines, (ii) Good Industry Practice, (iii) the long-term service agreement for the RMR Units, (iv) the actual dispatch of the RMR Units and (v) the RMR Unit’s point in the maintenance cycle and the potential impacts to the Unit and costs if the maintenance schedule is changed. On or before December 31, 2004, Seller shall provide to Buyer, in writing, its proposed schedule of Planned Maintenance Outages for the “Condition 1” Term and the reason for such Planned Maintenance Outages.

(c)           In the event that the RMR Unit manufacturer issues a new technical bulletin, which requires immediate maintenance to be performed, Seller shall notify Buyer of the circumstances surrounding such maintenance and Seller will work together with Buyer to schedule the maintenance outage notwithstanding the short notice involved.

(2)           Duration of Planned Maintenance Outages.  Seller shall use its commercially reasonable efforts to complete any Planned Maintenance Outage affecting an RMR Unit in a timely manner, with the express goal of minimizing any adverse effect on Buyer’s ability to schedule power from such Unit. During each Planned Maintenance Outage, Seller shall keep Buyer apprised of the status and the expected duration of the Planned Maintenance Outage.

(3)           Maintenance-related Charges. If Seller is required to Start-up and operate an RMR Unit for maintenance purposes, Seller and Buyer shall work together such that the maintenance related start and operation can be completed when the Energy or Ancillary Services from the RMR Unit is being dispatched by the Buyer or the ISO.  If the Seller and Buyer are unable to complete the maintenance related Start-up and operation during a time when the Buyer or the ISO has dispatched the RMR Unit, Seller shall notify Buyer of the date of the maintenance related start and operation at least two (2) Business Days in advance. Buyer shall provide, at its expense, all Gas required for the start and operation of the applicable RMR Unit and schedule the quantity of Energy or Ancillary Services produced during such operation in a commercially reasonable manner. Buyer shall receive all revenues associated with the sale of Energy or Ancillary Services from the RMR Unit during the period of time the RMR Unit is being operated for maintenance purposes.

4.4          Station Load.

Seller shall be responsible for Station Load at all times including during all Planned Maintenance Outages and Forced Outages and during Start-up and Shutdown of an RMR Unit, and any periods when an RMR Unit has not been dispatched.

4.5          Testing.

Seller shall be entitled to conduct all tests described in Section 4.9 of the RMR Agreements.

4.6          Operating Procedures.

As soon as practicable following the Agreement Date, the Parties shall provide for a method, or protocol, by which communication and data exchange takes place. This protocol shall include the delivery of Gas to the Facility, notices regarding the availability of the Facility, exchanges of schedules, and identification of and contact information for key personnel.

5.             CAPACITY; ENERGY; AND ANCILLARY SERVICES

5.1          Maximum Net Dependable Capacity; Energy; Ancillary Services.

(1)           Subject to the terms and conditions of this Agreement, Seller agrees to make available to Buyer, during the “Condition 1” Term the Maximum Net Dependable Capacity, Energy and Ancillary Services from the RMR Units at the Delivery Point. In consideration, Buyer agrees to pay Buyer’s Monthly Charges.

(2)           With respect to Ancillary Services, the Parties acknowledge and agree that certain of such Ancillary Services would require that a portion of the Maximum Net Dependable Capacity of the Facility be held in reserve for such Ancillary Services to be sold or provided (or as may be used by Buyer for its own account) from the RMR Unit and that the combination of Energy and Ancillary Services to be sold from the RMR Unit by Buyer shall not exceed the Maximum Net Dependable Capacity of the RMR Unit.  Any Ancillary Services which Seller may be required to provide to the System Operator(s) under the terms of the RMR Agreements or the Electrical Interconnection Agreement, or under the System Operator’s Protocols, shall not be deducted from the Maximum Net Dependable Capacity made available to the Buyer under this Agreement.

(3)           Should the CPUC, during the term of this Agreement, put in place a resource adequacy requirement utilizing capacity tagging, Seller shall provide Buyer with the capacity tags for that period for the full capacity of the RMR Units.  Such a process will likely include specifying that the RMR Units be bid into the ISO Day-Ahead market if not scheduled by Buyer, and if not selected Day-Ahead, be subject to residual unit commitment.  Any incremental expenses associated with providing or facilitating resource adequacy, capacity tagging, residual unit commitment services or other similar obligation incurred by Seller in its performance of same shall be paid to Seller by Buyer, as applicable, in accordance with Section 25.1.

5.2          Exclusive Rights Subject to the RMR Agreements.

Seller and Buyer desire to enter into this power purchase and sale arrangement whereby (i) Seller shall elect “Condition 1” under the RMR Agreements but be paid by Buyer as if it had elected “Condition 2” with respect to all provisions under such RMR Agreements and credit to Buyer the “Condition 1” payments it receives from the ISO; (ii) Buyer shall deliver Gas to the Delta RMR Units; and (iii) Seller shall convert such Gas into Energy and Ancillary Services when directed by Buyer; provided, however, that Buyer’s rights described in (i) through (iii) above shall be limited by the following: (a) if a Termination Date has been declared by Seller as a result of an Event of Default, which has occurred with respect to Buyer and is continuing after the applicable cure period, Seller, in its exercise of commercially reasonable efforts to mitigate its losses resulting from such Event of Default, may sell any or all of the Maximum Net Dependable Capacity, Energy and Ancillary Services to third parties during any period of suspension of Seller’s performance obligations hereunder pursuant to Section 14.2(1); (b) Seller may sell Energy or Ancillary Services to a party other than Buyer or the ISO, pursuant to “contract path” transactions made in accordance with the RMR Agreements; and (c) the ISO shall continue to possess all rights available to it under the RMR Agreements.  For purposes of clarity, Seller shall not have the right to sell any Maximum Net Dependable Capacity, Energy and Ancillary Services from an RMR Unit to any party other than Buyer or the ISO during the “Condition 1” Term without the prior written consent of Buyer except as may be required pursuant to any Electrical Interconnection Agreement between Seller and any System Operator(s), as may be required by any Governmental Authority or as specifically provided for in (a), (b) and (c) above.

5.3          Energy Delivery Point.

All deliveries and receipts of Energy shall be made and measured at the Delivery Point.

5.4          Title and Risk of Loss.

(1)           As between the Parties, Seller shall be deemed to be in exclusive possession and control (and responsible for any damages or injury caused thereby) of the Energy and Ancillary Services prior to the Delivery Point, and Buyer shall be deemed to be in exclusive possession and control (and responsible for any damages or injury caused thereby) of the Energy and Ancillary Services at and from the Delivery Point.  Title to the Energy, Ancillary Services and the Maximum Net Dependable Capacity of the RMR Units, subject to the RMR Agreements and the ISO’s rights thereunder, shall remain at all times with Buyer. Each of Seller and Buyer shall and hereby does indemnify, defend and hold harmless the other Party from any Claims arising from any act, failure to act or incident relating to Energy and Ancillary Services occurring when the Energy or Ancillary Services is under its possession and control.

(2)           Seller warrants that the Energy delivered by Seller and the Ancillary Services available from the RMR Units shall be free and clear of all liens, Claims and encumbrances arising prior to the Delivery Point, except as provided for in the RMR Agreements, and warrants that the Maximum Net Dependable Capacity of such Units is free and clear of any liens, Claims and encumbrances, except as provided for in the RMR Agreements.

5.5          Transmission Services.

Buyer shall arrange, either directly or indirectly through a third party, for all transmission service and Transmission Ancillary Services from the Delivery Point and shall pay all costs for the same pursuant to the Tariff and the System Operator’s Protocols including, without limitation, all costs associated with line losses, necessary to transmit the Energy and Ancillary Services delivered under this Agreement from the Delivery Point to any point at which Buyer redelivers the Energy and Ancillary Services to its customer(s).

5.6          Electrical Interconnection Agreement.

Seller has entered into an Electrical Interconnection Agreement with the System Operator and shall maintain such Electrical Interconnection Agreement in full force and effect throughout the “Condition 1” Term.

5.7          Energy Meters.

Energy and Ancillary Services delivered by Seller shall be measured by the Energy Meters at the Delivery Point. Seller shall own, operate, maintain and test the Energy Meters at the Delivery Point. Seller shall coordinate with the System Operator and Buyer with respect to the maintenance and testing of Energy Meters consistent with the Electrical Interconnection Agreement and Good Industry Practice.

6.             AVAILABILITY

Availability for each RMR Unit will be determined in accordance with the existing terms of the RMR Agreements as of the Agreement Date, including, but not limited to, the calculation of Target Availability Hours in Section 6, Schedules B of the RMR Agreements; provided, however, that the Monthly Availability Payment shall not be decreased as a result of any unavailability due to a Force Majeure Event or a Forced Outage arising from Buyer’s construction or operation of Contra Costa Unit 8 or Buyer’s connection and synchronization to the ISO Controlled Grid or the Distribution Grid.

7.             SCHEDULING AND DISPATCH

7.1          Dispatch.

(1)           Seller or an Affiliate of Seller shall be the SC for the RMR Units and the non-RMR Units (the “Non-RMR Units”, together with the RMR Units, the “Units”). As of the Agreement Date, Mirant Americas Energy Marketing, LP is the SC for the RMR Units and the Non-RMR Units. Seller may change the SC in its sole discretion and will promptly notify Buyer of any such change.

(2)           Buyer shall have full dispatch flexibility consistent with Operational Limitations on the RMR Units as provided for in each Schedule A of the applicable RMR Agreement; provided, however, that Seller has the right to override any dispatch request by Buyer that would, in Seller’s reasonable opinion, create health or safety issues, violate any legally-required operating restrictions, applicable laws or regulations, or would, if honored, result in Seller’s non-compliance with any Schedule A of the RMR Agreements.

(3)           Consistent with ISO timelines and scheduling protocols, Buyer may elect Day-Ahead, Hour-Ahead and Supplemental Energy bids for delivery of Energy and Ancillary Services (as defined in the respective RMR Agreement); provided that, Buyer shall schedule at least all Energy to the extent dispatched by the ISO under the RMR Agreements for Day-Ahead and Hour-Ahead if Buyer has directed Seller to select “market path”. Buyer reserves the right to select “market path” or “contract path” for any RMR Agreement dispatch order by ISO.  Unless otherwise directed by Buyer for each Day-Ahead and Hour-Ahead dispatch instruction by ISO for the Delta RMR Units, by default Seller shall notify the ISO of its election of “market path” for all Energy quantities from the Delta RMR Units, with the exception of ISO dispatches after the close of the Hour-Ahead Market.  ISO dispatch orders in real-time under the RMR Agreements shall be responded to directly by Seller as “contract path” and Seller shall notify Buyer of such orders in a timely manner. Potrero dispatches are more fully addressed in Section 7.5.

(4)           Buyer shall provide Seller with all dispatch schedules and intra-Day adjustments reasonably in advance of the ISO scheduling deadlines. The Parties shall cooperate to ensure that all changes in the dispatch schedule are properly, appropriately and promptly (considering the particular circumstances involved) communicated to all entities requiring notification of any increase or decrease in the scheduled dispatch of the Facility.  The Parties shall be further obligated to coordinate their scheduling activities and notices to one another to allow each Party sufficient time to meet deadlines and requirements of any System Operator(s) and Gas transportation providers to assist the other Party in minimizing or eliminating Uninstructed Deviation Penalties, Generator Imbalance Fees and Gas Imbalance Charges that may be associated with such deadlines and requirements.

(5)           Seller has no residual dispatch rights on the RMR Units if not called upon by the ISO or the Buyer, except as set forth in Sections 5.2 and 7.6 herein.

(6)           Seller may fulfill any Dispatch Notice from the ISO or, if agreed to, dispatch schedule from the Buyer from a Substitute Unit as provided for in Section 5.1 of the RMR Agreements.

7.2          Scheduling and Dispatch Protocols.

Scheduling and dispatch shall occur as follows:

(1)           Day-Ahead Scheduling:

0515 PPT:

Seller will notify Buyer of the Availability of each RMR Unit and the Day-Ahead dispatch for each RMR Unit for each hour that for which a Dispatch Notice is submitted to the Seller by ISO under the RMR Agreements (“Availability Notice”).

0545 PPT:	Buyer shall notify Seller of its selection of “contract path”, if applicable, for the dispatches by ISO under the RMR Agreements.

0600 PPT:	Seller will notify ISO of its election of “market path” or “contract path” for the dispatches by ISO under the RMR Agreements.

0615 PPT:	Buyer will notify Seller of the Day-Ahead dispatch requirements of Buyer including:

(a) Energy and Ancillary Service schedules for each RMR Unit, for each hour (inclusive of ISO dispatches as provided by Seller to Buyer above); and

(b) Confirmation of total SC Trade quantities by hour.

1000 PPT:	Buyer and Seller submit balanced schedules, including all inter-SC Trades, to ISO.

(2)           Day-Of Scheduling:

The scheduling timeline in this “Day-Of-Scheduling” section is based on current ISO Tariff protocols, but Buyer and Seller acknowledge that the ISO is not currently following such timeline for Hour-Ahead dispatches. If the ISO revises the timeline through a Tariff amendment, Buyer and Seller shall revise the timeline below accordingly, maintaining the “x + 45 minutes” and “x + 60 minutes” provision for election of “market path” or “contract path” for Hour-

Ahead scheduling, where x is defined as follows and the number of minutes indicate the time after the ISO notification at time x:

In conformance to the Hour-Ahead RMR scheduling blocks outlined in Table 1.1 of the ISO Operation Procedure G-203, x = 1400 PPT Day Before, 0400 PPT Operating Day or 1000 PPT Operating Day, as applicable.

1400 PPT
Day Before:

Seller will forward to Buyer the Hour-Ahead dispatch for each RMR Unit, for each hour for which a Dispatch Notice is submitted to Seller by ISO under the RMR Agreements (Hours Ending (“HE”) 0100-1000).

0400 PPT:	Seller will forward to Buyer the Hour-Ahead dispatch for each RMR Unit for each hour for which a Dispatch Notice is submitted to Seller by ISO under the RMR Agreements (HE 1100-1600).

1000PPT:	Seller will forward to Buyer the Hour-Ahead dispatch for each RMR Unit for each hour for which a Dispatch Notice is submitted to Seller by ISO under the RMR Agreements (HE 1700-2400).

x + 45 min:	Buyer will notify Seller of Buyer’s election of “contract path”, if applicable

x + 60 min:

Seller will notify ISO as to its election of “market path” or ‘‘contract path” for the Energy quantities from the RMR Units dispatched by ISO and for those hours for which no previous selection has already been made.

If the ISO continues to not follow Operating Procedure G-203, Buyer shall notify Seller of Buyer’s election of “contract path”, if applicable, 30 minutes prior to Seller’s deadline to notify the ISO of such election.

Hour-Ahead timelines based on schedule “t-xxx” where “xxx” are the minutes prior to the start of the hour of delivery:

(a)      t-165 minutes:  Buyer will notify Seller of the “Day Of” dispatch requirements of Buyer, including SC Trade quantities by hourly Energy and Ancillary Service schedules for each RMR Unit (inclusive of quantities dispatched by the ISO under the RMR Agreements); and

(b)      t-135 minutes: Confirm totals. Buyer and Seller submit balanced schedules including all Inter-SC Trades to ISO.

(3)           Supplemental Energy Market:

Thirty (30) minutes prior to the closure of bidding into the Supplemental Energy market, Buyer will notify Seller of bid curves for submission to ISO for Supplemental Energy, both incremental and decremental, for each RMR Unit. In the event that Buyer fails to notify Seller of such bid curves, Seller may develop and submit bid curves to the ISO on behalf of Buyer. In such event, Seller shall subsequently send Buyer any submission made on its behalf. Seller shall notify Buyer in a timely manner of any dispatches of the RMR Units by ISO in the Supplemental Energy market. Buyer and Seller acknowledge the sensitive nature of the information in Buyer’s bid curves and Seller agrees to use such information only for the purposes described herein.

(4)           Ancillary Services Market:

Subject to the timelines described above in (1) and (2), Buyer will notify Seller of bid curves for submission to ISO for Ancillary Services capacity for each RMR Unit. Seller shall notify Buyer in a timely manner of any dispatches of the RMR Units by ISO in the Ancillary Services market. Buyer and Seller acknowledge the sensitive nature of the information in Buyer’s bid curves and Seller agrees to use such information only for the purposes described herein.

7.3          Dispatch Notice; Restrictions.

(1)           To cancel a dispatch schedule and avoid incurring a Start-up Payment obligation, Buyer must notify Seller of such cancellation prior to the RMR Unit operator initiating the start sequence. If Buyer fails to provide a dispatch notice to Seller to cancel dispatch of the RMR Unit before the RMR Unit Starts-up, Buyer will be responsible for the Start-up Payment for the applicable
Unit(s) and such Start-up shall count against Buyer as provided for in Section 5.3(a) of the RMR Agreements for “Condition 2”.

(2)           Any dispatch schedules and intra-Day adjustments submitted by Buyer must be consistent with the limitations on the RMR Units as defined in each Schedule A of the RMR Agreements.  Seller shall not be obligated to deliver Energy or Ancillary Services that violates these limitations. Buyer may request dispatch of the RMR Units in excess of the Contract Service Limits consistent with each Section 4.7 of the RMR Agreements.

7.4          Uninstructed Deviation Penalty; Generator Imbalance Fees.

(1)           Subject to the terms of this Agreement and consistent with Good Industry Practice and the Operational Limitations, Seller agrees to operate the Facility to comply promptly with the dispatch by Buyer or the ISO and to minimize Uninstructed Deviation Penalty(ies).  Seller and Buyer shall be equally responsible for any Uninstructed

Deviation Penalty(ies) incurred with respect to Buyer’s or the ISO’s dispatch of the RMR Units.

(2)           Buyer shall be responsible for any Generator Imbalance Fees incurred by Buyer’s or the ISO’s dispatch of the RMR Units under “Condition 1”; provided, however, that Seller would not have otherwise incurred such fees when operating under “Condition 2”.

7.5          Potrero Units.

(1)           Notwithstanding anything to the contrary herein, neither Seller nor Buyer shall have the right to dispatch the Potrero Units beyond the ISO’s dispatch. Subject to a commitment from the ISO and the CPUC as to certain resource adequacy (“RA”) rights for the Potrero Units, Buyer will request Seller to designate such Units as RMR Units under “Condition 1” for the “Condition 1” Term so that the full RA rights can be credited to Buyer, and Seller shall request from the ISO a change of status of the Potrero RMR Units to “Condition 1” and request a waiver of the ninety (90) Day notice requirement for changing the status of the Potrero RMR Units to “Condition 1” so that the Potrero RMR Units will be able to perform under “Condition 1” as soon as possible.

(2)           All Energy and capacity from the Potrero RMR Units shall be scheduled as “contract path”.  Seller shall provide all the Fuel required for ISO dispatch of the Potrero Units.

7.6          Seller’s Residual Dispatch Rights.

(1)           If neither the ISO nor the Buyer has dispatched Pittsburg Unit 5 or 6, Seller may dispatch one of such RMR Units at a cost to Seller as described in Section 7.6(2) in order to generate sufficient steam to dispatch Pittsburg Unit 7, a Non-RMR Unit.  Any Start-up by Seller pursuant to this Section 7.6 (1) shall not be a Counted Start-up even if, after Seller has started an RMR Unit and has not yet stopped it, Buyer or the ISO dispatches that RMR Unit.  Any Service Hours and MWh produced pursuant to Seller’s dispatch under this section shall not count against the Contract Service Limits; provided, however, that if the Buyer or the ISO dispatches the affected RMR Unit, the applicable Service Hours and MWh produced pursuant to such dispatch shall count against the Contract Service Limits. If Pittsburg Unit 5 or 6 becomes a Terminated RMR Unit, Seller shall utilize such Terminated RMR Unit, if available, to supply steam for Pittsburg Unit 7 as described herein.

(2)           Buyer shall supply Gas and Seller shall compensate Buyer for the quantity of Gas required to run Pittsburg 5 or 6 in order to generate enough steam necessary to operate Pittsburg 7 pursuant to part (1) of this Section 7.6.  Seller shall pay Buyer the following: (123.5 MMBtu/hour) * (Number of hours in which Seller is taking steam) * Gas Index. To avoid the double payment of Gas by Seller in any given month, Seller will reduce the monthly total metered Gas amount in the fuel reimbursement calculation as described in Section 11.8 by the same amount of Gas used by Seller pursuant to this Section 7.6 in the same month.

(3)           Prior to exercising its rights under this Section 7.6, Seller shall notify Buyer in accordance with Section 11.5 (1).

8.             NOX LIMITATIONS

(1)           The Units are subject to operating under NOX limits, as may be modified from time to time, imposed by the Bay Area Air Quality Management District (“BAAQMD”).  These limits are applied to the combined NOX emissions of Sellers’ Contra Costa, Pittsburg and Potrero facilities. Dispatch schedules shall be consistent with these limits, and Seller shall retain the right to alter dispatch schedules to the extent necessary to ensure compliance therewith.  Seller shall use commercially reasonable efforts to minimize any adverse impact these limits may have on dispatch schedules submitted by Buyer to Seller; provided that, in no instance shall Seller’s market transactions using the Non-RMR Units in any way or to any extent take precedence over or otherwise impede Buyer’s dispatch.

(2)           RMR Units shall have priority over Non-RMR Units in using the Seller’s “Bay Area Bubble” (the “Bubble”), as defined by Regulation 9, Rule 11 of the BAAQMD. If, after all generation from any Non-RMR Unit is curtailed to the point of compliance with the BAAQMD limits, the ISO’s or Buyer’s dispatch of an RMR Unit would cause a violation of the Bubble limit, then the ISO or Buyer, as applicable and in consultation with Seller, may be required to either dispatch additional Energy from an RMR Unit with a Selective Catalytic Reduction system or curtail load from the responsible RMR Unit(s), which would facilitate the reduction of NOX emissions to a level within the Bubble limit, to continue such dispatch. Seller’s ability to use otherwise unutilized Bubble space shall be subject at all times to the ISO’s and Buyer’s dispatch of RMR Units. Any violations of the Bubble limit shall be the sole responsibility of Seller.

9.             DELTA DISPATCH

(1)           Consistent with the National Pollutant Discharge Elimination System permit in effect at the time (the “Permit”) for the Contra Costa and Pittsburg Facilities, and subject to the exceptions set forth in Section 7(a) of the Permit, preferential operation of Pittsburg Unit 7 and the minimization of circulating water flow through Pittsburg Units 5 & 6 and Contra Costa Units 6 & 7 are required during the “Delta Dispatch period” (from May 1 through July 15).  The dispatch procedures currently in effect, including the exceptions set forth in Section 7(a) of the Permit, are referenced in Schedules A of the Contra Costa and Pittsburg RMR Agreements. Dispatch schedules submitted by Buyer shall be consistent with the Permit referenced in each Schedule A of the RMR Agreements. In the event that Seller incurs any mitigation fees pursuant to the Permit as the result of Buyer’s dispatch of the RMR Units during the Delta Dispatch period, Buyer shall be solely liable for same, notwithstanding Seller’s ability to avoid such penalties through its dispatch of any Non-RMR Unit(s).

(2)           At Buyer’s request, Seller shall use its commercially reasonable efforts to obtain revisions to the Permit that would eliminate the preferential operation of Pittsburg Unit 7, a Non-RMR Unit, or otherwise ease or eliminate restrictions on Buyer’s dispatch of the Delta Units. Failure to achieve any such revisions, however, shall not result in any additional liability or obligations on Seller under this Agreement with respect to the Permit or Seller’s obligation to comply with the Permit and nothing will require Seller to dispatch Pittsburg Unit 7 if it is not in Seller’s economic interest to do so.

10.          MUST OFFER/RUN

10.1         Delta RMR Units. In the event that a Delta RMR Unit is dispatched by the ISO pursuant to the Must-Offer Obligation (the “Must-Offer Dispatch”), Seller shall credit Buyer the Minimum Load Cost Compensation received from the ISO, and Buyer shall pay Seller Schedule G rates, in accordance with Tariff Amendment 60, as approved by FERC in California Independent System Operator Corp, 108 FERC (CCH) ¶ 61,022 (2004) and 109 FERC (CCH) ¶ (“Amendment 60”), for the associated Start-ups and the Energy and Ancillary Services delivered pursuant to an ISO Must Offer Dispatch. However, due to Buyer’s provision of Gas for the Must-Offer Dispatch, the Schedule G rates shall exclude the associated Schedule C charges. Buyer shall provide all Gas needed to fulfill any such dispatch of the Delta RMR Units, with the notification requirements by Seller for Gas supply by Buyer pursuant to Section 11.5(1). Start-ups shall not be double-counted. Must-Offer Dispatch MWh, Service Hours and Start-ups are not counted for purposes of Sections 12.2 and 12.3.

10.2         Potrero RMR Units. In the event that a Potrero RMR Unit is dispatched by the ISO pursuant to a Must-Offer Dispatch, Seller shall credit Buyer the Minimum Load Cost Compensation received from the ISO, and Buyer shall pay Seller Schedule G rates, in accordance with Amendment 60 for the associated Start-ups and the Energy and Ancillary Services delivered pursuant to an ISO Must Offer Dispatch. For purpose of clarity, due to Seller’s provision of Fuel for the Must-Offer Dispatch, the Schedule G rates shall include the associated Schedule C charges.  Start-ups shall not be double-counted.  Must offer MWh, Service Hours and Start-ups are not counted for purposes of Sections 12.2 and 12.3.

11.          GAS

11.1        Gas and Gas Metering.

(1)           RMR Gas. During the “Condition 1” Term, Buyer, at its sole cost and expense, shall arrange, nominate, balance, transport and deliver to the Gas Delivery Point such quantities of Gas as are required by Seller to generate from the Delta RMR Units the quantity of Energy and Ancillary Services scheduled by Buyer including, without limitation, Gas required for Start-up and Shutdown of such RMR Units and pipeline shrinkage, as applicable (“RMR Gas”).

(2)           Non-RMR Gas. Seller, at its sole cost and expense, shall provide all Fuel required for any dispatch of Non-RMR Units and pipeline shrinkage, as applicable (“Non-RMR Gas”).  Seller shall deliver Gas for the Non-RMR Units to Buyer’s PG&E Citygate Pool.  Buyer shall be responsible for nominating Gas received from Seller at Buyer’s PG&E Citygate Pool to the Gas Delivery Point(s).

(3)           Facility Balancing; Transport Costs. On or before the commencement of the “Condition 1” Term, Seller shall (a) amend Seller’s Noncore Balancing Aggregation Agreement (“NBAA”) to designate Buyer as the NBAA holder and the balancing agent; (b) revise each applicable NGSA to provide that Buyer receives the invoices for all services thereunder; and (c) designate Buyer as the Nominating Marketer under each applicable NGSA,  Buyer shall pay Gas Transporter for all services provided under the NGSA for the RMR and Non-RMR Units.  With respect to the NGSA invoiced amounts, Seller shall reimburse Buyer for all invoiced costs for delivery of Non-RMR Gas from Buyer’s PG&E Citygate Pool to the Gas Delivery Point.  Should Gas Transporter’s invoice include fixed charges such fixed charges shall be allocated between the Parties based on the ratio of the aggregate MDQ for the RMR Units covered by the NGSA for a particular Facility and the aggregate MDQ for the Non-RMR Units for the same Facility. When an RMR Unit at a Facility becomes a Terminated RMR Unit and there are no other surviving RMR Units at the same Facility, the Parties shall cooperate as soon as practicable to (a) amend Seller’s NBAA to designate Seller as the NBAA holder and the balancing agent for such Facility; (b) revise the NGSA to provide that Seller receives the invoices for all services thereunder; and (c) designate Seller as the Nominating Marketer under the applicable NGSA.

(4)           Gas Metering.

(a)           Gas delivered by Buyer to the Gas Delivery Point shall be measured by the Gas Meter at the Gas Delivery Point. The Gas Transporter shall own, operate, maintain and test the Gas Meter located at the Gas Delivery Point. Seller shall coordinate with the Gas Transporter and Buyer with respect to maintenance and testing of the Gas Meter consistent with the Gas Transmission Service Agreement and Good Industry Practice. The Gas Meter located at the Gas Delivery Point will measure the Gas consumed by the entire Facility rather than individual Units.

(b)           Notwithstanding the foregoing, Seller may, at its sole cost and expense, cause Gas meters to be installed at each Non-RMR Unit that satisfy the requirements outlined in Schedule C, Part 1, A(2)(a), of the RMR Agreements (“Non-RMR Unit Gas Meters”),  In such event, Seller shall coordinate with the Gas Transporter and Buyer with respect to maintenance and testing of the Non-RMR Unit Gas Meters consistent with the Gas Transmission Service Agreement and Good Industry Practice, and the Non-RMR Unit Gas Meters will measure the Gas consumed by the Non-RMR Units.

11.2        Gas Transmission Service Agreement.

Seller has entered into the GTSA and the NGSA for each RMR Facility with the Gas Transporter and shall maintain each of such GTSA and NGSA in full force and effect throughout the “Condition 1” Term.

11.3        Gas Specifications.

(1)           All Gas tendered by Buyer for delivery to the Gas Delivery Point shall meet the then current natural Gas quality specifications as set forth in the Gas Transporter’s tariff (“Gas Tariff”), as such specifications may change from time to time.

(2)           If Gas tendered for delivery under this Agreement at the Gas Delivery Point materially fails for any reason to conform to the applicable specification set forth in Section 11.3(l) (“Non-Conforming Gas”), Seller will consider whether it is able to accept such Non-Conforming Gas and may refuse to take possession of all or any part of such Gas, giving Buyer the reasons for such refusal as soon as practicable. If Seller chooses to accept the Non-Conforming Gas, it will advise Buyer of same in writing, and each Party shall be responsible for the disposition of its own Gas, as applicable.

(3)           If the Facility is damaged as a direct result of the delivery of Non-Conforming Gas that Seller has not approved for receipt and use at the Facility, Seller shall be entitled to the remedies available to it pursuant to its agreement with the Gas Transporter. Seller shall use commercially reasonable efforts to mitigate any damages resulting from the delivery of any Non-Conforming Gas at the Gas Delivery Point and the use of such Gas in a Unit.

(4)           The unavailability of the Facility due to Buyer’s delivery of Non-Conforming Gas that was not approved by the Seller shall not be considered a Forced Outage, and the Facility shall be considered available for the purpose of calculating the Monthly Availability Payment.

11.4        Title and Risk of Loss.

(1)           As between the Parties, Buyer shall be deemed to be in exclusive possession and control (and responsible for any damages or injury caused thereby) of the RMR Gas prior to the Gas Delivery Point, and Seller shall be deemed to be in exclusive possession and control (and responsible for any damages or injury caused thereby) of the RMR Gas at and from the Gas Delivery Point. Notwithstanding delivery to the Gas Delivery Point, title to the RMR Gas shall remain with Buyer or Buyer’s third party supplier. As between the Parties with respect to Non-RMR Gas, Seller shall be deemed to be in exclusive possession and control (and responsible for any damages or injury caused thereby) prior to Buyer’s PG&E Citygate Pool and at and from the Gas Delivery Point, and Buyer shall be deemed to be in exclusive possession and control (and responsible for any damages or injury caused thereby) at and from Buyer’s PG&E Citygate Pool to the Gas Delivery Point. Notwithstanding delivery to the Gas Delivery Point, title to the RMR Gas shall remain with Buyer or Buyer’s third party supplier. Each of Seller and Buyer shall and hereby does indemnify, defend and hold harmless the other Party from any Claims arising from any act, failure to act or incident related to RMR Gas or Non-RMR Gas occurring when the indemnifying Party is in possession of such RMR Gas or Non-RMR Gas.

(2)           Buyer warrants that the Gas delivered by Buyer shall be free and clear of all liens, Claims and encumbrances arising prior to the Gas Delivery Point. Seller warrants that the Non-RMR Gas delivered to Buyer at Buyer’s PG&E Citygate Pool shall be free and clear of all liens, Claims and encumbrances arising prior to the Buyer’s PG&E Citygate Pool.

11.5        Gas Scheduling Manager.

(1)           For those Facilities for which Buyer is designated as the NBAA holder, Buyer shall act as the Gas scheduling manager (“GSM”). The GSM shall cooperate with Seller to provide for scheduling changes as allowed under the Gas Tariff for day-ahead and intra-Day Gas nominations to deliver Non-RMR Gas to the Gas Delivery Point. Seller shall provide a final day-ahead Gas schedule to Buyer by 8:30 a.m. PPT. Intra-Day nominations shall be submitted by Seller to Buyer thirty (30) minutes prior to the applicable nomination cycle deadline as defined by the Gas Tariff.  Seller’s ability to nominate per each Non-RMR Unit shall be limited to the Unit Maximum Daily Quantity as defined herein.  Seller shall be allowed to deliver in excess of the Non-RMR Unit MDQ with Buyer’s consent in order to make up past imbalances. The “Non-RMR Unit MDQ” is defined for each Non-RMR Unit as the ‘Unit MDQ’ as defined by the Facility NGSA. Buyer and Seller shall cooperate to update the Unit MDQs in each applicable Facility NGSA from time to time in order to reflect Unit operations, as allowed under the Gas Transporter’s tariff.

(2)           With respect to Non-RMR Gas, Buyer shall provide to Seller the benefit of equivalent balancing rights and related services that are available under the Gas Transporter’s tariff to a single premises entity with an MDQ equal to the aggregate of all Non-RMR Unit MDQs as defined in Section 11.5(1). Capitalized terms used but otherwise not defined in this Section 11.5(2) shall have the meanings ascribed in the Gas Transporter’s tariff.

(A)          Notwithstanding any aggregation by the GSM of individual Balancing Service accounts maintained by the GSM into a single Balancing Service account under the G-Bal Schedule, the GSM shall maintain on its books a separate balancing account on behalf of Seller with respect to the Non-RMR Gas delivered in accordance with this Agreement (“Seller Balancing Account”). The

GSM shall calculate the Seller’s daily Gas imbalances for purposes of administering the Seller Balancing Account as the difference between (i) the aggregate of the Non-RMR Gas delivered and (ii) the aggregate amount of Gas allocated by the GSM to the Non-RMR Units in accordance with Section 11.5(3). Seller’s monthly imbalance shall be the sum of (the daily Gas imbalances in a given calendar month.

(B)           Within one (1) Business Day after the end of any “gas day” (as defined in the Gas Transporter’s tariff), the GSM shall deliver to Seller a copy of the Seller Balancing Account balance for the preceding gas day, which shall specify (i) Seller’s daily Gas imbalances for each day of the current month, in accordance with the allocation methodology set forth in Section 11.5(3), (ii) the aggregate of such imbalances for the current month, and (iii) any carryover of imbalances from prior months to such current month ((i), (ii), and (iii), collectively, the “Seller Monthly Imbalance”). Within five (5) Business Days after the end of any calendar month, representatives of Buyer and Seller shall meet via conference call to reconcile any differences in the Seller Balancing Account balance communicated by the GSM.

(C)           If the Seller Monthly Imbalance is within the Tolerance Band for such month (i.e. if the fraction (expressed as a percentage) equal to the Seller Monthly Imbalance divided by the aggregate amount allocated by GSM to Non-RMR Units, in accordance with Section 11.5(3) for such month, is equal to or less than the percentage specified for the Tolerance Band in the Gas Transporter’s tariff), such Seller Monthly Imbalance shall be carried forward solely for the account of Seller, at Seller’s discretion. Buyer shall provide Gas associated with any positive imbalance for use under this Agreement. Buyer shall be responsible for any negative imbalance carried forward to the appropriate subsequent month.

(D)          To the extent permitted under the Gas Transporter’s tariff, Seller may trade any Seller Monthly Imbalance between Buyer and third parties identified by Seller, including the transfer of all or part of such Seller Monthly Imbalance to Gas storage; provided, however, that Seller shall be solely responsible for any credit requirements of such third party transferees or storage facilities and any non-performance by such third party transferees or storage facilities in connection with such transactions.

(E)           For any Seller Monthly Imbalance not traded or carried forward, Seller agrees to pay or receive the applicable Gas Transporter’s tariff cash out rate.

(3)           Seller shall provide Buyer with all the necessary Gas Meter and Energy Meter data in order to calculate the daily Gas allocation between the Non-RMR and RMR Units. For purposes of daily nominations only, Gas shall be allocated by the GSM daily to each Non-RMR and RMR Unit in an equitable manner, utilizing the methodology set forth in the ISO’s RMR invoice template. Notwithstanding the foregoing, if Seller installs Non-RMR Unit Gas Meters, then the quantity of Non-RMR Gas shall be determined using the information from such meters. The Parties shall work together to reconcile summation of the daily nominated amounts as described in this Section 11.5(3) with the monthly amounts calculated pursuant to Section 11.8.

11.6        Gas Imbalance Charges.

(1)           Buyer shall be responsible for all Gas Imbalance Charges associated with Gas deliveries under this Agreement to the extent such charges are caused by Buyer’s actions or inactions. Seller shall be responsible for all Gas Imbalance Charges associated with Gas deliveries under this Agreement to the extent such charges are caused by Seller’s actions or inactions.  Both Parties shall use commercially reasonable efforts to avoid imbalances and to correct any imbalances, which may occur.

(2)           The Parties shall keep themselves informed of system wide operation flow order or “OFO” and emergency flow order or “EFO” notices. Accordingly, Buyer and Seller acknowledge that under certain OFO conditions that either Party’s action may provide benefit to the other through the NBAA pool. See Exhibit C.

OFO Penalty Causes	Responsible Party

Unit schedule deviation	Seller
Schedule change	Party making change
Over/Under Delivery of Gas	Party making change

The GSM shall notify Seller of any customer specific OFOs and EFOs (as defined in the Gas Transporter’s tariff) affecting the Facilities for which Buyer is designated as the NBAA holder, advising Seller of the terms of such customer specific OFO within fifteen (15) minutes of its receipt of written notice of a customer specific OFO and as promptly as is reasonably possible after its receipt of written notice of a customer specific EFO.

(3)           In any calendar month that the ISO Monthly Fuel Imbalance Charge exceeds the limit as specified in Schedules C of the RMR Agreements, Buyer shall provide all necessary information in order for Seller to act on Buyer’s behalf in seeking reimbursement of penalties from the ISO. Seller shall pay to Buyer any reimbursement received therefrom.

(4)           The GSM shall estimate OFO and EFO charges or penalties it reasonably expects Buyer to incur in any calendar month under this Agreement.  Such estimated OFO and EFO charges or penalties shall be invoiced by Buyer to Seller as provided in Section 12.5; provided, however, that such invoiced amounts shall be reconciled against the actual, final invoices from the Gas Transporter and any difference thereto shall be settled by the Parties in the next monthly billing cycle.

11.7        Uninstructed Deviation Penalty(ies) (UDPs).

Per Section 7.4(1) of this Agreement, Seller and Buyer shall be equally responsible for Uninstructed Deviations Penalties. Buyer shall compensate Seller for Gas that would have been needed to provide Energy associated with negative Uninstructed Deviation Penalties. Compensation for negative UDPs will be calculated by multiplying (i) the sum of (a) the Gas Index and (b) the applicable Gas Transporter’s tariff rate in effect at the time the UDP is incurred to deliver Gas from Buyer’s PG&E Citygate Pool to the Gas Delivery Point by (ii) the estimated Gas required to deliver the MWhs that Seller procured in the market to meet Buyer’s schedule due to the negative deviation during the period in which the UDP is incurred.  The Gas for negative UDPs will be estimated by using Equation C1-7a in the RMR Agreements, replacing the 1.02 factor with 1.0, and calculating the difference in the resulting MMBTUs at the scheduled MWh and the metered MWh for the periods in which UDPs were incurred.

11.8        Fuel Reimbursement.

Seller will financially reimburse Buyer for the allocated quantity of Gas for each RMR Unit, as calculated in the ISO’s RMR invoice template (“RMR Allocated Quantity”), to the extent such RMR Allocated Quantity exceeds the quantity that results from the Unit Hourly Cap Heat Input calculation set forth in the ISO’s RMR invoice template. Such reimbursement amount shall also be calculated in accordance with the ISO’s RMR invoice template using the Gas Index and the excess quantity.

12.          RMR, MARKET AND NON-RMR GAS CHARGES

For the avoidance of doubt, the intent of the parties is for Seller to be compensated for the RMR Units by Buyer, subject to the rates discussed herein, as if Seller had elected “Condition 2” under the RMR Agreements for all purposes. For purposes of this Agreement, all amounts due to Seller by Buyer shall be paid to Seller’s SC.

12.1        Buyer’s Monthly Charges.

(1)           In consideration for the rights provided Buyer in this Agreement, Buyer shall pay to Seller for each month during the “Condition 1” Term:

(a)      all “Condition 2” rates described in Schedules B of the RMR Agreements;

(b)      any other payments required in Sections 2.5, 8.2, 8.6 and 9 of the RMR Agreements and Buyer’s share of payments in Section 8.7 of the RMR Agreements whether or not specifically captured in Sections 12.1, 12.2 and 12.3;

(c)      payments resulting from Energy dispatched by the ISO pursuant to Seller’s provision, at Buyer’s direction, of Regulation Down Ancillary Service;

(d)      payments resulting from Energy dispatched by the ISO pursuant to Supplemental Energy “decremental” bids submitted by Seller; and

(e)      the charges provided for in Sections 7.4, 9, 10, 11.7, 12.2, 12.3 and 25.1 of this Agreement, when applicable (all of which together shall be the “Buyer’s Monthly Charges”).

(2)           For purposes of calculating Buyer’s Monthly Charges,

(a)      the Annual Fixed Revenue Requirement (“AFRR”) Table B-6 in Section 7 of Schedules B of the RMR Agreements shall apply, as modified by the 2005 RMR FERC Settlement;

(b)      the Monthly Option Payment shall equal the sum of the Monthly Availability Payment and the Monthly Surcharge Payment minus the total Non-Performance Penalty for the applicable month that is incurred by Seller under the RMR Agreements attributable to the ISO dispatch;

(c)      in no event shall the Monthly Option Payment for any month be less than zero;

(d)      only Sections E (table C1-18), F, and C of Schedule C of the RMR Agreements shall apply for the Variable O&M Costs for each Delta RMR Unit, and Potrero RMR Units shall not be included; and

(e)      any Dispatch Notice submitted by the ISO or dispatch schedule submitted by Buyer hereunder will count as if the RMR Unit was dispatched under “Condition 2”.

Schedule C charges related to Monthly Billed Fuel Cost, Monthly Fuel Imbalance Charge, and Monthly Other Fuel Related Cost are specifically excluded due to Buyer acting as Gas supplier for the Delta RMR Units.

(3)           If Buyer claims a Force Majeure Event for any reason, Buyer shall not be relieved of the obligation to pay Buyer’s Monthly Charges to Seller.

12.2        Schedule G Charges.

(1)           In the event that the ISO dispatches any RMR Unit in excess of the then prevailing Contract Service Limits, Buyer shall pay Seller all applicable Schedule G rates for the excess Counted MWh, Counted Service Hours, and Counted Start-ups resulting therefrom as if all dispatches by the ISO were under “Condition 2”. For purposes of clarity, in equation G-l of Schedules G the “Variable Cost Payment for the Billing Month” shall not exclude charges related to Monthly Billed Fuel Cost, Monthly Fuel Imbalance Charge and Monthly Other Fuel Related Cost.

(2)           Exhibit B illustrates settlements that relate to Schedule G Charges.

12.3        Modified Schedule G Charges.

(1)           In the event that the combined Start-ups of Buyer and the ISO for any RMR Unit are greater than the Maximum Annual Start-ups for 2005, each excess Counted Start-up by the Buyer shall be paid at the applicable Prepaid Start-up Charge multiplied by three (3). A requested Start-up by Buyer cannot be double counted in the sense that if the Buyer requests a Start-up and the RMR Unit subsequently trips during Start-up or operation and has to be restarted, this sequencing will represent only a single Start-up for purposes of determining when Modified Schedule G Charges take effect.  For clarity, the entire period of operation for an RMR Unit beginning with Buyer’s request for a Start-up and continuing until Buyer’s request that such Unit Shutdown shall constitute a single Start-up for purposes of the Modified Schedule G Charges.

(2)           In the event that the combined dispatches of Buyer and the ISO for any RMR Unit are greater than the 2005 Contract Service Limits for the Maximum Annual MWh or the Maximum Annual Service Hours, Buyer shall pay Seller for all resulting excess Counted MWh and Counted Service Hours as if all dispatches were under “Condition 2”; provided, however, that in such instance equation G-1 of Schedules G of the RMR Agreements shall be modified so that the “Variable Cost Payment for the Billing Month” equals the product of the Monthly Variable O&M Cost and four (4).

(3)           For the purposes of clarity, Buyer shall pay for each excess Start-up and each excess MWh only once, at either the Schedule G or Modified Schedule G rate.

(4)           To the extent that Seller receives any Schedule G revenues from the ISO, such amounts shall be credited to Buyer against the total amounts due as described hereunder pursuant to the Schedule G rates and the Modified Schedule G Rates.

(5)           Exhibit B illustrates settlements that relate to Modified Schedule G Charges.

12.4        Credit of “Condition 1” Payments and Other Offsets.

Seller shall credit Buyer, or cause its SC to credit Buyer, all amounts (“Buyer’s Monthly Credits”) received from the ISO that are based on performance of the RMR Units during the “Condition 1” Term and result from the following:

1.    The “Condition 1” Monthly Option Payment paid by the ISO for each month under the RMR Agreements;

2.    Capacity awarded by the ISO pursuant to Seller’s provision of Spinning Reserves, Non-spinning Reserves, Regulation Up, Regulation Down Ancillary Service(s) or any other Ancillary Service(s) bids, as directed by Buyer;

3.    Energy dispatched by the ISO pursuant to Seller’s provision of Spinning Reserves, Non-spinning Reserves, Regulation Up Ancillary Service(s) or any other Ancillary Service(s) bids, as directed by Buyer;

4.    Energy dispatched by the ISO pursuant to Seller’s provision of Supplemental Energy “incremental” bids, as directed by Buyer;

5.    For Delta RMR Units only, payments received from the ISO related to Seller’s election of “contract path”, as directed by Buyer, for transactions including, but not limited to, RMR dispatches after the close of the Hour-Ahead Market;

6.    For Delta RMR Units only, payments received from the ISO related to Buyer’s election of “contract path” for RMR dispatches of Day-ahead and intra-Day transactions;

7.    For Delta RMR Units only, Gas reimbursements, as further described in Section 11.8 of this Agreement;

8.    For Delta RMR Units only, Start-up Fuel Costs for Start-ups under the RMR Agreements; provided, however, at the end of each calendar year, if the actual number of Start-ups is less than the number of Prepaid Start-ups for which Seller has reimbursed Buyer, then the parties shall split the remaining difference on a 50/50 basis;

9.    Minimum Load Cost Compensation for any Must-Offer Dispatch pursuant to Section 10;

10.  Any interest due Buyer, pursuant to Section 9 of the RMR Agreements; and

11.  Any amounts due Buyer from Seller, although not received from the ISO, for provision of steam as further described in Section 7.6(2) of this Agreement.

12.5        Gas Charges.

Buyer shall invoice Seller for (a) imbalances pursuant to Sections 11.5(2)(E) and 11.6(1); (b) the transport costs for Non-RMR Gas as described in Section 11.1(3); (c) any OFO or EFO charges pursuant to section 11.6(4); (d) any other applicable charges to Seller relating to the Non-RMR Gas; and (e) any credits due to Seller, including, but not limited to, those described in Sections 11.5 and 11.6, providing supporting documentation acceptable in industry practice to support the amount charged.  If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of Non-RMR Gas scheduled by Seller in the applicable calendar month. The invoiced quantity will then be adjusted to the actual quantity on the following calendar month’s billing or as soon thereafter as actual delivery information is available.

13.          REPRESENTATIONS AND WARRANTIES

13.1        Representations and Warranties.

(1)           As a material inducement to entering into this Agreement, each Party with respect to itself, hereby represents and warrants to the other Party as of the Agreement Date and throughout the Contract Term as follows:

(a)          it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary for it to perform its obligations under this Agreement;

(b)          it has all authorizations from any Governmental Authority necessary for it to legally perform its obligations under this Agreement or will obtain such authorizations in a timely manner prior to when any performance by it requiring such authorization becomes due;

(c)          the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions in its governing documents or any contract to which it is a party or any Governmental Rule applicable to it;

(d)          this Agreement constitutes a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms, and each Party has all rights such that it can and will perform its obligations to the other Party in conformance with the terms and conditions of this Agreement, subject to bankruptcy, insolvency, reorganization and other laws affecting creditor’s rights generally and general principles of equity;

(e)          except as provided in Section 14.1(2), no Bankruptcy is pending against it or to its knowledge threatened against it; and

(f)           the audited financial statements provided by Seller and Buyer pursuant to Section 15.4(2) are true and accurate based on the respective Party’s knowledge, information and belief;

(g)          it has negotiated and entered into this Agreement in the ordinary course of its respective business, in good faith, for fair consideration and on an arm’s length basis.

(2)           Seller hereby represents and warrants that the terms and conditions of this Agreement are fair and reasonable and reflect its exercise of prudent business judgment consistent with its fiduciary duties as a debtor-in-possession and are supported by fair consideration and reasonably equivalent value in money or money’s worth.

(3)           Each of Buyer and Seller represent and warrant to the other that it is a “forward contract merchant” within the meaning of the United States Bankruptcy Code.

13.2        No Other Representations and Warranties.

Each Party acknowledges that it has entered into this Agreement based solely upon the express representations and warranties set forth in this Agreement.

14.          EVENT OF DEFAULT AND REMEDIES

14.1        Event of Default.

(1)           An “Event of Default” shall mean with respect to a Party (the “Defaulting Party”) any of the actions set forth below in this Section 14.1(1):

(a)           the failure of the Defaulting Party to make, when due, any payment required under this Agreement if such failure is not remedied within five (5) Business Days after written notice of such failure is given to the Defaulting Party by the other Party (the “Non-Defaulting Party”);

(b)           except as permitted by Section 5.2, the sale by Seller of any portion of the Maximum Net Dependable Capacity, Energy or Ancillary Services from any of the RMR Units to any third party during the “Condition 1” Term;

(c)           any representation or warranty (including, but not limited to, the representation and warranty set forth in Section 13.l(l)(f)) made by the Defaulting Party in this Agreement shall prove to have been false or misleading in any material respect when made; provided that, if such representation or warranty is capable of being corrected, no Event of Default shall have occurred if the Defaulting Party is diligently pursuing such correction and such representation or warranty is corrected within thirty (30) Days from the date upon which the Non-Defaulting Party gives written notice to the Defaulting Party of the false and misleading nature of the representation or warranty;

(d)           the failure by the Defaulting Party to perform any material covenant set forth in this Agreement (other than the events that are otherwise specifically covered in this Section 14.1(1) as a separate Event of Default and other than any covenant for which an exclusive remedy is set out elsewhere in this Agreement), and such failure is not excused by a Force Majeure Event or cured within thirty (30) Days after written notice thereof to the Defaulting Party or, if such failure cannot reasonably be cured in such period and the Defaulting Party within such period commences, and thereafter proceeds with reasonable due diligence, to cure such failure, such period shall be extended for such further period as shall be necessary for the Party to cure such failure with reasonable due diligence, provided that the total cure period shall not exceed ninety (90) Days;

(e)           except as provided in Section 14.1(2), the Bankruptcy of the Defaulting Party; and

(f)            the failure by the Defaulting Party to meet its obligation to provide Security as required by Article 21 if such failure is not remedied within three (3) Business Days after written notice of such failure is given to the Defaulting Party by the other Non-Defaulting Party.

(2)           Notwithstanding anything herein to the contrary, Buyer acknowledges that Seller filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy code on July 14, 2003 (the “Filing”) and such case remains pending in the United States Bankruptcy Court, Northern District of Texas (the “Bankruptcy Court”). Until such time as Seller emerges from Chapter 11 Bankruptcy through the confirmation of a plan or reorganization, the Filing shall not constitute an Event of Default under Sections 14.1(l)(c) or (e) of this Agreement; provided, however, that in the event that (A) Seller files a motion which contemplates the sale of substantially all of its assets; (B) Seller files a Chapter 11 plan which contemplates the sale of substantially all of its assets; (C) Seller files a motion or request to convert its Chapter 11 case to a Chapter 7 proceeding; or (D) the Bankruptcy Court enters an order converting Seller’s case from a Chapter 11 proceeding to a Chapter 7 proceeding, any such event (A) through (D) shall constitute an Event of Default under Sections 14.l(c) or (e) of this Agreement.

14.2        Remedies Upon an Event of Default.

(1)           Upon the occurrence of an Event of Default and, with the exception of the Bankruptcy of a Party, for so long as such Event of Default is continuing, after the applicable cure period, the Non-Defaulting Party may, upon written notice to the Defaulting Party, establish a date, no earlier than the Day such notice is effective and no later than twenty (20) Days after such notice is effective, on which this Agreement will terminate (“Early Termination Date”) and suspend its performance hereunder as of the declaration of such Early Termination Date; if the Event of Default is the Bankruptcy of a Party, the Non-Defaulting Party may exercise the remedy of immediate termination. Moreover, the Non-Defaulting Party will have the right to exercise all rights and remedies available to it under this Agreement, at law, and in equity including, but not limited to, the right: (a) to retain, draw on, liquidate, or apply any Security for any amounts due and owing; (b) to require the Defaulting Party to pay damages as set forth in Section 14.2(2); (c) to commence dispute resolution procedures as provided for in Article 23; (d) to file suit to compel the Defaulting Party to perform or pay any damages awarded the Non-Defaulting Party pursuant to Article 23; and (e) to file suit to enjoin any acts that are unlawful or violate the rights of the Non-Defaulting Party under this Agreement.

(2)           Except as otherwise expressly provided herein, any Event of Default shall subject the Defaulting Party to the payment only of actual, direct damages to the Non-Defaulting Party.  The Non-Defaulting Party may take any actions it deems necessary or appropriate to protect, preserve or enforce its rights or to reduce any risk of loss resulting from an early termination of this Agreement. The Non-Defaulting Party shall calculate a Settlement Amount, if any, resulting from an Early Termination Date in a commercially reasonably manner.  The Settlement Amount is intended to compensate the Non-Defaulting Party for the loss of bargain, the costs of mitigation, and the loss of protection against risks arising from the early termination of this Agreement.  Upon determination of the Settlement Amount by the Non-Defaulting Party, the Non-Defaulting Party shall provide the Defaulting Party with a written statement showing the calculation of the Settlement Amount in sufficient detail to allow the Defaulting Party to compare such amount to its own estimate of the Settlement Amount, and such Settlement Amount shall be due and owing upon notice of the calculation statement to the Defaulting Party. No later than the third (3rd) Business day after notice of the Settlement Amount is provided to the Defaulting Party by the Non-Defaulting Party, the Party owing such Settlement Amount shall pay same by wire transfer of immediately available funds. In the event that the Defaulting Party disputes the Non-Defaulting Party’s calculation of the Settlement Amount, the dispute shall be resolved pursuant to the terms of Article 23. Nothing in this Section 14.2(2) shall be construed to restrict or preclude the Non-Defaulting Party from realizing on any Security held by the Non-Defaulting Party at any time upon the occurrence of an Event of Default with respect to the Defaulting Party notwithstanding (and without awaiting the outcome of) any dispute as to the Settlement Amount payable.  Consistent with Section 26.1, the Parties have an obligation to mitigate damages in an Event of Default in order to minimize the Settlement Amount.

(3)           Any assertion by the Non-Defaulting Party of its entitlement to enforce any of the remedies described in Section 14.2(1) must be initiated by the Non-Defaulting Party, through written notice to the Defaulting Party, no later than the expiration of twelve (12) months after the termination of this Agreement. The Party, who fails to act in a timely manner as provided in this Section 14.2, shall be deemed to have waived its right to enforce such remedies.

15.          BILLING AND PAYMENT

15.1        Billing and Payment for RMR and Market Payments.

(1)           The timing of payments and invoices received by Seller and the invoicing of Buyer by Seller shall be as provided for in the RMR Agreements or the Tariff, as applicable. Following each month during the “Condition 1” Term and within five (5) Business Days of Seller’s issuance of a Revised Estimated RMR invoice to the ISO and within five (5) Business Days of Seller’s receipt of the Tariff Monthly Preliminary GMC and Market Invoice, Seller shall render to Buyer (by regular mail, facsimile or other acceptable means pursuant to Section 20) a statement setting forth Buyer’s Monthly

Charges and Buyer’s Monthly Credits for such month for the charges set forth in the applicable RMR invoice and any other amounts due to either Party.  Within five (5) Business Days of Seller’s issuance of the Revised Adjusted RMR Invoice to the ISO, Seller shall render to Buyer (by regular mail, facsimile or other acceptable means pursuant to Section 20) a statement setting forth the net credit or debit (based on the difference between Buyer’s Monthly Charges and Buyer’s Monthly Credits assessed in conjunction with the Revised Estimated RMR Invoice and the same assessed in conjunction with the Revised Adjusted RMR Invoice) for such month for the charges set forth in the applicable RMR invoice and any other amounts due to either Party. Within five (5) Business Days of Seller’s receipt of the Monthly Final GMC and Market Invoice from the ISO, Seller shall render to Buyer (by regular mail, facsimile or other acceptable means pursuant to Section 20) a statement setting forth the net credit or debit (based on the difference between Buyer’s Monthly Charges and Buyer’s Monthly Credits assessed in conjunction with the Monthly Preliminary GMC and the same assessed in conjunction with the Monthly Final GMC) for such month for the charges set forth in the applicable ISO invoice and any other amounts due to either Party. Within five (5) Business Days after receipt of Seller’s statement Buyer or Seller, as applicable, shall render, by wire transfer, the amount set forth on such statement for payments due under the RMR Agreements (“RMR Payment”) or payments due under the Tariff (“Market Payment”), or payments due under Buyer’s Monthly Charges and Buyer’s Monthly Credits that are not otherwise included in the RMR Payment or Market Payment to the payment address provided in Exhibit D hereto. For purposes of clarity, “payments due under the Tariff” shall include all transactions with the ISO, including transactions made pursuant to the RMR Agreements in which Buyer does not elect “contract path”. All “contract path” volumes will be settled in accordance with the RMR Agreements.

(2)           To the extent relevant, each payment under this Agreement for a given time period shall be based on the same data which form the basis for the corresponding payment by the ISO to Seller with respect to the RMR Agreements or otherwise and any payments pursuant to the Tariff for that same time period. Seller shall make available to Buyer, simultaneously with their delivery to or receipt from ISO, the following documents to the extent they relate to the “Condition 1” Term: (i) all invoices under the RMR Agreements (e.g., Estimated RMR Invoices, Revised Estimated RMR Invoices, Adjusted RMR Invoices and Revised Adjusted RMR Invoices), (ii) all documents reflecting changes to such invoices (e.g., Prior Period Change Worksheets), (iii) all invoices (e.g. Monthly Preliminary GMC and Market Invoice and Monthly Final GMC and Market Invoice) and Daily Settlement Statements between Seller and ISO under the Tariff relating to Market Payments that result from transactions from Delta RMR Units, and (iv) all documents reflecting changes to such invoices. Any adjustment pursuant to Adjusted Final RMR Invoice and Monthly Final GMC and Market Invoice and any prior period adjustments (e.g. Prior Period Change Worksheets) shall be settled between Buyer and Seller in the following settlement cycle.

(3)           Disputes concerning billing and payment shall be handled as follows:

(a)                                  A Party may, in good faith, dispute the correctness of any invoice issued by Seller under this Article 15 or any adjustment to such an invoice or adjust any invoice for any arithmetic or computational error within twelve (12) months of the date the invoice, or adjustment to an invoice, was rendered. Any such disputes shall be resolved in accordance with Article 23.

(b)                                 Disputes concerning billing and payment related only to the RMR ISO invoices shall be subject to the timeline for such disputes as provided in the RMR Agreements and shall be resolved in accordance with Article 23.

(c)                                  Buyer, may, in good faith, dispute any ISO settlement data related only to “market” transactions by notifying Seller of such dispute using the ISO Settlement dispute form and providing all supporting documentation no later than four (4) Business Days prior to the deadline by which Seller must file a dispute with the ISO, where such deadline is determined using the ISO payment calendar.  The timeline for resolution of “market” disputes shall be as provided in the Tariff, and the decision rendered by the ISO with respect to any “market” dispute shall be final and binding on the Parties. Seller shall only be obligated to credit Buyer any disputed amount to the extent that the ISO credits Seller same.

(d)                                 In the event a Party disputes an invoice or a portion thereof, or any other claim or adjustment arising with respect to this Agreement, the disputing Party shall pay the disputed invoiced amounts in full on the applicable payment due date, subject to later return together with interest accrued at the Commercial Interest Rate for “market” transactions and at the RMR Interest Rate for RMR transactions, in either case from the date the disputed amount is paid until the date it is returned.

(4)           If the owing Party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at the Commercial Interest Rate. Inadvertent overpayments shall be returned upon request or deducted by Seller from subsequent payments. Overdue payments shall accrue interest from the due date to the date of payment at the Commercial Interest Rate.  Errors with respect to invoices or payments shall be resolved as if section 9.8 of the RMR Agreements were a part of this Agreement. Any adjustments subsequently made by the ISO shall be paid to or received from Buyer in a timely manner.

(5)           Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that calculation of the payments described herein are unique, complicated and dependent on information received from the ISO and each other.  Attached Exhibit F contains an estimated timeline for settlement of RMR Payment and Market Payment amounts as specified in Sections 12.1, 12.2, 12.3, and 12.4 of this Agreement.  The Parties shall use an estimation procedure for settlement of the first three (3) months of the “Condition 1” Term (the “Estimation Period”) until such time as the Parties can more fully develop a settlement process for this Agreement.  Following conclusion of the Estimation Period, the Parties shall work together to true-up in a timely manner the amounts invoiced during such period. During the Estimation Period, the parties shall use commercially reasonable efforts to use as much information as practicable from invoicing between Seller and ISO related to the RMR Agreements and the Tariff, and other information, if practicable, related to Article 12 of this Agreement.  However, at a minimum, the invoices during the Estimation Period shall contain the following:

(a)                                  The estimated invoice for the first month of the “Condition 1” Term shall be rendered to Buyer by the end of the second month of the “Condition 1” Term, with payment due within five (5) Business Days of its receipt, and contain the sum of following amounts: (a) (i) the sum of AFRRs for the RMR Units in Table B-6 shall be divided by twelve (12) and (ii) the resulting quotient shall be multiplied by the difference of one (1) minus the Fixed Option Payment Factor; (b) (i) the total of Annual Capital Recovery amounts for the RMR Units divided by twelve (12) and (ii) the resulting quotient shall be multiplied by the difference of one (1) minus the Surcharge Payment Factor, (c) (i) the sum of ISO Variable O&M Cost plus ISO Scheduling Coordinator Charge plus ISO ACA Charge multiplied by (ii) the metered MWh for the Delta RMR Units for the first month, and (d) credit of estimated Schedule C reimbursement received from ISO for any “contract path” designated Energy for the first month for the Delta RMR Units;

(b)                                 The estimated invoice for the second month of the “Condition 1” Term shall be rendered to Buyer by the end of the third month of the “Condition 1” Term, with payment due within five (5) Business Days of its receipt, and contain the sum of following amounts: (a) (i) the sum of AFRRs for the RMR Units in Table B-6 shall be divided by twelve (12) and (ii) the resulting quotient shall be multiplied by the difference of one (1) minus the Fixed Option Payment Factor; (b) (i) the total of Annual Capital Recovery amounts for the RMR Units divided by twelve (12) and (ii) the resulting quotient shall be multiplied by the difference of one (1) minus the Surcharge Payment Factor, (c) (i) the sum of ISO Variable O&M Cost plus ISO Scheduling Coordinator Charge plus ISO ACA Charge multiplied by (ii) the metered MWh for the Delta RMR Units for the second month, (d) credit of estimated Schedule C reimbursement received from ISO for any “contract path” designated Energy for the second month for the Delta RMR Units, and (e) credit of revenues received from the ISO pursuant to the Monthly Preliminary GMC and Market Invoice between Seller and ISO under the Tariff relating to Market Payments that result from transactions from the Delta RMR Units during the first month;

(c)                                  The estimated invoice for the third month of the “Condition 1” Term shall be rendered to Buyer by the end of the fourth month of the “Condition 1” Term, with payment due within five (5) Business Days of its receipt, and contain the sum of following amounts: (a) (i) the sum of AFRRs for the RMR Units in Table B-6 shall be divided by twelve (12) and (ii) the resulting quotient shall be multiplied by the difference of one (1) minus the Fixed Option Payment Factor; (b) (i) the total of Annual Capital Recovery amounts for the RMR Units divided by twelve (12) and (ii) the resulting quotient shall be multiplied by the difference of one (1) minus the Surcharge Payment Factor, (c) (i) the sum of ISO Variable O&M Cost plus ISO Scheduling Coordinator Charge plus ISO ACA Charge multiplied by (ii) the metered MWh for the Delta RMR Units for the third month, (d) credit of estimated Schedule C reimbursement received from ISO for any “contract path” designated Energy for the third month for the Delta RMR Units, and (e) credit of revenues received from the ISO pursuant to the Monthly Preliminary GMC and Market Invoice between Seller and ISO under the Tariff relating to Market Payments that result from transactions from the Delta RMR Units during the second month;

(d)                                 The invoice for the fourth month of the “Condition 1” Term shall be rendered to Buyer by the end of the fifth month of the “Condition 1 “ Term, with payment due within five (5) Business Days of its receipt, and contain Buyer’s Monthly Charges and Buyer’s Monthly Credits pursuant to Section 12, and the Sections referenced therein, of this Agreement.  This invoice shall contain true-ups for the first month of settlements, including, but not limited to, adjustments resulting from Revised Adjusted RMR Invoices and Monthly Final GMC and Market Invoice; and

(e)                                  The invoices for the fifth and future months of the “Condition 1” Term shall be rendered to Buyer pursuant to Section 15.1 (1); provided, however, that the invoice for the fifth month shall contain true-ups for the second month of settlements, including, but not limited to, adjustments resulting from Revised Adjusted RMR Invoices and Monthly Final GMC and Market Invoice, and the invoice for the sixth month shall contain true-ups for the third month of settlements, including, but not limited to, adjustments resulting from Revised Adjusted RMR Invoices and Monthly Final GMC and Market Invoice.

15.2        Billing and Payment for Gas Charges.

(1)           Seller shall remit the amount due under Section 12.5, by wire transfer, in immediately available funds, on or before the later of the 25th Day of the calendar month following the month of delivery or ten (10) Days after receipt of the invoice by Seller; provided that if such payment date is not a Business Day, payment shall be due on the next Business Day following that date. In the event that any payments are due Seller hereunder, payment to Seller shall be made in accordance with this Section 15.2.

(2)           A Party may, in good faith, dispute the correctness of any invoice or any adjustment to such an invoice or adjust any invoice for any arithmetic or computational error within twelve (12) months of the date the invoice, or adjustment to an invoice, was rendered. Disputes concerning billing and payment shall be resolved in accordance with Article 23.  In the event a Party disputes an invoice or a portion thereof, or any other claim or adjustment arising with respect to this Agreement, the disputing Party shall pay the disputed invoiced amounts in full on the applicable payment due date, subject to later return together with interest accrued at the Commercial Interest Rate until the date paid.  If the invoiced Party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at the Commercial Interest Rate. Inadvertent overpayments shall be returned upon request or deducted by Seller from subsequent payments. Overdue payments shall accrue interest from the due date to the date of payment at the Commercial Interest Rate.

15.3        Netting.

In each month there are amounts owed to and by each Party, the Parties shall to the extent reasonably possible aggregate and discharge their obligations to pay or credit through netting, in which case the Party, if any, owing the greater aggregate amount may pay to the other Party the difference between the amounts owed. For purposes of clarity, the Parties shall not “net” (a) RMR Payments or Market Payments against (b) Gas charges as described in Section 12.5. Seller shall not be obligated to credit Buyer any revenues related thereto until such time as Seller receives same from the ISO. Such netting shall not result in any waiver of, and each Party reserves to itself, any rights, counterclaims, remedies or defenses (to the extent not expressly herein waived or denied) which such Party has or may be entitled to arising from or out of this Agreement.

15.4        Audit and Financial Information.

(1)           Each Party (and its representatives) has the right, on five (5) Business Days’ prior written notice, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement, including ISO settlements, Energy, Ancillary services, capacity schedules, and Fuel consumption.  If requested, Seller shall provide to Buyer statements evidencing the quantities of Energy and Ancillary Services delivered at the Delivery Point, metering records of Fuel delivered to the Fuel Delivery Point and Fuel consumed at the Facility and any tests or records of any non-conforming Gas delivered at the Gas Delivery Point.  If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be promptly made and shall bear interest calculated at the Commercial Interest Rate from the date the overpayment or underpayment was made until such adjustment is paid or refunded; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of twelve (12) months from the receipt thereof.

(2)           If requested by a Party (“Party A”), the other Party (“Party B”) shall deliver (i) within 120 Days following the end of each fiscal year, a copy of Party B’s annual report containing audited consolidated financial statements for such fiscal year and

(ii) within 60 Days after the end of each of its first three fiscal quarters of each fiscal year, a copy of Party B’s quarterly report containing unaudited consolidated financial statements for such fiscal quarter. In all cases the statements shall be for the most recent accounting period and prepared in accordance with GAAP; provided, however, that should any such statements not be available on a timely basis due to a delay in preparation or certification, such delay shall not be an Event of Default under Section 14.1(1) so long as Party B diligently pursues the preparation, certification and delivery of the statements. If Party B’s financial statements are publicly available from the website of the Securities and Exchange Commission, Party B shall not be required to deliver copies of such statements to Party A. Notwithstanding this Section 15.4(2), with respect to Seller, all financial statements shall be for Mirant Corporation.

(3)           In order to facilitate verification of invoice data, the Parties shall use commercially reasonable efforts to allow Buyer to have access to Seller’s portion of the ISO RMR website regarding information on the Delta RMR Units.

16.          INDEMNIFICATION

The Parties hereby incorporate the indemnity provision from the RMR Agreements as follows. Subject to the limitations in Section 17, each Party shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, contractors and sub-contractors, from and against all third party claims, judgments, losses, liabilities, costs, expenses (including reasonable attorneys’ fees) and damages for personal injury, death or property damage, caused by the negligence or willful misconduct related to this Agreement or breach of this Agreement of the indemnifying Party, its officers, directors, agents, employees, contractors or sub-contractors, provided that this indemnification shall be only to the extent such personal injury, death or property damage is not attributable to the negligence or willful misconduct related to this Agreement or breach of this Agreement of the Party seeking indemnification, its officers, directors, agents, employees, contractors or sub-contractors. This indemnification shall not include or cover any claim covered by any workers’ compensation law. This indemnification shall be for an amount not exceeding the deductible of the indemnifying Party’s commercial general liability insurance. The indemnified Party shall give the other Party prompt notice of any such claim. The indemnifying Party shall have the right to choose competent counsel, control the conduct of any litigation or other proceeding, and settle any claim. The indemnified Party shall provide all documents and assistance reasonably requested by the indemnifying Party.

17.          LIMITATION OF LIABILITY

THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS HEREIN PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE

THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.  NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST OPPORTUNITY COSTS OR LOST PROFITS, BY STATUTE, IN TORT OR CONTRACT, AT LAW OR IN EQUITY, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES IS WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE IS SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

18.          ASSIGNMENT; BINDING EFFECT

18.1        Assignment.

Neither Party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, and any such assignee shall agree in writing to be bound by the terms and conditions hereof and shall meet the non-assigning Party’s creditworthiness criteria which shall include, but shall not be limited to, providing adequate assurance to the non-assigning Patty in an amount and form determined by the non-assigning Party in a commercially reasonable manner.  The Parties acknowledge that the form and amount of any adequate assurance which the non-assigning Party may require from an assignee, as described in the preceding sentence, may not be the same as the form and amount of Security which Seller or Buyer, as applicable, is required to provide pursuant to Article 21. Notwithstanding the foregoing, either Party may, without the need for consent from the other Party, (a) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements; (b) transfer or assign this Agreement to an Affiliate of such Party; or (c) transfer or assign this Agreement to any Person succeeding to all or substantially all of the assets of such Party; provided, that in the case of clauses (b) and (c) any such assignee shall agree in writing to be bound by the terms and conditions hereof and shall (i) meet the non-assigning Party’s creditworthiness criteria which shall include, but shall not be limited to, providing adequate assurance to the non-assigning Party in an amount and form determined by the non-assigning Party in a commercially reasonable manner and (ii) demonstrate to the non-assigning Party that it has internal or external resources with reasonable proficiency in generation operations and that it is able to operate the Facility consistent with Good Industry Practice and in accordance with all the obligations under this Agreement.  Upon any assignment consented to by the other Party or permitted under clauses (b) or (c) of the preceding sentence, the assigning Party shall be relieved of liability for all obligations arising hereunder after the date such assignment becomes effective. The Parties agree that it shall be a condition precedent to any proposed assignment of this Agreement that the assignor and assignee shall fulfill the obligations of this Section 18.1 before the assignment of this Agreement shall be allowed to occur.

18.2        Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

19.          CONFIDENTIALITY

Each Party shall keep confidential, and shall not disseminate to any third party (other than such Party’s Affiliates) or use for any other purpose (except with written authorization), any information received from the other that is confidential or proprietary unless legally compelled (by deposition, inquiry, request for production of documents, subpoena, civil investigative demand or similar process, or by order of a court or tribunal of competent jurisdiction, or in order to comply with applicable rules or requirements of any stock exchange, government department or agency or other Governmental Authority, or by requirements of any securities law or regulation or other Governmental Rule) or as necessary to enforce the terms of this Agreement. Either Party may disclose the terms of this Agreement to (i) its Affiliates, and to its and their officers, directors, employees, attorneys and accountants, (ii) credit reporting agencies, upon request and who are bound to hold, treat and protect such information on a confidential basis and (iii) its lenders, prospective lenders, financing participants and their respective consultants and agents who (in the case of Persons identified in clause (iii)) are bound to hold, treat and protect such information on a confidential basis. If any Party is compelled to disclose any confidential information of the other Party, such Party shall request that such disclosure be protected and maintained in confidence to the extent reasonable under the circumstances and use reasonable efforts to protect or limit disclosure with respect to commercially sensitive terms. In addition, such Party shall provide the other Party with prompt notice of the requirement to disclose confidential information in order to enable the other Party to seek an appropriate protective order or other remedy, and such Party shall consult with the other Party with respect to the other Party taking steps to resist or narrow the scope of any required disclosure.

20.          NOTICES

All notices, requests, statements or payments shall be made to the addresses and persons specified in Exhibit D hereto. All notices or requests shall be made in writing except where this Agreement expressly provides that notice may be made orally. Notices required to be in writing shall be delivered by letter, facsimile or other documentary form. Notice by facsimile shall be deemed to have been received on the Day on which it was transmitted (where confirmation of successful transmission is received) (unless transmitted after 5:00 p.m. at the place of receipt or on a Day that is not a Business Day in which case it shall be deemed received on the next Business Day); provided that dispatch notifications and notifications of changes in availability of the Facility sent by facsimile shall be treated as received when confirmation of successful transmission is received. Notice by hand delivery, overnight mail, or courier shall be deemed to have been received when delivered. Notice by telephone shall be deemed to have been received at the time the call is received. A Party may change its address by providing notice of same in accordance herewith.

21.          SECURITY

21.1         Encumbrance; Grant of Security Interest. As security for the prompt and complete payment of all amounts now due or that may hereafter become due from a Party to the other Party and performance by a Party of all of its obligations, each Party hereby pledges, assigns, conveys and transfers to the other Party, and hereby grants to the other Party a present and continuing security interest in and to, and a general first lien upon and right of set off against, all of such Party’s right, title and interest in, to and under any Security (except Letters of Credit) which has been or may in the future be transferred to, or received by, the other Party, and all dividends, interest, and other proceeds from time to time received, receivable, or otherwise distributed in respect of, or in exchange for, any or all of the foregoing.

21.2         Collateral Requirement. The amount of Security to be posted by a Party (the “Posting Party”) to the other Party (the “Secured Party”) shall be equal to the amount that the Net Exposure “owed” by the Posting Party to the Secured Party for any month exceeds the Credit Threshold for the Posting Party, subject to the provisions of this Article 21 (the “Collateral Requirement”).  If the Net Exposure is a negative number, Seller shall post Security, as calculated herein, to Buyer. If the Net Exposure is a positive number, Buyer shall post Security, as calculated herein, to Seller.  Notwithstanding the foregoing, for Seller, the Security required hereunder shall at no time be greater than $7.5 million.

21.3         Calculation of Net Exposure. “Net Exposure” equals the RMR Exposure plus the Market Exposure plus the Gas Exposure. The calculation of Net Exposure shall be made in accordance with the following terms. It is the intent of the Parties that the Calculation Date coincide, to the extent possible, with the submission by Seller to the ISO of an Estimated RMR Invoice for the previous trade month. If for any reason Seller does not submit such an invoice to the ISO, with a copy concurrently to Buyer, or estimate to Buyer on or before the fifteenth (15th) calendar day of a month, Buyer may, at its election, estimate the amounts described below as needed for the calculation of Net Exposure and demand any resulting Collateral Requirement. Attached Exhibit G contains a method for calculating an estimated Net Exposure for the first four (4) Calculation Dates, the period during which sufficient settlement data may not be available to do a more accurate calculation; provided, however, that if actual amounts become available for any of the estimated amounts in Exhibit G, the applicable Party shall use such actual amounts in calculating the Net Exposure in accordance with the methodology described in Exhibit G.

(1) “RMR Exposure” shall be the sum of: (a) for the previous month, Buyer’s “Condition 2” obligation to Seller less the “Condition 1” revenues in the Estimated RMR Invoice; (b) for the current month and the subsequent month, Buyer’s expected “Condition 2” obligation to Seller for Monthly Availability Payment plus the Monthly Surcharge Payment less the expected “Condition 1” credits for the same period from Seller to Buyer; and (c) for the current month and the subsequent month, an estimate of Seller’s credits to Buyer resulting from the sale of “contract path” Energy pursuant to the RMR Agreements.  An estimate of “contract path” Energy may be calculated as MW available at the Delta RMR Units, multiplied by the hours in the current month, multiplied by a capacity factor (equal to the prior month’s percentage of actual “contract path” Energy), multiplied by a fixed heat rate of 11MMBtu/MWh, multiplied by the last published Natural Gas Intelligence Bidweek Spot Gas Prices, California, PG&E Citygate Average, multiplied by two (2) (for two (2) months). For example, only, 966 MW * 720 hours/mo * 5% (or prior month’s actual percentage) * 11 MMBtu/MWh * S6.50/MMBtu * 2 = approximately $5.0 million;

(2) “Market Exposure” shall be based on the last settled Market Payment between Seller and Buyer. The amount of that last settled Market Payment shall be multiplied by three (3) (for three (3) months). For clarity, for purposes of the Market Exposure calculation, a payment from Seller to Buyer is a negative number, and a payment from Buyer to Seller is a positive number; and

(3) “Gas Exposure” shall be an estimate of potential Gas imbalances, calculated as (-1) * 5% * MDQ (as set forth in each of Seller’s NGSAs, which are subject to change from time to time) * 61 days * the last published Natural Gas Intelligence Bidweek Spot Gas Prices, California, PG&E Citygate Average.  For clarity, for purposes of the Gas Exposure calculation, a potential exposure by Buyer to Seller, implying potential payment from Seller to Buyer, is a negative number.

21.4         Transfer of Security.

(1) If the Secured Party demands Security, pursuant to the Collateral Requirement, from the Posting Party on or before the Notification Time on a Business Day, such Security shall be transferred by 5:00 p.m., New York City time, on the second Business Day after the Business Day such demand is made. Security demanded of a

Posting Party after the Notification Time on a Business Day shall be transferred by 5:00 p.m., New York City time, on the third Business Day after the Business Day such demand is made. If the Posting Party demands the return of Security, pursuant to the Collateral Requirement, from the Secured Party on or before the Notification Time on a Business Day, such Security shall be transferred by 5:00 p.m., New York City time, on the second Business Day after the Business Day such demand is made. Return of Security demanded by a Posting Party after the Notification Time on a Business Day shall be transferred by 5:00 p.m., New York City time, on the third Business Day after the Business Day such demand is made.

(2)           A Posting Party may substitute new Security for other existing Security of equal value on the Business Day following the Secured Party’s receipt of written notice thereof. Upon the transfer to the Secured Party of the substitute Security, the Secured Party shall transfer the relevant replaced Security to the Posting Party no later than the second Business Day after such transfer has been effected.

21.5         Credit Thresholds.

(1)           The applicable Credit Threshold for each Party is as follows:

To qualify for a Credit Threshold Amount at BBB-/Baa3 Credit Rating, Seller’s or its Guarantor’s Credit Rating outlook from each of S&P and Moody’s, respectively, shall be “Stable” or better. Credit Threshold for Seller (or its Guarantor):

Amount	S&P Credit Rating	Moody’s Credit Rating
$15 million	AA- and above	Aa3 and above
$10 million	BBB+ to A+	Baal to Al
$5 million	BBB- to BBB	Baa3 to Baa2
$ Zero	Below BBB-	Below Baa3

To qualify for a Credit Threshold Amount at BBB-/Baa3 Credit Rating, Buyer’s Credit Rating outlook from each of S&P and Moody’s, respectively, shall be “Stable” or better. Credit Threshold for Buyer:

Amount	S&P Credit Rating	Moody’s Credit Rating
$22 million	AA- and above	Aa3 and above
$17 million	BBB+ to A+	Baal to A1
$12 million	BBB- to BBB	Baa3 to Baa2
$ Zero	Below BBB-	Below Baa3

(2)           If Seller’s Guarantor issues a Guarantee, the Credit Threshold for Seller or its Guarantor shall be the lesser of (a) the amount denoted in the applicable Credit Threshold matrix and (b) the amount of the Guarantee.

21.6         Interest on Cash Collateral.  Any cash posted as Security hereunder shall accrue interest for the benefit of the Posting Party in accordance with the Commercial Interest Rate.

21.7         Letter of Credit.

If (i) the Posting Party has provided a Letter of Credit under Article 21, (ii) the Posting Party fails to cause any Letter of Credit to be renewed or replaced at least twenty (20) Days before its expiration, and (iii) the Posting Party has not provided substitute Security if permitted under Article 21, then the Secured Party shall have the right to draw all or any part of the available balance of such Letter of Credit, in an amount not exceeding the Collateral Requirement. The Posting Party’s failure to renew the Letter of Credit shall not, in and of itself, result in an Event of Default under Section 14.1(1)(f). The cash proceeds received by the Secured Party from drawing on a Letter of Credit under this provision shall be held as cash Security and shall be subject to Section 21.6. If the bank issuing the Letter of Credit fails to honor the Secured Party’s properly documented request to draw on the outstanding Letter of Credit and the Posting Party fails to provide a replacement Letter of Credit from a financial institution reasonably acceptable to the Secured Party or cash as a replacement for that dishonored Letter of Credit, an Event of Default with respect to the Posting Party shall be deemed to have occurred under Section 14.1(1)(f).

21.8         Exercise of Rights Against Security.

If (i) an Event of Default with respect to the Posting Party has occurred and is continuing, or (ii) an Early Termination Date has occurred or has been designated as the result of an Event of Default with respect to the Posting Party, then, unless the Posting Party has paid in full all of its obligations that are due to the Secured Party under this Agreement, the Secured Party may exercise one or more of the following rights and remedies:

(1)           Letter of Credit. If the Security posted by the Posting Party is one or more Letters of Credit, the Secured Party may draw on the entire, undrawn portion of all outstanding Letters of Credit; provided that, such drawing shall not exceed the Settlement Amount as calculated by the Secured Party. Notwithstanding the Secured Party’s receipt of cash proceeds from a drawing under a Letter of Credit, the Posting Party shall remain liable (i) for any failure to provide any additional Security as required by Article 21 and (ii) for any amounts owing to the Secured Party and remaining unpaid after the application of the amounts so drawn by the Secured Party.

(2)           Cash. If the Security posted by the Posting Party is cash, the Secured Party shall have the right to apply such cash against and in satisfaction of any amount due and payable by the Posting Party in respect of its obligations under this Agreement.

22.          FORCE MAJEURE

The Parties hereby incorporate the Force Majeure provision from the RMR Agreements as follows. If either Party is unable to perform its obligations under this Agreement due to a Force Majeure Event, the Party unable to perform shall notify the other Party of the Force Majeure Event promptly after the occurrence thereof. The Party’s notice may be given orally but shall promptly be confirmed in writing or electronically.  If a Force Majeure Event prevents a Party from performing, in whole or in part, its obligations under this Agreement, such Party’s obligations, other than obligations to pay money (unless the means of transferring funds is affected), shall be suspended and such Party shall have no liability with respect to such obligations; provided, that the suspension of the Party’s obligations is of no greater scope and of no longer duration than is required by the Force Majeure Event. If a Force Majeure Event reduces the Availability of an RMR Unit, the Availability shall be determined as if the RMR Unit were available up to the Unit Availability Limit in effect prior to the Force Majeure Event through the earlier of the 12th Day following the Force Majeure Event or until the RMR Unit’s Availability is restored, whichever occurs first. The Party that is unable to perform by reason of a Force Majeure Event shall use commercially reasonable efforts to remedy its inability to perform and mitigate the consequences of the Force Majeure Event as soon as reasonably practicable; provided, that no Party shall be required to obtain replacement power or to settle any strike or other labor dispute on terms which, in the Party’s sole discretion, are contrary to its interest and, except to the extent that the RMR Unit’s primary Fuel is distillate fuel oil or Schedule H of the RMR Agreements expressly requires Seller to maintain fuel oil capability for the RMR Unit, Seller shall not be required to obtain or use fuel oil to operate an RMR Unit.  The Party unable to perform shall advise the other Party of its efforts to remedy its inability to perform and to mitigate the consequences of the Force Majeure Event, and shall advise the other Party of when it believes it will be able to resume performance of its obligations under this Agreement.

23.          DISPUTE RESOLUTION

Section 11.1 of the RMR Agreements is incorporated herein by reference and shall apply to any disputes that may arise between the Parties under this Agreement provided that only Buyer and Seller shall be parties to the dispute resolution process.

24.          INSURANCE

During the Contract Term, Seller shall carry and maintain, or cause to be carried and maintained, no less than the insurance coverages required in the RMR Agreements.

25.          MATERIAL CHANGE(S)

25.1        RMR; RMR Agreements.

If the present RMR regulatory regime in existence as of the Effective Date of this Agreement is modified or superseded by some other regime, system or market design (e.g., Market Redesign and Technology Upgrade) and such modification or superseding regime does not result in the termination or expiration of any RMR Agreement but nonetheless results in either (1) a reduction in what would have been the amount of payments to Seller under “Condition 2,” or (2) imposition of additional costs or charges on Seller, and such Regime Change results in a cumulative negative financial impact to Seller of $50,000 or more on earnings before interest, taxes, and depreciation, Buyer shall increase its payments hereunder to ensure that Seller receives the same payments-to-costs benefit as the Parties have agreed to as part of this Agreement. In such event, Seller shall invoice Buyer in accordance with the billing provisions set forth in this Agreement each time the cumulative negative financial impact on Seller’s earnings as defined herein reaches at least $50,000. Buyer’s obligation to pay any such invoices shall continue for the remaining term of this Agreement.

25.2        Air Permit.

If the air permit for the Facility, as originally issued, is amended such that the maximum number of Run Hours or the minimum load, as determined by environmental restrictions contained in the air permit, materially reduces the availability of the Facility, Seller shall provide Buyer with prompt written notice of such amendment, and Buyer shall have the right to terminate this Agreement by providing written notice to Seller within ninety (90) Days of Buyer’s receipt of notice of any such amendment, with any such termination to be effective ninety (90) Days after delivery of such termination notice. Seller and Buyer shall not be liable for any damages resulting from an early termination of this Agreement pursuant to this Section 25.2. If the Facility’s air permit is amended by any Governmental Authority, Seller shall promptly notify Buyer of any modifications to the Operational Limitations as may be necessary to comply with the amended air permit. Notwithstanding the above, Seller shall have the duty to use its commercially reasonable efforts to oppose any amendment that may adversely affect the dispatch rights provided for herein.

26.          MISCELLANEOUS

26.1        Duty to Mitigate.

Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party’s performance or non-performance of this Agreement.

26.2        Entire Agreement and Amendments.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no prior or contemporaneous agreements or representations affecting the subject matter of this Agreement other than those herein expressed. No amendment, modification or change to this Agreement shall be enforceable unless reduced to writing and executed by both Parties.

26.3        Governing Law.

This Agreement and the rights and duties of the Parties hereunder shall be governed by and construed, enforced and performed in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws that would require the application of the law of any other state.

26.4        Waivers.

The failure of either Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of a Party thereafter to enforce each and every such provision. A waiver under this Agreement must be in writing and state that it is a waiver. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

26.5        Fines.

Except as otherwise provided in this Agreement, each Party shall be responsible for and shall pay the fines that are levied upon it by a Governmental Authority or regulatory body as a result of such Party’s own actions or inactions except to the extent one Party is obligated to indemnify the other Party under this Agreement.

26.6        Severability.

Except as otherwise stated herein, any provision or section declared or rendered unlawful by a Governmental Authority, or deemed unlawful because of a statutory change, will not otherwise affect the lawful obligations that arise under this Agreement.

26.7        Headings; Exhibits.

The headings used for the sections and articles herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this Agreement. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.

26.8        No Third Party Beneficiaries.

Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

26.9        Counterparts.

This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument. Execution pages may be delivered by facsimile, and each such facsimile copy of an execution page shall have the same legal force and effect as would an original.

26.10      No Partnership.

Nothing contained in this Agreement shall be construed to create a partnership, joint venture, agency or other relationship that may invoke fiduciary obligations between the Parties hereto.

26.11      Press Releases.

The Parties shall not issue a press release or make any public statement with respect to this Agreement or the substance hereof without the prior written agreement of the other Party with respect to the form, substance and timing thereof, except that either Party may make any such press release or public statement when the releasing Party is advised by its legal counsel that such a press release or public statement is required by law, regulation, stock exchange rules or in connection with the financing of the Facility, but in such event the Parties shall use their reasonably good faith efforts to agree as to the form, substance and timing of such release or statement.

26.12      Rights under the Federal Power Act.

(1)           This Agreement shall not be subject to change through any unilateral application by either Party to any Governmental Authority including, but not limited to, the FERC pursuant to the provisions of Sections 205 or 206 of the Federal Power Act, without the prior mutual written agreement of both Parties.   Each of the Parties hereby irrevocably waives any right it may or can have to unilaterally seek any change, or to support any application, complaint, or action by any other party or Governmental Authority seeking such change.

(2)           Absent agreement by the Parties to the proposed change, the standard of review for changes to any Section of this Agreement proposed by a Party, a non-party or the FERC acting sua sponte shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal

Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra” doctrine).

[Signature page follows this page]

IN WITNESS WHEREOF, each of Seller and Buyer has caused this Agreement to be executed on its behalf by its duly authorized representative to be effective as of the date first above written.

Mirant Delta, LLC

By:	/s/ Curtis A. Morgan

Name:	Curtis A. Morgan

Title:	Chief Executive Officer

Date:	12/28/04

Mirant Potrero, LLC

By:	/s/ Curtis A. Morgan

Name:	Curtis A. Morgan

Title:	Chief Executive Officer

Date:	12/28/04

Pacific Gas and Electric Corporation

By:

Name:

Title:

Date:

IN WITNESS WHEREOF, each of Seller and Buyer has caused this Agreement to be executed on its behalf by its duly authorized representative to be effective as of the date first above written.

Mirant Delta, LLC

By:

Name:

Title:

Date:

Mirant Potrero, LLC

By:

Name:

Title:

Date:

Pacific Gas and Electric Corporation

By:	/s/ Gordon R. Smith

Name:	Gordon R. Smith

Title:	President and CEO

Date:	December 28, 2004

Exhibit A

2005 RMR FERC Settlement

McDermott Will & Emery

Boston Brussels Chicago Düsseldorf London Los Angeles Miami Milan	Michael A. Yuffee
Munich New York Orange County Rome San Diego Silicon Valley Washington, D. C.	Attorney at Law
myuffee@mwe.com
202.756.8066

December    , 2004

BY HAND DELIVERY	PRIVILEGED AND CONFIDENTIAL
ATTORNEY WORK PRODUCT
Hon. Magalie R. Salas	ATTORNEY-CLIENT
COMMUNICATION
Secretary
Federal Energy Regulatory Commission	DRAFT
888 First Street, N.E.
Washington, D. C. 20426

Re:          Mirant Delta, LLC and Mirant Potrero, LLC, Docket No. ER05-     -000

Dear Secretary Salas:

Pursuant to Rule 602 of the Federal Energy Regulatory Commission’s Rules of Practice and Procedure, 18 C.F.R. § 385.602 (2004), Mirant Delta, LLC (“Mirant Delta”) and Mirant Potrero, LLC (“Mirant Potrero”) (collectively, “Mirant”),(A) hereby submit an original and 14 copies of an Offer of Partial Settlement (“Settlement”) among the following parties (collectively, the “Supporting Parties”): Mirant, the California Independent System Operator Corporation (“ISO”), and Pacific Gas and Electric Company (“PG&E”).  This Settlement represents an integrated and complete resolution of all issues in this proceeding relating to: (i) Owner’s Repair Cost Obligations; (ii) Annual Fixed Revenue Requirements (“AFRRs”); and (iii) Variable O&M Rates (“VOM Rates”). In addition, this Settlement conditionally extends the settlement of these issues through 2008.

(A)          Beginning on July 14, 2003, Mirant Corporation and certain of its affiliated entities (collectively, “Mirant”) commenced proceedings under Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101, et seq., in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”). In filing this Explanatory Statement and related Settlement, Mirant does not intend to waive any protections which might be afforded to it under the Bankruptcy Code, including but not limited to those protections provided by Section 362 thereof.

The Supporting Parties are authorized to represent that although the California Public Utilities Commission (“CPUC”) and the California Electricity Oversight Board (“EOB”) are not signatories to the Settlement, the CPUC and EOB do not oppose the Settlement.

The Settlement consists of:

(i) this transmittal letter;

(ii) an Explanatory Statement concerning the Settlement;

(iii) the Offer of Partial Settlement by and between the Supporting Parties;

(iv) a proposed order approving the Settlement; and

(v) a draft notice of filing.

Mirant respectfully requests that the Secretary transfer the Settlement to the Commission pursuant to Rule 602(b)(2)(ii). Mirant submits that this Settlement is in the public interest and should be accepted by the Commission as it is the result of in-depth negotiations among the Supporting Parties and resolves all issues in this proceeding relating to: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates. Accordingly, Mirant requests that the Commission approve the Settlement.

Respectfully submitted,

Michael A. Yuffee
Bruce A. Bedwell
McDERMOTT WILL & EMERY LLP

Debra Raggio Bolton Mirant Corporation

Attorneys for
Mirant Delta, LLC and Mirant Potrero, LLC

Attachments

CERTIFICATE OF SERVICE

I hereby certify that I have this day served copies of the foregoing document upon each person designated on the official service list as compiled by the Secretary in this proceeding in accordance with the requirements of Rule 2010 of the Rules of Practice and Procedure, 18 C.F.R. 385.2010 (2004).

In addition, copies of this filing have been served on the following persons:

Deborah A. Le Vine

Director of Contracts and Compliance

California ISO Corporation

151 Blue Ravine Road

Folsom, CA 95630

Robert Kott

Manager of Reliability Contracts

California ISO Corporation

151 Blue Ravine Road

Folsom, CA 95630

Laura Douglass

Team Lead, Reliability Strategy

Pacific Gas and Electric Company

Mail Code N12E

P.O. Box 770000

San Francisco, CA 94177-0001

Charles F. Robinson

Vice President and General Counsel

California ISO Corporation

151 Blue Ravine Road

Folsom, CA 95630

Stuart K. Gardiner

Law Department, B30A

Pacific Gas and Electric Co.

P.O. Box 7442

San Francisco, CA 94120

DATED at Washington, D.C., this    th day of December, 2004.

Bruce A. Bedwell

EXPLANATORY STATEMENT

EXPLANATORY STATEMENT(B)

I.              PROCEDURAL HISTORY

1.                                                                       Mirant Delta is the owner of the Contra Costa Power Plant located in Antioch, California, and the Pittsburg Power Plant located in Pittsburg, California. Mirant Potrero is the owner of the Potrero Power Plant located in San Francisco, California.

2.                                                                       Mirant Delta and Mirant Potrero operate generating units at their respective power plants subject to Must-Run Service Agreements (“RMR Agreements”) with the ISO, the Schedules to which contain certain generation unit-specific terms and conditions. The units subject to such obligations under these RMR Agreements are referred to herein as RMR Units.(C)

3.                                                                       By their express terms, the RMR Agreements provide for annual revisions to, among other things, the AFRRs and VOM Rates for each RMR Unit. Pursuant to Schedule B, Section 7 of the RMR Agreements, the AFRRs are determined by the Formula Rate set forth in Schedule F to the RMR Agreements, unless Mirant files a superseding rate schedule under Section 205 of the Federal Power Act.  The VOM Rates also are determined by a formula set forth in Schedule F. Schedule F requires that Mirant provide annually to the ISO an “Information Package detailing and supporting all calculations” used to determine the AFRRs and VOM Rates under the respective formulas for the upcoming calendar year (“Schedule F Filing Requirements”). Mirant is required to provide a copy of this Information Package to the Commission “in an informational filing.”

4.                                                                       On October 9, 2001, Mirant submitted, in Docket No. ER02-64-000, an information package in the form of an informational filing (“2002 Information Package”) in accordance with Schedule F of its RMR Agreements. The 2002 Information Package contained data and workpapers detailing Mirant’s calculation of its proposed AFRRs and VOM Rates for calendar year 2002. PG&E, the ISO, the EOB, and the CPUC (collectively, the “Joint Parties”)(D) filed protests to the 2002 Information Package, raising a variety of issues.

5.                                                                       On December 19, 2001, the Commission issued an order conditionally accepting for filing the revised tariff sheets submitted in Docket No. ER02-198-000, subject to

(B)           This Explanatory Statement is not intended to alter any of the specific provisions of the Settlement, including its exhibits and attachments, and is provided solely to comply with the Commission’s rules.

(C)           Specifically, the following units owned by Mirant will be subject to RMR Agreements during calendar year 2005: Contra Costa Units 4, 5 and 7; Pittsburg Units 5 and 6; and Potrero Units 3, 4, 5 and 6.

(D)          The only other party to respond to this filing was the City and County of San Francisco, whose Motion to Intervene raised no substantive issues.

refund and the outcome of the ongoing proceedings in Docket No. ER02-64-000.  Mirant Delta, LLC, 97 FERC ¶ 61,284 (2001).

6.                                                                       On November 20, 2002, the Supporting Parties entered into a stipulation and agreement (the “2002-2004 Settlement”), which fully resolved all issues in Docket Nos. ER02-64-000 and ER02-198-000. No party objected to the 2002-2004 Settlement and the Commission approved the settlement on February 5, 2003.(E) The 2002-2004 Settlement set forth Mirant’s AFRRs and VOM Rates for the period January 1, 2002 through December 31, 2004, thereby eliminating the need for Mirant to make Schedule F filings for those calendar years. The 2002-2004 Settlement also set forth Mirant’s Owner’s Repair Cost Obligations for the same period.

7.                                                                       On December 16, 2004, Mirant filed with the Commission various proposed rate and rate schedule changes (referred to as the “Limited 205 Filing”). The Limited 205 Filing, among other things, contains the proposed: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates for each RMR Unit, to be effective January 1, 2005.

II.            DESCRIPTION OF SETTLEMENT

1.                                                                       In anticipation of the Schedule F Filing Requirements and the Limited 205 Filing, the Supporting Parties initiated informal settlement discussions to resolve any potential issues relating to the AFRRs and VOM Rates for calendar year 2005. As a result of these informal settlement discussions, the Supporting Parties submit the attached Settlement, pursuant to which the Supporting Parties consent to the: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates as set forth in Mirant’s Limited 205 Filing for 2005.

2.                                                                       Pursuant to the Settlement, the rates in Mirant’s Limited 205 Filing for the following items will be effective for the period January 1, 2005 through December 31, 2005: (a) Owner’s Repair Cost Obligations as contained in Schedule A, Section 13 of the RMR Agreements; (b) AFRRs, as contained in Table B-6 of the RMR Agreements; and (c) VOM Rates, as contained in Table C1-18 of the RMR Agreements.

3.                                                                                                                                       Specifically, the Supporting Parties consent to the following, as reflected in Mirant’s Limited 205 Filing for 2005:

a.                             New AFRRs for Contra Costa Unit 7, Pittsburg Units 5-6, and Potrero Units 3-6;

(E)           Mirant Delta, LLC and Mirant Potrero, LLC, 102 FERC ¶ 61,130 (2003).

b.                             For Contra Costa Units 4-5, the continuation of the AFRRs contained in the 2002-2004 Settlement;

c.                             For all RMR Units, the continuation of the VOM Rates contained in the 2002-2004 Settlement;

d.                             For all RMR Units, new Owner’s Repair Cost Obligations; and

e.                             Revised Rate Schedule Sheets to be effective January 1, 2005 through December 31, 2005.

4.                                                    Upon agreement by the Supporting Parties, this Settlement may be extended, without modification, for the period January 1, 2006 through December 31, 2008, by providing joint notice of such extension to the Commission.

5.                                                                       The Settlement, in conjunction with Mirant’s Limited 205 Filing, completely satisfies Mirant’s Schedule F Filing Requirements for 2005 and, if the Settlement is extended, for 2006 through 2008.

6.                                                                       Through this Settlement, the Supporting Parties consent only to those changes in Mirant’s Limited 205 Filing for 2005 discussed herein, and take no position on the other changes set forth in Mirant’s Limited 205 Filing.

III.           EFFECTIVE DATE

The Settlement shall be effective on the later of: (1) the date the Settlement is approved by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, which approval will be sought promptly by Mirant after the Commission issues an order approving the Settlement without modification or condition or, if modified or conditioned by the Commission, after acceptance of the modification or conditions contained in such order by all of the Supporting Parties; or (2) if modified or conditioned by the Bankruptcy Court, upon the date of acceptance of the modifications or conditions contained in such order by all of the Supporting Parties (“Effective Date”).

IV.           REFUNDS

Refunds will be paid pursuant to the terms and conditions of the Settlement.

V.            COMMENTS

The Supporting Parties seek expedited treatment and request waiver of Rules 602(d)(2) and 602(f) so that initial comments on the Settlement are due on January   , 2005, and reply comments are due on January    , 2005.

VI.           POLICY ISSUES AND OTHER ISSUES ARISING UNDER THE SETTLEMENT

In accordance with the Chief Judge’s October 15, 2003 Notice to the Public concerning Information to be Provided with Settlement Agreements, the Parties provide the following information:

1.             Underlying Issues and Major Implications

The Parties wish to resolve all outstanding issues with respect to the: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates set forth in Mirant’s Limited 205 Filing for 2005. Through this Settlement, the Parties agree that the data contained in Mirant’s Limited 205 Filing for 2005 concerning: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates are to be accepted as filed, to be effective from January 1, 2005, through December 31, 2005 and thereafter until changed by Commission order.

2.             Policy Implications

The unopposed changes to Mirant’s RMR Agreements do not raise any policy implications.

3.             Pending Cases That May Be Affected

The Settlement will not affect any cases currently pending before the Commission.

4.             Issues of First Impression and Reversals on Commission Position

The Settlement does not raise any issues of first impression and does not propose to reverse any previous Commission decisions involving similar issues.

5.             Standard of Review

The Parties intend that the standard of review for changes to any section of the Settlement proposed by a Party, a non-party or the Commission acting sua sponte, shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra” doctrine).

OFFER OF SETTLEMENT

OFFER OF SETTLEMENT

This Offer of Partial Settlement (the “Settlement”) is dated as of December    , 2004, by and among Mirant Delta, LLC (“Mirant Delta”) and Mirant Potrero, LLC (“Mirant Potrero”) (collectively, “Mirant”),(F) the California Independent System Operator Corporation (“ISO”), and Pacific Gas and Electric Company (“PG&E”). These parties are referred to herein individually as a “Party” and collectively as the “Parties” or “Supporting Parties.” The Parties are authorized to represent that although the California Public Utilities Commission (“CPUC”) and the California Electricity Oversight Board (“EOB”) are not signatories to the Settlement, the CPUC and BOB do not oppose the Settlement.

RECITALS

A.            Mirant Delta is the owner of the Contra Costa Power Plant located in Antioch, California, and the Pittsburg Power Plant located in Pittsburg, California. Mirant Potrero is the owner of the Potrero Power Plant located in San Francisco, California.

B.            Mirant Delta and Mirant Potrero operate generating units at their respective power plants subject to Must-Run Service Agreements (“RMR Agreements”) with the ISO, the Schedules to which contain certain generation unit-specific terms and conditions. The units subject to such obligations under these RMR Agreements are referred to herein as RMR Units.(G)

C.            By their express terms, the RMR Agreements provide for annual revisions to, among other things, the Annual Fixed Revenue Requirements (“AFRRs”) and Variable O&M Rates (“VOM Rates”) for each unit subject to the agreements. Pursuant to Schedule B, Section 7 of the RMR Agreements, the AFRRs are determined by the Formula Rate set forth in Schedule F to the RMR Agreements, unless Mirant files a superseding rate schedule filed under Section 205 of the Federal Power Act.  The VOM Rates also are determined by a formula set forth in Schedule F. Schedule F requires that Mirant provide annually to the ISO an “Information Package detailing and supporting all calculations” used to determine the AFRRs and VOM Rates under the respective formulas for the upcoming calendar year (“Schedule F Filing Requirements”). Mirant is required to provide a copy of this Information Package to the Commission “in an informational filing.”

(F)           Beginning on July 14, 2003, Mirant Corporation and certain of its affiliated entities (collectively, “Mirant”) commenced proceedings under Chapter 11 of the Bankruptcy Code, 11 U.S.C, §§ 101, et seq., in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”). In filing this Settlement, Mirant does not intend to waive any protections which might be afforded to it under the Bankruptcy Code, including but not limited to those protections provided by Section 362 thereof.

(G)           Specifically, the following units owned by Mirant will be subject to RMR Agreements during calendar year 2005: Contra Costa Units 4, 5 and 7; Pittsburg Units 5 and 6; and Potrero Units 3, 4, 5 and 6.

D.            On October 9, 2001, Mirant submitted, in Docket No. ER02-64-000, an information package in the form of an informational filing (“2002 Information Package”) in accordance with Schedule F of its RMR Agreements. The 2002 Information Package contained data and workpapers detailing Mirant’s calculation of its proposed AFRRs and VOM Rates for calendar year 2002. PG&E, the ISO, the EOB, and the CPUC filed protests to the 2002 Information Package, raising a variety of issues.(H)

E.             On December 19, 2001, the Commission issued an order conditionally accepting for filing the revised tariff sheets submitted in Docket No. ER02-198-000, subject to refund and the outcome of the ongoing proceedings in Docket No. ER02-64-000. Mirant Delta, LLC, 97 FERC ¶ 61,284 (2001).

F.             On November 20, 2002, the Parties entered into a stipulation and agreement (the “2002-2004 Settlement”), which fully resolved all issues in Docket Nos. ER02-64-000 and ER02-198-000. No party objected to the 2002-2004 Settlement and the Commission approved the settlement on February 5, 2003.(1) The 2002-2004 Settlement set forth Mirant’s AFRRs and VOM Rates for the period January 1, 2002 through December 31, 2004, thereby eliminating the need for Mirant to make Schedule F filings for those calendar years. The 2002-2004 Settlement also set forth the Owner’s Repair Cost Obligations for the same period.

G.            On December 16, 2004, Mirant filed with the Commission various proposed rate and rate schedule changes (referred to as the “Limited 205 Filing”). The Limited 205 Filing, among other things, contains the proposed: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates for each RMR Unit, to be effective January 1, 2005.

H.            The Parties wish to resolve all outstanding issues with respect to the: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates set forth in Mirant’s Limited 205 Filing for 2005.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants and agreements hereinafter set forth, the Parties mutually covenant and agree as follows:

1.         IMPLEMENTATION

1.1       The Parties agree that the data contained in Mirant’s Limited 205 Filing for 2005 concerning: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates are to be accepted as filed, to be effective from January 1, 2005,

(H)        The only other party to respond to this filing was the City and County of San Francisco, whose Motion to Intervene raised no substantive issues.

(I)          Mirant Delta, LLC and Mirant Potrero, LLC, 102 FERC ¶ 61,130 (2003).

through December 31, 2005 and thereafter until changed by Commission order. Specifically, the Parties consent to the following:

(a)          The AFRRs for Mirant’s electric generating facilities shall be as follows:

Facility	AFRR
Contra Costa	$23,149,445
Pittsburg	$30,314,380
Potrero	$19,159,168

(b)          The above facility-specific AFRRs shall be allocated to the various RMR Units as follows:

Facility and Unit	AFRR
Contra Costa 4	$456,209
Contra Costa 5	$456,209
Contra Costa 7	$22,237,027
Pittsburg 5	$15,157,190
Pittsburg 6	$15,157,190
Potrero 3	$17,908,424
Potrero 4	$338,285
Potrero 5	$451,175
Potrero 6	$461,284

(c)           The VOM Rates for the RMR Units at the Contra Costa, Pittsburg, and Potrero Facilities shall be as follows:

Facility and Unit	VOM Rate ($/MWh)
Contra Costa 4	$0
Contra Costa 5	$0
Contra Costa 7	$0.99
Pittsburg 5	$0.76
Pittsburg 6	$0.76
Potrero 3	$3.16
Potrero 4	$0
Potrero 5	$0
Potrero 6	$0

(d)         The Owner’s Repair Cost Obligations for the Contra Costa, Pittsburg, and Potrero Facilities shall be as follows:

Facility	Owner’s Repair Cost Obligation
Contra Costa	$423,152
Pittsburg	$552,707
Potrero	$406,885

1.2       The Supporting Parties hereby incorporate into this Settlement those Revised Rate Schedule Sheets attached to Mirant’s Limited 205 Filing for 2005 (“Revised Rate Schedule Sheets”) showing the agreed-upon changes identified in Section 1.1, supra, to be effective January 1, 2005.

1.3       Upon their effectiveness, the Revised Rate Schedule Sheets shall supersede and revise the corresponding currently effective rate schedule sheets that comprise the RMR Agreements previously filed by Mirant.

1.4       The Supporting Parties consent only to those changes in Mirant’s Limited 205 Filing for 2005 specified herein, and take no position on the other changes set forth in Mirant’s Limited 205 Filing.

1.5       If approved by the Commission, this Settlement fully resolves all issues in this proceeding relating to: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates. The Settlement, in conjunction with Mirant’s Limited 205 Filing, completely satisfies Mirant’s Schedule F Filing Requirements for 2005, and if the Settlement is extended, for 2006 through 2008.

1.6       Upon agreement by the Supporting Parties, this Settlement may be extended, without modification, for the period January 1, 2006 through December 31, 2008, by providing joint notice of such extension to the Commission.

2.         EFFECTIVE DATE

2.1       The Settlement shall be effective on the later of: (1) the date the Settlement is approved by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, which approval will be sought promptly by Mirant after the Commission issues an order approving the Settlement without modification or condition or, if modified or conditioned by the Commission, after acceptance of the modifications or conditions contained in such order by all the Supporting Parties; or (2) if modified or conditioned by the Bankruptcy Court, upon the date of acceptance of the modifications or conditions contained in such order by all of the Parties (“Effective Date”).

2.2       Within ten (10) business days following either Commission approval without modification or condition, or if modified or conditioned by the Commission, within ten (10) business days of acceptance of the modifications or conditions contained in such order by all of the Supporting Parties, Mirant will file and thereafter diligently prosecute in the Bankruptcy Court, a request for approval of the Settlement, thereafter taking all actions necessary to obtain such approval.

3.         ACTION BY PARTIES

3.1       Except for the Bankruptcy Court Approval provided in Section 2, the Parties hereby waive any and all rights to seek rehearing or judicial review of the Commission’s order(s) approving this Settlement, and shall be bound by and entitled to the benefits of the provisions of this Settlement; provided, however, that if the Commission approves this Settlement with modification or condition, a Party may seek rehearing or judicial review of the Commission’s order(s) approving this Settlement solely to challenge the Commission’s imposition of modifications or conditions in order to preserve the terms and conditions of this Settlement as filed.

3.2       The rates and other values in Mirant’s Limited 205 Filing for the following items settled herein will be effective for the period January 1, 2005 through December 31, 2005, unless extended under Section 1.6: (a) Owner’s Repair Cost Obligations as contained in Schedule A, Section 13 of the RMR Agreements; (b) AFRRs, as contained in Table B-6 of the RMR Agreements; and (c) VOM Rates, as contained in Table Cl-18 of the RMR Agreements.

3.3       Nothing in this Settlement is intended to affect any obligation of Mirant under the RMR Agreements other than those expressly provided herein, and specifically, Mirant shall continue to submit proposed annual changes to the RMR Agreements in accordance with Section 4.1l(a), Schedule B, and Schedule D of the RMR Agreements and consistent with this Settlement.

4.         RESERVATIONS

4.1       Agreement to or acquiescence in this Settlement shall not be deemed in any respect to constitute an admission by any Party hereto that any allegation or contention made by any other Party in these proceedings is true or valid. In reaching this Settlement, the Parties specifically agree that this Settlement represents a negotiated agreement for the sole purpose of settling certain issues, as described herein. No Party or affiliate of any of the Parties shall be deemed to have approved, accepted, agreed to, or consented to any fact, concept, theory, rate methodology, principle, or method relating to jurisdiction, prudence, reasonable cost of service, cost classification, cost allocation, rate design, rate schedule provisions, or other matters underlying or purported to underlie any of the resolutions of the issues provided herein. The Commission’s approval of the Settlement shall not constitute approval of, or precedent regarding, any principle or issue in this proceeding.

4.2       The Parties agree that the resolution of any matter in this Settlement shall not be deemed to be a “settled practice” as that term was interpreted and applied in Public Service Commission of the State of New York v. FERC, 642 F.2d 1335 (D.C. Cir. 1980).

4.3       (a) Each Party irrevocably waives its rights, including its rights under §§ 205-206 of the Federal Power Act, unilaterally to seek or support a change in the rate(s), charges, classifications, terms or conditions of this Settlement. By this provision, each Party expressly waives its right to seek or support: (i) an order from the Commission finding that the rate(s), charges, classifications, terms or conditions agreed to by the Parties in the Settlement are unjust and unreasonable; or (ii) any refund with respect thereto. Each Party agrees not to make or support such a filing or request, and that these covenants and waivers shall be binding notwithstanding any regulatory or market changes that may occur hereafter.

(b)        Absent the agreement of all Parties to the proposed change, the standard of review for changes to any section of the Settlement proposed by a Party (to the extent that any waiver in Section (a) above is unenforceable or ineffective as to such Party), a non-party or the Commission acting sua sponte, shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra” doctrine).

4.4       This Settlement does not resolve any issues related to Mirant’s Limited 205 Filing for 2005 not discussed herein nor does this Settlement restrict in any way the positions that the Parties may take with respect to such issues. The Parties specifically reserve their rights and positions therein. Further, except as provided in Sections 4.3 of this Settlement, this Settlement is not intended to limit or affect the rights and remedies of the Parties with respect to any other particular dispute not resolved by this Settlement.

4.5       Notwithstanding any provision of this Settlement, nothing included in this Settlement is intended to limit or affect the rights and remedies of the Parties with respect to any claim that the amounts invoiced under the RMR Agreements are incorrect, including any dispute involving the interpretation or application of the RMR Agreements.

5.         MISCELLANEOUS PROVISIONS

5.1       The titles and headings of the various Articles and Sections in this Settlement are for reference purposes only. They are not to be construed or taken into account in interpreting this Settlement, and do not qualify, modify, or explain the effects of this Settlement.

5.2       The rights conferred and obligations imposed on any Party by this Settlement shall inure to the benefit of and be binding on that Party’s successors in interest or assignees as if such successor or assignee was itself a Party hereto.

5.3       This Settlement may be executed in counterparts by each Party, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

5.4       The discussions among the Parties that have resulted in this Settlement have been conducted on the explicit understanding that they were undertaken subject to Rule 602(e) of the Commission’s Rules of Practice and Procedure, 18 C.F.R. § 385.602(e)(2004), and the rights of the Parties with respect thereto shall not be impaired by this Settlement.

6.         CONCLUSION

The Parties respectfully request that the Commission approve the instant Settlement without modification or condition.

Signed and Dated this        th day of December, 2004.

The California Independent System Operator Corporation	Mirant Delta, LLC and Mirant Potrero, LLC

By:	By:

Name:	Name:

Title:	Title:

Pacific Gas and Electric Company

By:

Name: Stuart K. Gardiner

Title: Attorney

DRAFT ORDER

FEDERAL ENERGY REGULATORY COMMISSION

WASHINGTON, D.C. 20426

[Date]

In Reply refer to:
Docket No. ER05- -000

McDermott Will & Emery LLP
ATTN: Michael A. Yuffee
Attorney for Mirant Delta, LLC
and Mirant Potrero, LLC
600 13th Street, N.W.
Washington, D.C. 20005

Dear Mr. Yuffee:

On December        , 2004, you filed an offer of settlement among Mirant Delta, LLC, Mirant Potrero, LLC (collectively, “Mirant”), the California Independent System Operator Corporation (“ISO”) and Pacific Gas and Electric Company (“PG&E”) in the above-referenced dockets.

The subject settlement is in the public interest and is hereby approved. The Commission’s approval of this settlement does not constitute approval of, or precedent regarding, any principle or issue in this proceeding. The parties agree that the settlement is subject to the public interest standard of review.

By direction of the Commission,

Magalie R. Salas,
Secretary

cc: All Parties

DRAFT NOTICE

UNITED STATES OF AMERICA

BEFORE THE

FEDERAL ENERGY REGULATORY COMMISSION

Mirant Delta, LLC	)	Docket No. ER05- -000
Mirant Potrero, LLC	)

NOTICE OF FILING

(December     , 2004)

Take notice that, on December      , 2004, the following parties submitted an Offer of Settlement in the above-referenced dockets: Mirant Delta, LLC, Mirant Potrero, LLC, the California Independent System Operator Corporation and Pacific Gas and Electric Company.

Any person desiring to intervene or to protest this filing must file in accordance with Rules 211 and 214 of the Commission’s Rules of Practice and Procedure (18 CFR 385.211, 385.214). Protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceeding. Any person wishing to become a party must file a notice of intervention or motion to intervene, as appropriate. Such notices, motions, or protests must be filed on or before the comment date. Anyone filing a motion to intervene or protest must serve a copy of that document on the Applicant and all the parties in this proceeding.

The Commission encourages electronic submission of protests and interventions in lieu of paper using the “eFiling” link at http://www.ferc.gov. Persons unable to file electronically should submit an original and 14 copies of the protest or intervention to the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426.

This filing is accessible on-line at http://www.ferc.gov, using the “eLibrary” link and is available for review in the Commission’s Public Reference Room in Washington, D.C.  There is an “eSubscription” link on the web site that enables subscribers to receive email notification when a document is added to a subscribed docket(s). For assistance with any FERC Online service, please email FERCOnlineSupport@ferc.gov, or call (866) 208-3676 (toll free). For TTY, call (202) 502-8659.

Comment Date: 5:00 pm Eastern Time on January      , 2005. Reply Comment Date: 5:00 pm Eastern Time on January      , 2005.

Magalie R. Salas

Secretary

Exhibit B

Examples of Applicability of Schedule G vs. Modified Schedule G

Calculation is done by Unit, by year

Application for 2005-2012

In this example, using volume (MWh), but logic also applies to contract service limit hours in the same manner

(Schedule G rates apply for CAISO calls beyond these volumes)

Assume:

Pittsburg 5 # of allowed startups in 20, per actual 2005 RMR contract

Pittsburg 5 volumetric limit is 400,000 MWh (frozen # to be used to determine applicability of Modified Schedule G rates)

in 2007, the RMR contract for Pittsburg 5 allows for 280,000 MWh under base rates

Sample #1. 2007 Operation	2007 Costs
CAISO calls (combined DA, HA and RT) = 310,000 MWh	CAISO energy at Schedule C rates for 200,000 MWh
PG&E calls = 140,000 MWh	CAISO energy at Schedule G rates for 30,000 MWh
CAISO startups = 15	PG&E energy at Schedule C rates for 120,000 MWh
PG&E startups = 5	PG&E energy at Modified Schedule G rates for 20,000 MWh
Schedule B rates for 20 startups
Modified Schedule G rates for 3 startups

Sample #2. 2007 Operation	2007 Costs
CAISO calls (combined DA, HA and RT) = 220,000 MWh	CAISO energy at Schedule C rates for 220,000 MWh
PG&E calls = 210,000 MWh	CAISO energy at Schedule G rates for 0 MWh
CAISO startups = 10	PG&E energy at Schedule C rates for 180,000 MWh
PG&E startups = 8	PG&E energy at Modified Schedule G rates for 30,000 MWh
Schedule B rates for 18 startups
Modified Schedule G rates for 0 startups

Sample #3. 2007 Operation	2007 Costs
CAISO calls (combined DA, HA and RT) = 20,000 MWh	CAISO energy at Schedule C rates for 28,000 MWh
PG&E calls = 360,000 MWh	CAISO energy at Schedule G rates for 0 MWh
CAISO startups = 25	PG&E energy at Schedule C rates for 350,000 MWh
PG&E startups = 2	PG&E energy at Modified Schedule G rates for 0 MWh
Schedule B rates for 20 startups
Schedule G rates for 5 startups
Modified Schedule G rates for 2 startups

Sample #4. 2007 Operation	2007 Costs
CAISO calls (combined DA, HA and RT) = 310,000 MWh	CAISO energy at Schedule C rates for 280,000 MWh
PG&E calls = 50,000 MWh	CAISO energy at Schedule G rates for 30,000 MWh
CAISO startups = 17	PG&E energy at Schedule C rates for 80,000 MWh
PG&E startups = 4	PG&E energy at Modified Schedule G rates for 0 MWh
Schedule B rates for 20 startups
Modified Schedule G rates for 1 startups

Exhibit C – OFO Penalties

Low-Inventory OFO Allocation Examples:

Situation 1: Both parties deliver volumes short of the tolerance band.

The aggregated shortfall of both parties is short of the 5% tolerance band set by the Gas Transporter for the OFO.  Calculate the volume subject to penalty for each party by calculating that party’s shortfall percentage, deducting the 5% allowance (tolerance band) from that shortfall, and applying the remaining percentage to that party’s usage.  This result is that party’s volume subject to penalty.

Situation 2: One party delivers volumes short of the tolerance band and both parties deliver short of their usage.

The aggregated shortfall of both parties is short of the 5% tolerance band set by the Gas Transporter for the OFO.  Calculate the shortfall attributed to each party.  Since PG&E is within the 5% tolerance band and Mirant is not, the entire shortfall is allocated to Mirant.  OFO penalties for this instance are allocated to Mirant.  Note that the volume subject to penalty was reduced because PG&E did not fully use its 5% allocation.

High-Inventory OFO Allocation Example:

Situation 3: One party delivers volumes in excess of the tolerance band and the other party delivers short of its usage.

The aggregated shortfall of both parties is in excess of the 5% tolerance band set by the Gas Transporter for the OFO.  Calculate the excess attributed to each party.  Since Mirant delivered volumes short of its usage and PG&E delivered volumes in excess of the tolerance band, the entire excess is allocated to PG&E.  OFO penalties for this instance are allocated to PG&E.  Note that the volume subject to penalty was reduced because Mirant did not use any of its 5% allocation and in fact, delivered short of its usage.

OFO Example

	Gas Delivery			Gas Usage
Situations	Mirant	PG&E	Total	Mirant	PG&E	Total

Both over tolerance band	50000	75000	125000	60000	63000	143000
			0			0
One party over	50000	81000	131000	60000	63000	143000
			0			0
Parties in opposite positions	40000	80000	120000	50000	60000	110000
			0			0

Situations	Volume Difference	% Difference	Utility Tolerance Band	Allowed Volume	Mirant	PG&E
							Gas Volume subject to Penalty
							Mirant	PG&E	Total

Both over tolerance band	-16000	-12.59%	-5%	-71.50	16.67%	-9.64%	-7000	-3850	-10650
							0	0	0
One party over	-12000	-8.39%	-5%	-71.50	-16.67%	-2.41%	-4850	0	-4850
							0	0
Parties in opposite positions	10000	9.09%	5%	5500	-20.00%	33.33%	0	4500	4500
							0	0	0

EXHIBIT D

NOTICES

Mirant	PG&E

NOTICES:	NOTICES:
1155 Perimeter Center W	P.O. Box 770000, MCN12E
Atlanta, GA 30338-5416	San Francisco, CA 94177
Attention: Legal	Attention: Director, Power Contracts
Phone: 678.579.6900	Phone: 415.973.0070
Facsimile: 678.579.5988	Facsimile: 415.973.9176

PAYMENT:	PAYMENT:
Bank of America, N.A.	By Wire Transfer:
ABA # 11000012	Mellon Trust of New England, N.A.
Account Number 3751003269	Account Title: PG&E
Account Number: 059994
ABA Number: 011001234

CREDIT:	CREDIT:
Attention: Credit Department	Attention: Credit Department
Phone: 678.579.3061	Phone: 415.972.5244
Facsimile: 678.579.5823	Facsimile: 415.973.7301

SCHEDULING:	SCHEDULING:
24 Hour Desk: 678.579.3100	Day Ahead Desk: 415.973.6222
24 Hour Desk Fax: 678.579.5541	24 Hour Desk: 415.973.7900
24 Hour Fax: 415.972.5340

EXHIBIT E

FORM OF LETTER OF CREDIT

ISSUING BANK LETTERHEAD
ADDRESS

Issuing Bank:	[insert name
Insert address]

Date:	[insert date]

Irrevocable Standby Letter of Credit Number: [insert number]

Beneficiary:

Applicant: [insert name
insert address]
Advising Bank:	[insert name
insert address	(if applicable)]

Confirming Bank:	[insert name
Insert address
(if applicable)]

At the request of [insert name of Applicant] and for the account of [insert name of account party which may be the same as Applicant] (the “Account Party”), We, [insert name of Issuing Bank], hereby issue our irrevocable standby letter of credit (“Letter of Credit”), Number [insert number] in your favor available for draw in the amount of United States Dollars [spell out the amount followed by (US$xxxxxxxx.xx)] (hereinafter, as may be reduced from time to time in accordance with the provisions hereof, the (“Stated Amount”)), effective immediately and expiring at our office at the address indicated above with our close of business at 5:00 PM [insert City] time on [insert date] (“Expiration Date”) unless terminated earlier in accordance with the provisions hereof.

Funds under this Letter of Credit will be made available to you by payment against presentation of the following documents:

1.                    Your drawing request marked “drawn under [insert name of Issuing Bank], Letter of Credit Number [insert number], dated [insert date]”;

AND

2.              A Beneficiary Certificate purportedly signed by an authorized representative of the [insert name of Beneficiary] stating either:

(i)  “This Letter of Credit will expire in twenty (20) calendar days or less and [insert name of Account Party] has not provided alternate security acceptable to [insert name of Beneficiary] and the amount being drawn of United States Dollars [spell out the amount followed by (US$xxxxxxxx.xx)] does not exceed the amount of security that [insert name of Account Party] is required to post to [insert name of Beneficiary] under the terms of that certain Power Purchase and Sale Agreement (First Wraparound Agreement) by and among Mirant Delta, LLC and Mirant Potrero, LLC and Pacific Gas and Electric Company, dated December     , 2004”;

OR

(ii)  “The amount of the accompanying drawing request represents the amount owed by [insert name of Applicant] to [insert name of Beneficiary] in accordance with the terms of that certain Power Purchase and Sale Agreement (First Wraparound Agreement) by and among Mirant Delta, LLC and Mirant Potrero, LLC and Pacific Gas and Electric Company, dated December      , 2004, which amount was not paid when due, and such failure to pay was not remedied within the applicable cure period and the amount owed remains unpaid.”

Special Conditions:

1.   Partial drawing(s) are permitted.

2.   This Letter of Credit shall terminate upon the earlier of:

(i)  THE MAKING BY YOU OF THE FINAL DRAWING AVAILABLE TO BE MADE HEREUNDER;

(ii) THE SURRENDER OF THIS ORIGINAL LETTER OF CREDIT ACCOMPANIED BY YOUR LETTER

ACKNOWLEDGING TERMINATION OF THIS LETTER OF CREDIT; AND

(iii)THE EXPIRATION DATE.

3.              All banking charges associated with this Letter of Credit are for the account of the Applicant.

4.              This Letter of Credit is not transferable.

5.              Each drawing request honored by us shall reduce the Stated Amount by the amount honored.

We hereby engage with you that drawing requests drawn under and in compliance with the terms of this Letter of Credit will be duly honored if drawn and presented for payment at any time before the close of business [Time], Eastern Prevailing Time at our counters located at [address] on or before the Expiration Date or in the event of Force Majeure, as defined under Article 17 of the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 (“UCP”), that interrupts our business, within fifteen (15) days after resumption of our business, whichever is later.

Except as otherwise stated herein, this credit is subject to the UCP and, with respect to matters not so covered, this Letter of Credit is subject to and governed by the laws of the State of New York.

If you have any questions regarding this Letter of Credit, please call [Telephone No.] or write to the attention of [Insert Department name and address] citing the Letter of Credit number quoted above.

By:
Authorized Signature
Name:
Title:

By:
Authorized Signature
Name:
Title:

Exhibit F - Payment and Invoicing Estimated Timeline for RMR and Market Payments

Trade Month: T to  T+30

T - T+30	January

T+30 - T+60	February	T+40 Est RMR Invoice

T+60 Revised EST RMR Invoice

T+60 - T+90	March

T+65

RMR Settlement for Trade Month T to T+30

PG&E pays Mirant:

Monthly Option Payment (Condition 2 Rates), Sect 12.1(1) (a) & (b)

Variable Costs (Schedule C) for ‘market path’

and fuel charges, Sect 12.1 (2) (d) & (e)

Schedule G Sect 12.2 & Modified Schedule G Sect 12.3

Make Whole RMR, Sect 25.1

Mirant credits PG&E:

Monthly Option Payment (Condition 1 Rates), Sect 12.4(1)

Variable Costs (Schedule C) for ‘contract path’

Incl ISO fuel charges, Sect 12.4 (5) & (6)

Gas Reimbursement, Sect 12.4(7)

Schedule D charges for Startups, Sect 12.4(8)

Payment for fuel burned to create steam for Pittsburg 7, Sect 12.4(11)

T+70 Est RMR Invoice for trade month T+30 to T+60

T+90 Revised Est RMR Invoice for trade month T+30 to T+40 Preliminary GMC and Market Invoice [Mirant to PG&E]

T+90 - T+120	April

T+95

RMR Settlement for Trade Month T+30 to T+60

PG&E pays Mirant:

Monthly Option Payment (Condition 2 Rates) Sect 12.1(1) (a) & (b)

Variable Costs (Schedule C) for ‘market path’ excl fuel charges, Sect 12.1(2) (d) & (e)

Schedule G (Sect 12.2) & Modified Schedule G Sect 12.3 Make Whole RMR, Sect. 25.1

Mirant credits PG&E:

Monthly Option Payment (Condition 2 Rates), Sect 12.4(1)

Variable Costs (Schedule C) for ‘contract path’ and ISO fuel charges, Sect 12.4(5) & (6)

Gas Reimbursement, Sect 12.4(7)

Schedule D charges for Startups, Sect 12.4(8)

Payment for fuel burned to create steam for Pittsburg 7, Sect 12.4(11)

Market Settlement for Trade Month T to T+30 (Preliminary)

PG&E pays Mirant:

Energy dispatch for Reg down Ancillary Service, Sect 12.1 (1) (c)

Energy dispatch for Supplemental Energy Dec Bids, Sect 12.1 (1) (d)

UDP Sect 7.4

Delta Dispatch Mitigation Fees, Sect 8

Schedule G for Must Offer, Sect 10

Gas for UDP Sect 11.7

Mirant credits PG&E:

Ancillary Services capacity amended by the ISO, Sect 12.4 (2)

Ancillary Services Energy, Sect 12.4 (3)

Energy from Supplemental Energy Inc. [ILLEGIBLE] Sect 12.4(4)
Minimum Load Cost Compensation Sect 12.4 (9)

T+105 Market Settlement for T to T+30 [Final]

T+120 - T+150	May	T+125 Same as T+95, based on actuals RMR Settlement for T+60 to T+90 Market Settlement for T+30 to T+60

T+135 Revised Adj Invoice for T to T+30

T+140 Revised Adj Settlement for T to T+30

T+150 & above	June	T+155 RMR Settlement for T+90 to T+120 Market Settlement for T+60 to T+90 True ups for T to T+30

EXHIBIT G - ESTIMATED NET EXPOSURE

Assuming Condition 1 Term (energy delivery) starts on February 1, 2005

Calculation of Net Exposure based on definition in PPA and does not necessarily reflect expected settlement amounts

For example, Gas Exposure may have $0 being settled, as it is only a potential exposure, whereas gas transportation will get settled but is not included in the Net Exposure calculation.

Estimated Net Exposure on February 10, 2005
1. RMR Exposure		$1a - no past exposure
	$3,500,000	1b - Current month - PG&E will owe Mirant - based on 50% Fixed Option Payment Factor and Surcharge Payment Factor, but subject to change
	$3,500,000	1b - Prompt month - PG&E will owe Mirant - based on 50% Fixed Option Payment Factor and Surcharge Payment Factor, but subject to change
	$(2,320,718)	1c - Estimated as 966 MW * 28 days in Feb * 24 h/day * 5%* 11 MMBtu/MWh * $6.50/MMBtu - Mirant will owe PG&E
	$(2,569,367)	1c - Estimated as 966 MW * 31 days in March * 24 h/day * 5%* 11 MMBtu/MWh * $6.50/MMBtu - Mirant will owe PG&E
		use last published NGI Bidweek Spot Gas Prices, California, PG&E Citygate Average; assume 5% capacity factor until actual data available
2. Market Exposure	$(3,750,000)	estimate of $1.875 million per month for current and prompt month due to no data and no past exposure - Mirant will owe PG&E
3. Gas Exposure	$(3,173,923)	Estimated as (-1) * 160,097 MDQ * 5% * 61 days * $6.50/MMBtu, but will use updated MDQs if/when available - Mirant potentially owes PG&E
		MDQ based on Pittsburg 7 and Contra Costa 6; use last published NGI monthly index for PG&E Citygate just like in 1c
NET EXPOSURE	$(4,814,008)	PG&E exposed to Mirant

Estimated Net Exposure on March 10, 2005
1. RMR Exposure	$1,179,282	1a - to be based on Est RMR invoice - number here based on assumption of 5% contract path in February - PG&E owes Mirant
	$3,500,000	1b - Current month - PG&E will owe Mirant - based on 50% Fixed Option Payment Factor and Surcharge Payment Factor, but subject to change
	$3,500,000	1b - Prompt month - PG&E will owe Mirant - based on 50% Fixed Option Payment Factor and Surcharge Payment Factor, but subject to change
	$(2,569,367)	1c - Estimated as 966 MW * 31 days in March * 24 h/day * 5% * 11 MMBtu/MWh * $6.50/MMBtu - Mirant will owe PG&E
	$(2,486,484)	1c - Estimated as 966 MW * 30 days in April * 24 h/day * 5% * 11 MMBtu/MWh * $6.50/MMBtu - Mirant will owe PG&E
		use last published NGI Bidweek Spot Gas Prices, California, PG&E Citygate Average; assume 5% capacity factor until actual data available
		for 1a and 1c, if Mirant has information on % contract path in February and PG&E validates, use that % instead of 5%
2. Market Exposure	$(5,625,000)	estimate of $1.875 million per month * 3 for previous, current, and prompt month due to no data and no past exposure - Mirant will owe PG&E
		if Mirant and/or PG&E are able to roughly estimate a market payment for February and agree, could multiply that by 3 instead
3. Gas Exposure	$(3,173,923)	Estimated as (-1) * 160,097 MDQ * 5% * 61 days * $6.50/MMBtu, but will use updated MDQs if/when available - Mirant potentially owes PG&E
		MDQ based on Pittsburg 7 and Contra Costa 6; use last published NGI monthly index to PG&E Citygate just like in 1c
NET EXPOSURE	$(5,576,492)	PG&E exposed to Mirant

Estimated Net Exposure on April 10, 2005
1. RMR Exposure	$930,633	1a - to be based on Est RMR invoice - number here based on assumption of 5% contract path in March - PG&E owes Mirant
	$3,500,000	1b - Current month - PG&E will owe Mirant - based on 50% Fixed Option Payment Factor and Surcharge Payment Factor, but subject to change
	$3,500,000	1b - Prompt month - PG&E will owe Mirant - based on 50% Fixed Option Payment Factor and Surcharge Payment Factor, but subject to change
	$(2,486,484)	1c - Estimated as 966 MW * 30 days in April * 24 h/day* 5% * 11 MMBtu/MWh * $6.50/MMBtu - Mirant will owe PG&E
	$(2,569,367)	1c - Estimated as 966 MW * 31 days in May * 24 h/day * 5% * 11 MMBtu/MWh * $6.50/MMBtu Mirant will owe PG&E
		use last published NGI Bidweek Spot Gas Prices, California, PG&E Citygate Average
		for 1a and 1c, use latest available % contract path, based on either Feb or March, instead of 5%
2. Market Exposure	$(5,625,000)	estimate of $1.875 million per month * 3 for previous, current, and prompt month due to no data and no past exposure - Mirant will owe PG&E
		if Mirant and/or PG&E are able to roughly estimate a market payment for February or March and agree, could multiply that by 3
3. Gas Exposure	$(3,173,923)	Estimated as (-1) * 160,097 MDQ * 5% * 61 days * $6.50/MMBtu, but will use updated MDQs if/when available - Mirant potentially owes PG&E
		MDQ based on Pittsburg 7 and Contra Costa 6; use last published NGI monthly index for PG&E Citygate just like in 1c
NET EXPOSURE	$(5,924,141)	PG&E exposed to Mirant

Estimated Net Exposure on May 10, 2005
1. RMR Exposure	$1,013,516	1a - to be based on Est RMR invoice - number here based on assumption of 5% contract path in April - PG&E owes Mirant
	$3,500,000	1b - Current month - PG&E will owe Mirant - based on 50% Fixed Option Payment Factor and Surcharge Payment Factor, but subject to change
	$3,500,000	1b - Prompt month - PG&E will owe Mirant - based on 50% Fixed Option Payment Factor and Surcharge Payment Factor, but subject to change
	$(2,569,367)	1c - Estimated as 966 MW * 31 days in May * 24 h/day * 5% * 11 MMBtu/MWh * $6.50/MMBtu - Mirant will owe PG&E
	$(2,486,484)	1c - Estimated as 966 MW * 30 days in June * 24 h/day * 5% * 11 MMBtu/MWh * $6.50/MMBtu - Mirant will owe PG&E
		use last published NGI Bidweek Spot Gas Prices, California, PG&E Citygate Average
		for 1a and 1c, use latest available % contract path, based on either March or April, instead of 5%
2. Market Exposure	$(5,625,000)	based on Preliminary GMC and Market invoice for February (assumed here as $1.875 million), multiplied by 3
3. Gas Exposure	$(3,173,923)	Estimated as (-1) * 160,097 MDQ * 5% * 61 days * $6.50/MMBtu, but will use updated MDQs if/when available - Mirant potentially owes PG&E
		MDQ based on Pittsburg 7 and Contra Costa 6; use last published NGI monthly index for PG&E Citygate just like in 1c
NET EXPOSURE	$(5,841,258)	PG&E exposed to Mirant

POWER PURCHASE AND SALE AGREEMENT

(SECOND WRAPAROUND AGREEMENT)

by and among

MIRANT DELTA, LLC

and

MIRANT POTRERO, LLC

and

PACIFIC GAS AND ELECTRIC COMPANY

January 13, 2005

TABLE OF CONTENTS

1.	DEFINITIONS

2.	TERM; CONDITIONS PRECEDENT; SURVIVAL

3.	RMR AGREEMENTS

4.	OPERATION OF THE FACILITY

5.	CAPACITY; ENERGY; AND ANCILLARY SERVICES

6.	AVAILABILITY

7.	SCHEDULING AND DISPATCH

8.	NOX LIMITATIONS

9.	DELTA DISPATCH

10.	MUST OFFER/RUN

11.	GAS

12.	CHARGES

13.	REPRESENTATIONS AND WARRANTIES

14.	EVENT OF DEFAULT AND REMEDIES

15.	BILLING AND PAYMENT

16.	INDEMNIFICATION

17.	LIMITATION OF LIABILITY

18.	ASSIGNMENT; BINDING EFFECT

19.	CONFIDENTIALITY

20.	NOTICES

21.	SECURITY

22.	FORCE MAJEURE

23.	DISPUTE RESOLUTION

24.	INSURANCE

25.	MATERIAL CHANGE(S)

26.	MISCELLANEOUS

EXHIBIT A: 2005 RMR FERC Settlement

EXHIBIT B: Examples of Applicability of Schedule G vs. Modified Schedule G

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EXHIBIT C: OFO Penalties

EXHIBIT D: Notices

EXHIBIT E: Form of Letter of Credit

EXHIBIT F: Payment and Invoicing Estimated Timeline for RMR and Market Payments

EXHIBIT G: Estimated Net Exposure

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POWER PURCHASE AND SALE AGREEMENT

THIS POWER PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of the 13th Day of January, 2005, (the “Agreement Date”), by and among Mirant Delta, LLC, a Delaware limited liability company (“Mirant Delta”), Mirant Potrero, LLC, a Delaware limited liability company (“Mirant Potrero”, together with Mirant Delta, “Mirant” or “Seller”), and Pacific Gas and Electric Corporation, a California corporation (“PG&E” or “Buyer”). Seller and Buyer may be individually referred to herein as a “Party” and, collectively, as the “Parties.”

NOW, THEREFORE, the Parties hereby agree as follows:

1.             DEFINITIONS

All capitalized terms used but not otherwise defined herein shall have the meanings ascribed in the RMR Agreements and the Tariff. The following terms shall have the meanings set forth below.

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Person in question.

“Amendment 60” has the meaning set forth in Section 10.1.

“Ancillary Services” has the meaning given in the RMR Agreements.

“ Availability Notice” has the meaning set forth in Section 7.2.

“Bankruptcy” means with respect to a Person that such Person (i) ceases doing business as a going concern, files a voluntary petition in bankruptcy or is adjudicated bankrupt or insolvent, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other Governmental Rule, or seeks or consents to or acquiesces in the appointment of any trustee, receiver, custodian or liquidator of said Person or of all or any substantial part of its properties, or makes an assignment for the benefit of creditors; or (ii) a proceeding is initiated against the Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other Governmental Rule and, such proceeding, as described in this Section 1.1(4)(ii), is not dismissed within ninety (90) Days after the commencement, or any trustee, receiver, custodian or liquidator of said Person or of all or any substantial part of its properties is appointed without the consent or acquiescence of said Person, and such appointment is not vacated or stayed on appeal or otherwise within ninety

4

 (90) Days after the appointment, or, within ninety (90) Days after the expiration of any such stay, has not been vacated.

“Bankruptcy Court” has the meaning set forth in Section 14.1 (2).

“Btu” means British Thermal Unit which is the standard Unit for measuring the quantity of heat energy, such as the heat content of Fuel.

“Bubble” has the meaning given in Section 8(2).

“Business Day” means a Day other than Saturday, Sunday, a NERC holiday or a Day that is authorized as a holiday by banks in New York, New York.

“Buyer’s Monthly Charges” has the meaning given in Section 12.1(1).

“Buyer’s Monthly Credits” has the meaning set forth in Section 12.4.

“Buyer’s PG&E Citygate Pool” has the meaning given in Section 11.1(2) and applies only to Seller’s provision of Gas to the Non-RMR Delta Units.

“Calculation Date” means any Business Day on or before the fifteenth (15th) Day of a month during the “Condition 1” Term on which Seller makes the determinations referred to in Article 21 of this Agreement.

“Claims” means all claims or actions filed by a Person, including fines or penalties, whether groundless, false or fraudulent, that, relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorney’s fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are filed prior to or after the expiration or termination of this Agreement.

“Collateral Requirement” has the meaning set forth in Section 21.2.

“Commercial Interest Rate” means a rate equal to the per annum rate of interest equal to the “Monthly” Federal Funds Rate (as reset on a monthly basis and based on the latest month for which such rate is available) as reported in Federal Reserve Bank Publication H.15-519, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“Condition 1’ Term” means the period commencing pursuant to Section 2.1 through and including hour ending 2400 PPT on the Termination Date.

“Contract Term” means the term of this Agreement beginning on the Agreement Date and ending on the Termination Date.

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“Contra Costa Facility” means the natural gas fueled electric generating facility owned by Seller in Contra Costa County, California, including all equipment used to produce the Maximum Net Dependable Capacity, Energy and Ancillary Services, buildings and facilities, facility control systems, fire protection systems, potable, process, and sanitary water supply, treatment, storage, disposal, and transfer systems, the Electrical Interconnection Facilities, the Gas Interconnection Facilities and all related equipment necessary to accept Fuel at the Gas Delivery Point including storage and transfer systems, and ingress and egress to the Facility Site.

“CPUC” means the California Public Utilities Commission or any successor agency.

“Credit Rating” means with respect to a Party or any entity, on any date of determination, the respective ratings then assigned to such Party’s or entity’s unsecured, senior long-term debt (not supported by third party credit enhancement). In the event of any inconsistency in ratings by Moody’s and S&P (a “split rating”), the lower assigned rating shall control. If such entity does not have an unsecured, senior long-term debt rating by either S&P or Moody’s, then “Credit Rating” shall mean the general corporate credit rating or long-term issuer rating, as applicable, assigned by such rating agency to such entity.

“Damages” has the meaning set forth in Section 14.2 (2).

“Day” means the 24-hour period beginning and ending at 12:00 midnight PPT.

“Defaulting Party” has the meaning set forth in Section 14.1(1).

“Delivery Point” means the ‘Delivery Point’ specified for each RMR Unit in the applicable Schedule A, part 4, of the RMR Agreements.

“Delta Units” or “Delta RMR Units” means the electric generating Units owned by Mirant Delta and located in Pittsburg, California, known as Pittsburg 5 and Pittsburg 6 and the electric generating Unit owned by Mirant Delta and located in Antioch, California, known as Contra Costa 7; provided that a Delta Unit shall be a Delta RMR Unit only as long as it remains subject to the applicable RMR Agreement.

“Dispatch Notice” has the meaning set forth in RMR Agreements.

“EFO” has the meaning given in the Gas Transporter’s tariff.

“Electrical Interconnection Agreements” mean the interconnection agreement(s) between Seller and the System Operator providing for the maintenance and operation of the Electrical Interconnection Facilities.

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“Electrical Interconnection Facilities’’ means the equipment necessary to connect the Units to the System Operator’s 115kV and 230 kV transmission system.

“Energy” has the meaning given in the RMR Agreements.

“Energy Meters” means the System Operator’s revenue meters identified in Section 5 of Schedules A of the RMR Agreements.

“Event of Default” has the meaning set forth in Section 14.1(1).

“Exhibit” means any exhibit attached to this Agreement, which is hereby incorporated into this Agreement by reference.

“Facility(ies)” means the Contra Costa Facility, the Pittsburg Facility or the Potrero Facility, as applicable.

“Facility Site” means the parcel of land on which the applicable Facility is located.

“FERC” means the Federal Energy Regulatory Commission, or its successor.

 “Filing” has the meaning set forth in Section 14.1(2).

“Force Majeure Event” has the meaning given in the applicable RMR Agreement(s).

“Forced Outage” has the meaning ascribed in the RMR Agreements.

“Fuel” means Gas and Distillate Fuel and RMR Fuel and Non-RMR Fuel, as applicable.

“GAAP” means Generally Accepted Accounting Principles.

“Gas” means natural gas or any mixture of hydrocarbon gases or hydrocarbon gases and non-combustible gases consisting predominantly of methane.

“Gas Delivery Point” means the point of interconnection between the Gas Transporter’s pipeline and the applicable Facility.

“Gas Exposure” has the meaning set forth in Section 21.3.

“Gas Imbalance Charges” means any pipeline scheduling, imbalance, cashout, operational flow order or other similar pipeline penalties or charges assessed by Gas Transporter resulting from failure to communicate to the pipeline,

7

nominations, nomination changes or failure to adjust nominations to comply with Gas Transporter’s tariffs and imbalance tolerance limits.

“Gas Index”  means, for a given Trading Day the two (2) Day rolling average simple average of the Gas Daily, PG&E Citygate Index (midpoint) and the NGl Daily Gas Price Index, PG&E Citygate (average) as shown in Table C1-8 of Schedules C of the RMR Agreements.

“Gas Interconnection Facilities’’ means the meter owned and operated by the Gas Transporter, which is located at the applicable Facility, and other equipment necessary to connect the Facility with the Gas Transporter’s transportation system.

“Gas Meter” means the Gas the meter owned by the Gas Transporter and located at the applicable Gas Delivery Point.

‘‘Gas Tariff” has the meaning given in Section 11.3.

“Gas Transmission Service Agreement” or “GTSA” means the interconnection agreement between Seller and the Gas Transporter providing for the operation and maintenance of the Gas Interconnection Facilities.

“Gas Transporter” means Pacific Gas & Electric Company or its successor.

 “GSM” has the meaning given in Section 11.5(1).

“Generator Imbalance Fees” means any imbalance fees, penalties or other similar fees, costs or penalties imposed by any System Operator other than Uninstructed Deviation Penalties.

“Global Settlement” shall mean the Settlement and Release of Claims Agreement by and among certain entities, including Seller and Buyer, dated January 13, 2005, to which this Agreement is attached and made a part thereof as Exhibit B.

“Good Industry Practice” has the meaning given in the RMR Agreements.

“Governmental Authority” means any federal, state or local governmental body, any governmental, military, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority, jurisdiction or power, any court or governmental tribunal, or any applicable independent system operator, regional transmission organization, regional power pool, reliability council or other regional entity performing similar functions.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code, permit, interpretation, judgment, decree, directive, guideline, policy or similar

8

form of decision of any Governmental Authority having the effect and force of law.

“Guarantee” means the instrument or agreement pursuant to which a Guarantor provides credit support for the obligations of a Party; provided, however, that such instrument or agreement shall be in a form reasonably acceptable to the Person receiving such guarantee and extending credit as a result thereof.

“Guarantor” means a Person that has a Credit Rating by S&P and Moody’s of at least BBB- by S&P and Baa3 by Moody’s and that is acceptable, as determined in a commercially reasonable manner, to the Party who would be protected by the Guarantee issued from such Person.

“ISO” means the California Independent System Operator Corporation or its successor.

“kW” means kilowatt.

“kWh” means kilowatt-hour.

“Letter of Credit” means an unconditional, irrevocable, non-transferable, standby letter of credit naming a Party as the sole beneficiary, issued by a United States commercial bank, a United States financial institution, or the United States branch of a foreign commercial bank, with a minimum of one billion U. S. dollars capital and surplus, in each case with a Credit Rating of at least A by S&P and A2 by Moody’s, in the form attached hereto as Exhibit E. The Secured Party shall value the Letter of Credit at its Stated Amount (as defined in the Letter of Credit) for purposes of securing the Posting Party’s Collateral Requirement as long as the Issuing Bank (as defined in the Letter of Credit) maintains a Credit Rating of at least A by S&P and A2 by Moody’s. If at any time the Issuing Bank does not have a Credit Rating of at least A by S&P and A2 by Moody’s, the Secured Party shall value the Letter of Credit issued by such entity at zero ($ 0).

“Long-term Planned Outage” has the meaning ascribed in the RMR Agreements.

“MMBtu” means one million British Thermal Units.

“Market Exposure” has the meaning set forth in Section 21.3.

“Market Payment” has the meaning set for in Section 15.1(1).

“Maximum Net Dependable Capacity” has the meaning ascribed in the RMR Agreements.

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“Moody’s” means Moody’s Investor Services, Inc., or its successor.

“Must Run Dispatch” has the meaning given in Section 10.1 .

“MW” means a megawatt. One MW is equal to 1,000 kW.

“MWh” means a megawatt-hour. One MWh is equal to 1,000 kWh.

“NBAA” has the meaning given in Section 11.1(3).

“Natural Gas Service Agreement” or “NGSA” means the gas service agreement between Seller and the Gas Transporter for the applicable Facility.

“Net Exposure” has the meaning set forth in Section 21.3.

“Non-Conforming Gas” has the meaning set forth in Section 11.3(2).

“Non-Defaulting Party” has the meaning set forth in Section 11.1(l)(a).

“Non-RMR Gas” has the meaning given in Section 11.1(2).

“Non-RMR Unit Gas Meters” has the meaning set forth in Section 11.1(4).

“Non-RMR Unit MDO” has the meaning set forth in Section 11.5(1).

“Non-RMR Units” has the meaning given in Section 7.1.

“Notification Time” means 10:00 am PPT on any Calculation Date.

“OFO” has the meaning given in the Gas Transporter’s tariff.

“Operational Limitations ” means the limitations described in Sections 3 and 6 through 11 of Schedule A of the RMR Agreements.

“Pacific Prevailing Time” or “PPT” means the prevailing time (i.e., Standard Time or Daylight Savings Time) on any given Day in the Pacific time zone.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, Governmental Authority, or other type of entity.

“Permit” has the meaning given in Section 9.

“Pittsburg Facility” means the natural gas fueled electric generating facility owned by Seller in Contra Costa County, California, including all equipment used to

10

produce the Maximum Net Dependable Capacity, Energy and Ancillary Services, buildings and facilities, facility control systems, fire protection systems, potable, process, and sanitary water supply, treatment, storage, disposal, and transfer systems, the Electrical Interconnection Facilities, the Gas Interconnection Facilities and all related equipment necessary to accept Fuel at the Gas Delivery Point including storage and transfer systems, and ingress and egress to the Facility Site.

“Planned Maintenance Outage” means Long-term Planned Outages and any other planned curtailment or outage at one or more RMR Units at the Facility for purpose of performing maintenance on the RMR Units, as further described in Section 4.3.

“Posting Party” has the meaning set forth in Section 21.1.

“Potrero Facility” means the natural gas and distillate fueled electric generating facility owned by Seller in San Francisco, California, including all equipment used to produce the Maximum Net Dependable Capacity, Energy and Ancillary Services, buildings and facilities, facility control systems, fire protection systems, potable, process, and sanitary water supply, treatment, storage, disposal, and transfer systems, the Electrical Interconnection Facilities, the Gas Interconnection Facilities and all related equipment necessary to accept Fuel at the Fuel Delivery Point including storage and transfer systems, and ingress and egress to the Facility Site.

“Potrero Units” or “Potrero RMR Units” means the electric generating Units owned by Mirant Potrero and located in San Francisco, California, known as Potrero 3, Potrero 4, Potrero 5 and Potrero 6; provided that a Potrero Unit shall be a Potrero RMR Unit only as long as it remains subject to the applicable RMR Agreement.

“RMR Agreements” are (i) that certain Must-Run Service Agreement, dated June 1, 1999, between MIRANT DELTA, LLC and CALIFORNIA INDEPENDENT SYSTEM OPERATOR CORPORATION, as may be in effect from time to time, pertaining to the facility commonly known as the Pittsburg Power Plant (the “Pittsburg RMR Agreement”); (ii) that certain Must-Run Service Agreement, dated June 1, 1999, between MIRANT DELTA, LLC and CALIFORNIA INDEPENDENT SYSTEM OPERATOR CORPORATION, as may be in effect from time to time, pertaining to the facility commonly known as the Contra Costa Power Plant (the “Contra Costa RMR Agreement”); and (iii) that certain Must-Run Service Agreement, dated June 1, 1999, between MIRANT POTRERO, LLC and CALIFORNIA INDEPENDENT SYSTEM OPERATOR CORPORATION, as may be in effect from time to time, pertaining to the facility commonly known as the Potrero Power Plant (the “Potrero RMR Agreement”, together with the

11

Pittsburg RMR Agreement and the Contra Costa RMR Agreement, the “RMR Agreements”).

“RMR Exposure” has the meaning set forth in Section 21.3.

“RMR Gas” has the meaning given in Section 11.1(1).

“RMR Payment” has the meaning set for in Section 15.1(1).

“RMR Interest Rate” means ‘Interest Rate’ as defined in the RMR Agreement.

“RMR Units” means the Delta Units and Potrero Units, which have been designated as Reliability Must-Run units pursuant to RMR Agreements between the ISO and Mirant Delta, with respect to the Delta Units, and between Mirant Potrero and the ISO, with respect to the Potrero Units; provided that such units remain, at all times during the Contract Term, subject to the RMR Agreements.

“SC” or “Scheduling Coordinator” has the meaning set forth in the Tariff.

“S&P” means the Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, or its successor.

“Secured Party” has the meaning set forth in Section 21.1.

“Security” means a Letter of Credit or cash in the form of dollars of the United States of America.

“Seller Balancing Account” has the meaning set forth in Section 11.5(2)(A).

“Seller Monthly Imbalance” has the meaning set forth in Section 11.5(2)(B).

“Settlement Amount” means the net losses and costs, if any, expressed in U.S. dollars, which such Non-Defaulting Party incurs as a result of the termination of this Agreement including, at the Non-Defaulting Party’s option, all (i) net losses and costs incurred by the Non-Defaulting Party to (a) purchase or sell, as applicable, capacity, energy and ancillary services equally useful as the Maximum Net Dependable Capacity, Energy and Ancillary Services purchased and sold under this Agreement and (b) maintain, terminate, obtain or re-establish any trading positions entered into by a Party to hedge its obligations under this Agreement, and (ii) reasonable attorney’s fees incurred by the Non-Defaulting Party in connection with the termination of this Agreement. If Seller is the Non-Defaulting Party, (i) above shall include, but not be limited to, all costs incurred such as the difference between what Seller would have received under Condition 2” versus “Condition 1” as more fully described in Article 12 until such time as the ISO allows Seller to switch to “Condition 2”. If the calculation of the

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Settlement Amount results in a positive number, that positive number, the Settlement Amount, shall he due to the Non-Defaulting Party from the Defaulting Party. If the Non-Defaulting Party does not incur any net losses and costs as a result of the termination of this Agreement, or if the calculation results in a negative number, the Settlement Amount shall be deemed to be zero (0). In calculating a Settlement Amount, the Non-Defaulting Party shall discount to present value (in a commercially reasonable manner based on the Commercial Interest Rate for the applicable period) any amount that would otherwise have been due at a later date.

“Station Load” means the power required by the auxiliary equipment necessary for the operation of the Facility including, but not limited to, pumps, fans, etc.

“System Operator” means California Independent System Operator Corporation or any successor thereto that provides electric transmission services to support the transmission of Energy or Ancillary Services from the Delivery Point.

“System Operator’s Protocols” means the documents adopted by the System Operator, as amended from time to time, that contain the scheduling, operating, planning, reliability and settlement policies, rules, guidelines, procedures, standards and criteria of the control area.

“Tariff” means the ISO Conformed Tariff, as may be amended from time to time.

“Termination Date” has the meaning set forth in Section 2.1.

“Terminated RMR Unit” has the meaning given in Section 2.1.

“Transmission Ancillary Services” means those ancillary services that Buyer must purchase from the System Operator as necessary to support the transmission of Energy or Ancillary Services from the Delivery Point.

“UDPs” or “Uninstructed Deviation Penalty(ies)” has the meaning set forth in the Tariff.

“Unit(s)” has the meaning given in Section 7.1.

“2005 RMR FERC Settlement” is the settlement that was filed by the Parties with FERC on January 7, 2005, and is attached hereto as Exhibit A.

“2006-2008 RMR FERC Settlement” is the settlement to be filed by the Parties with FERC in a form substantially similar to Exhibit A, provided that such settlement and its filing with FERC alternatively may consist of the Parties taking alternative action, such as (i) filing a notice with FERC, under the 2005 RMR

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FERC Settlement that extends the terms of the 2005 RMR FERC Settlement for the period from January 1, 2006, through December 31, 2008, or (ii), if the Agreement does not become effective until January 1, 2007, pursuant to Section 2.2.1 of the Global Settlement, seeking authorization from FERC to extend the terms of the 2005 RMR FERC Settlement from January 1, 2007, through December 31, 2008.

2.             TERM; CONDITIONS PRECEDENT; SURVIVAL

2.1          Term.

(1)           The Contract Term with respect to each of the RMR Units shall commence on the Agreement Date and shall continue through December 31, 2012; provided that if the RMR Agreement for any RMR Unit is terminated or expires before December 31, 2012 (the “Terminated RMR Unit”), then this Agreement shall also terminate automatically with respect to that Terminated RMR Unit subject only to the obligation and liability described in Section 3(4) of this Agreement; and provided further that if such Terminated RMR Unit is subsequently re-designated as a Reliability Must Run Unit while the Contract Term is still in effect, the Terminated RMR Unit shall not be subject to this Agreement. If an RMR Unit becomes a Terminated RMR Unit, Seller shall, within thirty (30) Days of such termination, file to remove the tariff sheets associated with such Terminated RMR Unit.  For each RMR Unit, the “Termination Date” shall be the earlier of (a) midnight on December 31, 2012, (b) the date such Unit becomes a Terminated RMR Unit as provided herein, or (c) the Termination Date specified by the Non-Defaulting Party if there is an Event of Default.  Upon the occurrence of a Termination Date as a result of an Event of Default during the term of the 2006-2008 RMR FERC Settlement, Seller shall, within sixty (60) Days of such date, make a new rate schedule filing with FERC as required by the RMR Agreements.

(2)           The “Condition 1” Term shall commence on January 1, 2006. If the RMR Units are on “Condition 2” immediately prior to the “Condition 1” Term, then at the request of Buyer, Seller shall request from the ISO, no later than December 1, 2005, a change of status of the RMR Units to “Condition 1” effective on January 1, 2006. Seller shall not change the designation of the RMR Units to “Condition 2” for the duration of the Contract Term.

2.2          Conditions Precedent to the Parties’ Performance.

Notwithstanding any other provision of this Agreement, performance under this Agreement of any obligation to provide or pay for the power purchase and sale arrangement shall arise only upon the satisfaction of the following conditions:

(1)           Attainment of the required approvals set forth in Section 2.4 of the Global Settlement and no Termination Event shall have occurred as described in Section 2.8 of the Global Settlement.

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(2)           Seller shall obtain on or before January 1, 2006, a waiver from the ISO through December 31, 2012, with respect to (i) the ninety (90) Day notice requirement for changing the status of the RMR Units back to “Condition 2” so that, upon termination of this Agreement, the RMR Units will be able to perform under “Condition 2” on the first Day of the month following thirty (30) Days’ notice to the ISO and (ii) the requirement that an RMR Unit must remain in its existing Condition for at least twelve (12) months.

(3)           Buyer shall obtain approval of this Agreement as set forth in Section 2.5 of the Global Settlement. In the event such approval has not been obtained by November 1, 2005, either Party may terminate this Agreement upon written notice to the other Party with no obligation or liability under this Agreement to the other Party resulting from such termination.

(4)           The Parties shall file the 2006-2008 RMR FERC Settlement on or before November 1, 2005.

2.3          Survival.

As of the Termination Date, the Parties shall no longer be bound by the terms and conditions hereof, except (i) to the extent necessary to enforce any rights and the obligations of the Parties, including, but not limited to, payment obligations, arising under this Agreement prior to such Termination Date; and (ii) the obligations of the Parties hereunder with respect to confidentiality, audit and indemnification shall survive any termination of this Agreement and shall continue for a period of two (2) years following such Termination Date.

3.             RMR AGREEMENTS

(1)           Buyer acknowledges and agrees that (a) its rights under this Agreement are subject to the RMR Agreements, including rights and obligations of Seller and the ISO thereunder, (b) Schedules A, B, C, and D of the RMR Agreements are subject to change annually through Seller’s annual rate schedule revision filing with FERC required by the RMR Agreements, and (c) Seller shall continue to operate the Non-RMR Units and neither such operation nor such Non-RMR Units are subject to this Agreement, except as expressly provided herein.

(2)           The Parties shall file the 2006-2008 RMR FERC Settlement on or before November 1, 2005.

(3)           Seller shall retain all rights and responsibilities under the RMR Agreements relating to Capital Items and Repair, including, but not limited to, submission of Capital Item reports showing proposed Capital Items, installation of Capital Items, submission of Unplanned Repair Notices, making Repairs, and application

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for recovery of Capital Item and Repair costs through Surcharge Payments or ISO’s Repair Share.

(4)           If an RMR Unit is Closed within six (6) months after the KMR Unit ceases to be subject to the RMR Agreement as a result of termination, pursuant to Sections 2.2 (b) (ii), (iii), (iv) or (v) of the RMR Agreement, or because ISO does not extend the term of the RMR Agreement under Section 2.1 (b) of the RMR Agreements (the “RMR Termination”) and so long as Seller is entitled to receive a Termination Fee, Buyer shall pay Seller, in accordance with the payment schedule in the RMR Agreements, the difference between (a) the Termination Fee calculated pursuant to Section 2.5 (b) of the RMR Agreement as if the Unit were “Condition 2” at the time of the RMR Termination and (b) any Termination Fee for a “Condition 1” Unit received from the ISO as a result of the RMR Termination.

(5)           All rights available to Seller, pursuant to the RMR Agreements, that are not specifically addressed herein are expressly reserved by Seller and shall not be affected hereby; provided that, Seller shall not have the right to sell any portion of the Maximum Net Dependable Capacity, Energy, or Ancillary Services from any RMR Unit to any third party, other than as provided in Section 5.2.

4.             OPERATION OF THE FACILITY

4.1          Permits.

Seller shall, at its expense, acquire and maintain in effect during the Contract Term, from any and all Governmental Authorities with jurisdiction over Seller or the Facilities, all permits and approvals, in each case necessary for the ownership, operation and maintenance of the Facilities in accordance with this Agreement, the RMR Agreements, and all Governmental Rules. Seller shall be responsible for, and bear all costs of, compliance with all of its permits. Notwithstanding the foregoing, Buyer shall be responsible for all costs associated with emissions credits that may be required for the operation of the Facilities as dispatched by Buyer in excess of dispatches by the ISO.

4.2          Good Industry Practice.

Seller shall cause the Facilities to be operated and maintained in accordance with Good Industry Practice and in accordance with the terms and conditions of this Agreement and the RMR Agreements.

4.3          Maintenance Outages.

Seller shall be responsible for proper maintenance of all Units. Buyer and Seller shall make commercially reasonable efforts, in cooperation with the ISO, to coordinate planned outages such that Seller’s Planned Maintenance Outages do not overlap with Buyer’s refueling outages at Diablo Canyon Nuclear Power Plant.

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(1)           Schedule of Planned Maintenance Outages.

(a)           Planned Maintenance Outages for RMR Units shall be scheduled and performed in accordance with Section 7.2 of the RMR Agreements. Seller shall not be obligated to deliver Energy or Ancillary Services from an RMR Unit pursuant to this Agreement during Planned Maintenance Outages affecting such RMR Unit.

(b)           Buyer agrees that Seller must perform Planned Maintenance Outages at the RMR Units in an effort to reduce and prevent Forced Outages and to maintain the efficiency of the RMR Units. Such Planned Maintenance Outages include, but are not limited to, the RMR Unit manufacturer’s recommended and required maintenance and any preventive maintenance that maintains or improves the reliability of the RMR Unit. The Planned Maintenance Outage schedule shall be based on (i) the RMR Unit manufacturer’s equivalent start and runtime guidelines, (ii) Good Industry Practice, (iii) the long-term service agreement for the RMR Units, (iv) the actual dispatch of the RMR Units and (v) the RMR Unit’s point in the maintenance cycle and the potential impacts to the Unit and costs if the maintenance schedule is changed. On or before October 1 of each year of the Contract Term, Seller shall provide to Buyer, in writing, its proposed schedule of Planned Maintenance Outages for the following year in the Contract Term and the reason for such Planned Maintenance Outages.

(c)           In the event that the RMR Unit manufacturer issues a new technical bulletin, which requires immediate maintenance to be performed, Seller shall notify Buyer of the circumstances surrounding such maintenance and Seller will work together with Buyer to schedule the maintenance outage notwithstanding the short notice involved.

(2)           Duration of Planned Maintenance Outages.  Seller shall use its commercially reasonable efforts to complete any Planned Maintenance Outage affecting an RMR Unit in a timely manner, with the express goal of minimizing any adverse effect on Buyer’s ability to schedule power from such Unit. During each Planned Maintenance Outage, Seller shall keep Buyer apprised of the status and the expected duration of the Planned Maintenance Outage.

(3)           Maintenance-related Charges. If Seller is required to Start-up and operate an RMR Unit for maintenance purposes, Seller and Buyer shall work together such that the maintenance related start and operation can be completed when the Energy or Ancillary Services from the RMR Unit is being dispatched by the Buyer or the ISO.  If the Seller and Buyer are unable to complete the maintenance related Start-up and operation during a time when the Buyer or the ISO has dispatched the RMR Unit, Seller

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shall notify Buyer of the date of the maintenance related start and operation at least two (2) Business Days in advance. Buyer shall provide, at its expense, all Gas required for the start and operation of the applicable RMR Unit and schedule the quantity of Energy or Ancillary Services produced during such operation in a commercially reasonable manner. Buyer shall receive all revenues associated with the sale of Energy or Ancillary Services from the RMR Unit during the period of time the RMR Unit is being operated for maintenance purposes.

4.4          Station Load.

Seller shall be responsible for Station Load at all times including during all Planned Maintenance Outages and Forced Outages and during Start-up and Shutdown of an RMR Unit, and any periods when an RMR Unit has not been dispatched.

4.5          Testing.

Seller shall be entitled to conduct all tests described in Section 4.9 of the RMR Agreements.

4.6          Operating Procedures.

As soon us practicable following the Agreement Date, the Parties shall provide for a method, or protocol, by which communication and data exchange takes place. This protocol shall include the delivery of Gas to the Facility, notices regarding the availability of the Facility, exchanges of schedules, and identification of and contact information for key personnel.

5.             CAPACITY; ENERGY; AND ANCILLARY SERVICES

5.1          Maximum Net Dependable Capacity; Energy; Ancillary Services.

(1)           Subject to the terms and conditions of this Agreement, Seller agrees to make available to Buyer, during the “Condition 1” Term the Maximum Net Dependable Capacity, Energy and Ancillary Services from the RMR Units at the Delivery Point. In consideration, Buyer agrees to pay Buyer’s Monthly Charges, less Buyer’s Monthly Credits.

(2)           With respect to Ancillary Services, the Parties acknowledge and agree that, (a) in order for the RMR Units to provide certain of such Ancillary Services a portion of the Maximum Net Dependable Capacity of an RMR Unit must be held in reserve whether such Ancillary Services to be sold or used by Buyer for its own account and (b) the combination of Energy and Ancillary Services dispatched or held in reserve for dispatch by Buyer from any RMR Unit shall not exceed the Maximum Net Dependable Capacity

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of that RMR Unit. Any Ancillary Services which Seller may be required to provide to the System Operator(s) under the terms of the RMR Agreements or the Electrical Interconnection Agreement, or under the System Operator’s Protocols, shall count as part of the Maximum Not Dependable Capacity made available to the Buyer for purposes of this Agreement.

(3)           Should the CPUC, during the term of this Agreement, put in place a resource adequacy requirement utilizing capacity tagging, Seller shall provide Buyer with the capacity tags for that period for the full capacity of the RMR Units. Such a process will likely include specifying that the RMR Units be bid into the ISO Day-Ahead market if not scheduled by Buyer, and if not selected Day-Ahead, be subject to residual unit commitment. Any incremental expenses associated with providing or facilitating resource adequacy, capacity tagging, residual unit commitment services or other similar obligation incurred by Seller in its performance of same shall be paid to Seller by Buyer, as applicable, in accordance with Section 25.1.

5.2          Exclusive Rights Subject to the RMH Agreements.

Seller and Buyer desire to enter into this power purchase and sale arrangement whereby (i) Seller shall elect “Condition 1” under the RMR Agreements but be paid by Buyer as if it had elected “Condition 2” with respect to all provisions under such RMR Agreements and credit to Buyer the “Condition 1” payments it receives from the ISO; (ii) Buyer shall deliver Gas to the Delta RMR Units; and (iii) Seller shall convert such Gas into Energy and Ancillary Services when directed by Buyer; provided, however, that Buyer’s rights described in (i) through (iii) above shall be limited by the following: (a) if a Termination Date has been declared by Seller as a result of an Event of Default, which has occurred with respect to Buyer and is continuing after the applicable cure period, Seller, in its exercise of commercially reasonable efforts to mitigate its losses resulting from such Event of Default, may sell any or all of the Maximum Net Dependable Capacity, Energy and Ancillary Services to third parties during any period of suspension of Seller’s performance obligations hereunder pursuant to Section 14.2(1); (b) Seller may sell Energy or Ancillary Services to a party other than Buyer or the ISO, pursuant to “contract path” transactions made in accordance with the RMR Agreements; and (c) the ISO shall continue to possess all rights available to it under the RMR Agreements. For purposes of clarity, Seller shall not have the right to sell any Maximum Net Dependable Capacity, Energy and Ancillary Services from an RMR Unit to any party other than Buyer or the ISO during the “Condition 1” Term without the prior written consent of Buyer except as may be required pursuant to any Electrical Interconnection Agreement between Seller and any System Operator(s), as may be required by any Governmental Authority or as specifically provided for in (a), (b) and (c) above.

5.3          Energy Delivery Point.

All deliveries and receipts of Energy shall be made and measured at the Delivery Point.

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5.4          Title and Risk of Loss.

(1)           As between the Parties,  Seller shall be deemed to be in exclusive possession and control (and responsible for any damages or injury caused thereby) of the Energy and Ancillary Services prior to the Delivery Point, and Buyer shall be deemed to be in exclusive possession and control (and responsible for any damages or injury caused thereby) of the Energy and Ancillary Services at and from the Delivery Point. Title to the Energy, Ancillary Services and the Maximum Net Dependable Capacity of the RMR Units, subject to the RMR Agreements and the ISO’s rights thereunder, shall remain at all times with Buyer. Each of Seller and Buyer shall and hereby does indemnify, defend and hold harmless the other Party from any Claims arising from any act, failure to act or incident relating to Energy and Ancillary Services occurring when the Energy or Ancillary Services is under its possession and control.

(2)           Seller warrants that the Energy delivered by Seller and the Ancillary Services available from the RMR Units shall be free and clear of all liens, Claims and encumbrances arising prior to the Delivery Point, except as provided for in the RMR Agreements, and warrants that the Maximum Net Dependable Capacity of such Units is free and clear of any liens, Claims and encumbrances, except as provided for in the RMR Agreements.

5.5          Transmission Services.

Buyer shall arrange, either directly or indirectly through a third party, for all transmission service and Transmission Ancillary Services from the Delivery Point and shall pay all costs for the same pursuant to the Tariff and the System Operator’s Protocols including, without limitation, all costs associated with line losses, necessary to transmit the Energy and Ancillary Services delivered under this Agreement from the Delivery Point to any point at which Buyer redelivers the Energy and Ancillary Services to its customer(s).

5.6          Electrical Interconnection Agreement.

Seller has entered into an Electrical Interconnection Agreement with the System Operator and shall maintain such Electrical Interconnection Agreement in full force and effect throughout the “Condition 1” Term.

5.7          Energy Meters.

Energy and Ancillary Services delivered by Seller shall be measured by the Energy Meters at the Delivery Point. Seller shall own, operate, maintain and test the Energy Meters at the Delivery Point. Seller shall coordinate with the System Operator and Buyer with respect to the maintenance and testing of Energy Meters consistent with the Electrical Interconnection Agreement and Good Industry Practice.

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6.             AVAILABILITY

Availability for each RMR Unit will be determined in accordance with the existing terms of the RMR Agreements as of the Agreement Date, including, but not limited to, the calculation of Target Availability Hours in Section 6, Schedules B of the RMR Agreements; provided, however, that the Monthly Availability Payment shall not be decreased as a result of any unavailability due to a Force Majeure Event or a Forced Outage arising from Buyer’s construction or operation of Contra Costa Unit 8 or Buyer’s connection and synchronization to the ISO Controlled Grid or the Distribution Grid.

7.             SCHEDULING AND DISPATCH

7.1          Dispatch.

(1)           Seller or an Affiliate of Seller shall be the SC for the RMR Units and the non-RMR Units (the “Non-RMR Units”, together with the RMR Units, the “Units”). As of the Agreement Date, Mirant Americas Energy Marketing, LP is the SC for the RMR Units and the Non-RMR Units.  Seller may change the SC in its sole discretion and will promptly notify Buyer of any such change.

(2)           Buyer shall have full dispatch flexibility consistent with Operational Limitations on the RMR Units as provided for in each Schedule A of the applicable RMR Agreement; provided, however, that Seller has the right to override any dispatch request by Buyer that would, in Seller’s reasonable opinion, create health or safety issues, violate any legally-required operating restrictions, applicable laws or regulations, or would, if honored, result in Seller’s non-compliance with any Schedule A of the RMR Agreements.

(3)           Consistent with ISO timelines and scheduling protocols, Buyer may elect Day-Ahead, Hour-Ahead and Supplemental Energy bids for delivery of Energy and Ancillary Services (as defined in the respective RMR Agreement); provided that, Buyer shall schedule at least all Energy to the extent dispatched by the ISO under the RMR Agreements for Day-Ahead and Hour-Ahead if Buyer has directed Seller to select “market path”. Buyer reserves the right to select “market path” or “contract path” for any RMR Agreement dispatch order by ISO. Unless otherwise directed by Buyer for each Day-Ahead and Hour-Ahead dispatch instruction by ISO for the Delta RMR Units, by default Seller shall notify the ISO of its election of “market path” for all Energy quantities from the Delta RMR Units, with the exception of ISO dispatches after the close of the Hour-Ahead Market.  ISO dispatch orders in real-time under the RMR Agreements shall be responded to directly by Seller as “contract path” and Seller shall notify Buyer of such orders in a timely manner. Potrero dispatches are more fully addressed in Section 7.5.

(4)           Buyer shall provide Seller with all dispatch schedules and intra-Day adjustments reasonably in advance of the ISO scheduling deadlines. The Parties shall cooperate to ensure that all changes in the dispatch schedule are properly, appropriately

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and promptly (considering the particular circumstances involved) communicated to all entities requiring notification of any increase or decrease in the scheduled dispatch of the Facility. The Parties shall be further obligated to coordinate their scheduling activities and notices to one another to allow each Party sufficient time to meet deadlines and requirements of any System Operator(s) and Gas transportation providers to assist the other Party in minimizing or eliminating Uninstructed Deviation Penalties, Generator Imbalance Fees and Gas Imbalance Charges that may be associated with such deadlines and requirements.

(5)           Seller has no residual dispatch rights on the RMR Units if not called upon by the ISO or the Buyer, except as explicitly set forth in Sections 5.2 and 7.6 herein.

(6)           Seller may fulfill any Dispatch Notice from the ISO or, if agreed to by Buyer, dispatch schedule from Buyer, from a Substitute Unit as provided for in Section 5.1 of the RMR Agreements.

7.2          Scheduling and Dispatch Protocols.

Scheduling and dispatch shall occur as follows:

(1)           Day-Ahead Scheduling:

0515 PPT:               Seller will notify Buyer of the Availability of each RMR Unit and the Day-Ahead dispatch for each RMR Unit for each hour that for which a Dispatch Notice is submitted to the Seller by ISO under the RMR Agreements (“Availability Notice”).

0545 PPT:               Buyer shall notify Seller of its selection of “contract path”, if applicable, for the dispatches by ISO under the RMR Agreements.

0600 PPT:               Seller will notify ISO of its election of “market path” or “contract path” for the dispatches by ISO under the RMR Agreements.

0615 PPT:               Buyer will notify Seller of the Day-Ahead dispatch requirements of Buyer including:

(a)           Energy and Ancillary Service schedules for each RMR Unit, for each hour (inclusive of ISO dispatches as provided by Seller to Buyer above); and

(b)           Confirmation of total SC Trade quantities by hour.

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1000 PPT:               Buyer and Seller submit balanced schedules, including all inter-SC Trades, to ISO.

(2)           Day-Of Scheduling:

The scheduling timeline in this “Day-Of-Scheduling” section is based on current ISO Tariff protocols, but Buyer and Seller acknowledge that the ISO is not currently following such timeline for Hour-Ahead dispatches. If the ISO revises the timeline through a Tariff amendment, Buyer and Seller shall revise the timeline below accordingly, maintaining the “x + 45 minutes” and “x + 60 minutes” provision for election of “market path” or “contract path” for Hour-Ahead scheduling, where x is defined as follows and the number of minutes indicate the time after the ISO notification at time x:

In conformance to the Hour-Ahead RMR scheduling blocks outlined in Table 1.1 of the ISO Operation Procedure G-203, x = 1400 PPT Day Before, 0400 PPT Operating Day or 1000 PPT Operating Day, as applicable.

1400 PPT

Day Before:           Seller will forward to Buyer the Hour-Ahead dispatch for each RMR Unit, for each hour for which a Dispatch Notice is submitted to Seller by ISO under the RMR Agreements (Hours Ending (“HE”) 0100-1000).

0400 PPT:               Seller will forward to Buyer the Hour-Ahead dispatch for each RMR Unit for each hour for which a Dispatch Notice is submitted to Seller by ISO under the RMR Agreements (HE 1100-1600).

1000PPT:                Seller will forward to Buyer the Hour-Ahead dispatch for each RMR Unit for each hour for which a Dispatch Notice is submitted to Seller by ISO under the RMR Agreements (HE 1700-2400).

x + 45 min:              Buyer will notify Seller of Buyer’s election of “contract path”, if applicable

x + 60 min:              Seller will notify ISO as to its election of “market path” or “contract path” for the Energy quantities from the RMR Units dispatched by ISO and for those hours for which no previous selection has already been made.

If the ISO continues to not follow Operating Procedure G-203, Buyer shall notify Seller of Buyer’s election of “contract path”, if applicable, 30 minutes prior to Seller’s deadline to notify the ISO of such election.

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Hour-Ahead timelines based on schedule “t-xxx” where “xxx” are the minutes prior to the start of the hour of delivery:

(a)           t-165 minutes:   Buyer will notify Seller of the “Day Of” dispatch requirements of Buyer, including SC Trade quantities by hourly Energy and Ancillary Service schedules for each RMR Unit (inclusive of quantities dispatched by the ISO under the RMR Agreements); and

(b)           t-135 minutes:  Confirm totals.  Buyer and Seller submit balanced schedules including all Inter-SC Trades to ISO.

(3)           Supplemental Energy Market:

Thirty (30) minutes prior to the closure of bidding into the Supplemental Energy market, Buyer will notify Seller of bid curves for submission to ISO for Supplemental Energy, both incremental and decremental, for each RMR Unit. In the event that Buyer fails to notify Seller of such bid curves, Seller may develop and submit bid curves to the ISO on behalf of Buyer. In such event, Seller shall subsequently send Buyer any submission made on its behalf. Seller shall notify Buyer in a timely manner of any dispatches of the RMR Units by ISO in the Supplemental Energy market. Buyer and Seller acknowledge the sensitive nature of the information in Buyer’s bid curves and Seller agrees to use such information only for the purposes described herein.

(4)           Ancillary Services Market:

Subject to the timelines described above in (1) and (2), Buyer will notify Seller of bid curves for submission to ISO for Ancillary Services capacity for each RMR Unit. Seller shall notify Buyer in a timely manner of any dispatches of the RMR Units by ISO in the Ancillary Services market. Buyer and Seller acknowledge the sensitive nature of the information in Buyer’s bid curves and Seller agrees to use such information only for the purposes described herein.

7.3          Dispatch Notice; Restrictions.

(1)           To cancel a dispatch schedule and avoid incurring a Start-up Payment obligation, Buyer must notify Seller of such cancellation prior to the RMR Unit operator initiating the start sequence. If Buyer fails to provide a dispatch notice to Seller to cancel dispatch of the RMR Unit before the RMR Unit Starts-up, Buyer will be responsible for the Start-up Payment for the applicable Unit(s) and such Start-up shall count against Buyer as provided for in Section 5.3(a) of the RMR Agreements for “Condition 2”.

(2)           Any dispatch schedules and intra-Day adjustments submitted by Buyer must be consistent with the limitations on the RMR Units as defined in each Schedule A of the RMR Agreements.  Seller shall not be obligated to deliver Energy or Ancillary

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Services that violates these limitations. Buyer may request dispatch of the RMR Units in excess of the Contract Service Limits consistent with each Section 4.7 of the RMR Agreements.

7.4          Uninstructed Deviation Penalty; Generator Imbalance Fees.

(1)           Subject to the terms of this Agreement and consistent with Good Industry Practice and the Operational Limitations, Seller agrees to operate the Facility to comply promptly with the dispatch by Buyer or the ISO and to minimize Uninstructed Deviation Penalty(ies).  Seller and Buyer shall he equally responsible for any Uninstructed Deviation Penalty(ies) incurred with respect to Buyer’s or the ISO’s dispatch of the RMR Units.

(2)           Buyer shall be responsible for any Generator Imbalance Fees incurred by Buyer’s or the ISO’s dispatch of the RMR Units under “Condition 1”, but only to the extent that Seller would not have otherwise incurred such fees when operating under “Condition 2”.

7.5          Potrero Units.

(1)           Notwithstanding anything to the contrary herein, neither Seller nor Buyer shall have the right to dispatch the Potrero Units beyond the ISO’s dispatch. Subject to a commitment from the ISO and the CPUC as to certain resource adequacy (“RA”) rights for the Potrero Units, Buyer may request Seller to designate such Units as RMR Units under “Condition 1” for the “Condition 1” Term so that the full RA rights can be credited to Buyer, and Seller shall request from the ISO a change of status of the Potrero RMR Units to “Condition 1” and request a waiver of the ninety (90) Day notice requirement for changing the status of the Potrero RMR Units to “Condition 1” so that the Potrero RMR Units will be able to perform under “Condition 1” as soon as possible.

(2)           All Energy and capacity from the Potrero RMR Units shall be scheduled as “contract path”.  Seller shall provide all the Fuel required for ISO dispatch of the Potrero Units.

7.6          Seller’s Residual Dispatch Rights.

(1)            If neither the ISO nor the Buyer has dispatched Pittsburg Unit 5 or 6, Seller may dispatch one of such RMR Units at Seller’s sole cost and as described in Section 7.6(2) for the limited purpose of generating sufficient steam to dispatch Pittsburg Unit 7, a Non-RMR Unit. Any Start-up by Seller pursuant to this Section 7.6 (1) shall not be a Counted Start-up even if, after Seller has started an RMR Unit for this purpose and has not yet stopped it, Buyer or the ISO dispatches that RMR Unit. Any Service Hours and MWh produced pursuant to Seller’s dispatch under this section shall not count against the Contract Service Limits; provided, however, that if the Buyer or the ISO dispatches the affected RMR Unit, the applicable Service Hours and MWh produced

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pursuant to such dispatch shall count against the Contract Service Limits. If Pittsburg Unit 5 or 6 becomes a Terminated RMR Unit, Seller shall utilize such Terminated RMR Unit, if available, to supply steam for Pittsburg Unit 7 as described herein.

(2)           Buyer shall supply Gas and Seller shall compensate Buyer for the quantity of Gas required to run Pittsburg 5 or 6 in order to generate enough steam necessary to operate Pittsburg 7 pursuant to part (1) of this Section 7.6.  Seller shall pay Buyer the following: (123.5 MMBm/hour) * (Number of hours in which Seller is taking steam) * Gas Index. To avoid the double payment of Gas by Seller in any given month, Seller will reduce the monthly total metered Gas amount in the fuel reimbursement calculation as described in Section 11.8 by the same amount of Gas used by Seller pursuant to this Section 7.6 in the same month.

(3)           Prior to exercising its rights under this Section 7.6, Seller shall notify Buyer in accordance with Section 11.5 (1).

8.             NOX LIMITATIONS

(1)           The Units are subject to operating under NOX limits, as may be modified from time to time, imposed by the Bay Area Air Quality Management District (“BAAQMD”).  These limits are applied to the combined NOX emissions of Sellers’ Contra Costa, Pittsburg and Potrero facilities. Dispatch schedules shall be consistent with these limits, and Seller shall retain the right to alter dispatch schedules to the extent necessary to ensure compliance therewith.  Seller shall use commercially reasonable efforts to minimize any adverse impact these limits may have on dispatch schedules submitted by Buyer to Seller; provided that, in no instance shall Seller’s market transactions using the Non-RMR Units in any way or to any extent take precedence over or otherwise impede Buyer’s dispatch.

(2)           RMR Units shall have priority over Non-RMR Units in using the Seller’s “Bay Area Bubble” (the “Bubble”), as defined by Regulation 9, Rule 11 of the BAAQMD.  If, after all generation from any Non-RMR Unit is curtailed to the point of compliance with the BAAQMD limits, the ISO’s or Buyer’s dispatch of an RMR Unit would cause a violation of the Bubble limit, then the ISO or Buyer, as applicable and in consultation with Seller, may be required to either dispatch additional Energy from an RMR Unit with a Selective Catalytic Reduction system or curtail load from the responsible RMR Unit(s), which would facilitate the reduction of NOX emissions to a level within the Bubble limit, to continue such dispatch. Seller’s ability to use otherwise unutilized Bubble space shall be subject at all times to the ISO’s and Buyer’s dispatch of RMR Units. Any violations of the Bubble limit shall be the sole responsibility of Seller.

9.             DELTA DISPATCH

(1)           Consistent with the National Pollutant Discharge Elimination System permit in effect at the time (the “Permit”) for the Contra Costa and Pittsburg Facilities,

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and subject to the exceptions set forth in Section 7(a) of the Permit, preferential operation of Pittsburg Unit 7 and the minimization of circulating water flow through Pittsburg Units 5 & 6 and Contra Costa Units 6 & 7 are required during the “Delta Dispatch period” (from May 1 through July 15). The dispatch procedures currently in effect, including the exceptions set forth in Section 7(a) of the Permit, are referenced in Schedules A of the Contra Costa and Pittsburg RMR Agreements. Dispatch schedules submitted by Buyer shall be consistent with the Permit referenced in each Schedule A of the RMR Agreements. To the extent that Seller incurs any mitigation fees pursuant to the Permit as the result of Buyer’s dispatch of the RMR Units during the Delta Dispatch period, Buyer shall be solely liable for same, notwithstanding Seller’s ability to avoid such penalties through its dispatch of any Non-RMR Unit(s).

(2)           At Buyer’s request, Seller shall use its commercially reasonable efforts to obtain revisions to the Permit that would eliminate the preferential operation of Pittsburg Unit 7, a Non-RMR Unit, or otherwise ease or eliminate restrictions on Buyer’s dispatch of the Delta Units. Failure to achieve any such revisions, however, shall not result in any additional liability or obligations on Seller under this Agreement with respect to the Permit or Seller’s obligation to comply with the Permit and nothing will require Seller to dispatch Pittsburg Unit 7 if it is not in Seller’s economic interest to do so.

10.          MUST OFFER/RUN

10.1         Delta RMR Units.  If a Delta RMR Unit is dispatched by the ISO pursuant to the Must-Offer Obligation (the “Must-Offer Dispatch”),  Seller shall credit Buyer the Minimum Load Cost Compensation received from the ISO, and Buyer shall pay Seller Schedule G rates, in accordance with Tariff Amendment 60, as approved by FERC in California Independent System Operator Corp, 108 FERC (CCH) ¶ 61,022 (2004) and 109 FERC (CCH) ¶ (“Amendment 60”), for the associated Start-ups and the Energy and Ancillary Services delivered pursuant to an ISO Must Offer Dispatch. However, because Buyer is providing Gas for the Must-Offer Dispatch, the Schedule G rates shall exclude the associated Schedule C charges. Buyer shall provide all Gas needed to fulfill any such dispatch of the Delta RMR Units, with the notification requirements by Seller for Gas supply by Buyer pursuant to Section 11.5(1). Start-ups shall not be double-counted. Must-Offer Dispatch MWh, Service Hours and Start-ups are not counted for purposes of Sections 12.2 and 12.3.

10.2         Potrero RMR Units.  In the event that a Potrero RMR Unit is dispatched by the ISO pursuant to a Must-Offer Dispatch, Seller shall credit Buyer the Minimum Load Cost Compensation received from the ISO, and Buyer shall pay Seller Schedule G rates, in accordance with Amendment 60 for the associated Start-ups and the Energy and Ancillary Services delivered pursuant to an ISO Must Offer Dispatch. For purpose of clarity, due to Seller’s provision of Fuel for the Must-Offer Dispatch, the Schedule G rates shall include the associated Schedule C charges.  Start-ups shall not be double-counted.  Must offer MWh, Service Hours and Start-ups are not counted for purposes of Sections 12.2 and 12.3.

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11.          GAS

11.1        Gas and Gas Metering.

(1)           RMR Gas. During the “Condition 1” Term, Buyer, at its sole cost and expense, shall arrange, nominate, balance, transport and deliver to the Gas Delivery Point such quantities of Gas as are required by Seller to generate from the Delta RMR Units the quantity of Energy and Ancillary Services scheduled by Buyer including, without limitation, Gas required for Start-up and Shutdown of such RMR Units and pipeline shrinkage, as applicable (“RMR Gas”).

(2)           Non-RMR Gas. Seller, at its sole cost and expense, shall provide all Fuel required for any dispatch of Non-RMR Units and pipeline shrinkage, as applicable (“Non-RMR Gas”).  Seller shall deliver Gas for the Non-RMR Units to Buyer’s PG&E Citygate Pool. Buyer shall be responsible for nominating Gas received from Seller at Buyer’s PG&E Citygate Pool to the Gas Delivery Point(s).

(3)           Facility Balancing; Transport Costs.  On or before the commencement of the “Condition 1” Term, Seller shall (a) amend Seller’s Noncore Balancing Aggregation Agreement (“NBAA”) to designate Buyer as the NBAA holder and the balancing agent; (b) revise each applicable NGSA to provide that Buyer receives the invoices for all services thereunder; and (c) designate Buyer as the Nominating Marketer under each applicable NGSA.  Buyer shall pay Gas Transporter for all services provided under the NGSA for the RMR and Non-RMR Units. With respect to the NGSA invoiced amounts, Seller shall reimburse Buyer for all invoiced costs for delivery of Non-RMR Gas from Buyer’s PG&E Citygate Pool to the Gas Delivery Point.  Should Gas Transporter’s invoice include fixed charges such fixed charges shall be allocated between the Parties based on the ratio of the aggregate MDQ for the RMR Units covered by the NGSA for a particular Facility and the aggregate MDQ for the Non-RMR Units for the same Facility. When an RMR Unit at a Facility becomes a Terminated RMR Unit and there are no other surviving RMR Units at the same Facility, the Parties shall cooperate as soon as practicable to (a) amend Seller’s NBAA to designate Seller as the NBAA holder and the balancing agent for such Facility; (b) revise the NGSA to provide that Seller receives the invoices for all services thereunder; and (c) designate Seller as the Nominating Marketer under the applicable NGSA.

(4)           Gas Metering.

(a)           Gas delivered by Buyer to the Gas Delivery Point shall be measured by the Gas Meter at the Gas Delivery Point. The Gas Transporter shall own, operate, maintain and test the Gas Meter located at the Gas Delivery Point. Seller shall coordinate with the Gas Transporter and Buyer with respect to maintenance and testing of the Gas Meter consistent with the Gas Transmission Service Agreement and Good Industry Practice. The Gas Meter located at the Gas

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Delivery Point will measure the Gas consumed by the entire Facility rather than individual Units.

(b)           Notwithstanding the foregoing, Seller may, at its sole cost and expense, cause Gas meters to be installed at each Non-RMR Unit that satisfy the requirements outlined in Schedule C, Part 1, A(2)(a), of the RMR Agreements (“Non-RMR Unit Gas Meters”), In such event, Seller shall coordinate with the Gas Transporter and Buyer with respect to maintenance and testing of the Non-RMR Unit Gas Meters consistent with the Gas Transmission Service Agreement and Good Industry Practice, and the Non-RMR Unit Gas Meters will measure the Gas consumed by the Non-RMR Units.

11.2        Gas Transmission Service Agreement.

Seller has entered into the GTSA and the NGSA for each RMR Facility with the Gas Transporter and shall maintain each of such GTSA and NGSA in full force and effect throughout the “Condition 1” Term.

11.3        Gas Specifications.

(1)           All Gas tendered by Buyer for delivery to the Gas Delivery Point shall meet the then current natural Gas quality specifications as set forth in the Gas Transporter’s tariffs as filed with the CPUC (“Gas Tariff), as such specifications may change from time to time.

(2)           If Gas tendered for delivery under this Agreement at the Gas Delivery Point materially fails for any reason to conform to the applicable specification set forth in Section 11.3(1) (“Non-Conforming Gas”), Seller will consider whether it is able to accept such Non-Conforming Gas and may refuse to take possession of all or any part of such Gas, giving Buyer the reasons for such refusal as soon as practicable. If Seller chooses to accept the Non-Conforming Gas, it will advise Buyer of the same in writing, and each Party shall be responsible for the disposition of its own Gas, as applicable.

(3)           If the Facility is damaged as a direct result of the delivery of Non-Conforming Gas that Seller has not approved for receipt and use at the Facility, Seller shall be entitled to the remedies available to it pursuant to its agreement with the Gas Transporter. Seller shall use commercially reasonable efforts to mitigate any damages resulting from the delivery of any Non-Conforming Gas at the Gas Delivery Point and the use of such Gas in a Unit.

(4)           The unavailability of the Facility due to Buyer’s delivery of Non-Conforming Gas that was not approved by the Seller shall not be considered a Forced Outage, and the Facility shall be considered available for the purpose of calculating the Monthly Availability Payment.

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11.4                        Title and Risk of Loss.

(1)                                  As between the Parties, Buyer shall be deemed to be in exclusive possession and control (and responsible for any damages or injury caused thereby) of the RMR Gas prior to the Gas Delivery Point, and Seller shall be deemed to be in exclusive possession and control (and responsible for any damages or injury caused thereby) of the RMR Gas at and from the Gas Delivery Point.  Notwithstanding delivery to the Gas Delivery Point, title to the RMR Gas shall remain with Buyer or Buyer’s third party supplier. As between the Parties with respect to Non-RMR Gas, Seller shall be deemed to be in exclusive possession and control (and responsible for any damages or injury caused thereby) prior to Buyer’s PG&E Citygate Pool and at and from the Gas Delivery Point, and Buyer shall be deemed to be in exclusive possession and control (and responsible for any damages or injury caused thereby) at and from Buyer’s PG&E Citygate Pool to the Gas Delivery Point.  Notwithstanding delivery to the Gas Delivery Point, title to the RMR Gas shall remain with Buyer or Buyer’s third party supplier. Each of Seller and Buyer shall and hereby does indemnify, defend and hold harmless the other Party from any Claims arising from any act, failure to act or incident related to RMR Gas or Non-RMR Gas occurring when the indemnifying Party is in possession of such RMR Gas or Non-RMR Gas.

(2)                                  Buyer warrants that the Gas delivered by Buyer shall be free and clear of all liens, Claims and encumbrances arising prior to the Gas Delivery Point. Seller warrants that the Non-RMR Gas delivered to Buyer at Buyer’s PG&E Citygate Pool shall be free and clear of all Liens, Claims and encumbrances arising prior to the Buyer’s PG&E Citygate Pool.

11.5                        Gas Scheduling Manager.

(1)                                  For those Facilities for which Buyer is designated as the NBAA holder, Buyer shall act as the Gas scheduling manager (“GSM”). The GSM shall cooperate with Seller to provide for scheduling changes as allowed under the Gas Tariff for day-ahead and intra-Day Gas nominations to deliver Non-RMR Gas to the Gas Delivery Point. Seller shall provide a final day-ahead Gas schedule to Buyer by 8:30 a.m. PPT. Intra-Day nominations shall be submitted by Seller to Buyer thirty (30) minutes prior to the applicable nomination cycle deadline as defined by the Gas Tariff. Seller’s ability to nominate per each Non-RMR Unit shall be limited to the Unit Maximum Daily Quantity as defined herein. Seller shall be allowed to deliver in excess of the Non-RMR Unit MDQ with Buyer’s consent in order to make up past imbalances. The “Non-RMR Unit MDQ” is defined for each Non-RMR Unit as the ‘Unit MDQ’ as defined by the Facility NGSA. Buyer and Seller shall cooperate to update the Unit MDQs in each applicable Facility NGSA from time to time in order to reflect Unit operations, as allowed under the Gas Transporter’s tariff.

(2)                                  With respect to Non-RMR Gas, Buyer shall provide to Seller the benefit of equivalent balancing rights and related services that are available under the Gas

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Transporter’s tariff to a single premises entity with an MDQ equal to the aggregate of all Non-RMR Unit MDQs as defined in Section 11.5(1). Capitalized terms used but otherwise not defined in this Section 11.5(2) shall have the meanings ascribed in the Gas Transporter’s tariff.

(A)                              Notwithstanding any aggregation by the GSM of individual Balancing Service accounts maintained by the GSM into a single Balancing Service account under the G-Bal Schedule, the GSM shall maintain on its books a separate balancing account on behalf of Seller with respect to the Non-RMR Gas delivered in accordance with this Agreement (“Seller Balancing Account”). The GSM shall calculate the Seller’s daily Gas imbalances for purposes of administering the Seller Balancing Account as the difference between (i) the aggregate of the Non-RMR Gas delivered and (ii) the aggregate amount of Gas allocated by the GSM to the Non-RMR Units in accordance with Section 11.5(3). Seller’s monthly imbalance shall be the sum of the daily Gas imbalances in a given calendar month.

(B)                                Within one (1) Business Day after the end of any “gas day” (as defined in the Gas Transporter’s tariff), the GSM shall deliver to Seller a copy of the Seller Balancing Account balance for the preceding gas day, which shall specify (i) Seller’s daily Gas imbalances for each day of the current month, in accordance with the allocation methodology set forth in Section 11.5(3), (ii) the aggregate of such imbalances for the current month, and (iii) any carryover of imbalances from prior months to such current month ((i), (ii), and (iii), collectively, the “Seller Monthly Imbalance”). Within five (5) Business Days after the end of any calendar month, representatives of Buyer and Seller shall meet via conference call to reconcile any differences in the Seller Balancing Account balance communicated by the GSM.

(C)                                If the Seller Monthly Imbalance is within the Tolerance Band for such month (i.e. if the fraction (expressed as a percentage) equal to the Seller Monthly Imbalance divided by the aggregate amount allocated by GSM to Non-RMR Units, in accordance with Section 11.5(3) for such month, is equal to or less than the percentage specified for the Tolerance Band in the Gas Transporter’s tariff), such Seller Monthly Imbalance shall be carried forward solely for the account of Seller, at Seller’s discretion. Buyer shall provide Gas associated with any positive imbalance for use under this Agreement. Buyer shall be responsible for any negative imbalance carried forward to the appropriate subsequent month.

(D)                               To the extent permitted under the Gas Transporter’s tariff, Seller may trade any Seller Monthly Imbalance between Buyer and third parties identified by Seller, including the transfer of all or part of such Seller Monthly Imbalance to Gas storage;  provided, however, that Seller shall be solely responsible for any credit requirements of such third party transferees or storage

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facilities and any non-performance by such third party transferees or storage facilities in connection with such transactions.

(E)                                 For any Seller Monthly Imbalance not traded or carried forward, Seller agrees to pay or receive the applicable Gas Transporter’s tariff cash out rate.

(3)                                  Seller shall provide Buyer with all the necessary Gas Meter and Energy Meter data in order to calculate the daily Gas allocation between the Non-RMR and RMR Unite. For purposes of daily nominations only, Gas shall be allocated by the GSM daily to each Mon-RMR and RMR Unit in an equitable manner, utilizing the methodology set forth in the ISO’s RMR invoice template. Notwithstanding the foregoing, if Seller installs Non-RMR Unit Gas Meters, then the quantity of Non-RMR Gas shall be determined using the information from such meters. The Parties shall work together to reconcile summation of the daily nominated amounts as described in this Section 11.5(3) with the monthly amounts calculated pursuant to Section 11.8.

11.6                        Gas Imbalance Charges.

(1)                                  Buyer shall be responsible for all Gas Imbalance Charges associated with Gas deliveries under this Agreement to the extent such charges are caused by Buyer’s actions or inactions. Seller shall be responsible for all Gas Imbalance Charges associated with Gas deliveries under this Agreement to the extent such charges are caused by Seller’s actions or inactions.   Both Parties shall use commercially reasonable efforts to avoid imbalances and to correct any imbalances, which may occur.

(2)                                  The Parties shall keep themselves informed of system wide operation flow order or “OFO” and emergency flow order or “EFO” notices, Accordingly, Buyer and Seller acknowledge that under certain OFO conditions that either Party’s action may provide benefit to the other through the NBAA pool. See Exhibit C.

OFO Penalty Causes	Responsible Party

Unit schedule deviation	Seller
Schedule change	Party making change
Over/Under Delivery of Gas	Party making change

The GSM shall notify Seller of any customer specific OFOs and EFOs (as defined in the Gas Transporter’s tariff) affecting the Facilities for which Buyer is designated as the KBAA holder, advising Seller of the terms of such customer specific OFO within fifteen (15) minutes of its receipt of written notice of a customer specific OFO and as promptly as is reasonably possible after its receipt of written notice of a customer specific EFO.

(3)                                  In any calendar month that the ISO Monthly Fuel Imbalance Charge exceeds the limit as specified in Schedules C of the RMR Agreements, Buyer shall

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provide all necessary information in order for Seller to act on Buyer’s behalf in seeking reimbursement of penalties from the ISO. Seller shall pay to Buyer any reimbursement received therefrom.

(4)                                  The GSM shall estimate OFO and EFO charges or penalties it reasonably expects Buyer to incur in any calendar month under this Agreement. Such estimated OFO and EFO charges or penalties shall be invoiced by Buyer to Seller as provided in Section 12.5; provided, however, that such invoiced amounts shall be reconciled against the actual, final invoices from the Gas Transporter and any difference thereto shall be settled by the Parties in the next monthly billing cycle.

11.7                        Uninstructed Deviation Penalty(ies) (UDPs).

Per Section 7.4(1) of this Agreement, Seller and Buyer shall be equally responsible for Uninstructed Deviations Penalties. Buyer shall compensate Seller for Gas that would have been needed to provide Energy associated with negative Uninstructed Deviation Penalties. Compensation for negative UDPs will be calculated by multiplying (i) the sum of (a) the Gas Index and (b) the applicable Gas Transporter’s tariff rate in effect at the time the UDP is incurred to deliver Gas from Buyer’s PG&E Citygate Pool to the Gas Delivery Point by (ii) the estimated Gas required to deliver the MWhs that Seller procured in the market to meet Buyer’s schedule due to the negative deviation during the period in which the UDP is incurred. The amount of Gas used during a negative UDP will be estimated by using Equation Cl-7a in the RMR Agreements, replacing the 1.02 factor with 1.0, and calculating the difference in the resulting MMBTUs at the scheduled MWh and the metered MWh for the periods in which UDPs were incurred.

11.8                        Fuel Reimbursement.

Seller will financially reimburse Buyer for the allocated quantity of Gas for each RMR Unit, as calculated in the ISO’s RMR invoice template (“RMR Allocated Quantity”), to the extent such RMR Allocated Quantity exceeds the quantity that results from the Unit Hourly Cap Heat Input calculation set forth in the ISO’s RMR invoice template. Such reimbursement amount shall also be calculated in accordance with the ISO’s RMR invoice template using the Gas Index and the excess quantity.

12.                               RMR, MARKET AND NON-RMR GAS CHARGES

For the avoidance of doubt, the intent of the Parties is that Seller be compensated for the RMR Units by Buyer, subject to the rates discussed herein, as if Seller had elected “Condition 2” under the RMR Agreements for all purposes. For purposes of this Agreement, all amounts due to Seller by Buyer shall be paid to Seller’s SC.

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12.1                        Buyer’s Monthly Charges.

(1)                                  In consideration for the rights provided Buyer in this Agreement, Buyer shall pay to Seller for each month during the “Condition 1” Term:

(a)                                  all “Condition 2” rates described in Schedules B of the RMR Agreements;

(b)                                 any other payments required in Sections 2.5, 8.2, 8.6 and 9 of the RMR Agreements and Buyer’s share of payments in Section 8.7 of the RMR Agreements whether or not specifically captured in Sections 12.1, 12.2 and 12.3;

(c)                                  payments resulting from Energy dispatched by the ISO pursuant to Seller’s provision, at Buyer’s direction, of Regulation Down Ancillary Service;

(d)                                 payments resulting from Energy dispatched by the ISO pursuant to Supplemental Energy “decremental” bids submitted by Seller; and

(e)                                  the charges provided for in Sections 7.4, 9, 10, 11.7, 12.2, 12.3 and 25.1 of this Agreement, when applicable (all of which together shall be the “Buyer’s Monthly Charges”).

(2)                                  For purposes of calculating Buyer’s Monthly Charges,

(a)                                  the Annual Fixed Revenue Requirement (“AFRR”) Table B-6 in Section 7 of Schedules B of the RMR Agreements shall apply, as set by the 2006-2008 RMR FERC Settlement, and as may be further modified for 2009, 2010, 2011 and 2012 in Seller’s annual rate schedule revision filing required by the RMR Agreements as finally accepted or approved by FERC and no longer subject to rehearing or appeal;

(b)                                 the Monthly Option Payment shall equal the sum of the Monthly Availability Payment and the Monthly Surcharge Payment minus the total Non-Performance Penalty for the applicable month that is incurred by Seller under the RMR Agreements attributable to the ISO dispatch;

(c)                                  in no event shall the Monthly Option Payment for any month be less than zero;

(d)                                 only Sections E (table Cl-18), F, and G of Schedule C of me RMR Agreements shall apply for the Variable O&M Costs for each Delta RMR Unit, and Potrero RMR Units shall not be included; and

(e)                                  any Dispatch Notice submitted by the ISO or dispatch schedule submitted by Buyer hereunder will count as if the RMR Unit was dispatched under “Condition 2”.

Schedule C charges related to Monthly Billed Fuel Cost, Monthly Fuel Imbalance Charge, and Monthly Other Fuel Related Cost are specifically excluded due to Buyer acting as Gas supplier for the Delta RMR Units.

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(3)                                  If Buyer claims a Force Majeure Event for any reason, Buyer shall not be relieved of the obligation to pay Buyer’s Monthly Charges to Seller.

12.2                        Schedule G Charges.

(1)                                  In the event that the ISO dispatches any RMR Unit in excess of the then prevailing Contract Service Limits, Buyer shall pay Seller all applicable Schedule G rates for the excess Counted MWh, Counted Service Hours, and Counted Start-ups resulting therefrom as if all dispatches by the ISO were under “Condition 2”. For purposes of clarity, in equation G-1 of Schedules G the “Variable Cost Payment for the Billing Month” shall not exclude charges related to Monthly Billed Fuel Cost, Monthly Fuel Imbalance Charge and Monthly Other Fuel Related Cost.

(2)                                  Exhibit B illustrates settlements that relate lo Schedule G Charges.

12.3                        Modified Schedule G Charges.

(1)                                  If the combined Start-ups of Buyer and the ISO for any RMR Unit are in excess of the greater of the Contract Service Limits for (a) the Maximum Annual Start-ups for 2005 and (b) the then prevailing Maximum Annual Startups, each excess Counted Start-up by the Buyer shall be paid at the applicable Prepaid Start-up Charge multiplied by three (3). A requested Start-up by Buyer cannot be double counted in the sense that if the Buyer requests a Start-up and the RMR Unit subsequently trips during Start-up or operation and has to be restarted, this sequencing will represent only a single Start-up for purposes of determining when Modified Schedule G Charges take effect. For clarity, the entire period of operation for an RMR Unit beginning with Buyer’s request for a Start-up and continuing until Buyer’s request that such Unit Shutdown shall constitute a single Start-up for purposes of the Modified Schedule G Charges.

(2)                                  If the combined dispatches of Buyer and the ISO for any RMR Unit are in excess of the greater of the Contract Service Limits for (a) the Maximum Annual MWh or the Maximum Annual Service Hours for 2005 and (b), the then prevailing Maximum Annual MWh or the Maximum Annual Service Hours, Buyer shall pay Seller for all resulting excess Counted MWh and Counted Service Hours as if all dispatches were under “Condition 2”; provided, however, that in such instance equation G-1 of Schedules G of the RMR Agreements shall be modified so that the “Variable Cost Payment for the Billing Month” equals the product of the Monthly Variable O&M Cost and four (4).

(3)                                  For the purposes of clarity, Buyer shall pay for each excess Start-up and each excess MWh only once, at either the Schedule G or Modified Schedule G rate.

(4)                                  To the extent that Seller receives any Schedule G revenues from the ISO, such amounts shall be credited to Buyer against the total amounts due as described hereunder pursuant to the Schedule G rates and the Modified Schedule G Rates.

(5)                                  Exhibit B illustrates settlements that relate to Modified Schedule G Charges.

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12.4                        Credit of “Condition 1” Payments and Other Offsets.

Seller shall credit Buyer, or cause its SC to credit Buyer, all amounts (“Buyer’s Monthly Credits”) received from the ISO that are based on performance of the RMR Units during the “Condition 1” Term and result from the following:

1.               The “Condition 1” Monthly Option Payment paid by the ISO for each month under the RMR Agreements;

2.               Capacity awarded by the ISO pursuant to Seller’s provision of Spinning Reserves, Non-spinning Reserves, Regulation Up, Regulation Down Ancillary Service(s) or any other Ancillary Service(s) bids, as directed by Buyer;

3.               Energy dispatched by the ISO pursuant to Seller’s provision of Spinning Reserves, Non-spinning Reserves, Regulation Up Ancillary Service(s) or any other Ancillary Service(s) bids, as directed by Buyer;

4.               Energy dispatched by the ISO pursuant to Seller’s provision of Supplemental Energy “incremental” bids, as directed by Buyer;

5.               For Delta RMR Units only, payments received from the ISO related to Seller’s election of “contract path”, as directed by Buyer, for transactions including, but not limited to, RMR dispatches after the close of the Hour-Ahead Market;

6.               For Delta RMR Units only, payments received from the ISO related to Buyer’s election of “contract path” for RMR dispatches of Day-ahead and intra-Day transactions;

7.               For Delta RMR Units only, Gas reimbursements, as further described in Section 11.8 of this Agreement;

8.               For Delta RMR Units only, Start-up Fuel Costs for Start-ups under the RMR Agreements; provided, however, at the end of each calendar year, if the actual number of Start-ups is less than the number of Prepaid Start-ups for which Seller has reimbursed Buyer, then the parties shall split the remaining difference on a 50/50 basis;

9.               Minimum Load Cost Compensation for any Must-Offer Dispatch pursuant to Section 10;

10.         Any interest due Buyer, pursuant to Section 9 of the RMR Agreements; and

11.         Any amounts due Buyer from Seller, although not received from the ISO, for provision of steam as further described in Section 7.6(2) of this Agreement.

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12.5                        Gas Charges.

Buyer shall invoice Seller for (a) imbalances pursuant to Sections 11.5(2)(E) and 11.6(1); (b) the transport costs for Non-RMR Gas as described in Section 11.1(3); (c) any OFO or EFO charges pursuant to section 11.6(4); (d) any other applicable charges to Seller relating to the Non-RMR Gas; and (e) any credits due to Seller, including, but not limited to, those described in Sections 11.5 and 11.6, providing supporting documentation acceptable in industry practice to support the amount charged. If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of Non-RMR Gas scheduled by Seller in the applicable calendar month. The invoiced quantity will then be adjusted to the actual quantity on the following calendar month’s billing or as soon thereafter as actual delivery information is available.

13.                               REPRESENTATIONS AND WARRANTIES

13.1                        Representations and Warranties.

(1)                                  As a material inducement to entering into this Agreement, each Party with respect to itself, hereby represents and warrants to the other Party as of the Agreement Date and throughout the Contract Term as follows:

(a)                                  it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary for it to perform its obligations under this Agreement;

(b)                                 it has all authorizations from any Governmental Authority necessary for it to legally perform its obligations under this Agreement or will obtain such authorizations in a timely manner prior to when any performance by it requiring such authorization becomes due;

(c)                                  the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions in its governing documents or any contract to which it is a party or any Governmental Rule applicable to it;

(d)                                 this Agreement constitutes a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms, and each Party has all rights such that it can and will perform its obligations to the other Party in conformance with the terms and conditions of this Agreement, subject to bankruptcy, insolvency,

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reorganization and other laws affecting creditor’s rights generally and general principles of equity;

(e)                                  except as provided in Section 14.1(2), no Bankruptcy is pending against it or to its knowledge threatened against it; and

(f)                                    the audited financial statements provided by Seller and Buyer pursuant to Section 15.4(2) are true and accurate based on the respective Party’s knowledge, information and belief;

(g)                                 it has negotiated and entered into this Agreement in the ordinary course of its respective business, in good faith, for fair consideration and on an arm’s length basis.

(2)                                  Seller hereby represents and warrants that the terms and conditions of this Agreement are fair and reasonable and reflect its exercise of prudent business judgment consistent with its fiduciary duties as a debtor-in-possession and are supported by fair consideration and reasonably equivalent value in money or money’s worth.

(3)                                  Each of Buyer and Seller represent and warrant to the other that it is a “forward contract merchant” within the meaning of the United States Bankruptcy Code.

13.2                        No Other Representations and Warranties.

Each Party acknowledges that it has entered into this Agreement based solely upon the express representations and warranties set forth in this Agreement.

14.                               EVENT OF DEFAULT AND REMEDIES

14.1                        Event of Default.

(1)                                  An “Event of Default” shall mean with respect to a Party (the “Defaulting Party”) any of the actions set forth below in this Section 14.1(1):

(a)                                  the failure of the Defaulting Party to make, when due, any payment required under this Agreement if such failure is not remedied within five (5) Business Days after written notice of such failure is given to the Defaulting Party by the other Party (the “Non-Defaulting Party”);

(b)                                 except as permitted by Section 5.2, the sale by Seller of any portion of the Maximum Net Dependable Capacity, Energy or Ancillary Services from any of the RMR Units to any third party during the “Condition 1” Term;

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(c)                                  any representation or warranty (including, but not limited to, the representation and warranty set forth in Section 13.l(l)(f)) made by the Defaulting Party in this Agreement shall prove to have been false or misleading in any material respect when made; provided that, if such representation or warranty is capable of being corrected, no Event of Default shall have occurred if the Defaulting Party is diligently pursuing such correction and such representation or warranty is corrected within thirty (30) Days from the date upon which the Non-Defaulting Party gives written notice to the Defaulting Party of the false and misleading nature of the representation or warranty;

(d)                                 the failure by the Defaulting Party to perform any material covenant set forth in this Agreement (other than the events that are otherwise specifically covered in this Section 14.1(1) as a separate Event of Default and other than any covenant for which an exclusive remedy is set out elsewhere in this Agreement), and such failure is not excused by a Force Majeure Event or cured within thirty (30) Days after written notice thereof to the Defaulting Party or, if such failure cannot reasonably be cured in such period and the Defaulting Party within such period commences, and thereafter proceeds with reasonable due diligence, to cure such failure, such period shall be extended for such further period as shall be necessary for the Party to cure such failure with reasonable due diligence, provided that the total cure period shall not exceed ninety (90) Days;

(e)                                  except as provided in Section 14.1(2), the Bankruptcy of the Defaulting Party; and

(f)                                    the failure by the Defaulting Party to meet its obligation to provide Security as required by Article 21 if such failure is not remedied within three (3) Business Days after written notice of such failure is given to the Defaulting Party by the other Non-Defaulting Party.

(2)                                  Notwithstanding anything herein to the contrary, Buyer acknowledges that Seller filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy code on July 14, 2003 (the “Filing”) and such case remains pending in the United States Bankruptcy Court, Northern District of Texas (the “Bankruptcy Court”). Until such time as Seller emerges from Chapter 11 Bankruptcy through the confirmation of a plan or reorganization, the Filing shall not constitute an Event of Default under Sections l4.l(l)(c) or (e) of this Agreement; provided, however, that in the event that (A) Seller files a motion which contemplates the sale of substantially all of its assets; (B) Seller files a Chapter 11 plan which contemplates the sale of substantially all of its assets; (C) Seller files a motion or request to convert its Chapter 11 case to a Chapter 7 proceeding; or (D) the Bankruptcy Court enters an order converting Seller’s case from a

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Chapter 11 proceeding to a Chapter 7 proceeding, any such event (A) through (D) shall constitute an Event of Default under Sections 14.1(l)(c) or (c) of this Agreement.

14.2                        Remedies Upon an Event of Default.

(1)                                  Upon the occurrence of an Event of Default and, with the exception of the Bankruptcy of a Party, for so long as such Event of Default is continuing, after the applicable cure period, the Non-Defaulting Party may, upon written notice to the Defaulting Party, establish a date, no earlier than the Day such notice is effective and no later than twenty (20) Days after such notice is effective, on which this Agreement will terminate (“Early Termination Date”) and suspend its performance hereunder as of the declaration of such Early Termination Date; if the Event of Default is the Bankruptcy of a Party, the Non-Defaulting Party may exercise the remedy of immediate termination. Moreover, the Non-Defaulting Party will have the right to exercise all rights and remedies available to it under this Agreement, at law, and in equity including, but not limited to, the right: (a) to retain, draw on, liquidate, or apply any Security for any amounts due and owing; (b) to require the Defaulting Party to pay damages as set forth in Section 14.2(2); (c) to commence dispute resolution procedures as provided for in Article 23; (d) to file suit to compel the Defaulting Party to perform or pay any damages awarded the Non-Defaulting Party pursuant to Article 23; and (e) to file suit to enjoin any acts that are unlawful or violate the rights of the Non-Defaulting Party under this Agreement.

2)                                      Except as otherwise expressly provided herein, any declaration, of an Early Termination Date as a result of an Event of Default shall subject the Defaulting Party to the payment only of actual, direct damages (“Damages”), which are described herein but not limited hereby, to the Non-Defaulting Party. The Non-Defaulting Party may take any actions it deems necessary or appropriate to protect, preserve or enforce its rights or to reduce any risk of loss resulting from an early termination of this Agreement. The Non- Defaulting Party shall calculate a Settlement Amount, if any, resulting from an Early Termination Date in a commercially reasonably manner.  The Settlement Amount is intended to compensate the Non-Defaulting Party for the loss of the benefits of the bargain, the costs of mitigation, and the loss of protection against risks arising from the early termination of this Agreement.  Upon determination of the Settlement Amount by the Non-Defaulting Party, the Non-Defaulting Party shall provide the Defaulting Party with a written statement showing the calculation of the Settlement Amount in sufficient detail to allow the Defaulting Party to compare such amount to its own estimate of the Settlement Amount, and such Settlement Amount shall be due and owing upon receipt (as determined in accordance with Section 20 of this Agreement) of this written statement by the Defaulting Party. No later than the third (3rd) Business day after notice of the Settlement Amount is provided to the Defaulting Party by the Non-Defaulting Party, the Party owing such Settlement Amount shall pay same by wire transfer of immediately available funds. If the Defaulting Party disputes the Non-Defaulting Party’s calculation of the Settlement Amount, the dispute shall be resolved pursuant to the terms of Article 23. Nothing in this Section 14.2(2) shall be construed to restrict or preclude the Non-Defaulting Party from realizing on any Security held by the Non-Defaulting Party at any

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time upon the occurrence of an Event of Default with respect to the Defaulting Party notwithstanding (and without awaiting the outcome of) any dispute as to the Settlement Amount payable. Consistent with Section 26.1, the Parties have an obligation to mitigate damages in an Event of Default in order to minimize the Settlement Amount.

(3)                                  Any assertion by the Non-Defaulting Party of its entitlement to enforce any of the remedies described in Section 14.2(1) must be initiated by the Non-Defaulting Party, through written notice to the Defaulting Party, no later than the expiration of twelve (12) months after the termination of this Agreement. The Party, who fails to act in a timely manner as provided in this Section 14.2, shall be deemed to have waived its right to enforce such remedies.

15.                               BILLING AND PAYMENT

15.1                        Billing and Payment for RMR and Market Payments.

(1)                                  The timing of payments and invoices received by Seller and the invoicing of Buyer by Seller shall be as provided for in the RMR Agreements or the Tariff, as applicable. Following each month during the “Condition 1” Term and within five (5) Business Days of Seller’s issuance of a Revised Estimated RMR invoice to the ISO and within five (5) Business Days of Seller’s receipt of the Tariff Monthly Preliminary GMC and Market Invoice, Seller shall render to Buyer (by regular mail, facsimile or other acceptable means pursuant to Section 20) a statement setting forth Buyer’s Monthly Charges and Buyer’s Monthly Credits for such month for the charges set forth in the applicable RMR invoice and any other amounts due to either Party. Within five (5) Business Days of Seller’s issuance of the Revised Adjusted RMR Invoice to the ISO, Seller shall render to Buyer (by regular mail, facsimile or other acceptable means pursuant to Section 20) a statement setting forth the net credit or debit (based on the difference between Buyer’s Monthly Charges and Buyer’s Monthly Credits assessed in conjunction with the Revised Estimated RMR Invoice and the same assessed in conjunction with the Revised Adjusted RMR Invoice) for such month for the charges set forth in the applicable RMR invoice and any other amounts due to either Party. Within five (5) Business Days of Seller’s receipt of the Monthly Final GMC and Market Invoice from the ISO, Seller shall render to Buyer (by regular mail, facsimile or other acceptable means pursuant to Section 20) a statement setting forth the net credit or debit (based on the difference between Buyer’s Monthly Charges and Buyer’s Monthly Credits assessed in conjunction with the Monthly Preliminary GMC and the same assessed in conjunction with the Monthly Final GMC) for such month for the charges set forth in the applicable ISO invoice and any other amounts due to either Party. Within five (5) Business Days after receipt of Seller’s statement Buyer or Seller, as applicable, shall render, by wire transfer, the amount set forth on such statement for payments due under the RMR Agreements (“RMR Payment”) or payments due under the Tariff (“Market Payment”), or payments due under Buyer’s Monthly Charges and Buyer’s Monthly Credits that are not otherwise included in the RMR Payment or Market Payment to the payment address provided in Exhibit D hereto. For purposes of clarity, “payments due under the Tariff’

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shall include all transactions with the ISO, including transactions made pursuant to the RMR Agreements in which Buyer does not elect “contract path”. All “contract path” volumes will be settled in accordance with the RMR Agreements.

(2)                                  To the extent relevant, each payment under this Agreement for a given time period shall be based on the same data which form the basis for the corresponding payment by the ISO to Seller with respect to the RMR Agreements or otherwise and any payments pursuant to the Tariff for that same time period.  Seller shall make available to Buyer, simultaneously with their delivery to or receipt from ISO, the following documents to the extent they relate to the “Condition 1” Term: (i) all invoices under the RMR Agreements (e.g., Estimated RMR Invoices, Revised Estimated RMR Invoices, Adjusted RMR Invoices and Revised Adjusted RMR Invoices), (ii) all documents reflecting changes to such invoices (e.g., Prior Period Change Worksheets), (iii) all invoices (e.g. Monthly Preliminary GMC and Market Invoice and Monthly Final GMC and Market Invoice) and Daily Settlement Statements between Seller and ISO under the Tariff relating to Market Payments that result from transactions from Delta RMR Units, and (iv) all documents reflecting changes to such invoices.  Any adjustment pursuant to Adjusted Final RMR Invoice and Monthly Final GMC and Market Invoice and any prior period adjustments (e.g. Prior Period Change Worksheets) shall be settled between Buyer and Seller in the following settlement cycle.

(3)                                  Disputes concerning billing and payment shall be handled as follows:

(a)                                  A Party may, in good faith, dispute the correctness of any invoice issued by Seller under this Article 15 or any adjustment to such an invoice or adjust any invoice for any arithmetic or computational error within twelve (12) months of the date the invoice, or adjustment to an invoice, was rendered.  Any such disputes shall be resolved in accordance with Article 23.

(b)                                 Disputes concerning billing and payment related only to the RMR ISO invoices shall be subject to the timeline for such disputes as provided in the RMR Agreements and shall be resolved in accordance with Article 23.

(c)                                  Buyer, may, in good faith, dispute any ISO settlement data related only to “market” transactions by notifying Seller of such dispute using the ISO Settlement dispute form and providing all supporting documentation no later than four (4) Business Days prior to the deadline by which Seller must file a dispute with the ISO, where such deadline is determined using the ISO payment calendar.  The timeline for resolution of “market” disputes shall be as provided in the Tariff, and the decision rendered by the ISO with respect to any “market” dispute shall be final and binding on the Parties. Seller shall only be obligated to credit Buyer any disputed amount to the extent that the ISO credits Seller same.

(d)                                 In the event a Party disputes an invoice or a portion thereof, or any other claim or adjustment arising with respect to this Agreement, the disputing Party shall pay the disputed invoiced amounts in full on the applicable payment due date, subject to later refund together with interest accrued at

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the Commercial Interest Rate for “market” transactions and at the RMR Interest Rate for RMR transactions, in either case from the date the disputed amount is paid until the date it is returned.

(4)                                  If the owing Party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at the Commercial Interest Rate. Any overpayments that are agreed upon by the Parties shall be returned upon request or deducted by Seller or Buyer from subsequent payments. Overdue payments or refunds shall accrue interest from the due date to the date of payment at the Commercial Interest Rate.  Errors with respect to invoices or payments shall be resolved as if section 9.8 of the RMR Agreements were a part of this Agreement.  Any adjustments subsequently made by the ISO shall be paid to or received from Buyer in a timely manner.

(5)                                  Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that calculation of the payments described herein are unique, complicated and dependent on information received from the ISO and each other.  Attached Exhibit F contains an estimated timeline for settlement of RMR Payment and Market Payment amounts as specified in Sections 12.1, 12.2, 12.3, and 12.4 of this Agreement.  If the Parties have not yet developed a settlement process for this Agreement, the Parties shall use an estimation procedure for settlement of the first three (3) months of the “Condition 1” Term (the “Estimation Period”).  Following conclusion of the Estimation Period, the Parties shall work together to true-up in a timely manner the amounts invoiced during such period. During the Estimation Period, the parties shall use commercially reasonable efforts to use as much information as practicable from invoicing between Seller and ISO related to the RMR Agreements and the Tariff, and other information, if practicable, related to Article 12 of this Agreement. However, at a minimum, the invoices during the Estimation Period shall contain the following:

(a)                                  The estimated invoice for the first month of the “Condition 1” Term shall be rendered to Buyer by the end of the second month of the “Condition 1” Term, with payment due within five (5) Business Days of its receipt, and contain the sum of following amounts: (a) (i) the sum of AFRRs for the RMR Units in Table B-6 shall be divided by twelve (12) and (ii) the resulting quotient shall be multiplied by the difference of one (1) minus the Fixed Option Payment Factor; (b) (i) the total of Annual Capital Recovery amounts for the RMR Units divided by twelve (12) and (ii) the resulting quotient shall be multiplied by the difference of one (1) minus the Surcharge Payment Factor, (c) (i) the sum of ISO Variable O&M Cost plus ISO Scheduling Coordinator Charge plus ISO ACA Charge multiplied by (ii) the metered MWh for the Delta RMR Units for the first month, and (d) credit of estimated Schedule C reimbursement received from ISO for any “contract path” designated Energy for the first month for the Delta RMR Units;

(b)                                 The estimated invoice for the second month of the “Condition 1” Term shall be rendered to Buyer by the end of the third month of the “Condition

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1” Term, with payment due within five (5) Business Days of its receipt, and contain the sum of following amounts: (a) (i) the sum of AFRRs for the RMR Units in Table B-6 shall be divided by twelve (12) and (ii) the resulting quotient shall be multiplied by the difference of one (1) minus the Fixed Option Payment Factor; (b) (i) the total of Annual Capital Recovery amounts for the RMR Units divided by twelve (12) and (ii) the resulting quotient shall be multiplied by the difference of one (1) minus the Surcharge Payment Factor, (c) (i) the sum of ISO Variable O&M Cost plus ISO Scheduling Coordinator Charge plus ISO ACA Charge multiplied by (ii) the metered MWh for the Delta RMR Units for the second month, (d) credit of estimated Schedule C reimbursement received from ISO for any “contract path” designated Energy for the second month for the Delta RMR Units, and (e) credit of revenues received from the ISO pursuant to the Monthly Preliminary GMC and Market Invoice between Seller and ISO under the Tariff relating to Market Payments that result from transactions from the Delta RMR Units during the first month;

(c)                                  The estimated invoice for the third month of the “Condition 1” Term shall be rendered to Buyer by the end of the fourth month of the “Condition 1” Term, with payment due within five (5) Business Days of its receipt, and contain the sum of following amounts: (a) (i) the sum of AFRRs for the RMR Units in Table B-6 shall be divided by twelve (12) and (ii) the resulting quotient shall be multiplied by the difference of one (1) minus the Fixed Option Payment Factor; (b) (i) the total of Annual Capital Recovery amounts for the RMR Units divided by twelve (12) and (ii) the resulting quotient shall be multiplied by the difference of one (1) minus the Surcharge Payment Factor, (c) (i) the sum of ISO Variable O&M Cost plus ISO Scheduling Coordinator Charge plus ISO ACA Charge multiplied by (ii) the metered MWh for the Delta RMR Units for the third month, (d) credit of estimated Schedule C reimbursement received from ISO for any “contract path” designated Energy for the third month for the Delta RMR Units, and (e) credit of revenues received from the ISO pursuant to the Monthly Preliminary GMC and Market Invoice between Seller and ISO under the Tariff relating to Market Payments that result from transactions from the Delta RMR Units during the second month;

(d)                                 The invoice for the fourth month of the “Condition 1” Term shall be rendered to Buyer by the end of the fifth month of the “Condition 1” Term, with payment due within five (5) Business Days of its receipt, and contain Buyer’s Monthly Charges and Buyer’s Monthly Credits pursuant to Section 12, and the Sections referenced therein, of this Agreement.  This invoice shall contain true-ups for the first month of settlements, including, but not limited to, adjustments resulting from Revised Adjusted RMR Invoices and Monthly Final GMC and Market Invoice; and

(e)                                  The invoices for the fifth and future months of the “Condition 1” Term shall be rendered to Buyer pursuant to Section 15.1 (1); provided, however, that the invoice for the fifth month shall contain true-ups for the

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second month of settlements, including, but not limited to, adjustments resulting from Revised Adjusted RMR Invoices and Monthly Final GMC and Market Invoice, and the invoice for the sixth month shall contain true-ups for the third month of settlements, including, but not limited to, adjustments resulting from Revised Adjusted RMR Invoices and Monthly Final GMC and Market Invoice.

15.2                        Billing and Payment for Gas Charges.

(1)                                  Seller shall remit the amount due under Section 12.5, by wire transfer, in immediately available funds, on or before the later of the 25th Day of the calendar month following the month of delivery or ten (10) Days after receipt of the invoice by Seller; provided that if such payment date is not a Business Day, payment shall be due on the next Business Day following that date. In the event that any payments are due Seller hereunder, payment to Seller shall be made in accordance with this Section 15.2.

(2)                                  A Party may, in good faith, dispute the correctness of any invoice or any adjustment to such an invoice or adjust any invoice for any arithmetic or computational error within twelve (12) months of the date the invoice, or adjustment to an invoice, was rendered. Disputes concerning billing and payment shall be resolved in accordance with Article 23. In the event a Party disputes an invoice or a portion thereof, or any other claim or adjustment arising with respect to this Agreement, the disputing Party shall pay the disputed invoiced amounts in full on the applicable payment due date, subject to later return together with interest accrued at the Commercial Interest Rate until the date paid.  If the invoiced Party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at the Commercial Interest Rate. Inadvertent overpayments shall be returned upon request or deducted by Seller from subsequent payments. Overdue payments shall accrue interest from the due date to the date of payment at the Commercial Interest Rate.

15.3                        Netting.

In each month for which there are amounts owed to and by each Party, the Parties shall to the extent reasonably possible aggregate and discharge their obligations to pay or credit through netting, in which case the Party owing the greater aggregate amount may pay to the other Party the difference between the amounts owed; provided that, for purposes of clarity, the Parties shall not “net” (a) RMR Payments or Market Payments against (b) Gas charges as described in Section 12.5; and provided further that, Seller shall not be obligated to credit Buyer with, and Buyer may not net, any Condition 1 revenues until such time as Seller receives same from the ISO. Such netting shall not result in any waiver of, and each Party reserves to itself, any rights, counterclaims, remedies or defenses (to the extent not expressly herein waived or denied) which such Party has or may be entitled to arising from or out of this Agreement.

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15.4                        Right of Audit and Obligation to Provide Financial Information.

(1)                                  Each Party (and its representatives) has the right, on five (5) Business Days’ prior written notice, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement, including ISO settlements, Energy, Ancillary services, capacity schedules, and Fuel consumption.  If requested, Seller shall provide to Buyer statements evidencing the quantities of Energy and Ancillary Services delivered at the Delivery Point, metering records of Fuel delivered to the Fuel Delivery Point and Fuel consumed at the Facility and any tests or records of any non-conforming Gas delivered at the Gas Delivery Point.  If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be promptly made and shall bear interest calculated at the Commercial Interest Rate from the date the overpayment or underpayment was made until such adjustment is paid or refunded; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of twelve (12) months from the receipt thereof.

(2)                                  If requested by a Party (“Party A”), the other Party (“Party B”) shall deliver (i) within 120 Days following the end of each fiscal year, a copy of Party B’s annual report containing audited consolidated financial statements for such fiscal year and (ii) within 60 Days after the end of each of its first three fiscal quarters of each fiscal year, a copy of Party B’s quarterly report containing unaudited consolidated financial statements for such fiscal quarter.  In all cases the statements shall be for the most recent accounting period and prepared in accordance with GAAP; provided, however, that should any such statements not be available on a timely basis due to a delay in preparation or certification, such delay shall not be an Event of Default under Section 14.1(1) so long as Party B diligently pursues the preparation, certification and delivery of the statements.  If Party B’s financial statements are publicly available from the website of the Securities and Exchange Commission, Party B shall not be required to deliver copies of such statements to Party A. Notwithstanding this Section 15.4(2), with respect to Seller, all financial statements shall be for Mirant Corporation.

(3)                                  To facilitate verification of invoice data, the Parties shall use commercially reasonable efforts to allow Buyer to have access to Seller’s portion of the ISO RMR website regarding information on the Delta RMR Units.

16.                               INDEMNIFICATION

The Parties hereby incorporate the indemnity provision from the RMR Agreements as follows. Subject to the limitations in Section 17, each Party shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, contractors and sub-contractors, from and against all third party claims, judgments, losses, liabilities, costs, expenses (including reasonable attorneys’ fees) and damages for personal injury,

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death or property damage, caused by the negligence or willful misconduct related to this Agreement or breach of this Agreement of the indemnifying Party, its officers, directors, agents, employees, contractors or sub-contractors, provided that this indemnification shall be only to the extent such personal injury, death or property damage is not attributable to the negligence or willful misconduct related to this Agreement or breach of this Agreement of the Party seeking indemnification, its officers, directors, agents, employees, contractors or sub-contractors. This indemnification shall not include or cover any claim covered by any workers’ compensation law. This indemnification shall be for an amount not exceeding the deductible of the indemnifying Party’s commercial general liability insurance. The indemnified Party shall give the other Party prompt notice of any such claim. The indemnifying Party shall have the right to choose competent counsel, control the conduct of any litigation or other proceeding, and settle any claim. The indemnified Party shall provide all documents and assistance reasonably requested by the indemnifying Party.

17.                               LIMITATION OF LIABILITY

THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS HEREIN PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST OPPORTUNITY COSTS OR LOST PROFITS, BY STATUTE, IN TORT OR CONTRACT, AT LAW OR IN EQUITY, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES IS WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE IS SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

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18.                               ASSIGNMENT; BINDING EFFECT

18.1                        Assignment.

Neither Party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, and any such assignee shall agree in writing to be bound by the terms and conditions hereof and shall meet the non-assigning Party’s creditworthiness criteria which shall include, but shall not be limited to, providing adequate assurance to the non-assigning Party in an amount and form determined by the non-assigning Party in a commercially reasonable manner. The Parties acknowledge that the form and amount of any adequate assurance which the non-assigning Party may require from an assignee, as described in the preceding sentence, may not be the same as the form and amount of Security which Seller or Buyer, as applicable, is required to provide pursuant to Article 21. Notwithstanding the foregoing, either Party may, without the need for consent from the other Party, (a) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements; (b) transfer or assign this Agreement to an Affiliate of such Party; or (c) transfer or assign this Agreement to any Person succeeding to all or substantially all of the assets of such Party; provided, that in the case of clauses (b) and (c) any such assignee shall agree in writing to be bound by the terms and conditions hereof and has (i) met the non-assigning Party’s creditworthiness criteria which shall include, but shall not be limited to, providing adequate security to the non-assigning Party in an amount and form determined by the non-assigning Party in a commercially reasonable manner and (ii) demonstrated to the non-assigning Party that it has internal or external resources with reasonable proficiency in generation operations and that it is able to operate the Facility consistent with Good Industry Practice and in accordance with all the obligations under this Agreement. Upon any assignment consented to by the other Party or permitted under clauses (b) or (c) of the preceding sentence, the assigning Party shall be relieved of liability for all obligations arising hereunder after the date such assignment becomes effective. The Parties agree that it shall be a condition precedent to any proposed assignment of this Agreement that the assignor and assignee shall fulfill the obligations of this Section 18.1 before the assignment of this Agreement shall be allowed to occur.

18.2                        Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

19.                               CONFIDENTIALITY

Each Party shall keep confidential, and shall not disseminate to any third party (other than such Party’s Affiliates) or use for any other purpose (except with written authorization), any information received from the other that is confidential or proprietary

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unless legally compelled (by deposition, inquiry, request for production of documents, subpoena, civil investigative demand or similar process, or by order of a court or tribunal of competent jurisdiction, or in order to comply with applicable rules or requirements of any stock exchange, government department or agency or other Governmental Authority, or by requirements of any securities law or regulation or other Governmental Rule) or as necessary to enforce the terms of this Agreement. Either Party may disclose the terms of this Agreement to (i) its Affiliates, and to its and their officers, directors, employees, attorneys and accountants, (ii) credit reporting agencies, upon request and who are bound to hold, treat and protect such information on a confidential basis and (iii) its lenders, prospective lenders, financing participants and their respective consultants and agents who (in the case of Persons identified in clause (iii)) are bound to hold, treat and protect such information on a confidential basis. If any Party is compelled to disclose any confidential information of the other Party, such Party shall request that such disclosure be protected and maintained in confidence to the extent reasonable under the circumstances and use reasonable efforts to protect or limit disclosure with respect to commercially sensitive terms. In addition, such Party shall provide the other Party with prompt notice of the requirement to disclose confidential information in order to enable the other Party to seek an appropriate protective order or other remedy, and such Party shall consult with the other Party with respect to the other Party taking steps to resist or narrow the scope of any required disclosure.

20.                               NOTICES

All notices, requests, statements or payments shall be made to the addresses and persons specified in Exhibit D hereto. All notices or requests shall be made in writing except where this Agreement expressly provides that notice may be made orally. Notices required to be in writing shall be delivered by letter, facsimile or other documentary form. Notice by facsimile shall be deemed to have been received on the Day on which it was transmitted (where confirmation of successful transmission is received) (unless transmitted after 5:00 p.m. at the place of receipt or on a Day that is not a Business Day in which case it shall be deemed received on the next Business Day); provided that dispatch notifications and notifications of changes in availability of the Facility sent by facsimile shall be treated as received when confirmation of successful transmission is received. Notice by hand delivery, overnight mail, or courier shall be deemed to have been received when delivered. Notice by telephone shall be deemed to have been received at the time the call is received. A Party may change its address by providing notice of same in accordance herewith.

21.                               SECURITY

21.1                           Encumbrance; Grant of Security Interest. As security for the prompt and complete payment of all amounts now due or that may hereafter become due from a Party to the other Party and performance by a Party of all of its obligations, each Party hereby pledges, assigns, conveys and transfers to the other Party, and hereby grants to the other Party a present and continuing security interest in and to, and a general first lien upon and

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right of set off against, all of such Party’s right, title and interest in, to and under any Security (except Letters of Credit) which has been or may in the future be transferred to, or received by, the other Party, and all dividends, interest, and other proceeds from time to time received, receivable, or otherwise distributed in respect of, or in exchange for, any or all of the foregoing.

21.2                           Collateral Requirement. The amount of Security to be posted by a Party (the “Posting Party”) to the other Party (the “Secured Party”) shall be equal to the amount that the Net Exposure “owed” by the Posting Party to the Secured Party for any month exceeds the Credit Threshold for the Posting Party, subject to the provisions of this Article 21 (the “Collateral Requirement”).  If the Net Exposure is a negative number, Seller shall post Security, as calculated herein, to Buyer. If the Net Exposure is a positive number, Buyer shall post Security, as calculated herein, to Seller. Notwithstanding the foregoing, for Seller, the Security required hereunder shall at no time be greater than $7.5 million.

21.3                           Calculation of Net Exposure. “Net Exposure” equals the RMR Exposure plus the Market Exposure plus the Gas Exposure. The calculation of Net Exposure shall be made in accordance with the following terms. It is the intent of the Parties that the Calculation Date coincide, to the extent possible, with the submission by Seller to the ISO of an Estimated RMR Invoice for the previous trade month.  If for any reason Seller does not submit such an invoice to the ISO, with a copy concurrently to Buyer, or estimate to Buyer on or before the fifteenth (15th) calendar day of a month, Buyer may, at its election, estimate the amounts described below as needed for the calculation of Net Exposure and demand any resulting Collateral Requirement. Attached Exhibit G contains a method for calculating an estimated Net Exposure for the first four (4) Calculation Dates, the period during which sufficient settlement data may not be available to do a more accurate calculation; provided, however, that if actual amounts become available for any of the estimated amounts in Exhibit G, the applicable Party shall use such actual amounts in calculating the Net Exposure in accordance with the methodology described in Exhibit G.

(1) “RMR Exposure” shall be the sum of: (a) for the previous month, Buyer’s “Condition 2” obligation to Seller less the “Condition 1” revenues in the Estimated RMR Invoice; (b) for the current month and the subsequent month, Buyer’s expected “Condition 2” obligation to Seller for Monthly Availability Payment plus the Monthly Surcharge Payment less the expected “Condition 1” credits for the same period from Seller to Buyer; and (c) for the current month and the subsequent month, an estimate of Seller’s credits to Buyer resulting from the sale of “contract path” Energy pursuant to the RMR Agreements. An estimate of “contract path” Energy may be calculated as MW available at the Delta RMR Units, multiplied by the hours in the current month, multiplied by a capacity factor (equal to the prior month’s percentage of actual “contract path” Energy), multiplied by a fixed heat rate of 11MMBtu/MWh, multiplied by the last published Natural Gas Intelligence Bidweek Spot Gas Prices, California, PG&E Citygate Average, multiplied by two (2) (for two (2) months). For example, only, 966 MW * 720

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hours/mo * 5% (or prior month’s actual percentage) * 11 MMBtu/MWh * $6.50/MMBtu * 2 = approximately $5.0 million;

(2)                                  “Market Exposure” shall be based on the last settled Market Payment between Seller and Buyer. The amount of that last settled Market Payment shall be multiplied by three (3) (for three (3) months). For clarity, for purposes of the Market Exposure calculation, a payment from Seller to Buyer is a negative number, and a payment from Buyer to Seller is a positive number; and

(3)                                  “Gas Exposure” shall be an estimate of potential Gas imbalances, calculated as (-1) * 5% * MDQ (as set forth in each of Seller’s NGSAs, which are subject to change from time to time) * 61 days * the last published Natural Gas Intelligence Bidweek Spot Gas Prices, California, PG&E Citygate Average.  For clarity, for purposes of the Gas Exposure calculation, a potential exposure by Buyer to Seller, implying potential payment from Seller to Buyer, is a negative number.

21.4                           Transfer of Security.

(1)                                  If the Secured Party demands Security, pursuant to the Collateral Requirement, from the Posting Party on or before the Notification Time on a Business Day, such Security shall be transferred by 5:00 p.m., New York City time, on the second Business Day after the Business Day such demand is made.  Security demanded of a Posting Party after the Notification Time on a Business Day shall be transferred by 5:00 p.m., New York City time, on the third Business Day after the Business Day such demand is made. If the Posting Party demands the return of Security, pursuant to the Collateral Requirement, from the Secured Party on or before the Notification Time on a Business Day, such Security shall be transferred by 5:00 p.m., New York City time, on the second Business Day after the Business Day such demand is made. Return of Security demanded by a Posting Party after the Notification Time on a Business Day shall be transferred by 5:00 p.m., New York City time, on the third Business Day after the Business Day such demand is made.

(2)                                  A Posting Party may substitute new Security for other existing Security of equal value on the Business Day following the Secured Party’s receipt of written notice thereof.  Upon the transfer to the Secured Party of the substitute Security, the Secured Party shall transfer the relevant replaced Security to the Posting Party no later than the second Business Day after such transfer has been effected.

21.5                           Credit Thresholds.

(1)                                  The applicable Credit Threshold for each Party is as follows:

To qualify for a Credit Threshold Amount at BBB-/Baa3 Credit Rating, Seller’s or its Guarantor’s Credit Rating outlook from each of S&P and Moody’s, respectively, shall be “Stable” or better. Credit Threshold for Seller (or its Guarantor):

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Amount	S&P Credit Rating	Moody’s Credit Rating
$15 million	AA- and above	Aa3 and above
$10 million	BBB+ to A+	Baa1 to A1
$5 million	BBB- to BBB	Baa3 to Baa2
$ Zero	Below BBB-	Below Baa3

To qualify for a Credit Threshold Amount at BBB-/Baa3 Credit Rating, Buyer’s Credit Rating outlook from each of S&P and Moody’s, respectively, shall be “Stable” or better. Credit Threshold for Buyer:

Amount	S&P Credit Rating	Moody’s Credit Rating
$22 million	AA- and above	Aa3 and above
$17 million	BBB+ to A+	Baa1 to A1
$12 million	BBB- to BBB	Baa3 to Baa2
$ Zero	Below BBB-	Below Baa3

(2) If Seller’s Guarantor issues a Guarantee, the Credit Threshold for Seller or its Guarantor shall be the lesser of (a) the amount denoted in the applicable Credit Threshold matrix and (b) the amount of the Guarantee.

21.6                           Interest on Cash Collateral.  Any cash posted as Security hereunder shall accrue interest for the benefit of the Posting Party in accordance with the Commercial Interest Rate.

21.7                           Letter of Credit.

If (i) the Posting Party has provided a Letter of Credit under Article 21, (ii) the Posting Party fails to cause any Letter of Credit to be renewed or replaced at least twenty (20) Days before its expiration, and (iii) the Posting Party has not provided substitute Security if permitted under Article 21, then the Secured Party shall have the right to draw all or any part of the available balance of such Letter of Credit, in an amount not exceeding the Collateral Requirement. The Posting Party’s failure to renew the Letter of Credit shall not, in and of itself, result in an Event of Default under Section 14.1(l)(f). The cash proceeds received by the Secured Party from drawing on a Letter of Credit under this provision shall be held as cash Security and shall be subject to Section 21.6. If the bank issuing the Letter of Credit fails to honor the Secured Party’s properly documented request to draw on the outstanding Letter of Credit and the Posting Party fails to provide a replacement Letter of Credit from a financial institution reasonably acceptable to the Secured Party or cash as a replacement for that dishonored Letter of Credit, an Event of Default with respect to the Posting Party shall be deemed to have occurred under Section 14.1(l)(f).

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21.8                           Exercise of Rights Against Security.

If (i) an Event of Default with respect to the Posting Party has occurred and is continuing, or (ii) an Early Termination Date has occurred or has been designated as the result of an Event of Default with respect to the Posting Party, then, unless the Posting Party has paid in full all of its obligations that are due to the Secured Party under this Agreement, the Secured Party may exercise one or more of the following rights and remedies:

(1)                                  Letter of Credit. If the Security posted by the Posting Party is one or more Letters of Credit, the Secured Party may draw on the entire, undrawn portion of all outstanding Letters of Credit; provided that, such drawing shall not exceed the Settlement Amount as calculated by the Secured Party. Notwithstanding the Secured Party’s receipt of cash proceeds from a drawing under a Letter of Credit, the Posting Party shall remain liable (i) for any failure to provide any additional Security as required by Article 21 and (ii) for any amounts owing to the Secured Party and remaining unpaid after the application of the amounts so drawn by the Secured Party.

(2)                                  Cash. If the Security posted by the Posting Party is cash, the Secured Party shall have the right to apply such cash against and in satisfaction of any amount due and payable by the Posting Party in respect of its obligations under this Agreement.

22.                               FORCE MAJEURE

The Parties hereby incorporate the Force Majeure provision from the RMR Agreements as follows. If either Party is unable to perform its obligations under this Agreement due to a Force Majeure Event, the Party unable to perform shall notify the other Party of the Force Majeure Event promptly after the occurrence thereof. The Party’s notice may be given orally but shall promptly be confirmed in writing or electronically. If a Force Majeure Event prevents a Party from performing, in whole or in part, its obligations under this Agreement, such Party’s obligations, other than obligations to pay money (unless the means of transferring funds is affected), shall be suspended and such Party shall have no liability with respect to such obligations; provided, that the suspension of the Party’s obligations is of no greater scope and of no longer duration than is required by the Force Majeure Event. If a Force Majeure Event reduces the Availability of an RMR Unit, the Availability shall be determined as if the RMR Unit were available up to the Unit Availability Limit in effect prior to the Force Majeure Event through the earlier of the 12th Day following the Force Majeure Event or until the RMR Unit’s Availability is restored, whichever occurs first. The Party that is unable to perform by reason of a Force Majeure Event shall use commercially reasonable efforts to remedy its inability to perform and mitigate the consequences of the Force Majeure Event as soon as reasonably practicable; provided, that no Party shall be required to obtain replacement power or to settle any strike or other labor dispute on terms which, in the Party’s sole discretion, arc contrary to its interest and, except to the extent that the RMR Unit’s primary Fuel is distillate fuel oil or Schedule H of the RMR Agreements expressly requires Seller to maintain fuel oil capability for the RMR Unit, Seller shall not be required to obtain or use fuel oil to operate an RMR Unit. The Party unable to perform

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shall advise the other Party of its efforts to remedy its inability to perform and to mitigate the consequences of the Force Majeure Event, and shall advise the other Party of when it believes it will he able to resume performance of its obligations under this Agreement.

23.                               DISPUTE RESOLUTION

Section 11.1 of the RMR Agreements is incorporated herein by reference and shall apply to any disputes that may arise between the Parties under this Agreement provided that only Buyer and Seller shall be parties to the dispute resolution process.

24.                               INSURANCE

During the Contract Term, Seller shall carry and maintain, or cause to be carried and maintained, no less than the insurance coverages required in the RMR Agreements.

25.                               MATERIAL CHANGE(S)

25.1                        RMR; RMR Agreements.

If the present RMR regulatory regime in existence as of the Effective Date of this Agreement is modified or superseded by some other regime, system or market design (e.g., Market Redesign and Technology Upgrade) and such modification or superseding regime does not result in the termination or expiration of any RMR Agreement but nonetheless results in either (1) a reduction in what would have been the amount of payments to Seller under “Condition 2,” or (2) imposition of additional costs or charges on Seller, and such Regime Change results in a cumulative negative financial impact to Seller of $50,000 or more on earnings before interest, taxes, and depreciation, Buyer shall increase its payments hereunder to ensure that Seller receives the same payments-to-costs benefit as the Parties have agreed to as part of this Agreement. In such event, Seller shall invoice Buyer in accordance with the billing provisions set forth in this Agreement each time the cumulative negative financial impact on Seller’s earnings as defined herein reaches at least $50,000. Buyer’s obligation to pay any such invoices shall continue for the remaining term of this Agreement; provided, however, as of January 1, 2009, Buyer shall have the unconditional right to terminate this Agreement on a Unit by Unit basis at any time; provided that, (a) such termination shall become effective on the date the ISO permits Seller to switch each affected RMR Unit from “Condition 1” status to “Condition 2” status and (b) Buyer pays Seller, subject to the payment and netting provisions set forth herein, the total amount of Seller’s outstanding negative financial impact on earnings as defined herein at the time of termination.

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25.2                        Air Permit.

If the air permit for the Facility, as originally issued, is amended such that the maximum number of Run Hours or the minimum load, as determined by environmental restrictions contained in the air permit, materially reduces the availability of the Facility, Seller shall provide Buyer with prompt written notice of such amendment, and Buyer shall have the right to terminate this Agreement by providing written notice to Seller within ninety (90) Days of Buyer’s receipt of notice of any such amendment, with any such termination to be effective ninety (90) Days after delivery of such termination notice. Seller and Buyer shall not be liable for any damages resulting from an early termination of this Agreement pursuant to this Section 25.2. If the Facility’s air permit is amended by any Governmental Authority, Seller shall promptly notify Buyer of any modifications to the Operational Limitations as may be necessary to comply with the amended air permit. Notwithstanding the above, Seller shall have the duty to use its commercially reasonable efforts to oppose any amendment that may adversely affect the dispatch rights provided for herein.

26.                               MISCELLANEOUS

26.1                        Duty to Mitigate.

Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party’s performance or non-performance of this Agreement.

26.2                        Entire Agreement and Amendments.

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no prior or contemporaneous agreements or representations affecting the subject matter of this Agreement other than those herein expressed. No amendment, modification or change to this Agreement shall be enforceable unless reduced to writing and executed by both Parties.

26.3                        Governing Law.

This Agreement and the rights and duties of the Parties hereunder shall be governed by and construed, enforced and performed in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws that would require the application of the law of any other state.

26.4                        Waivers.

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The failure of either Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of a Party thereafter to enforce each and every such provision. A waiver under this Agreement must be in writing and state that it is a waiver. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

26.5                        Fines.

Except as otherwise provided in this Agreement, each Party shall be responsible for and shall pay the fines that are levied upon it by a Governmental Authority or regulatory body as a result of such Party’s own actions or inactions except to the extent one Party is obligated to indemnify the other Party under this Agreement.

26.6                        Severability.

Except as otherwise stated herein, any provision or section declared or rendered unlawful by a Governmental Authority, or deemed unlawful because of a statutory change, will not otherwise affect the lawful obligations that arise under this Agreement.

26.7                        Headings; Exhibits.

The headings used for the sections and articles herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this Agreement. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.

26.8                        No Third Party Beneficiaries.

Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not he construed as a third party beneficiary contract.

26.9                        Counterparts.

This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument. Execution pages may be delivered by facsimile, and each such facsimile copy of an execution page shall have the same legal force and effect as would an original.

26.10                 No Partnership.

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Nothing contained in this Agreement shall be construed to create a partnership, joint venture, agency or other relationship that may invoke fiduciary obligations between the Parties hereto.

26.11                 Press Releases.

Neither Party may issue a press release or make any public statement with respect to this Agreement or the substance hereof without the prior written agreement of the other Party with respect to the form, substance and timing thereof, except that either Party may make any such press release or public statement when the releasing Party is advised by its legal counsel that such a press release or public statement is required by law, regulation, stock exchange rules or in connection with the financing of the Facility, but in such event the Parties shall use their reasonably good faith efforts to agree as to the form, substance and timing of such release or statement.

26.12                 Rights under the Federal Power Act.

(1)                                  This Agreement shall not be subject to change through any unilateral application by either Party to any Governmental Authority including, but not limited to, the FERC pursuant to the provisions of Sections 205 or 206 of the Federal Power Act, without the prior mutual written agreement of both Parties.  Each of the Parties hereby irrevocably waives any right it may or can have to unilaterally seek any change, or to support any application, complaint, or action by any other party or Governmental Authority seeking such change.

(2)                                  Absent agreement by the Parties to the proposed change, the standard of review for changes to any Section of this Agreement proposed by a Party, a non-party or the FERC acting sua sponte shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra” doctrine).

[Signature page follows this page]

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IN WITNESS WHEREOF, each of Seller and Buyer has caused this Agreement to be executed on its behalf by its duly authorized representative to be effective as of the date first above written.

Mirant Delta, LLC

By:	/s/ Curtis A. Morgan

Name:	Curtis A. Morgan

Title:	Chief Executive Officer

Date:	1/13/05

Mirant Potrero, LLC

By:	/s/ Curtis A. Morgan

Name:	Curtis A. Morgan

Title:	Chief Executive Officer

Date:	1/13/05

Pacific Gas and Electric Company

By:	/s/ Gordon R. Smith

Name:	Gordon R. Smith

Title:	President and C.E.O.

Date:	January 14, 2005

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Exhibit A

McDermott

Will & Emery

Boston Brussels Chicago Dissaldorf London los Angeles Miami Milan munich new york Orange County Rome San Diego Silicon Valley Washington, D.C.	FILED OFFICE OF THE SECRETARY	Michael A. Yuffee Attorney at Law myuffee@mwe.com 202.756.8086
2005 JAN - 7 P 3:55
FEDERAL ENERGY
REGULATORY COMMISSION

January 7, 2005

BY HAND DELIVERY

Hon. Magalie R. Salas

Secretary

Federal Energy Regulatory Commission

888 First Street, N.E.

Washington, D.C. 20426

Re:                               Mirant Delta, LLC and Mirant Potrero, LLC, Docket No. ERO5-343-000

Dear Secretary Salas:

Pursuant to Rule 602 of the Federal Energy Regulatory Commission’s Rules of Practice and Procedure, 18 C.F.R. § 385.602 (2004), Mirant Delta, LLC (“Mirant Delta”) and Mirant Potrero, LLC (“Mirant Potrero”) (collectively, “Mirant”),(1)  hereby submit an original and 14 copies of an Offer of Partial Settlement (“Settlement”) among the following parties (collectively, the “Supporting Parties”): Mirant, the California Independent System Operator Corporation (“ISO”), the California Electricity Oversight Board (“EOB”) and Pacific Gas and Electric Company (“PG&E”). This Settlement represents an integrated and complete resolution of all issues in this proceeding relating to: (i) Owner’s Repair Cost Obligations; (ii) Annual Fixed Revenue Requirements (“AFRRs”); and (iii) Variable O&M Rates (“VOM Rates”) for Contra Costa Units 4, 5 and 7, Pittsburg Units 5 and 6, and Potrero Units 3, 4, 5 and 6. In addition, this Settlement conditionally extends the settlement of these issues through 2008.

The Supporting Parties are authorized to represent that although the California Public Utilities Commission (“CPUC”) is not a signatory to the Settlement, the CPUC does not oppose the Settlement.

(1)                                  Beginning on July 14, 2003, Mirant Corporation and certain of its affiliated entities (collectively,  “Mirant”) commenced proceedings under Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101, et seq., in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”). In filing this Explanatory Statement and related Settlement, Mirant does not intend to waive any protections which might be afforded to it under the Bankruptcy Code, including but not limited to those protections provided by Section 362 thereof.

The Settlement consists of:

(i) this transmittal letter;

(ii) an Explanatory Statement concerning the Settlement;

(iii) the Offer of Partial Settlement by and between the Supporting Parties;

(iv) a proposed order approving the Settlement; and

(v) a draft notice of filing.

Mirant respectfully requests that the Secretary transfer the Settlement to the Commission pursuant to Rule 602(b)(2)(ii). Mirant submits that this Settlement is in the public interest and should be accepted by the Commission as it is the result of in-depth negotiations among Mirant, PG&E, CPUC and EOB and resolves all issues in this proceeding relating to: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates. Accordingly, Mirant requests that the Commission approve the Settlement.

Respectfully submitted,

/s/ Michael A. Yuffee
Michael A. Yuffee
Bruce A. Bedwell
McDERMOTT will & emery LLP

Debra Raggio Bolton
Mirant Corporation

Attorneys for
Mirant Delta, LLC and Mirant Potrero, LLC

Attachments

CERTIFICATE OF SERVICE

I hereby certify that I have this day served copies of the foregoing document upon each person designated on the official service list as compiled by the Secretary in this proceeding in accordance with the requirements of Rule 2010 of the Rules of Practice and Procedure, 18 C.F.R. 385.2010 (2004).

In addition, copies of this filing have been served on the following persons:

Deborah A. Le Vine	Charles F. Robinson
Director of Contracts	Vice President and General Counsel
California ISO Corporation	California ISO Corporation
151 Blue Ravine Road	151 Blue Ravine Road
Folsom, CA 95630	Folsom, CA 95630

Robert C. Kott	Mary Anne Sullivan
Manager of Reliability Contracts	Hogan & Hartson
California ISO Corporation	555 Thirteenth Street, NW
151 Blue Ravine Road	Washington, DC 20004
Folsom, CA 95630

Laura Douglass	Stuart K. Gardiner
Team Lead, Reliability Strategy	Law Department, B30A
Pacific Gas and Electric Company	Pacific Gas and Electric Company
Mail Code N12E	P.O. Box 7442
P.O. Box 770000	San Francisco, CA 94120
San Francisco, CA 94177-0001

Kenneth L. Glick	Laurence G. Chaset
Staff Counsel	Legal Division
California Electricity Oversight Board	California Public Utilities Commission
770 L. Street	505 Van Ness Avenue
Suite 1250	San Francisco, CA 94102
Sacramento, CA 95814

DATED at Washington, D.C., this 7th day of January, 2005.

/s/ Bruce A. Bedwell
Bruce A. Bedwell

EXPLANATORY STATEMENT

EXPLANATORY STATEMENT (1)

I.                                         PROCEDURAL HISTORY

1.                                       Mirant Delta is the owner of the Contra Costa Power Plant located in Antioch, California, and the Pittsburg Power Plant located in Pittsburg, California. Mirant Potrero is the owner of the Potrero Power Plant located in San Francisco, California.

2.                                       Mirant Delta and Mirant Potrero operate generating units at their respective power plants subject to Must-Run Service Agreements (“RMR Agreements”) with the ISO, the Schedules to which contain certain generation unit-specific terms and conditions. The units subject to such obligations under these RMR Agreements are referred to herein as RMR Units.(2)

3.                                       By their express terms, the RMR Agreements provide for annual revisions to, among other things, the AFRR and the Variable O&M Rate (“VOM Rate”) for each RMR Unit. Pursuant to Schedule B, Section 7 of the RMR Agreements, the AFRR values are determined by the Formula Rate set forth in Schedule F to the RMR Agreements, unless Mirant files a superseding rate schedule under Section 205 of the Federal Power Act. The VOM Rates also are determined by a formula set forth in Schedule F. Schedule F requires that Mirant provide annually to the ISO an “Information Package detailing and supporting all calculations” used to determine the AFRRs and VOM Rates under the respective formulas for the upcoming calendar year (“Schedule F Filing Requirements”). Mirant is required to provide a copy of this Information Package to the ISO “in printed form and a suitable electronic format” and to the Commission “in an informational filing.”

4.                                       On October 9, 2001, Mirant submitted, in Docket No. ER02-64-000, an information package in the form of an informational filing (“2002 Information Package”) in accordance with Schedule F of its RMR Agreements. The 2002 Information Package contained data and workpapers detailing Mirant’s calculation of its proposed AFRRs and VOM Rates for calendar year 2002. PG&E, the ISO, the EOB, and the CPUC (collectively, the “Joint Parties”)(3) filed protests to the 2002 Information Package, raising a variety of issues.

5.                                       On December 19, 2001, the Commission issued an order conditionally accepting for filing the revised tariff sheets submitted in Docket No. ER02-198-000, subject to refund and

(1)                                  This Explanatory Statement is not intended to alter any of the specific provisions of the Settlement, including its exhibits and attachments, and is provided solely to comply with the Commission’s rules.

(2)                                  Specifically, the following units owned by Mirant will be subject to RMR Agreements during calendar year 2005: Contra Costa Units 4, 5 and 7; Pittsburg Units 5 and 6; and Potrero Units 3, 4, 5 and 6.

(3)                                  The only other party to respond to this filing was the City and County of San Francisco, whose Motion to Intervene raised no substantive issues.

the outcome of the ongoing proceedings in Docket No. ER02-64-000. Mirant Delta, LLC, 97 FERC ¶ 61,284 (2001).

6.                                       On November 20, 2002, the Supporting Parties entered into a stipulation and agreement (the “2002-2004 Settlement”), which fully resolved all issues in Docket Nos. ER02-64-000 and ER02-198-000. No party objected to the 2002-2004 Settlement and the Commission approved the settlement on February 5, 2003.(4) The 2002-2004 Settlement set forth Mirant’s AFRRs and VOM Rates for the period January 1, 2002 through December 31, 2004, thereby eliminating the need for Mirant to make Schedule F filings for those calendar years. The 2002-2004 Settlement also set forth Mirant’s Owner’s Repair Cost Obligations for the same period.

7.                                       On December 16, 2004, Mirant filed with the Commission various proposed rate and rate schedule changes (referred to as the “Limited 205 Filing”). The Limited 205 Filing, among other things, contains the proposed: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates for each RMR Unit, to be effective January 1, 2005.

II.                                     DESCRIPTION OF SETTLEMENT

1.                                       In anticipation of the Schedule F Filing Requirements and the Limited 205 Filing, Mirant, PG&E, CPUC and BOB initiated informal settlement discussions to resolve any potential issues relating to the AFRRs and VOM Rates for calendar year 2005. As a result of these informal settlement discussions, the Supporting Parties submit the attached Settlement, pursuant to which the Supporting Parties consent to the: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates as set forth in Mirant’s Limited 205 Filing for 2005.(5)

2.                                       Pursuant to the Settlement, the AFRR, VOM Rate and Owner’s Repair Cost Obligation values in Mirant’s Limited 205 Filing will be effective for the period January 1, 2005, through December 31, 2005 as follows: (a) Owner’s Repair Cost Obligations as contained in Schedule A, Section 13 of the RMR Agreements; (b) AFRRs, as contained in Table B-6 of the RMR Agreements; and (c) VOM Rates, as contained in Table Cl-18 of the RMR Agreements.

3.                                       Specifically, the Supporting Parties consent to the following, as reflected in Mirant’s Limited 205 Filing for 2005:

a.                                       New AFRRs for Contra Costa Unit 7, Pittsburg Units 5-6, and Potrero Units 3-6;

b.                                      For Contra Costa Units 4-5, the continuation of the AFRRs contained in the 2002-2004 Settlement;

(4)                                  Mirant Delta, LLC and Mirant Potrero, LLC, 102 FERC ¶ 61,130 (2003).

(5)                                  The ISO has not had the opportunity to independently investigate or evaluate the basis for the rates in the Settlement. It nevertheless supports the Settlement based on the recognition that it is the product of extensive negotiation among Mirant, the CPUC, the EOB and PG&E, which is the Responsible Utility with respect to these RMR Units, and based on the fact that the Commission will review and approve the Settlement only upon a determination that it is fair and reasonable and in the public interest.

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c.                                       For all RMR Units, the continuation of the VOM Rates contained in the 2002-2004 Settlement;

d.                                      For all RMR Units, new Owner’s Repair Cost Obligations; and

e.                                       Revised Rate Schedule Sheets to be effective January 1, 2005 through December 31, 2005.

4.                                       Upon agreement by the Supporting Parties, this Settlement may be extended, without modification, for the period January 1, 2006 through December 31, 2008, by providing joint notice of such extension to the Commission.

5.                                       The Supporting Parties have agreed that the Settlement will be deemed to satisfy Mirant’s Schedule F Filing Requirements for 2005 and, if the Settlement is extended, for 2006 through 2008.

6.                                       Through this Settlement, the Supporting Parties consent only to those changes in Mirant’s Limited 205 Filing for 2005 discussed herein, and take no position in this Settlement on the other changes set forth in Mirant’s Limited 205 Filing.

III.                                 EFFECTIVE DATE

The Settlement shall be effective on the later of: (1) the date the Settlement is approved by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, which approval will be sought promptly by Mirant after the Commission issues an order approving the Settlement without modification or condition or, if modified or conditioned by the Commission, after acceptance of the modification or conditions contained in such order by all of the Supporting Parties; or (2) if modified or conditioned by the Bankruptcy Court, upon the date of acceptance of the modifications or conditions contained in such order by all of the Supporting Parties (“Effective Date”).

IV.                                REFUNDS

Refunds will be paid pursuant to the terms and conditions of the Settlement.

V.                                    COMMENTS

The Supporting Parties seek expedited treatment and request waiver of Rules 602(d)(2) and 602(f) so that initial comments on the Settlement are due on January 14, 2005, and reply comments are due on January 21, 2005.

VI.                                POLICY ISSUES AND OTHER ISSUES ARISING UNDER THE SETTLEMENT

In accordance with the Chief Judge’s October 15, 2003 Notice to the Public concerning Information to be Provided with Settlement Agreements, the Parties provide the following information:

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1.                                      Underlying Issues and Major Implications

The Parties wish to resolve all outstanding issues with respect to the: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates set forth in Mirant’s Limited 205 Filing for 2005. Through this Settlement, the Parties agree that the data contained in Mirant’s Limited 205 Filing for 2005 concerning: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates are to be accepted as filed, to be effective from January 1, 2005, through December 31, 2005 and thereafter until changed by Commission order or extended by the Parties pursuant to Section 1.6 of the Settlement. This Settlement does not change any obligation Mirant has under the RMR Agreements to make future filings to change these rates.

2.                                      Policy Implications

The unopposed changes to Mirant’s RMR Agreements do not raise any policy implications.

3.                                      Pending Cases That May Be Affected

The Settlement will not affect any cases currently pending before the Commission.

4.                                      Issues of First Impression and Reversals on Commission Position

The Settlement does not raise any issues of first impression and does not propose to reverse any previous Commission decisions involving similar issues.

5.                                      Standard of Review

The Parties intend that the standard of review for changes to any section of the Settlement proposed by a Party, a non-party or the Commission acting sua sponte, shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra” doctrine).

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OFFER OF SETTLEMENT

OFFER OF SETTLEMENT

This Offer of Partial Settlement (the “Settlement”) is dated as of January 7, 2005, by and among Mirant Delta, LLC (“Mirant Delta”) and Mirant Potrero, LLC (“Mirant Potrero”) (collectively, “Mirant”),(1) the California Independent System Operator Corporation (“ISO”), the California Electricity Oversight Board (“EOB”) and Pacific Gas and Electric Company (“PG&E”). These parties are referred to herein individually as a “Party” and collectively as the “Parties” or “Supporting Parties.” The Parties are authorized to represent that although the California Public Utilities Commission (“CPUC”) is not a signatory to the Settlement, the CPUC does not oppose the Settlement.

RECITALS

A.                                   Mirant Delta is the owner of the Contra Costa Power Plant located in Antioch, California, and the Pittsburg Power Plant located in Pittsburg, California. Mirant Potrero is the owner of the Potrero Power Plant located in San Francisco, California.

B.                                     Mirant Delta and Mirant Potrero operate generating units at their respective power plants subject to Must-Run Service Agreements (“RMR Agreements”) with the ISO, the Schedules to which contain certain generation unit-specific terms and conditions. The units subject to such obligations under these RMR Agreements are referred to herein as RMR Units.(2)

C.                                     By their express terms, the RMR Agreements provide for annual revisions to, among other things, the Annual Fixed Revenue Requirement (“AFRR”) and Variable O&M Rate (“VOM Rate”) for each RMR Unit. Pursuant to Schedule B, Section 7 of the RMR Agreements, the AFRR values are determined by the Formula Rate set forth in Schedule F to the RMR Agreements, unless Mirant files a superseding rate schedule filed under Section 205 of the Federal Power Act. The VOM Rate values also are determined by a formula set forth in Schedule F. Schedule F requires that Mirant provide annually to the ISO an “Information Package detailing and supporting all calculations” used to determine the AFRRs and VOM Rates under the respective formulas for the upcoming calendar year (“Schedule F Filing Requirements”). Mirant is required to provide a copy of this Information Package to the Commission “in an informational filing.”

(1)                                  Beginning on July 14, 2003, Mirant Corporation and certain of its affiliated entities (collectively, “Mirant”) commenced proceedings under Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101, et seq., in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”). In filing this Settlement, Mirant does not intend to waive any protections which might be afforded to it under the Bankruptcy Code, including but not limited to those protections provided by Section 362 thereof.

(2)                                  Specifically, the following units owned by Mirant will be subject to RMR Agreements during calendar year 2005: Contra Costa Units 4, 5 and 7; Pittsburg Units 5 and 6; and Potrero Units 3, 4, 5 and 6.

D.                                    On October 9, 2001, Mirant submitted, in Docket No. ER02-64-000, an information package in the form of an informational filing (“2002 Information Package”) in accordance with Schedule F of its RMR Agreements. The 2002 Information Package contained data and workpapers detailing Mirant’s calculation of its proposed AFRRs and VOM Rates for calendar year 2002. PG&E, the ISO, the EOB, and the CPUC filed protests to the 2002 Information Package, raising a variety of issues.(3)

E.                                      On December 19, 2001, the Commission issued an order conditionally accepting for filing the revised tariff sheets submitted in Docket No. ER02-198-000, subject to refund and the outcome of the ongoing proceedings in Docket No. ER02-64-000. Mirant Delta, LLC, 97 FERC ¶ 61,284 (2001).

F.                                      On November 20, 2002, the Parties entered into a stipulation and agreement (the “2002-2004 Settlement”), which fully resolved all issues in Docket Nos. ER02-64-000 and ER02-198-000. No party objected to the 2002-2004 Settlement and the Commission approved the settlement on February 5, 2003.(4) The 2002-2004 Settlement set forth Mirant’s AFRRs and VOM Rates for the period January 1, 2002 through December 31, 2004, thereby eliminating the need for Mirant to make Schedule F filings for those calendar years. The 2002-2004 Settlement also set forth the Owner’s Repair Cost Obligations for the same period.

G.                                     On December 16, 2004, Mirant filed with the Commission various proposed rate and rate schedule changes (referred to as the “Limited 205 Filing”). The Limited 205 Filing, among other things, contains the proposed: (i) Owner’s Repair Cost Obligation; (ii) AFRR; and (iii) VOM Rate for each RMR Unit, to be effective January 1, 2005.

H.                                    The Parties wish to resolve all outstanding issues with respect to the: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates set forth in Mirant’s Limited 205 Filing for 2005.(5)

NOW, THEREFORE, in consideration of the recitals and the mutual covenants and agreements hereinafter set forth, the Parties mutually covenant and agree as follows:

(3)                                  The only other party to respond to this filing was the City and County of San Francisco, whose Motion to Intervene raised no substantive issues.

(4)                                  Mirant Delta, LLC and Mirant Potrero, LLC, 102 FERC ¶ 61,130 (2003).

(5)                                  The ISO has not had the opportunity to independently investigate or evaluate the basis for the rates in the Settlement. It nevertheless supports the Settlement based on the recognition that it is the product of extensive negotiation among Mirant, the CPUC, the EOB and PG&E, which is the Responsible Utility with respect to these RMR Units, and based on the fact that the Commission will review and approve the Settlement only upon a determination that it is fair and reasonable and in the public interest.

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1.                                      IMPLEMENTATION

1.1                                 The Parties agree that the data contained in Mirant’s Limited 205 Filing for 2005 concerning: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates are to be accepted as filed, to be effective from January 1, 2005, through December 31, 2005 and thereafter until changed by Commission order or extended by the Parties pursuant to Section 1.6 of the Settlement. This Settlement does not change any obligation Mirant has under the RMR Agreements to make future filings to change these rates. Specifically, the Parties consent to the following:

(a)                                  The AFRR values for the various RMR Units shall be as follows:

RMR Unit	AFRR
Contra Costa 4	$456,209
Contra Costa 5	$456,209
Contra Costa 7	$22,237,027
Pittsburg 5	$15,157,190
Pittsburg 6	$15,157,190
Potrero 3	$17,908,424
Potrero 4	$338,285
Potrero 5	$451,175
Potrero 6	$461,284

(b)                                 The VOM Rates for the RMR Units at the Contra Costa, Pittsburg, and Potrero Facilities shall be as follows:

RMR Unit	VOM Rate ($/MWh)
Contra Costa 4	$0
Contra Costa 5	$0
Contra Costa 7	$0.99
Pittsburg 5	$0.76
Pittsburg 6	$0.76
Potrero 3	$3.16
Potrero 4	$0
Potrero 5	$0
Potrero 6	$0

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(c)                                  The Owner’s Repair Cost Obligations for the Contra Costa, Pittsburg, and Potrero Facilities shall be as follows:

Facility	Owner’s Repair Cost Obligation
Contra Costa	$423,152
Pittsburg	$552,707
Potrero	$406,885

1.2                                 The Supporting Parties hereby incorporate into this Settlement the portions of the Revised Rate Schedule Sheets attached to Mirant’s Limited 205 Filing for 2005 (“Revised Rate Schedule Sheets”) showing the agreed-upon changes identified in Section 1.1, supra, to be effective January 1, 2005.

1.3                                 Upon their effectiveness, the Revised Rate Schedule Sheets shall supersede and revise the corresponding currently effective rate schedule sheets that comprise the RMR Agreements previously filed by Mirant.

1.4                                 The Supporting Parties consent only to those changes in Mirant’s Limited 205 Filing for 2005 specified herein, and take no position in this Settlement on the other changes set forth in Mirant’s Limited 205 Filing.

1.5                                 If approved by the Commission, this Settlement fully resolves all issues in this proceeding relating to: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates. The Supporting Parties have agreed that the Settlement will be deemed to satisfy any Schedule F Filing Requirements applicable to Mirant for 2005 and, if the Settlement is extended, for 2006 through 2008.

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1.6                                 Upon agreement by the Supporting Parties, this Settlement may be extended, without modification, for the period January 1, 2006 through December 31, 2008, by providing joint notice of such extension to the Commission.

2.                                      EFFECTIVE DATE

2.1                                 The Settlement shall be effective on the later of: (1) the date the Settlement is approved by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, which approval will be sought promptly by Mirant after the Commission issues an order approving the Settlement without modification or condition or, if modified or conditioned by the Commission, after acceptance of the modifications or conditions contained in such order by all the Supporting Parties; or (2) if modified or conditioned by the Bankruptcy Court, upon the date of acceptance of the modifications or conditions contained in such order by all of the Parties (“Effective Date”).

2.2                                 Within ten (10) business days following either Commission approval without modification or condition, or if modified or conditioned by the Commission, within ten (10) business days of acceptance of the modifications or conditions contained in such order by all of the Supporting Parties, Mirant will file and thereafter diligently prosecute in the Bankruptcy Court, a request for approval of the Settlement, thereafter taking all actions necessary to obtain such approval.

3.                                      ACTION BY PARTIES

3.1                                 Except for the Bankruptcy Court Approval provided in Section 2, the Parties hereby waive any and all rights to seek rehearing or judicial review of the Commission’s order(s) approving this Settlement, and shall be bound by and entitled to the benefits of the provisions of this Settlement; provided, however, that if the Commission approves this Settlement with modification or condition, a Party may seek rehearing or judicial review of the Commission’s order(s) approving this Settlement solely to challenge the Commission’s imposition of modifications or conditions in order to preserve the terms and conditions of this Settlement as filed.

3.2                                 The AFRR, VOM Rate and Owner’s Repair Cost Obligation values in Mirant’s Limited 205 Filing will be effective for the period January 1, 2005 through December 31, 2005, and may be extended under Section 1.6 as follows: (a) Owner’s Repair Cost Obligations as contained in Schedule A, Section 13 of the RMR Agreements; (b) AFRRs, as contained in Table B-6 of the RMR Agreements; and (c) VOM Rates, as contained in Table C1-18 of the RMR Agreements.

3.3                                 Nothing in this Settlement is intended to affect any obligation of Mirant under the RMR Agreements other than those expressly provided herein, and specifically, Mirant shall continue to submit proposed annual changes to the RMR Agreements in accordance with Section 4.11(a), Schedule B, and Schedule D of the RMR Agreements and consistent with this Settlement.

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4.                                      RESERVATIONS

4.1                                 Agreement to or acquiescence in this Settlement shall not be deemed in any respect to constitute an admission by any Party hereto that any allegation or contention made by any other Party in these proceedings is true or valid. In reaching this Settlement, the Parties specifically agree that this Settlement represents a negotiated agreement for the sole purpose of settling certain issues, as described herein. No Party or affiliate of any of the Parties shall be deemed to have approved, accepted, agreed to, or consented to any fact, concept, theory, rate methodology, principle, or method relating to jurisdiction, prudence, reasonable cost of service, cost classification, cost allocation, rate design, rate schedule provisions, or other matters underlying or purported to underlie any of the resolutions of the issues provided herein. The Commission’s approval of the Settlement shall not constitute approval of, or precedent regarding, any principle or issue in this proceeding.

4.2                                 The Parties agree that the resolution of any matter in this Settlement shall not be deemed to be a “settled practice” as that term was interpreted and applied in Public Service Commission of the State of New York v. FERC, 642 F.2d 1335 (D.C. Cir. 1980).

4.3                                 (a)                                  Each Party irrevocably waives its rights, including its rights under §§ 205-206 of the Federal Power Act, unilaterally to seek or support a change in the rate(s), charges, classifications, terms or conditions of this Settlement. By this provision, each Party expressly waives, solely with respect to this Settlement, its right to seek or support: (i) an order from the Commission finding that the rate(s), charges, classifications, terms or conditions agreed to by the Parties in the Settlement are unjust and unreasonable; or (ii) any refund with respect thereto. Each Party agrees not to make or support such a filing or request, and that these covenants and waivers shall be binding notwithstanding any regulatory or market changes that may occur hereafter.

(b)                                 Absent the agreement of all Parties to the proposed change, the standard of review for changes to any section of the Settlement proposed by a Party (to the extent that any waiver in Section (a) above is unenforceable or ineffective as to such Party), a non-party or the Commission acting sua sponte, shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra” doctrine).

4.4                                 This Settlement does not resolve any issues related to Mirant’s Limited 205 Filing for 2005 not discussed herein nor does this Settlement restrict in any way the positions that the Parties may take with respect to such issues. The Parties specifically reserve their rights and positions therein. Further, this Settlement is not intended to limit or affect the rights and remedies of the Parties with respect to any other particular dispute not resolved by this Settlement. Nothing in this Section 4.4 is intended to conflict with Section 4.3.

4.5                                 Notwithstanding any provision of this Settlement, nothing included in this Settlement is intended to limit or affect the rights and remedies of the Parties with respect to any claim that the amounts invoiced under the RMR Agreements are incorrect, including any dispute involving the interpretation or application of the RMR Agreements.

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5.                                      MISCELLANEOUS PROVISIONS

5.1                                 The titles and headings of the various Articles and Sections in this Settlement arc for reference purposes only. They are not to be construed or taken into account in interpreting this Settlement, and do not qualify, modify, or explain the effects of this Settlement.

5.2                                 The rights conferred and obligations imposed on any Party by this Settlement shall inure to the benefit of and be binding on that Party’s successors in interest or assignees as if such successor or assignee was itself a Party hereto.

5.3                                 This Settlement may be executed in counterparts by each Party, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

5.4                                 The discussions among the Parties that have resulted in this Settlement have been conducted on the explicit understanding that they were undertaken subject to Rule 602(e) of the Commission’s Rules of Practice and Procedure, 18 C.F.R. § 385.602(e)(2004), and the rights of the Parties with respect thereto shall not be impaired by this Settlement.

6.                                      CONCLUSION

The Parties respectfully request that the Commission approve the instant Settlement without modification or condition.

Signed and dated this 7th day of January, 2005.

The California Independent System Operator		Mirant Delta, LLC and Mirant Potrero, LLC
Corporation

By:	/s/ Mary Anne Sullivan	By:	/s/ Debra Raggio Bolton

Name:	Mary Anne Sullivan	Name:	Debra Raggio Bolton

		Title:	Associate General Counsel

Pacific Gas and Electric Company		California Electricity Oversight Board

By:	/s/ Stuart K. Gardiner	By:	/s/ Erik N. Saltmarsh

Name:	Stuart K. Gardiner	Name:	Erik N. Saltmarsh
Kenneth L. Glick
Title:	Attorney
		Title:	General Counsel

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DRAFT ORDER

FEDERAL ENERGY REGULATORY COMMISSION

WASHINGTON, D.C. 20426

[Date]

In Reply refer to:
Docket No. ER05-343-000

McDermott Will & Emery LLP

ATTN: Michael A. Yuffee

Attorney for Mirant Delta, LLC
and Mirant Potrero, LLC

600 13th Street, N.W.

Washington, D.C. 20005

Dear Mr. Yuffee:

On January 7, 2005, you filed an offer of settlement among Mirant Delta, LLC, Mirant Potrero, LLC (collectively, “Mirant”), the California Independent System Operator Corporation (“ISO”), the California Electricity Oversight Board (“EOB”) and Pacific Gas and Electric Company (“PG&E”) in the above-referenced dockets.

The subject settlement is in the public interest and is hereby approved. The Commission’s approval of this settlement does not constitute approval of, or precedent regarding, any principle or issue in this proceeding. The parties agree that the settlement is subject to the public interest standard of review.

By direction of the Commission,

Magalie R. Salas,
Secretary

cc: All Parties

DRAFT NOTICE

UNITED STATES OF AMERICA

BEFORE THE

FEDERAL ENERGY REGULATORY COMMISSION

Mirant Delta, LLC	)	Docket No. ER05-343-000
Mirant Potrero, LLC	)

NOTICE OF FILING

(January  , 2005)

Take notice that, on January 7, 2005, the following parties submitted an Offer of Settlement in the above-referenced dockets: Mirant Delta, LLC, Mirant Potrero, LLC, the California Independent System Operator Corporation, the California Electricity Oversight Board and Pacific Gas and Electric Company.

Any person desiring to intervene or to protest this filing must file in accordance with Rules 211 and 214 of the Commission’s Rules of Practice and Procedure (18 CFR 385.211, 385.214). Protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceeding. Any person wishing to become a party must file a notice of intervention or motion to intervene, as appropriate. Such notices, motions, or protests must be filed on or before the comment date. Anyone filing a motion to intervene or protest must serve a copy of that document on the Applicant and all the parties in this proceeding.

The Commission encourages electronic submission of protests and interventions in lieu of paper using the “eFiling” link at http://www.ferc.gov. Persons unable to file electronically should submit an original and 14 copies of the protest or intervention to the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426.

This filing is accessible on-line at http://www.ferc.gov, using the “eLibrary” link and is available for review in the Commission’s Public Reference Room in Washington, D.C.   There is an “eSubscription” link on the web site that enables subscribers to receive email notification when a document is added to a subscribed docket(s). For assistance with any FERC Online service, please email FERCOnlineSupport@ferc.gov, or call (866) 208-3676 (toll free). For TTY, call (202) 502-8659.

Comment Date: 5:00 pm Eastern Time on January 14, 2005. Reply Comment Date: 5:00 pm Eastern Time on January 21, 2005.

Magalie R. Salas

Secretary

Exhibit B

Examples of Applicability of Schedule G vs. Modified Schedule G

Calculation is done by unit, by year

Applicable for 2005-2012

In this example, using volume (MWh), but logic also applies to contract service limit hours in the same manner

(Schedule G rates apply for CAlSO calls beyond these volumes)

Assume:

Pittsburg 5 # of allowed startups is 20, per actual 2005 RMR contract

Pittsburg 5 volumetric limit is 400,000 MWh (frozen # to be used to determine applicability of Modified Schedule G rates)

In 2007, the RMR contract for Pittsburg 5 allows for 280,000 MWh under base rates

Sample #1, 2007 Operation	2007 Costs
CAISO calls (combined DA, HA and RT) = 310,000 MWh	CAISO energy at Schedule C rates for 280,000 MWh
PG&E calls = 140,000 MWh	CAISO energy at Schedule G rates for 30,000 MWh
CAISO startups = 15	PG&E energy at Schedule C rates for 120,000 MWh
PG&E startups = 8	PG&E energy at Modified Schedule G rates for 20,000 MWh
Schedule B rates for 20 startups
Modified Schedule G rates for 3 startups

Sample #2, 2007 Operation	2007 Costs
CAISO calls (combined DA, HA and RT) = 220,000 MWh	CAISO energy at Schedule C rates for 220,000 MWh
PG&E calls = 210,000 MWh	CAISO energy at Schedule G rates for 0 MWh
CAISO startups = 10	PG&E energy at Schedule C rates for 180,000 MWh
PG&E startups = 8	PG&E energy at Modified Schedule G rates for 30,000 MWh
Schedule B rates for 18 startups
Modified Schedule G rates for 0 startups

Sample #3, 2007 Operation	2007 Costs
CAISO calls (combined DA, HA and RT) = 20,000 MWh	CAISO energy at Schedule C rates for 20,000 MWh
PG&E calls = 350,000 MWh	CAISO energy at Schedule G rates for 0 MWh
CAISO startups = 25	PG&E energy at Schedule C rates for 350,000 MWh
PG&E startups = 2	PG&E energy at Modified Schedule G rates for 0 MWh
Schedule B rates for 20 startups
Schedule G rates for 5 startups
Modified Schedule G rates for 2 startups

Sample #4, 2007 Operation	2007 Costs
CAISO calls (combined DA, HA and RT) = 310,000 MWh	CAISO energy at Schedule C rates for 280,000 MWh
PG&E calls = 80,000 MWh	CAISO energy at Schedule G rates for 30,000 MWh
CAISO startups = 17	PG&E energy at Schedule C rates for 80,000 MWh
PG&E startups = 4	PG&E energy at Modified Schedule G rates for 0 MWh
Schedule B rates for 20 startups
Modified Schedule G rates for 1 startups

Exhibit C – OFO Penalties

Low-Inventory OFO Allocation Examples:

Situation 1: Both parties deliver volumes short of the tolerance band.

The aggregated shortfall of both parties is short of the 5% tolerance band set by the Gas Transporter for the OFO.  Calculate the volume subject to penalty for each party by calculating that party’s shortfall percentage, deducting the 5% allowance (tolerance band) from that shortfall, and applying the remaining percentage to that party’s usage.  This result is that party’s volume subject to penalty.

Situation 2: One party delivers volumes short of the tolerance band and both parties deliver short of their usage.

The aggregated shortfall of both parties is short of the 5% tolerance band set by the Gas Transporter for the OFO.  Calculate the shortfall attributed to each party.  Since PG&E is within the 5% tolerance band and Mirant is not, the entire shortfall is allocated to Mirant.  OFO penalties for this instance are allocated to Mirant.  Note that the volume subject to penalty was reduced because PG&E did not fully use its 5% allocation.

High inventory OFO Allocation Example:

Situation 3: One party delivers volumes in excess of the tolerance band and the other party delivers short of its usage.

The aggregated shortfall of both parties is in excess of the 5% tolerance band set by the Gas Transporter for the OFO.  Calculate the excess attributed to each party.  Since Mirant delivered volumes short of its usage and PG&E delivered volumes in excess of the tolerance band, the entire excess is allocated to PG&E.  OFO penalties for this instance are allocated to PG&E.  Note that the volume subject to penalty was reduced because Mirant did not use any of its 5% allocation and in fact, delivered short of its usage.

OFO Example

	Gas Delivery			Gas Usage			Volume	%	Utility Tolerance	Allowed			Gas Volume Subject to Penalty
Situations	Mirant	PG&E	Total	Mirant	PG&E	Total	Difference	Difference	Band	Volume	Mirant	PG&E	Mirant	PG&E	Total
Both over tolerance band	50000	75000	125000	60000	63000	143000	-16000	-12.59%	-5%	-71.50	16.67%	-9.64%	-7000	-3850	-10650
			0			0							0	0	0
One Party over	50000	81000	131000	60000	63000	143000	-12000	-8.39%	-5%	-71.50	-16.67%	-2.41%	-4850	0	-4850
			0			0							0	0

EXHIBIT D

NOTICES

Mirant	PG&E

NOTICES:	NOTICES:
1155 Perimeter Center W Atlanta, GA 30338-5416 Attention: Legal Phone: 678.579.6900 Facsimile: 678.579.5988	P.O. Box 770000, MCN12E San Francisco, CA 94177 Attention: Director, Power Contracts Phone: 415.973.0070 Facsimile: 415.973.9176

PAYMENT:	PAYMENT:
Bank of America, N.A. ABA # 11000012 Account Number 3751003269	By Wire Transfer: Mellon Trust of New England, N.A. Account Title: PG&E Account Number: 059994 ABA Number: 011001234

CREDIT:	CREDIT:
Attention: Credit Department Phone: 678.579.3061 Facsimile: 678.579.5823	Attention: Credit Department Phone: 415.972.5244 Facsimile: 415.973.7301

SCHEDULING:	SCHEDULING:
24 Hour Desk: 678.579.3100 24 Hour Desk Fax: 678.579.5541	Day Ahead Desk: 415.973.6222 24 Hour Desk: 415.973.7900 24 Hour Fax: 415.972.5340

EXHIBIT E

FORM OF LETTER OF CREDIT

ISSUING BANK LETTERHEAD

ADDRESS

Issuing Bank;	[insert name
Insert address]

Date:	[insert date]

Irrevocable Standby Letter of Credit Number: [insert number]

Beneficiary:

Applicant: [insert name
insert address]
Advising Bank:	[insert name
	insert address	(if applicable)]

Confirming Bank:	[insert name
Insert address
(if applicable)]

At the request of [insert name of Applicant] and for the account of [insert name of account party which may be the same as Applicant] (the “Account Party”), We, [insert name of Issuing Bank], hereby issue our irrevocable standby letter of credit (“Letter of Credit”), Number [insert number] in your favor available for draw in the amount of United States Dollars [spell out the amount followed by (US$xxxxxxxx.xx)] (hereinafter, as may be reduced from time to time in accordance with the provisions hereof, the (“Stated Amount”)), effective immediately and expiring at our office at the address indicated above with our close of business at 5:00 PM [insert City] time on [insert date] (“Expiration Date”) unless terminated earlier in accordance with the provisions hereof.

Funds under this Letter of Credit will be made available to you by payment against presentation of the following documents:

1.               Your drawing request marked “drawn under [insert name of Issuing Bank], Letter of Credit Number [insert number], dated [insert date]”;

AND

2.               A Beneficiary Certificate purportedly signed by an authorized representative of the [insert name of Beneficiary] stating either:

(i) “This Letter of Credit will expire in twenty (20) calendar days or less and [insert name of Account Party] has not provided alternate security acceptable to [insert name of Beneficiary] and the amount being drawn of United States Dollars [spell out the amount followed by (US$xxxxxxxx.xx)] does not exceed the amount of security that [insert name of Account Party] is required to post to [insert name of Beneficiary] under the terms of that certain Power Purchase and Sale Agreement (First Wraparound Agreement) by and among Mirant Delta, LLC and Mirant Potrero, LLC and Pacific Gas and Electric Company, dated December   , 2004.”;

OR

(ii) “The amount of the accompanying drawing request represents the amount owed by [insert name of Applicant] to [insert name of Beneficiary] in accordance with the terms of that certain Power Purchase and Sale Agreement (First Wraparound Agreement) by and among Mirant Delta, LLC and Mirant Potrero, LLC and Pacific Gas and Electric Company, dated December    , 2004, which amount was not paid when due, and such failure to pay was not remedied within the applicable cure period and the amount owed remains unpaid.”

Special Conditions:

1.                   Partial drawing(s) are permitted.

2.                 This Letter of Credit shall terminate upon the earlier of:

(i)                       THE MAKING BY YOU OF THE FINAL DRAWING AVAILABLE TO BE MADE HEREUNDER;

(ii)                    THE SURRENDER OF THIS ORIGINAL LETTER OF CREDIT ACCOMPANIED BY YOUR LETTER ACKNOWLEDGING TERMINATION OF THIS LETTER OF CREDIT; AND

(iii)                 THE EXPIRATION DATE.

3.         All banking charges associated with this Letter of Credit are for the account of the Applicant.

4.         This Letter of Credit is not transferable.

5.         Each drawing request honored by us shall reduce the Stated Amount by the amount honored.

We hereby engage with you that drawing requests drawn under and in compliance with the terms of this Letter of Credit will be duly honored if drawn and presented for payment at any time before the close of business [Time], Eastern Prevailing Time at our counters located at [address] on or before the Expiration Date or in the event of Force Majeure, as defined under Article 17 of the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 (“UCP”), that interrupts our business, within fifteen (15) days after resumption of our business, whichever is later.

Except as otherwise stated herein, this credit is subject to the UCP and, with respect to matters not so covered, this Letter of Credit is subject to and governed by the laws of the State of New York.

If you have any questions regarding this Letter of Credit, please call [Telephone No.] or write to the attention of [Insert Department name and address] citing the Letter of Credit number quoted above.

By:
Authorized Signature
Name:
Title:

By:
Authorized Signature
Name:
Title:

Exhibit F - Payment and Invoicing Estimated Timeline for RMR and Market Payments

Trade Month: T to T + 30

T - T+30	January

T+30 - T+60	February	T+40 Est RMR Invoice

T+60 - T+90	March

T+60
Revised Est RMR Invoice

T+65
RMR Settlement for Trade Month T to T+30
PG&E pays Mirant:

Monthly Option Payment (Condition 2 Rates), Sect 12.1(1) (a) & (b)

Variable Costs (Schedule C) for ‘market path’
and fuel charges, Sect 12.1 (2) (d) & (e)

Schedule G Sect 12.2 & Modified Schedule G Sect 12.3

Make Whole RMR, Sect 25.1

Mirant credits PG&E:

Monthly Option Payment (Condition 1 Rates), Sect 12.4(1)

Variable Costs (Schedule C) for ‘contract path’
incl ISO fuel charges, Sect 12.4(5) &(6)

Gas Reimbursement, Sect 12.4(7)

Schedule D charges for Startups, Sect 12.4(8)

Payment for fuel burned to create steam for Pittsburg 7, Sect 12.4(11)

T+70

Est RMR Invoice for trade month T+30 to T+60

T+90 - T+120	April

T+90

Revised Est RMR Invoice for trade month T+30 to T+40

Preliminary GMC and Market Invoice [Mirant to PG&E]

T+95

RMR Settlement for Trade Month T+30 to T+60
PG&E pays Mirant:

Monthly Option Payment (Condition 2 Rates), Sect 12.1(1) (a) & (b)
Variable Costs (Schedule C) for ‘market path’ excl fuel charges, Sect 12.1(2) (d) & (e) Schedule G (Sect 12.2) & Modified Schedule G Sect 12.3
Make Whole RMR, Sect 25.1

Mirant credits PG&E:

Monthly Option Payment (Condition 1 Rates), Sect 12.4(1)
Variable Costs (Schedule C) for ‘contract path’ and ISO fuel charges, Sect 12.4(5) & (6)
Gas Reimbursement, Sect 12.4(7)
Schedule D charges for Startups, Sect 12.4(8)
Payment for fuel burned to create steam for Pittsburg 7, Sect 12.4(11)

Market Settlement for Trade Month T to T+30 (Preliminary)

PG&E pays Mirant:
Energy dispatch for Reg down Ancillary Service, Sect 12.1 (1) (c)
Energy dispatch for Supplemental Energy Dec Bids, Sect 12.1 (1) (d)
UDP Sect 7.4
Delta Dispatch Mitigation Fees, Sect 8
Schedule G for Must Offer, Sect 10
Gas for UDP Sect 11.7

Mirant credits PG&E:

Ancillary Services capacity amended by the ISO, Sect 12.4 (2)
Ancillary Services Energy, Sect 12.4 (3)
Energy from Supplemental Energy Inc. [ILLEGIBLE], Sect 12.4 (4)
Minimum Load Cost Compensation Sect 12.4 (9)

T+105
Market Settlement for T to T+30 [Final]

T+120 - T+150	May	T+125 Same as T+95, based on actuals RMR Settlement for T+60 to T+90 Market Settlement for T+30 to T+60 T+135 Revised Adj Invoice for T to T+30 T+140 Revised Adj Settlement for T to T+30

T+150 & above	June	T+155 RMR Settlement for T+90 to T+120 Market Settlement for T+60 to T+90 True ops for T to T+30

EXHIBIT G - ESTIMATED NET EXPOSURE

Assuming Condition 1 Term (energy delivery) starts on January 1, 2006

Calculation of Net Exposure based on definition in PPA and does not necessarily reflect expected settlement amounts

For example, Gas Exposure may have $0 being settled, as it is only a potential exposure, whereas gas transportation will get settled but is not included in the Net Exposure calculation.

Estimated Net Exposure on January 15, 2006

1. RMR Exposure	$930,633	1a - to be based on Est RMR invoice - number here based on assumption of 5% contract path in December 2005 - PG&E owes Mirant
	$3,500,000	1b - Current month - PG&E will owe Mirant - based on 50% Fixed Option Payment Factor and Surcharge Payment Factor, but subject to change
	$3,500,000	1b - Prompt month - PG&E will owe Mirant - based on 50% Fixed Option Payment Factor and Surcharge Payment Factor, but subject to change
	$(2,569,367)	1c - Estimated as 966 MW * 31 days in Jan * 24 h/day * 5%* 11 MMBtu/MWh * $6.50/MMBtu - Mirant will owe PG&E
	$(2,320,718)

1c - Estimated as 966 MW * 28 days in Feb * 24 h/day * 5%* 11 MMBtu/MWh * $6.50/MMBtu - Mirant will owe PG&E use last published NGI Bidweek Spot Gas Prices, California, PG&E Citygate Average; assume 5% capacity factor until actual data available

2. Market Exposure	$(5,625,000)

estimate of $1.875 million per month * 3 for previous, current and prompt month due to no data and no past exposure - Mirant will owe PG&E if Mirant and/or PG&E are able to roughly estimate a market payment for February and agree, could multiply that by 3 instead

3. Gas Exposure	$(3,173,923)

Estimated as (-1) *160,097 MDQ * 5% * 61 days * $6.50/MMBtu, but will use updated MDQs when available - Mirant potentially owes PG&E MDQ based on Pittsburg 7 and Contra Costa 6; use last published NGI monthly index for PG&E Citygate just like in 1c

NET EXPOSURE	$(5,758,376)	PG&E exposed to Mirant

Estimated Net Exposure on February 15, 2006

1. RMR Exposure	$930,633	1a - to be based on Est RMR invoice - number here based on assumption of 5% contract path in January - PG&E owes Mirant
	$3,500,000	1b - Current month - PG&E will owe Mirant - based on 50% Fixed Option Payment Factor and Surcharge Payment Factor, but subject to change
	$3,500,000	1b - Prompt month - PG&E will owe Mirant - based on 50% Fixed Option Payment Factor and Surcharge Payment Factor, but subject to change
	$(2,320,718)	1c - Estimated as 966 MW * 28 days in Feb * 24 h/day * 5% * 11 MMBtu/MWh * $6.50/MMBtu - Mirant will owe PG&E
	$(2,569,367)

1c - Estimated as 966 MW * 31 days in March * 24 h/day * 5% * 11 MMBtu/MWh * $6.50/MMBtu - Mirant will owe PG&E use last published NGI Bidweek Spot Gas Prices, California, PG&E Citygate Average; assume 5% capacity factor until actual data available

2. Market Exposure	$(5,625,000)

estimate of $1.875 million per month * 3 for previous, current, and prompt month due to no data and no past exposure - Mirant will owe PG&E if Mirant and/or PG&E are able to roughly estimate a market payment for February and agree, could multiply that by 3 instead

3. Gas Exposure	$(3,173,923)

Estimated as (-1) *160,097 MDQ * 5% * 61 days * $6.50/MMBtu, but will use updated MDQs when available - Mirant potentially owes PG&E MDQ based on Pittsburg 7 and Contra Costa 5; use last published NGI monthly index to PG&E Citygate just like in 1c

NET EXPOSURE	$(5,758,375)	PG&E exposed to Mirant

Estimated Net Exposure on March 15, 2006

1. RMR Exposure	$1,179,282	1a - to be based on Est RMR invoice - number here based on assumption of 5% contract path in February - PG&E owes Mirant
	$3,500,000	1b - Current month - PG&E will owe Mirant - based on 50% Fixed Option Payment Factor and Surcharge Payment Factor, but subject to change
	$3,500,000	1b - Prompt month - PG&E will owe Mirant - based on 50% Fixed Option Payment Factor and Surcharge Payment Factor, but subject to change
	$(2,569,367)	1c - Estimated as 966 MW * 31 days in March * 24 h/day * 5% * 11 MMBtu/MWh * $6.50/MMBtu - Mirant will owe PG&E
	$(2,486,484)

1c - Estimated as 966 MW * 30 days in April * 5% * 11 MMBtu/MWh * $6.50/MMBtu - Mirant will owe PG&E use last published NGI Bidweek Spot Gas Prices, California, PG&E Citygate Average; assume 5% capacity factor until actual data available

2. Market Exposure	$(5,625,000)

estimate of $1.875 million per month * 3 for previous, current, and prompt month due to no data and no past exposure - Mirant will owe PG&E if Mirant and/or PG&E are able to roughly estimate a market payment for February or March and agree, could multiply that by 3

3. Gas Exposure	$(3,173,923)

Estimated as (-1)*160,097 MDQ * 5% * 61 days * $6.50/MMBtu, but will use updated MDQs when available - Mirant potentially owes PG&E MDQ based on Pittsburg 7 and Contra Costa 6; use last published NGI monthly index for PG&E Citygate just like in 1c

NET EXPOSURE	$(5,675,492)	PG&E exposed to Mirant

Estimated Net Exposure on April 15, 2006

Boston Brussels Chicago Düsseldorf London los Angeles Miami Milan munich new york Orange County Rome San Diego Silicon Valley Washington, D.C.	FILED OFFICE OF THE SECRETARY 2005 JAN – 7 P 3:55 FEDERAL ENERGY REGULATORY COMMISSION	Michael A. Yuffee Attorney at Law myuffee@mwe.com 202.756.8066

January 7, 2005

BY HAND DELIVERY

Hon. Magalie R. Salas

Secretary

Federal Energy Regulatory Commission

888 First Street, N.E.

Washington, D.C. 20426

Re:                               Mirant Delta, LLC and Mirant Potrero, LLC, Docket No. ER05-343-000

Dear Secretary Salas:

Pursuant to Rule 602 of the Federal Energy Regulatory Commission’s Rules of Practice and Procedure, 18 C.F.R. § 385.602 (2004), Mirant Delta, LLC (“Mirant Delta”) and Mirant Potrero, LLC (“Mirant Potrero”) (collectively, “Mirant”),(1) hereby submit an original and 14 copies of an Offer of Partial Settlement (“Settlement”) among the following parties (collectively, the “Supporting Parties”): Mirant, the California Independent System Operator Corporation (“ISO”), the California Electricity Oversight Board (“EOB”) and Pacific Gas and Electric Company (“PG&E”). This Settlement represents an integrated and complete resolution of all issues in this proceeding relating to: (i) Owner’s Repair Cost Obligations; (ii) Annual Fixed Revenue Requirements (“AFRRs”); and (iii) Variable O&M Rates (“VOM Rates”) for Contra Costa Units 4, 5 and 7, Pittsburg Units 5 and 6, and Potrero Units 3, 4, 5 and 6. In addition, this Settlement conditionally extends the settlement of these issues through 2008.

The Supporting Parties are authorized to represent that although the California Public Utilities Commission (“CPUC”) is not a signatory to the Settlement, the CPUC does not oppose the Settlement.

(1)                                        Beginning on July 14, 2003, Mirant Corporation and certain of its affiliated entities (collectively, “Mirant”) commenced proceedings under Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§101, et seq., in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”). In filing this Explanatory Statement and related Settlement, Mirant does not intend to waive any protections which might be afforded to it under the Bankruptcy Code, including but not limited to those protections provided by Section 362 thereof.

The Settlement consists of:

(i) this transmittal letter;

(ii) an Explanatory Statement concerning the Settlement;

(iii) the Offer of Partial Settlement by and between the Supporting Parties;

(iv) a proposed order approving the Settlement; and

(v) a draft notice of filing.

Mirant respectfully requests that the Secretary transfer the Settlement to the Commission pursuant to Rule 602(b)(2)(ii). Mirant submits that this Settlement is in the public interest and should be accepted by the Commission as it is the result of in-depth negotiations among Mirant, PG&E, CPUC and EOB and resolves all issues in this proceeding relating to: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates. Accordingly, Mirant requests that the Commission approve the Settlement.

Respectfully submitted,

/s/ Michael A. Yuffee
Michael A. Yuffee
Bruce A. Bedwell
MCDERMOTT WILL & EMERY LLP

Debra Raggio Bolton
Mirant Corporation

Attorneys for
Mirant Delta, LLC and Mirant Potrero, LLC

Attachments

CERTIFICATE OF SERVICE

I hereby certify that I have this day served copies of the foregoing document upon each person designated on the official service list as compiled by the Secretary in this proceeding in accordance with the requirements of Rule 2010 of the Rules of Practice and Procedure, 18 C.F.R. 385.2010 (2004).

In addition, copies of this filing have been served on the following persons:

Deborah A. Le Vine	Charles F. Robinson
Director of Contracts	Vice President and General Counsel
California ISO Corporation	California ISO Corporation
151 Blue Ravine Road	151 Blue Ravine Road
Folsom, CA 95630	Folsom, CA 95630

Robert C. Kott	Mary Anne Sullivan
Manager of Reliability Contracts	Hogan & Hartson
California ISO Corporation	555 Thirteenth Street, NW
151 Blue Ravine Road	Washington, DC 20004
Folsom, CA 95630

Laura Douglass	Stuart K. Gardiner
Team Lead, Reliability Strategy	Law Department, B30A
Pacific Gas and Electric Company	Pacific Gas and Electric Company
Mail Code N12E	P.O. Box 7442
P.O. Box 770000	San Francisco, CA 94120
San Francisco, CA 94177-0001

Kenneth L. Glick	Laurence G. Chaset
Staff Counsel	Legal Division
California Electricity Oversight Board	California Public Utilities Commission
770 L. Street	505 Van Ness Avenue
Suite 1250	San Francisco, CA 94102
Sacramento, CA 95814

DATED at Washington, D.C., this 7th day of January, 2005.

/s/ Bruce A. Bedwell
Bruce A. Bedwell

EXPLANATORY STATEMENT

EXPLANATORY STATEMENT(1)

I.                                         PROCEDURAL HISTORY

1.                   Mirant Delta is the owner of the Contra Costa Power Plant located in Antioch, California, and the Pittsburg Power Plant located in Pittsburg, California.  Mirant Potrero is the owner of the Potrero Power Plant located in San Francisco, California.

2.                   Mirant Delta and Mirant Potrero operate generating units at their respective power plants subject to Must-Run Service Agreements (“RMR Agreements”) with the ISO, the Schedules to which contain certain generation unit-specific terms and conditions. The units subject to such obligations under these RMR Agreements are referred to herein as RMR Units.(2)

3.                   By their express terms, the RMR Agreements provide for annual revisions to, among other things, the AFRR and the Variable O&M Rate (“VOM Rate”) for each RMR Unit. Pursuant to Schedule B, Section 7 of the RMR Agreements, the AFRR values are determined by the Formula Rate set forth in Schedule F to the RMR Agreements, unless Mirant files a superseding rate schedule under Section 205 of the Federal Power Act. The VOM Rates also are determined by a formula set forth in Schedule F. Schedule F requires that Mirant provide annually to the ISO an “Information Package detailing and supporting all calculations” used to determine the AFRRs and VOM Rates under the respective formulas for the upcoming calendar year (“Schedule F Filing Requirements”).  Mirant is required to provide a copy of this Information Package to the ISO “in printed form and a suitable electronic format” and to the Commission “in an informational filing.”

4.                   On October 9, 2001, Mirant submitted, in Docket No. ER02-64-000, an information package in the form of an informational filing (“2002 Information Package”) in accordance with Schedule F of its RMR Agreements. The 2002 Information Package contained data and workpapers detailing Mirant’s calculation of its proposed AFRRs and VOM Rates for calendar year 2002. PG&E, the ISO, the EOB, and the CPUC (collectively, the “Joint Parties”)(3) filed protests to the 2002 Information Package, raising a variety of issues.

5.                   On December 19, 2001, the Commission issued an order conditionally accepting for filing the revised tariff sheets submitted in Docket No. ER02-198-000, subject to refund and

(1)                                  This Explanatory Statement is not intended to alter any of the specific provisions of the Settlement, including its exhibits and attachments, and is provided solely to comply with the Commission’s rules.

(2)                                  Specifically, the following units owned by Mirant will be subject to RMR Agreements during calendar year 2005: Contra Costa Units 4, 5 and 7; Pittsburg Units 5 and 6; and Potrero Units 3, 4, 5 and 6.

(3)                                  The only other party to respond to this filing was the City and County of San Francisco, whose Motion to Intervene raised no substantive issues.

the outcome of the ongoing proceedings in Docket No. ER02-64-000. Mirant Delta, LLC, 97 FERC ¶ 61,284 (2001).

6.                   On November 20, 2002, the Supporting Parties entered into a stipulation and agreement (the “2002-2004 Settlement”), which fully resolved all issues in Docket Nos. ER02-64-000 and ER02-198-000. No party objected to the 2002-2004 Settlement and the Commission approved the settlement on February 5, 2003.(4) The 2002-2004 Settlement set forth Mirant’s AFRRs and VOM Rates for the period January 1, 2002 through December 31, 2004, thereby eliminating the need for Mirant to make Schedule F filings for those calendar years. The 2002-2004 Settlement also set forth Mirant’s Owner’s Repair Cost Obligations for the same period.

7.                   On December 16, 2004, Mirant filed with the Commission various proposed rate and rate schedule changes (referred to as the “Limited 205 Filing”).  The Limited 205 Filing, among other things, contains the proposed: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates for each RMR Unit, to be effective January 1, 2005.

II.                                     DESCRIPTION OF SETTLEMENT

1.                                       In anticipation of the Schedule F Filing Requirements and the Limited 205 Filing, Mirant, PG&E, CPUC and EOB initiated informal settlement discussions to resolve any potential issues relating to the AFRRs and VOM Rates for calendar year 2005. As a result of these informal settlement discussions, the Supporting Parties submit the attached Settlement, pursuant to which the Supporting Parties consent to the: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates as set forth in Mirant’s Limited 205 Filing for 2005.(5)

2.                    Pursuant to the Settlement, the AFRR, VOM Rate and Owner’s Repair Cost Obligation values in Mirant’s Limited 205 Filing will be effective for the period January 1, 2005, through December 31, 2005 as follows: (a) Owner’s Repair Cost Obligations as contained in Schedule A, Section 13 of the RMR Agreements; (b) AFRRs, as contained in Table B-6 of the RMR Agreements; and (c) VOM Rates, as contained in Table C1-18 of the RMR Agreements.

3.                                     Specifically, the Supporting Parties consent to the following, as reflected in Mirant’s Limited 205 Filing for 2005:

a.                                       New AFRRs for Contra Costa Unit 7, Pittsburg Units 5-6, and Potrero Units 3-6;

b.                                      For Contra Costa Units 4-5, the continuation of the AFRRs contained in the 2002-2004 Settlement;

(4)                                   Mirant Delta, LLC and Mirant Potrero, LLC, 102 FERC ¶ 61,130 (2003).

(5)                                   The ISO has not had the opportunity to independently investigate or evaluate the basis for the rates in the Settlement. It nevertheless supports the Settlement based on the recognition that it is the product of extensive negotiation among Mirant, the CPUC, the EOB and PG&E, which is the Responsible Utility with respect to these RMR Units, and based on the fact that the Commission will review and approve the Settlement only upon a determination that it is fair and reasonable and in the public interest.

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c.                   For all RMR Units, the continuation of the VOM Rates contained in the 2002-2004 Settlement;

d.                   For all RMR Units, new Owner’s Repair Cost Obligations; and

e.                   Revised Rate Schedule Sheets to be effective January 1, 2005 through December 31, 2005.

4.                    Upon agreement by the Supporting Parties, this Settlement may be extended, without modification, for the period January 1, 2006 through December 31, 2008, by providing joint notice of such extension to the Commission.

5.                    The Supporting Parties have agreed that the Settlement will be deemed to satisfy Mirant’s Schedule F Filing Requirements for 2005 and, if the Settlement is extended, for 2006 through 2008.

6.                    Through this Settlement, the Supporting Parties consent only to those changes in Mirant’s Limited 205 Filing for 2005 discussed herein, and take no position in this Settlement on the other changes set forth in Mirant’s Limited 205 Filing.

III.                                  EFFECTIVE DATE

The Settlement shall be effective on the later of: (1) the date the Settlement is approved by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, which approval will be sought promptly by Mirant after the Commission issues an order approving the Settlement without modification or condition or, if modified or conditioned by the Commission, after acceptance of the modification or conditions contained in such order by all of the Supporting Parties; or (2) if modified or conditioned by the Bankruptcy Court, upon the date of acceptance of the modifications or conditions contained in such order by all of the Supporting Parties (“Effective Date”).

IV.                                 REFUNDS

Refunds will be paid pursuant to the terms and conditions of the Settlement.

V.                                       COMMENTS

The Supporting Parties seek expedited treatment and request waiver of Rules 602(d)(2) and 602(f) so that initial comments on the Settlement are due on January 14, 2005, and reply comments are due on January 21, 2005.

VI.                                 POLICY ISSUES AND OTHER ISSUES ARISING UNDER THE SETTLEMENT

In accordance with the Chief Judge’s October 15, 2003 Notice to the Public concerning Information to be Provided with Settlement Agreements, the Parties provide the following information:

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1.                                            Underlying Issues and Major Implications

The Parties wish to resolve all outstanding issues with respect to the: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates set forth in Mirant’s Limited 205 Filing for 2005. Through this Settlement, the Parties agree that the data contained in Mirant’s Limited 205 Filing for 2005 concerning: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates are to be accepted as filed, to be effective from January 1, 2005, through December 31, 2005 and thereafter until changed by Commission order or extended by the Parties pursuant to Section 1.6 of the Settlement. This Settlement does not change any obligation Mirant has under the RMR Agreements to make future filings to change these rates.

2.                                    Policy Implications

The unopposed changes to Mirant’s RMR Agreements do not raise any policy implications.

3.                                    Pending Cases That May Be Affected

The Settlement will not affect any cases currently pending before the Commission.

4.                                  Issues of First Impression and Reversals on Commission Position

The Settlement does not raise any issues of first impression and does not propose to reverse any previous Commission decisions involving similar issues.

5.                                    Standard of Review

The Parties intend that the standard of review for changes to any section of the Settlement proposed by a Party, a non-party or the Commission acting sua sponte, shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra” doctrine).

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OFFER OF SETTLEMENT

OFFER OF SETTLEMENT

This Offer of Partial Settlement (the “Settlement”) is dated as of January 7, 2005, by and among Mirant Delta, LLC (“Mirant Delta”) and Mirant Potrero, LLC (“Mirant Potrero”) (collectively, “Mirant”),(1) the California Independent System Operator Corporation (“ISO”), the California Electricity Oversight Board (“EOB”) and Pacific Gas and Electric Company (“PG&E”). These parties arc referred to herein individually as a “Party” and collectively as the “Parties” or “Supporting Parties.” The Parties are authorized to represent that although the California Public Utilities Commission (“CPUC”) is not a signatory to the Settlement, the CPUC does not oppose the Settlement.

RECITALS

A.                                   Mirant Delta is the owner of the Contra Costa Power Plant located in Antioch, California, and the Pittsburg Power Plant located in Pittsburg, California. Mirant Potrero is the owner of the Potrero Power Plant located in San Francisco, California.

B.                                     Mirant Delta and Mirant Potrero operate generating units at their respective power plants subject to Must-Run Service Agreements (“RMR Agreements”) with the ISO, the Schedules to which contain certain generation unit-specific terms and conditions. The units subject to such obligations under these RMR Agreements are referred to herein as RMR Units.(2)

C.                                     By their express terms, the RMR Agreements provide for annual revisions to, among other things, the Annual Fixed Revenue Requirement (“AFRR”) and Variable O&M Rate (“VOM Rate”) for each RMR Unit. Pursuant to Schedule B, Section 7 of the RMR Agreements, the AFRR values are determined by the Formula Rate set forth in Schedule F to the RMR Agreements, unless Mirant files a superseding rate schedule filed under Section 205 of the Federal Power Act. The VOM Rate values also are determined by a formula set forth in Schedule F. Schedule F requires that Mirant provide annually to the ISO an “Information Package detailing and supporting all calculations” used to determine the AFRRs and VOM Rates under the respective formulas for the upcoming calendar year (“Schedule F Filing Requirements”). Mirant is required to provide a copy of this Information Package to the Commission “in an informational filing.”

(1)                                  Beginning on July 14, 2003, Mirant Corporation and certain of its affiliated entities (collectively, “Mirant”) commenced proceedings under Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101, et seq., in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”). In filing this Settlement, Mirant does not intend to waive any protections which might be afforded to it under the Bankruptcy Code, including but not limited to those protections provided by Section 362 thereof.

(2)                                  Specifically, the following units owned by Mirant will be subject to RMR Agreements during calendar year 2005: Contra Costa Units 4, 5 and 7; Pittsburg Units 5 and 6; and Potrero Units 3, 4, 5 and 6.

D.                                  On October 9, 2001, Mirant submitted, in Docket No. ER02-64-000, an information package in the form of an informational filing (“2002 Information Package”) in accordance with Schedule F of its RMR Agreements. The 2002 Information Package contained data and workpapers detailing Mirant’s calculation of its proposed AFRRs and VOM Rates for calendar year 2002. PG&E, the ISO, the EOB, and the CPUC filed protests to the 2002 Information Package, raising a variety of issues.(3)

E.                                     On December 19, 2001, the Commission issued an order conditionally accepting for filing the revised tariff sheets submitted in Docket No. ER02-198-000, subject to refund and the outcome of the ongoing proceedings in Docket No. ER02-64-000. Mirant Delta, LLC, 97 FERC ¶ 61,284 (2001).

F.                                     On November 20, 2002, the Parties entered into a stipulation and agreement (the “2002-2004 Settlement”), which fully resolved all issues in Docket Nos. ER02-64-000 and ER02-198-000. No party objected to the 2002-2004 Settlement and the Commission approved the settlement on February 5, 2003.(4) The 2002-2004 Settlement set forth Mirant’s AFRRs and VOM Rates for the period January 1, 2002 through December 31, 2004, thereby eliminating the need for Mirant to make Schedule F filings for those calendar years. The 2002-2004 Settlement also set forth the Owner’s Repair Cost Obligations for the same period.

G.                                    On December 16, 2004, Mirant filed with the Commission various proposed rate and rate schedule changes (referred to as the “Limited 205 Filing”). The Limited 205 Filing, among other things, contains the proposed: (i) Owner’s Repair Cost Obligation; (ii) AFRR; and (iii) VOM Rate for each RMR Unit, to be effective January 1, 2005.

H.                                    The Parties wish to resolve all outstanding issues with respect to the: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates set forth in Mirant’s Limited 205 Filing for 2005.(5)

NOW, THEREFORE, in consideration of the recitals and the mutual covenants and agreements hereinafter set forth, the Parties mutually covenant and agree as follows:

(3)                                   The only other party to respond to this filing was the City and County of San Francisco, whose Motion to Intervene raised no substantive issues.

(4)                                    Mirant Delta, LLC and Mirant Potrero, LLC, 102 FERC ¶ 61,130 (2003).

(5)                                    The ISO has not had the opportunity to independently investigate or evaluate the basis for the rates in the Settlement. It nevertheless supports the Settlement based on the recognition that it is the product of extensive negotiation among Mirant, the CPUC, the EOB and PG&E, which is the Responsible Utility with respect to these RMR Units, and based on the fact that the Commission will review and approve the Settlement only upon a determination that it is fair and reasonable and in the public interest.

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1.             IMPLEMENTATION

1.1           The Parties agree that the data contained in Mirant’s Limited 205 Filing for 2005 concerning: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates are to be accepted as filed, to be effective from January 1, 2005, through December 31, 2005 and thereafter until changed by Commission order or extended by the Parties pursuant to Section 1.6 of the Settlement. This Settlement does not change any obligation Mirant has under the RMR Agreements to make future filings to change these rates. Specifically, the Parties consent to the following:

(a)           The AFRR values for the various RMR Units shall be as follows:

RMR Unit	AFRR
Contra Costa 4	$456,209
Contra Costa 5	$456,209
Contra Costa 7	$22,237,027
Pittsburg 5	$15,157,190
Pittsburg 6	$15,157,190
Potrero 3	$17,908,424
Potrero 4	$338,285
Potrero 5	$451,175
Potrero 6	$461,284

(b)           The VOM Rates for the RMR Units at the Contra Costa, Pittsburg, and Potrero Facilities shall be as follows:

RMR Unit	VOM Rate ($/MWh)
Contra Costa 4	$0
Contra Costa 5	$0
Contra Costa 7	$0.99
Pittsburg 5	$0.76
Pittsburg 6	$0.76
Potrero 3	$3.16
Potrero 4	$0
Potrero 5	$0
Potrero 6	$0

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(c)           The Owner’s Repair Cost Obligations for the Contra Costa, Pittsburg, and Potrero Facilities shall be as follows:

Facility	Owner’s Repair Cost Obligation
Contra Costa	$423,152
Pittsburg	$552,707
Potrero	$406,885

1.2           The Supporting Parties hereby incorporate into this Settlement the portions of the Revised Rate Schedule Sheets attached to Mirant’s Limited 205 Filing for 2005 (“Revised Rate Schedule Sheets”) showing the agreed-upon changes identified in Section 1.1, supra, to be effective January 1, 2005.

1.3           Upon their effectiveness, the Revised Rate Schedule Sheets shall supersede and revise the corresponding currently effective rate schedule sheets that comprise the RMR Agreements previously filed by Mirant.

1.4           The Supporting Parties consent only to those changes in Mirant’s Limited 205 Filing for 2005 specified herein, and take no position in this Settlement on the other changes set forth in Mirant’s Limited 205 Filing.

1.5           If approved by the Commission, this Settlement fully resolves all issues in this proceeding relating to: (i) Owner’s Repair Cost Obligations; (ii) AFRRs; and (iii) VOM Rates. The Supporting Parties have agreed that the Settlement will be deemed to satisfy any Schedule F Filing Requirements applicable to Mirant for 2005 and, if the Settlement is extended, for 2006 through 2008.

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1.6           Upon agreement by the Supporting Parties, this Settlement may be extended, without modification, for the period January 1, 2006 through December 31, 2008, by providing joint notice of such extension to the Commission.

2.             EFFECTIVE DATE

2.1           The Settlement shall be effective on the later of: (1) the date the Settlement is approved by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, which approval will be sought promptly by Mirant after the Commission issues an order approving the Settlement without modification or condition or, if modified or conditioned by the Commission, after acceptance of the modifications or conditions contained in such order by all the Supporting Parties; or (2) if modified or conditioned by the Bankruptcy Court, upon the date of acceptance of the modifications or conditions contained in such order by all of the Parties (“Effective Date”).

2.2           Within ten (10) business days following either Commission approval without modification or condition, or if modified or conditioned by the Commission, within ten (10) business days of acceptance of the modifications or conditions contained in such order by all of the Supporting Parties, Mirant will file and thereafter diligently prosecute in the Bankruptcy Court, a request for approval of the Settlement, thereafter taking all actions necessary to obtain such approval.

3.             ACTION BY PARTIES

3.1           Except for the Bankruptcy Court Approval provided in Section 2, the Parties hereby waive any and all rights to seek rehearing or judicial review of the Commission’s order(s) approving this Settlement, and shall be bound by and entitled to the benefits of the provisions of this Settlement; provided, however, that if the Commission approves this Settlement with modification or condition, a Party may seek rehearing or judicial review of the Commission’s order(s) approving this Settlement solely to challenge the Commission’s imposition of modifications or conditions in order to preserve the terms and conditions of this Settlement as filed.

3.2           The AFRR, VOM Rate and Owner’s Repair Cost Obligation values in Mirant’s Limited 205 Filing will be effective for the period January 1, 2005 through December 31, 2005, and may be extended under Section 1.6 as follows: (a) Owner’s Repair Cost Obligations as contained in Schedule A, Section 13 of the RMR Agreements; (b) AFRRs, as contained in Table B-6 of the RMR Agreements; and (c) VOM Rates, as contained in Table C1-18 of the RMR Agreements.

3.3           Nothing in this Settlement is intended to affect any obligation of Mirant under the RMR Agreements other than those expressly provided herein, and specifically, Mirant shall continue to submit proposed annual changes to the RMR Agreements in accordance with Section 4.11(a), Schedule B, and Schedule D of the RMR Agreements and consistent with this Settlement.

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4.             RESERVATIONS

4.1           Agreement to or acquiescence in this Settlement shall not be deemed in any respect to constitute an admission by any Party hereto that any allegation or contention made by any other Party in these proceedings is true or valid. In reaching this Settlement, the Parties specifically agree that this Settlement represents a negotiated agreement for the sole purpose of settling certain issues, as described herein. No Party or affiliate of any of the Parties shall be deemed to have approved, accepted, agreed to, or consented to any fact, concept, theory, rate methodology, principle, or method relating to jurisdiction, prudence, reasonable cost of service, cost classification, cost allocation, rate design, rate schedule provisions, or other matters underlying or purported to underlie any of the resolutions of the issues provided herein. The Commission’s approval of the Settlement shall not constitute approval of, or precedent regarding, any principle or issue in this proceeding.

4.2           The Parties agree that the resolution of any matter in this Settlement shall not be deemed to be a “settled practice” as that term was interpreted and applied in Public Service Commission of the State of New York v. FERC, 642 F.2d 1335 (D.C. Cir. 1980).

4.3           (a)           Each Party irrevocably waives its rights, including its rights under §§ 205-206 of the Federal Power Act, unilaterally to seek or support a change in the rate(s), charges, classifications, terms or conditions of this Settlement. By this provision, each Party expressly waives, solely with respect to this Settlement, its right to seek or support: (i) an order from the Commission finding that the rate(s), charges, classifications, terms or conditions agreed to by the Parties in the Settlement are unjust and unreasonable; or (ii) any refund with respect thereto. Each Party agrees not to make or support such a filing or request, and that these covenants and waivers shall be binding notwithstanding any regulatory or market changes that may occur hereafter.

(b)           Absent the agreement of all Parties to the proposed change, the standard of review for changes to any section of the Settlement proposed by a Party (to the extent that any waiver in Section (a) above is unenforceable or ineffective as to such Party), a non-party or the Commission acting sua sponte, shall be the “public interest” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (the “Mobile-Sierra” doctrine).

4.4           This Settlement does not resolve any issues related to Mirant’s Limited 205 Filing for 2005 not discussed herein nor does this Settlement restrict in any way the positions that the Parties may take with respect to such issues. The Parties specifically reserve their rights and positions therein. Further, this Settlement is not intended to limit or affect the rights and remedies of the Parties with respect to any other particular dispute not resolved by this Settlement. Nothing in this Section 4.4 is intended to conflict with Section 4.3.

4.5           Notwithstanding any provision of this Settlement, nothing included in this Settlement is intended to limit or affect the rights and remedies of the Parties with respect to any claim that the amounts invoiced under the RMR Agreements are incorrect, including any dispute involving the interpretation or application of the RMR Agreements.

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5.             MISCELLANEOUS PROVISIONS

5.1           The titles and headings of the various Articles and Sections in this Settlement are for reference purposes only. They are not to be construed or taken into account in interpreting this Settlement, and do not qualify, modify, or explain the effects of this Settlement.

5.2           The rights conferred and obligations imposed on any Party by this Settlement shall inure to the benefit of and be binding on that Parry’s successors in interest or assignees as if such successor or assignee was itself a Party hereto.

5.3           This Settlement may be executed in counterparts by each Party, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

5.4           The discussions among the Parties that have resulted in this Settlement have been conducted on the explicit understanding that they were undertaken subject to Rule 602(e) of the Commission’s Rules of Practice and Procedure, 18 C.F.R. § 385.602(e)(2004), and the rights of the Parties with respect thereto shall not be impaired by this Settlement.

6.             CONCLUSION

The Parties respectfully request that the Commission approve the instant Settlement without modification or condition.

Signed and dated this 7th day of January, 2005.

The California Independent System Operator Corporation		Mirant Delta, LLC and Mirant Potrero, LLC

By:	/s/ Mary Anne Sullivan	By:	/s/ Debra Raggio Bolton

Name: Mary Anne Sullivan		Name: Debra Raggio Bolton

Title: Associate General Counsel

Pacific Gas and Electric Company		California Electricity Oversight Board

By:	/s/ Stuart K. Gardiner	By:	/s/ Erik N. Saltmarsh

Name: Stuart K. Gardiner		Name: Erik N. Saltmarsh Kenneth L. Glick

Title: Attorney		Title: General Counsel

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DRAFT ORDER

FEDERAL ENERGY REGULATORY COMMISSION
WASHINGTON, D.C. 20426

[Date]

In Reply refer to:
Docket No. ER05-343-000

McDermott Will & Emery LLP
ATTN: Michael A. Yuffee
Attorney for Mirant Delta, LLC
  and Mirant Potrero, LLC
600 13th Street, N.W.
Washington, D.C. 20005

Dear Mr. Yuffee:

On January 7, 2005, you filed an offer of settlement among Mirant Delta, LLC, Mirant Potrero, LLC (collectively, “Mirant”), the California Independent System Operator Corporation (“ISO”), the California Electricity Oversight Board (“EOB”) and Pacific Gas and Electric Company (“PG&E”) in the above-referenced dockets.

The subject settlement is in the public interest and is hereby approved. The Commission’s approval of this settlement does not constitute approval of, or precedent regarding, any principle or issue in this proceeding. The parties agree that the settlement is subject to the public interest standard of review.

By direction of the Commission,

Magalie R. Salas, Secretary

cc: All Parties

DRAFT NOTICE

UNITED STATES OF AMERICA
BEFORE THE
FEDERAL ENERGY REGULATORY COMMISSION

Mirant Delta, LLC	)	Docket No. ER05-343-000
Mirant Potrero, LLC	)

NOTICE OF FILING
(January    , 2005)

Take notice that, on January 7, 2005, the following parties submitted an Offer of Settlement in the above-referenced dockets: Mirant Delta, LLC, Mirant Potrero, LLC, the California Independent System Operator Corporation, the California Electricity Oversight Board and Pacific Gas and Electric Company.

Any person desiring to intervene or to protest this filing must file in accordance with Rules 211 and 214 of the Commission’s Rules of Practice and Procedure (18 CFR 385.211, 385.214). Protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceeding. Any person wishing to become a party must file a notice of intervention or motion to intervene, as appropriate. Such notices, motions, or protests must be filed on or before the comment date. Anyone filing a motion to intervene or protest must serve a copy of that document on the Applicant and all the parties in this proceeding.

The Commission encourages electronic submission of protests and interventions in lieu of paper using the “eFiling” link at http://www.ferc.gov. Persons unable to file electronically should submit an original and 14 copies of the protest or intervention to the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426.

This filing is accessible on-line at http://www.ferc.gov, using the “eLibrary” link and is available for review in the Commission’s Public Reference Room in Washington, D.C.   There is an “eSubscription” link on the web site that enables subscribers to receive email notification when a document is added to a subscribed docket(s). For assistance with any FERC Online service, please email FERCOnlineSupport@ferc.gov, or call (866) 208-3676 (toll free). For TTY, call (202) 502-8659.

Comment Date: 5:00 pm Eastern Time on January 14, 2005. Reply Comment Date: 5:00 pm Eastern Time on January 21, 2005.

Magalie R. Salas Secretary

STATE OF CALIFORNIA – THE RESOURCES AGENCY	ARNOLD SCHWARZENEGGER, Governor
DEPARTMENT OF WATER RESOURCES 1416 NINTH STREET, P.O. BOX 942836 SACRAMENTO, CA 94236-0001 (916) 653 5791

January 12, 2005

Via Overnight Mail

Mr. Douglas L. Miller
General Counsel
Mirant Corporation
1155 Perimeter Center West
Atlanta, Georgia 30338

Re:          Settlement and Release of Claims Agreement Opt-In

Dear Mr. Miller:

The purpose of this letter is to advise you that the California Department of Water Resources, acting in its capacity as the State Water Resources Development System and the State Water Project, hereby commits to the Mirant Parties, as such term is defined in the Settlement and Release of Claims Agreement attached hereto and made a part hereof (the “Settlement Agreement”), to opt in to the settlement described therein as an Additional Settling Participant in accordance with the terms of Article XI of said Settlement Agreement on or before the opt in deadline set forth therein, and to be bound by the terms of the Settlement Agreement as an Additional Settling Participant in accordance with said Settlement Agreement’s terms.

Sincerely,

/s/ Tom Glover
Tom Glover
Deputy Director

cc:                                 Hugh Davenport, Esq. (Via Facsimile)
Debra Bolton, Esq. (Via Facsimile)